 Exhibit 99.01

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM— CONSOLIDATED FINANCIAL STATEMENTS

The Board of Directors and Stockholders Citigroup Inc.:

        We have audited the accompanying consolidated balance sheets of Citigroup Inc. and subsidiaries (the "Company" or "Citigroup") as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2011. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Citigroup as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 1 to the Consolidated Financial Statements, in 2010 the Company changed its method of accounting for qualifying special purpose entities, variable interest entities and embedded credit derivatives.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Citigroup's internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 24, 2012 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ KPMG LLP

New York, New York
February 24, 2012, except Note 4 and the first three items of Note 30, which are as of
May 25, 2012

FINANCIAL STATEMENTS AND NOTES TABLE OF CONTENTS

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF INCOME

Citigroup Inc. and Subsidiaries

	Year ended December 31,
In millions of dollars, except per-share amounts	2011	2010	2009
Revenues
Interest revenue	$72,681	$79,282	$76,398
Interest expense	24,234	25,096	27,902

Net interest revenue	$48,447	$54,186	$48,496

Commissions and fees	$12,850	$13,658	$15,485
Principal transactions	7,234	7,517	6,068
Administration and other fiduciary fees	3,995	4,005	5,195
Realized gains (losses) on sales of investments, net	1,997	2,411	1,996
Other-than-temporary impairment losses on investments
Gross impairment losses	(2,413)	(1,495)	(7,262)
Less: Impairments recognized in AOCI	159	84	4,356

Net impairment losses recognized in earnings	(2,254)	(1,411)	$(2,906)

Insurance premiums	2,647	$2,684	$3,020
Other revenue	3,437	3,551	2,931

Total non-interest revenues	$29,906	$32,415	$31,789

Total revenues, net of interest expense	$78,353	$86,601	$80,285

Provisions for credit losses and for benefits and claims
Provision for loan losses	$11,773	$25,194	$38,760
Policyholder benefits and claims	972	965	1,258
Provision (release) for unfunded lending commitments	51	(117)	244

Total provisions for credit losses and for benefits and claims	$12,796	$26,042	$40,262

Operating expenses
Compensation and benefits	$25,688	$24,430	$24,987
Premises and equipment	3,326	3,331	3,697
Technology/communication	5,133	4,924	5,215
Advertising and marketing	2,346	1,645	1,415
Restructuring	—	—	(113)
Other operating	14,440	13,045	12,621

Total operating expenses	$50,933	$47,375	$47,822

Income (loss) from continuing operations before income taxes	$14,624	$13,184	$(7,799)
Provision (benefit) for income taxes	3,521	2,233	(6,733)

Income (loss) from continuing operations	$11,103	$10,951	$(1,066)

Discontinued operations
Income (loss) from discontinued operations	$23	$72	$(653)
Gain (loss) on sale	155	(702)	102
Provision (benefit) for income taxes	66	(562)	(106)

Income (loss) from discontinued operations, net of taxes	$112	$(68)	$(445)

Net income (loss) before attribution of noncontrolling interests	$11,215	$10,883	$(1,511)
Net income attributable to noncontrolling interests	148	281	95

Citigroup's net income (loss)	$11,067	$10,602	$(1,606)

Basic earnings per share(1)(2)
Income (loss) from continuing operations	$3.69	$3.66	$(7.61)
Income (loss) from discontinued operations, net of taxes	0.04	(0.01)	(0.38)

Net income (loss)	$3.73	$3.65	$(7.99)

Weighted average common shares outstanding	2,909.8	2,877.6	1,156.8

Diluted earnings per share(1)(2)
Income (loss) from continuing operations	$3.59	$3.55	$(7.61)
Income (loss) from discontinued operations, net of taxes	0.04	(0.01)	(0.38)

Net income (loss)	$3.63	$3.54	$(7.99)

Adjusted weighted average common shares outstanding	2,998.8	2,967.8	1,209.9

(1)
Earnings per share amounts and adjusted weighted average common shares outstanding for all periods reflect Citigroup's 1-for-10 reverse stock split, which was effective May 6, 2011.

(2)
Due to the net loss available to common shareholders in 2009, loss available to common stockholders for basic EPS was used to calculate diluted EPS. Including the effect of dilutive securities would result in anti-dilution.

See Notes to the Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEET

Citigroup Inc. and Subsidiaries

	December 31,
In millions of dollars, except shares	2011	2010
Assets
Cash and due from banks (including segregated cash and other deposits)	$28,701	$27,972
Deposits with banks	155,784	162,437
Federal funds sold and securities borrowed or purchased under agreements to resell (including $142,862 and $87,512 as of December 31, 2011 and 2010, respectively, at fair value)	275,849	246,717
Brokerage receivables	27,777	31,213
Trading account assets (including $109,719 and $117,554 pledged to creditors at December 31, 2011 and 2010, respectively)	291,734	317,272
Investments (including $14,940 and $12,546 pledged to creditors at December 31, 2011 and 2010, respectively, and $274,040 and $281,174 at December 31, 2011 and 2010, respectively, at fair value)	293,413	318,164
Loans, net of unearned income
Consumer (including $1,326 and $1,745 as of December 31, 2011 and 2010, respectively, at fair value)	423,731	455,732
Corporate (including $3,939 and $2,627 at December 31, 2011 and 2010, respectively, at fair value)	223,511	193,062

Loans, net of unearned income	$647,242	$648,794
Allowance for loan losses	(30,115)	(40,655)

Total loans, net	$617,127	$608,139
Goodwill	25,413	26,152
Intangible assets (other than MSRs)	6,600	7,504
Mortgage servicing rights (MSRs)	2,569	4,554
Other assets (including $11,241 and $19,530 as of December 31, 2011 and 2010, respectively, at fair value)	148,911	163,778

Total assets	$1,873,878	$1,913,902

        The following table presents certain assets of consolidated variable interest entities (VIEs), which are included in the Consolidated Balance Sheet above. The assets in the table below include only those assets that can be used to settle obligations of consolidated VIEs on the following page, and are in excess of those obligations. Additionally, the assets in the table below include third-party assets of consolidated VIEs only, and exclude intercompany balances that eliminate in consolidation.

	December 31,
In millions of dollars	2011	2010
Assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs
Cash and due from banks	$536	$799
Trading account assets	567	6,509
Investments	10,582	7,946
Loans, net of unearned income
Consumer (including $1,292 and $1,718 as of December 31, 2011 and December 31, 2010, respectively, fair value)	103,275	117,768
Corporate (including $198 and $425 as of December 31, 2011 and December 31, 2010, respectively, fair value)	23,780	23,537

Loans, net of unearned income	$127,055	$141,305
Allowance for loan losses	(8,000)	(11,346)

Total loans, net	$119,055	$129,959
Other assets	859	680

Total assets of consolidated VIEs that can only be used to settle obligations of consolidated VIEs	$131,599	$145,893

Statement continues on the next page.

CONSOLIDATED BALANCE SHEET
(Continued)

Citigroup Inc. and Subsidiaries

	December 31,
In millions of dollars, except shares	2011	2010
Liabilities
Non-interest-bearing deposits in U.S. offices	$119,437	$78,268
Interest-bearing deposits in U.S. offices (including $848 and $662 at December 31, 2011 and 2010, respectively, at fair value)	223,851	225,731
Non-interest-bearing deposits in offices outside the U.S.	57,357	55,066
Interest-bearing deposits in offices outside the U.S. (including $478 and $603 at December 31, 2011 and 2010, respectively, at fair value)	465,291	485,903

Total deposits	$865,936	$844,968
Federal funds purchased and securities loaned or sold under agreements to repurchase (including $112,770 and $121,193 as of December 31, 2011 and 2010, respectively, at fair value)	198,373	189,558
Brokerage payables	56,696	51,749
Trading account liabilities	126,082	129,054
Short-term borrowings (including $1,354 and $2,429 at December 31, 2011 and 2010, respectively, at fair value)	54,441	78,790
Long-term debt (including $24,172 and $25,997 at December 31, 2011 and 2010, respectively, at fair value)	323,505	381,183
Other liabilities (including $3,742 and $9,710 as of December 31, 2011 and 2010, respectively, at fair value)	69,272	72,811

Total liabilities	$1,694,305	$1,748,113

Stockholders' equity
Preferred stock ($1.00 par value; authorized shares: 30 million), issued shares: 12,038 at December 31, 2011 and December 31, 2010, at aggregate liquidation value	$312	$312
Common stock ($0.01 par value; authorized shares: 6 billion), issued shares: 2,937,755,921 at December 31, 2011 and 2,922,401,623 at December 31, 2010	29	29
Additional paid-in capital	105,804	101,287
Retained earnings	90,520	79,559
Treasury stock, at cost: 2011—13,877,688 shares and 2010—16,565,572 shares	(1,071)	(1,442)
Accumulated other comprehensive income (loss)	(17,788)	(16,277)

Total Citigroup stockholders' equity	$177,806	$163,468
Noncontrolling interest	1,767	2,321

Total equity	$179,573	$165,789

Total liabilities and equity	$1,873,878	$1,913,902

        The following table presents certain liabilities of consolidated VIEs, which are included in the Consolidated Balance Sheet above. The liabilities in the table below include third-party liabilities of consolidated VIEs only, and exclude intercompany balances that eliminate in consolidation. The liabilities also exclude amounts where creditors or beneficial interest holders have recourse to the general credit of Citigroup.

	December 31,
In millions of dollars	2011	2010
Liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of Citigroup
Short-term borrowings	$21,009	$22,046
Long-term debt (including $1,558 and $3,942 as of December 31, 2011 and December 31, 2010, respectively, fair value)	50,451	69,710
Other liabilities	587	813

Total liabilities of consolidated VIEs for which creditors or beneficial interest holders do not have recourse to the general credit of Citigroup	$72,047	$92,569

See Notes to the Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

Citigroup Inc. and Subsidiaries

	Year ended December 31,
	Amounts			Shares
In millions of dollars, except shares in thousands
	2011	2010	2009	2011	2010	2009
Preferred stock at aggregate liquidation value
Balance, beginning of year	$312	$312	$70,664	12	12	829
Redemption or retirement of preferred stock	—	—	(74,005)	—	—	(824)
Issuance of new preferred stock	—	—	3,530	—	—	7
Preferred stock Series H discount accretion	—	—	123	—	—	—

Balance, end of year	$312	$312	$312	12	12	12

Common stock and additional paid-in capital
Balance, beginning of year	$101,316	$98,428	$19,222	2,922,402	2,862,610	567,174
Employee benefit plans	766	(736)	(4,395)	3,540	46,703	—
Conversion of preferred stock to common stock	—	—	61,963	—	—	1,737,259
Reset of convertible preferred stock conversion price	—	—	1,285	—	—	—
Issuance of shares and T-DECs for TARP repayment	—	—	20,298	—	1,270	558,177
Issuance of TARP-related warrants	—	—	88	—	—	—
ADIA Upper Decs Equity Units Purchase Contract	3,750	3,750	—	11,781	11,781	—
Other	1	(126)	(33)	33	38	—

Balance, end of year	$105,833	$101,316	$98,428	2,937,756	2,922,402	2,862,610

Retained earnings
Balance, beginning of year	$79,559	$77,440	$86,521
Adjustment to opening balance, net of taxes(1)(2)	—	(8,483)	413

Adjusted balance, beginning of period	$79,559	$68,957	$86,934
Citigroup's net income (loss)	11,067	10,602	(1,606)
Common dividends(3)	(81)	10	(36)
Preferred dividends	(26)	(9)	(3,202)
Preferred stock Series H discount accretion	—	—	(123)
Reset of convertible preferred stock conversion price	—	—	(1,285)
Conversion of preferred stock to common stock	—	—	(3,242)
Other	1	(1)	—

Balance, end of year	$90,520	$79,559	$77,440

Treasury stock, at cost
Balance, beginning of year	$(1,442)	$(4,543)	$(9,582)	(16,566)	(14,283)	(22,168)
Issuance of shares pursuant to employee benefit plans	372	3,106	5,020	2,714	(2,128)	7,925
Treasury stock acquired(4)	(1)	(6)	(3)	(26)	(162)	(97)
Other	—	1	22	—	7	57

Balance, end of year	$(1,071)	$(1,442)	$(4,543)	(13,878)	(16,566)	(14,283)

Statement continues on the next page.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(Continued)

Citigroup Inc. and Subsidiaries

	Year ended December 31,
	Amounts			Shares
In millions of dollars, except shares in thousands
	2011	2010	2009	2011	2010	2009
Accumulated other comprehensive income (loss)
Balance, beginning of year	$(16,277)	$(18,937)	$(25,195)
Adjustment to opening balance, net of taxes(2)	—	—	(413)

Adjusted balance, beginning of year	$(16,277)	$(18,937)	$(25,608)
Net change in unrealized gains and losses on investment securities, net of taxes	2,360	1,952	5,713
Net change in cash flow hedges, net of taxes	(170)	532	2,007
Net change in foreign currency translation adjustment, net of taxes and hedges	(3,524)	820	(203)
Pension liability adjustment, net of taxes(5)	(177)	(644)	(846)

Net change in Accumulated other comprehensive income (loss) before attribution of noncontrolling interest	$(1,511)	$2,660	$6,671

Balance, end of year	$(17,788)	$(16,277)	$(18,937)

Total Citigroup common stockholders' equity and common shares outstanding	$177,494	$163,156	$152,388	2,923,878	2,905,836	2,848,327

Total Citigroup stockholders' equity	$177,806	$163,468	$152,700

Noncontrolling interest
Balance, beginning of year	$2,321	$2,273	$2,392
Initial origination of a noncontrolling interest	28	412	285
Transactions between noncontrolling-interest shareholders and the related consolidated subsidiary	—	—	(134)
Transactions between Citigroup and the noncontrolling-interest shareholders	(274)	(231)	(354)
Net income attributable to noncontrolling-interest shareholders	148	281	95
Dividends paid to noncontrolling-interest shareholders	(67)	(99)	(17)
Accumulated other comprehensive income—net change in unrealized gains and losses on investment securities, net of tax	(5)	1	5
Accumulated other comprehensive income (loss)—net change in FX translation adjustment, net of tax	(87)	(27)	39
All other	(297)	(289)	(38)

Net change in noncontrolling interests	$(554)	$48	$(119)

Balance, end of year	$1,767	$2,321	$2,273

Total equity	$179,573	$165,789	$154,973

Comprehensive income (loss)
Net income (loss) before attribution of noncontrolling interests	$11,215	$10,883	$(1,511)
Net change in Accumulated other comprehensive income (loss)	(1,603)	2,634	6,715

Total comprehensive income (loss)	$9,612	$13,517	$5,204

Comprehensive income (loss) attributable to the noncontrolling interests	$56	$255	$139

Comprehensive income (loss) attributable to Citigroup	$9,556	$13,262	$5,065

(1)
The adjustment to the opening balance for Retained earnings in 2010 represents the cumulative effect of initially adopting ASC 810, Consolidation (SFAS 167) and ASU 2010-11 (Scope Exception Related to Embedded Credit Derivatives). See Note 1 to the Consolidated Financial Statements.

(2)
The adjustment to the opening balances for Retained earnings and Accumulated other comprehensive income (loss) in 2009 represents the cumulative effect of initially adopting ASC 320-10-35-34 (FSP FAS 115-2 and FAS 124-2). See Note 1 to the Consolidated Financial Statements.

(3)
Common dividends in 2010 represent a reversal of dividends accrued on forfeitures of previously issued but unvested employee stock awards related to employees who have left Citigroup. Common dividends declared were as follows: $0.01 per share in the second, third and fourth quarters of 2011; $0.01 per share in the first quarter of 2009.

(4)
All open market repurchases were transacted under an existing authorized share repurchase plan and relate to customer fails/errors.

(5)
Reflects adjustments to the funded status of pension and postretirement plans, which is the difference between the fair value of the plan assets and the projected benefit obligation. See Note 9 to the Consolidated Financial Statements.

See Notes to the Consolidated Financial Statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

Citigroup Inc. and Subsidiaries

	Year ended December 31,
In millions of dollars	2011	2010	2009
Cash flows from operating activities of continuing operations
Net income (loss) before attribution of noncontrolling interests	$11,215	$10,883	$(1,511)
Net income attributable to noncontrolling interests	148	281	95

Citigroup's net income (loss)	$11,067	$10,602	$(1,606)
Income (loss) from discontinued operations, net of taxes	17	215	(402)
Gain (loss) on sale, net of taxes	95	(283)	(43)

Income (loss) from continuing operations—excluding noncontrolling interests	$10,955	$10,670	$(1,161)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities of continuing operations
Amortization of deferred policy acquisition costs and present value of future profits	$250	$302	$434
(Additions)/reductions to deferred policy acquisition costs	(54)	(98)	(461)
Depreciation and amortization	2,872	2,664	2,853
Deferred tax benefit	(74)	(964)	(7,709)
Provision for credit losses	11,824	25,077	39,004
Change in trading account assets	25,538	15,601	25,864
Change in trading account liabilities	(2,972)	(8,458)	(25,382)
Change in federal funds sold and securities borrowed or purchased under agreements to resell	(29,132)	(24,695)	(43,726)
Change in federal funds purchased and securities loaned or sold under agreements to repurchase	8,815	35,277	(47,669)
Change in brokerage receivables net of brokerage payables	8,383	(6,676)	1,847
Realized gains from sales of investments	(1,997)	(2,411)	(1,996)
Change in loans held-for-sale	1,021	2,483	(1,711)
Other, net	9,312	(13,086)	5,203

Total adjustments	$33,786	$25,016	$(53,449)

Net cash provided by (used in) operating activities of continuing operations	$44,741	$35,686	$(54,610)

Cash flows from investing activities of continuing operations
Change in deposits with banks	$6,653	$4,977	$2,519
Change in loans	(11,559)	60,730	(148,651)
Proceeds from sales and securitizations of loans	10,022	9,918	241,367
Purchases of investments	(314,250)	(406,046)	(281,115)
Proceeds from sales of investments	182,566	183,688	85,395
Proceeds from maturities of investments	139,959	189,814	133,614
Capital expenditures on premises and equipment and capitalized software	(3,448)	(2,363)	(2,264)
Proceeds from sales of premises and equipment, subsidiaries and affiliates, and repossessed assets	1,323	2,619	6,303

Net cash provided by (used in) investing activities of continuing operations	$11,266	$43,337	$37,168

Cash flows from financing activities of continuing operations
Dividends paid	$(107)	$(9)	$(3,237)
Issuance of common stock	—	—	17,514
Issuances of T-DECs—APIC	—	—	2,784
Issuance of ADIA Upper Decs equity units purchase contract	3,750	3,750	—
Treasury stock acquired	(1)	(6)	(3)
Stock tendered for payment of withholding taxes	(230)	(806)	(120)
Issuance of long-term debt	30,242	33,677	110,088
Payments and redemptions of long-term debt	(89,091)	(75,910)	(123,743)
Change in deposits	23,858	9,065	61,718
Change in short-term borrowings	(25,067)	(47,189)	(51,995)

Net cash (used in) provided by financing activities of continuing operations	$(56,646)	$(77,428)	$13,006

Effect of exchange rate changes on cash and cash equivalents	$(1,301)	$691	$632

Discontinued operations
Net cash provided by (used in) discontinued operations	$2,669	$214	$23

Change in cash and due from banks	$729	$2,500	$(3,781)
Cash and due from banks at beginning of period	27,972	25,472	29,253

Cash and due from banks at end of period	$28,701	$27,972	$25,472

Supplemental disclosure of cash flow information for continuing operations
Cash paid/(received) during the year for income taxes	$2,705	$4,307	$(289)
Cash paid during the year for interest	$21,230	$23,209	$28,389

Non-cash investing activities
Transfers to OREO and other repossessed assets	$1,284	$2,595	$2,880
Transfers to trading account assets from investments (available-for-sale)	—	12,001	—
Transfers to trading account assets from investments (held-to-maturity)	$12,700	$—	$—

See Notes to the Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

        The Consolidated Financial Statements include the accounts of Citigroup and its subsidiaries. The Company consolidates subsidiaries in which it holds, directly or indirectly, more than 50% of the voting rights or where it exercises control. Entities where the Company holds 20% to 50% of the voting rights and/or has the ability to exercise significant influence, other than investments of designated venture capital subsidiaries, or investments accounted for at fair value under the fair value option, are accounted for under the equity method, and the pro rata share of their income (loss) is included in Other revenue. Income from investments in less than 20%-owned companies is recognized when dividends are received. As discussed below, Citigroup consolidates entities deemed to be variable interest entities when Citigroup is determined to be the primary beneficiary. Gains and losses on the disposition of branches, subsidiaries, affiliates, buildings, and other investments are included in Other revenue.

        Throughout these Notes, "Citigroup", "Citi" and "the Company" refer to Citigroup Inc. and its consolidated subsidiaries.

        Certain reclassifications have been made to the prior-periods' financial statements and notes to conform to the current period's presentation.

Citibank, N.A.

        Citibank, N.A. is a commercial bank and wholly owned subsidiary of Citigroup Inc. Citibank's principal offerings include: Consumer finance, mortgage lending, and retail banking products and services; investment banking, commercial banking, cash management, trade finance and e-commerce products and services; and private banking products and services.

Variable Interest Entities

        An entity is referred to as a variable interest entity (VIE) if it meets the criteria outlined in ASC 810, Consolidation (formerly SFAS No. 167, Amendments to FASB Interpretation No. 46(R)) (SFAS 167), which are: (1) the entity has equity that is insufficient to permit the entity to finance its activities without additional subordinated financial support from other parties; or (2) the entity has equity investors that cannot make significant decisions about the entity's operations or that do not absorb their proportionate share of the entity's expected losses or expected returns.

        Prior to January 1, 2010, the Company consolidated a VIE if it had a majority of the expected losses or a majority of the expected residual returns or both. As of January 1, 2010, when the Company adopted SFAS 167's amendments to the VIE consolidation guidance, the Company consolidates a VIE when it has both the power to direct the activities that most significantly impact the VIE's economic success and a right to receive benefits or absorb losses of the entity that could be potentially significant to the VIE (that is, it is the primary beneficiary).

        Along with the VIEs that are consolidated in accordance with these guidelines, the Company has variable interests in other VIEs that are not consolidated because the Company is not the primary beneficiary. These include multi-seller finance companies, certain collateralized debt obligations (CDOs), many structured finance transactions, and various investment funds.

        However, these VIEs as well as all other unconsolidated VIEs are continually monitored by the Company to determine if any events have occurred that could cause its primary beneficiary status to change. These events include:

  •
  additional purchases or sales of variable interests by Citigroup or an unrelated third party, which cause Citigroup's overall variable interest ownership to change;

  •
  changes in contractual arrangements in a manner that reallocates expected losses and residual returns among the variable interest holders;

  •
  changes in the party that has power to direct activities of a VIE that most significantly impact the entity's economic performance; and

  •
  providing support to an entity that results in an implicit variable interest.

        All other entities not deemed to be VIEs with which the Company has involvement are evaluated for consolidation under other subtopics of ASC 810 (formerly Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements, SFAS No. 94, Consolidation of All Majority-Owned Subsidiaries, and EITF Issue No. 04-5, "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights").

Foreign Currency Translation

        Assets and liabilities of foreign operations are translated from their respective functional currencies into U.S. dollars using period-end spot foreign-exchange rates. The effects of those translation adjustments are reported in a separate component of stockholders' equity, along with related hedge and tax effects, until realized upon sale or liquidation of the foreign operation. Revenues and expenses of foreign operations are translated monthly from their respective functional currencies into U.S. dollars at amounts that approximate weighted average exchange rates.

        For transactions whose terms are denominated in a currency other than the functional currency, including transactions denominated in the local currencies of foreign operations with the U.S. dollar as their functional currency, the effects of changes in exchange rates are primarily included in Principal transactions, along with the related hedge effects. Instruments used to hedge foreign currency exposures include foreign currency forward, option and swap contracts and designated issues of non-U.S. dollar debt. Foreign operations in countries with highly inflationary economies designate the U.S. dollar as their functional currency, with the effects of changes in exchange rates primarily included in Other revenue.

Investment Securities

        Investments include fixed income and equity securities. Fixed income instruments include bonds, notes and redeemable preferred stocks, as well as certain loan-backed and structured securities that are subject to prepayment risk. Equity securities include common and nonredeemable preferred stock.

        Investment securities are classified and accounted for as follows:

  •
  Fixed income securities classified as "held-to-maturity" represent securities that the Company has both the ability and the intent to hold until maturity, and are carried at amortized cost. Interest income on such securities is included in Interest revenue.

  •
  Fixed income securities and marketable equity securities classified as "available-for-sale" are carried at fair value with changes in fair value reported in a separate component of Stockholders' equity, net of applicable income taxes. As described in more detail in Note 15 to the Consolidated Financial Statements, credit-related declines in fair value that are determined to be other—than-temporary are recorded in earnings immediately. Realized gains and losses on sales are included in income primarily on a specific identification cost basis. Interest and dividend income on such securities is included in Interest revenue.

  •
  Venture capital investments held by Citigroup's private equity subsidiaries that are considered investment companies are carried at fair value with changes in fair value reported in Other revenue. These subsidiaries include entities registered as Small Business Investment Companies and engage exclusively in venture capital activities.

  •
  Certain investments in non-marketable equity securities and certain investments that would otherwise have been accounted for using the equity method are carried at fair value, since the Company has elected to apply fair value accounting. Changes in fair value of such investments are recorded in earnings.

  •
  Certain non-marketable equity securities are carried at cost and periodically assessed for other-than-temporary impairment, as set out in Note 15 to the Consolidated Financial Statements.

        For investments in fixed income securities classified as held-to-maturity or available-for-sale, accrual of interest income is suspended for investments that are in default or on which it is likely that future interest payments will not be made as scheduled.

        The Company uses a number of valuation techniques for investments carried at fair value, which are described in Note 25 to the Consolidated Financial Statements. Realized gains and losses on sales of investments are included in income.

Trading Account Assets and Liabilities

        Trading account assets include debt and marketable equity securities, derivatives in a receivable position, residual interests in securitizations and physical commodities inventory. In addition (as described in Note 26 to the Consolidated Financial Statements), certain assets that Citigroup has elected to carry at fair value under the fair value option, such as loans and purchased guarantees, are also included in Trading account assets.

        Trading account liabilities include securities sold, not yet purchased (short positions), and derivatives in a net payable position, as well as certain liabilities that Citigroup has elected to carry at fair value (as described in Note 26 to the Consolidated Financial Statements).

        Other than physical commodities inventory, all trading account assets and liabilities are carried at fair value. Revenues generated from trading assets and trading liabilities are generally reported in Principal transactions and include realized gains and losses as well as unrealized gains and losses resulting from changes in the fair value of such instruments. Interest income on trading assets is recorded in Interest revenue reduced by interest expense on trading liabilities.

        Physical commodities inventory is carried at the lower of cost or market with related losses reported in Principal transactions. Realized gains and losses on sales of commodities inventory are included in Principal transactions.

        Derivatives used for trading purposes include interest rate, currency, equity, credit, and commodity swap agreements, options, caps and floors, warrants, and financial and commodity futures and forward contracts. Derivative asset and liability positions are presented net by counterparty on the Consolidated Balance Sheet when a valid master netting agreement exists and the other conditions set out in ASC 210-20, Balance Sheet—Offsetting are met.

        The Company uses a number of techniques to determine the fair value of trading assets and liabilities, which are described in Note 25 to the Consolidated Financial Statements.

Securities Borrowed and Securities Loaned

        Securities borrowing and lending transactions generally do not constitute a sale of the underlying securities for accounting purposes, and so are treated as collateralized financing transactions when the transaction involves the exchange of cash. Such transactions are recorded at the amount of cash advanced or received plus accrued interest. As described in Note 26 to the Consolidated Financial Statements, the Company has elected to apply fair value accounting to a number of securities borrowing and lending transactions. Irrespective of whether the Company has elected fair value accounting, fees paid or received for all securities lending and borrowing transactions are recorded in Interest expense or Interest revenue at the contractually specified rate.

        With respect to securities borrowed or loaned, the Company monitors the market value of securities borrowed or loaned on a daily basis and obtains or posts additional collateral in order to maintain contractual margin protection.

        As described in Note 25 to the Consolidated Financial Statements, the Company uses a discounted cash flow technique to determine the fair value of securities lending and borrowing transactions.

Repurchase and Resale Agreements

        Securities sold under agreements to repurchase (repos) and securities purchased under agreements to resell (reverse repos) generally do not constitute a sale for accounting purposes of the underlying securities and so are treated as collateralized financing transactions. As set out in Note 26 to the Consolidated Financial Statements, the Company has elected to apply fair value accounting to a majority of such transactions, with changes in fair value reported in earnings. Any transactions for which fair value accounting has not been elected are recorded at the amount of cash advanced or received plus accrued interest. Irrespective of whether the Company has elected fair value accounting, interest paid or received on all repo and reverse repo transactions is recorded in Interest expense or Interest revenue at the contractually specified rate.

        Where the conditions of ASC 210-20-45-11, Balance Sheet—Offsetting: Repurchase and Reverse Repurchase Agreements, are met, repos and reverse repos are presented net on the Consolidated Balance Sheet.

        The Company's policy is to take possession of securities purchased under reverse repurchase agreements. The Company monitors the market value of securities subject to repurchase or resale on a daily basis and obtains or posts additional collateral in order to maintain contractual margin protection.

        As described in Note 25 to the Consolidated Financial Statements, the Company uses a discounted cash flow technique to determine the fair value of repo and reverse repo transactions. See related discussion of the assessment of the effective control for repurchase agreements in "Future Application of Accounting Standards" below.

Repurchase and Resale Agreements, and Securities Lending and Borrowing Agreements, Accounted for as Sales

        Where certain conditions are met under ASC 860-10, Transfers and Servicing (formerly FASB Statement No. 166, Accounting for Transfers of Financial Assets), the Company accounts for certain repurchase agreements and securities lending agreements as sales. The key distinction resulting in these agreements being accounted for as sales is a reduction in initial margin or restriction in daily maintenance margin. At December 31, 2011 and December 31, 2010, a nominal amount of these transactions were accounted for as sales that reduced Trading account assets.

Loans

        Loans are reported at their outstanding principal balances net of any unearned income and unamortized deferred fees and costs except that credit card receivable balances also include accrued interest and fees. Loan origination fees and certain direct origination costs are generally deferred and recognized as adjustments to income over the lives of the related loans.

        As described in Note 26 to the Consolidated Financial Statements, Citi has elected fair value accounting for certain loans. Such loans are carried at fair value with changes in fair value reported in earnings. Interest income on such loans is recorded in Interest revenue at the contractually specified rate.

        Loans for which the fair value option has not been elected are classified upon origination or acquisition as either held-for-investment or held-for-sale. This classification is based on management's initial intent and ability with regard to those loans.

        Loans that are held-for-investment are classified as Loans, net of unearned income on the Consolidated Balance Sheet, and the related cash flows are included within the cash flows from investing activities category in the Consolidated Statement of Cash Flows on the line Change in loans. However, when the initial intent for holding a loan has changed from held-for-investment to held-for-sale, the loan is reclassified to held-for-sale, but the related cash flows continue to be reported in cash flows from investing activities in the Consolidated Statement of Cash Flows on the line Proceeds from sales and securitizations of loans.

Consumer loans

        Consumer loans represent loans and leases managed primarily by the Global Consumer Banking and Local Consumer Lending businesses.

Non-accrual and re-aging policies

        As a general rule, interest accrual ceases for installment and real estate (both open- and closed-end) loans when payments are 90 days contractually past due. For credit cards and unsecured revolving loans, however, Citi generally accrues interest until payments are 180 days past due. Loans that have been modified to grant a short-term or long-term concession to a borrower who is in financial difficulty may not be accruing interest at the time of the modification. The policy for returning such modified loans to accrual status varies by product and/or region. In most cases, a minimum number of payments (ranging from one to six) are required, while in other cases the loan is never returned to accrual status.

        For U.S. Consumer loans, one of the conditions to qualify for modification is that a minimum number of payments (typically ranging from one to three) must be made. Upon modification, the loan is re-aged to current status. However, re-aging practices for certain open-ended Consumer loans, such as credit cards, are governed by Federal Financial Institutions Examination Council (FFIEC) guidelines. For open-ended Consumer loans subject to FFIEC guidelines, one of the conditions for the loan to be re-aged to current status is that at least three consecutive minimum monthly payments, or the equivalent amount, must be received. In addition, under FFIEC guidelines, the number of times that such a loan can be re-aged is subject to limitations (generally once in twelve months and twice in five years). Furthermore, Federal Housing Administration (FHA) and Department of Veterans Affairs (VA) loans are modified under those respective agencies' guidelines and payments are not always required in order to re-age a modified loan to current.

Charge-off policies

        Citi's charge-off policies follow the general guidelines below:

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  Unsecured installment loans are charged off at 120 days past due.

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  Unsecured revolving loans and credit card loans are charged off at 180 days contractually past due.

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  Loans secured with non-real estate collateral are written down to the estimated value of the collateral, less costs to sell, at 120 days past due.

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  Real estate-secured loans are written down to the estimated value of the property, less costs to sell, at 180 days contractually past due.

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  Non-bank loans secured by real estate are written down to the estimated value of the property, less costs to sell, at the earlier of the receipt of title or 12 months in foreclosure (a process that must commence when payments are 120 days contractually past due).

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  Non-bank auto loans are written down to the estimated value of the collateral, less costs to sell, at repossession or, if repossession is not pursued, no later than 180 days contractually past due.

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  Non-bank unsecured personal loans are charged off when the loan is 180 days contractually past due if there have been no payments within the last six months, but in no event can these loans exceed 360 days contractually past due.

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  Unsecured loans in bankruptcy are charged off within 60 days of notification of filing by the bankruptcy court or in accordance with Citi's charge-off policy, whichever occurs earlier.

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  Real estate-secured loans in bankruptcy are written down to the estimated value of the property, less costs to sell, at the later of 60 days after notification or 60 days contractually past due.

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  Non-bank unsecured personal loans in bankruptcy are charged off when they are 30 days contractually past due.

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  Commercial market loans are written down to the extent that principal is judged to be uncollectable.

Corporate loans

        Corporate loans represent loans and leases managed by ICG or the Special Asset Pool. Corporate loans are identified as impaired and placed on a cash (non-accrual) basis when it is determined, based on actual experience and a forward-looking assessment of the collectability of the loan in full, that the payment of interest or principal is doubtful or when interest or principal is 90 days past due, except when the loan is well collateralized and in the process of collection. Any interest accrued on impaired Corporate loans and leases is reversed at 90 days and charged against current earnings, and interest is thereafter included in earnings only to the extent actually received in cash. When there is doubt regarding the ultimate collectability of principal, all cash receipts are thereafter applied to reduce the recorded investment in the loan.

        Impaired Corporate loans and leases are written down to the extent that principal is judged to be uncollectable. Impaired collateral-dependent loans and leases, where repayment is expected to be provided solely by the sale of the underlying collateral and there are no other available and reliable sources of repayment, are written down to the lower of cost or collateral value. Cash-basis loans are returned to an accrual status when all contractual principal and interest amounts are reasonably assured of repayment and there is a sustained period of repayment performance in accordance with the contractual terms.

Loans Held-for-Sale

        Corporate and Consumer loans that have been identified for sale are classified as loans held-for-sale included in Other assets. The practice of the U.S. prime mortgage business has been to sell substantially all of its conforming loans. As such, U.S. prime mortgage conforming loans are classified as held-for-sale and the fair value option is elected at the time of origination. With the exception of these loans for which the fair value option has been elected, held-for-sale loans are accounted for at the lower of cost or market value, with any write-downs or subsequent recoveries charged to Other revenue. The related cash flows are classified in the Consolidated Statement of Cash Flows in the cash flows from operating activities category on the line Change in loans held-for-sale.

Allowance for Loan Losses

        Allowance for loan losses represents management's best estimate of probable losses inherent in the portfolio, as well as probable losses related to large individually evaluated impaired loans and troubled debt restructurings. Attribution of the allowance is made for analytical purposes only, and the entire allowance is available to absorb probable loan losses inherent in the overall portfolio. Additions to the allowance are made through the Provision for loan losses. Loan losses are deducted from the allowance, and subsequent recoveries are added. Assets received in exchange for loan claims in a restructuring are initially recorded at fair value, with any gain or loss reflected as a recovery or charge-off to the allowance.

Corporate loans

        In the corporate portfolios, the Allowance for loan losses includes an asset-specific component and a statistically based component. The asset-specific component is calculated under ASC 310-10-35, Receivables—Subsequent Measurement (formerly SFAS 114) on an individual basis for larger-balance, non-homogeneous loans, which are considered impaired. An asset-specific allowance is established when the discounted cash flows, collateral value (less disposal costs), or observable market price of the impaired loan is lower than its carrying value. This allowance considers the borrower's overall financial condition, resources, and payment record, the prospects for support from any financially responsible guarantors (discussed further below) and, if appropriate, the realizable value of any collateral. The asset-specific component of the allowance for smaller balance impaired loans is calculated on a pool basis considering historical loss experience.

        The allowance for the remainder of the loan portfolio is calculated under ASC 450, Contingencies (formerly SFAS 5) using a statistical methodology, supplemented by management judgment. The statistical analysis considers the portfolio's size, remaining tenor, and credit quality as measured by internal risk ratings assigned to individual credit facilities, which reflect probability of default and loss given default. The statistical analysis considers historical default rates and historical loss severity in the event of default, including historical average levels and historical variability. The result is an estimated range for inherent losses. The best estimate within the range is then determined by management's quantitative and qualitative assessment of current conditions, including general economic conditions, specific industry and geographic trends, and internal factors including portfolio concentrations, trends in internal credit quality indicators, and current and past underwriting standards.

        For both the asset-specific and the statistically based components of the Allowance for loan losses, management may incorporate guarantor support. The financial wherewithal of the guarantor is evaluated, as applicable, based on net worth, cash flow statements and personal or company financial statements which are updated and reviewed at least annually. Citi seeks performance on guarantee arrangements in the normal course of business. Seeking performance entails obtaining satisfactory cooperation from the guarantor or borrower to achieve Citi's strategy in the specific situation. This regular cooperation is indicative of pursuit and successful enforcement of the guarantee; the exposure is reduced without the expense and burden of pursuing a legal remedy. Enforcing a guarantee via legal action against the guarantor is not the primary means of resolving a troubled loan situation and rarely occurs. A guarantor's reputation and willingness to work with Citigroup is evaluated based on the historical experience with the guarantor and the knowledge of the marketplace. In the rare event that the guarantor is unwilling or unable to perform or facilitate borrower cooperation, Citi pursues a legal remedy. If Citi does not pursue a legal remedy, it is because Citi does not believe that the guarantor has the financial wherewithal to perform regardless of legal action or because there are legal limitations on simultaneously pursuing guarantors and foreclosure. A guarantor's reputation does not impact our decision or ability to seek performance under the guarantee.

        In cases where a guarantee is a factor in the assessment of loan losses, it is included via adjustment to the loan's internal risk rating, which in turn is the basis for the adjustment to the statistically based component of the Allowance for loan losses. To date, it is only in rare circumstances that an impaired commercial or commercial real estate (CRE) loan is carried at a value in excess of the appraised value due to a guarantee.

        When Citi's monitoring of the loan indicates that the guarantor's wherewithal to pay is uncertain or has deteriorated, there is either no change in the risk rating, because the guarantor's credit support was never initially factored in, or the risk rating is adjusted to reflect that uncertainty or deterioration. Accordingly, a guarantor's ultimate failure to perform or a lack of legal enforcement of the guarantee does not materially impact the allowance for loan losses, as there is typically no further significant adjustment of the loan's risk rating at that time. Where Citi is not seeking performance under the guarantee contract, it provides for loans losses as if the loans were non-performing and not guaranteed.

Consumer loans

        For Consumer loans, each portfolio of non-modified smaller-balance, homogeneous loans is independently evaluated by product type (e.g., residential mortgage, credit card, etc.) for impairment in accordance with ASC 450-20. The allowance for loan losses attributed to these loans is established via a process that estimates the probable losses inherent in the specific portfolio. This process includes migration analysis, in which historical delinquency and credit loss experience is applied to the current aging of the portfolio, together with analyses that reflect current and anticipated economic conditions, including changes in housing prices and unemployment trends. Citi's allowance for loan losses under ASC 450-20 only considers contractual principal amounts due, except for credit card loans where estimated loss amounts related to accrued interest receivable are also included.

        Management also considers overall portfolio indicators, including historical credit losses, delinquent, non-performing, and classified loans, trends in volumes and terms of loans, an evaluation of overall credit quality, the credit process, including lending policies and procedures, and economic, geographical, product and other environmental factors.

        Separate valuation allowances are determined for impaired smaller-balance homogeneous loans whose terms have been modified in a troubled debt restructuring (TDR). Long-term modification programs as well as short-term (less than 12 months) modifications originated from January 1, 2011) that provide concessions (such as interest rate reductions) to borrowers in financial difficulty are reported as TDRs. In addition, loans included in the U.S. Treasury's Home Affordable Modification Program (HAMP) trial period at December 31, 2011 are reported as TDRs. The allowance for loan losses for TDRs is determined in accordance with ASC 310-10-35 considering all available evidence, including, as appropriate, the present value of the expected future cash flows discounted at the loan's original contractual effective rate, the secondary market value of the loan and the fair value of collateral less disposal costs. These expected cash flows incorporate modification program default rate assumptions. The original contractual effective rate for credit card loans is the pre-modification rate, which may include interest rate increases under the original contractual agreement with the borrower.

        Where short-term concessions have been granted prior to January 1, 2011, the allowance for loan losses is materially consistent with the requirements of ASC 310-10-35.

        Valuation allowances for commercial market loans, which are classifiably managed Consumer loans, are determined in the same manner as for Corporate loans and are described in more detail in the following section. Generally, an asset-specific component is calculated under ASC 310-10-35 on an individual basis for larger-balance, non-homogeneous loans that are considered impaired and the allowance for the remainder of the classifiably managed Consumer loan portfolio is calculated under ASC 450 using a statistical methodology, supplemented by management adjustment.

Reserve Estimates and Policies

        Management provides reserves for an estimate of probable losses inherent in the funded loan portfolio on the balance sheet in the form of an allowance for loan losses. These reserves are established in accordance with Citigroup's credit reserve policies, as approved by the Audit Committee of the Board of Directors. Citi's Chief Risk Officer and Chief Financial Officer review the adequacy of the credit loss reserves each quarter with representatives from the risk management and finance staffs for each applicable business area. Applicable business areas include those having classifiably managed portfolios, where internal credit-risk ratings are assigned (primarily Institutional Clients Group and Global Consumer Banking) or modified Consumer loans, where concessions were granted due to the borrowers' financial difficulties.

        The above-mentioned representatives covering these respective business areas present recommended reserve balances for their funded and unfunded lending portfolios along with supporting quantitative and qualitative data. The quantitative data include:

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  Estimated probable losses for non-performing, non-homogeneous exposures within a business line's classifiably managed portfolio and impaired smaller-balance homogeneous loans whose terms have been modified due to the borrowers' financial difficulties, and it was determined that a concession was granted to the borrower. Consideration may be given to the following, as appropriate, when determining this estimate: (i) the present value of expected future cash flows discounted at the loan's original effective rate; (ii) the borrower's overall financial condition, resources and payment record; and (iii) the prospects for support from financially responsible guarantors or the realizable value of any collateral. In the determination of the allowance for loan losses for TDRs, management considers a combination of historical re-default rates, the current economic environment and the nature of the modification program when forecasting expected cash flows. When impairment is measured based on the present value of expected future cash flows, the entire change in present value is recorded in the Provision for loan losses.

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  Statistically calculated losses inherent in the classifiably managed portfolio for performing and de minimis non-performing exposures. The calculation is based upon: (i) Citigroup's internal system of credit-risk ratings, which are analogous to the risk ratings of the major rating agencies; and (ii) historical default and loss data, including rating agency information regarding default rates from 1983 to 2010 and internal data dating to the early 1970s on severity of losses in the event of default.

  •
  Additional adjustments include:  (i) statistically calculated estimates to cover the historical fluctuation of the default rates over the credit cycle, the historical variability of loss severity among defaulted loans, and the degree to which there are large obligor concentrations in the global portfolio; and (ii) adjustments made for specific known items, such as current environmental factors and credit trends.

        In addition, representatives from each of the risk management and finance staffs that cover business areas with delinquency-managed portfolios containing smaller-balance homogeneous loans present their recommended reserve balances based upon leading credit indicators, including loan delinquencies and changes in portfolio size as well as economic trends, including housing prices, unemployment and GDP. This methodology is applied separately for each individual product within each geographic region in which these portfolios exist.

        This evaluation process is subject to numerous estimates and judgments. The frequency of default, risk ratings, loss recovery rates, the size and diversity of individual large credits, and the ability of borrowers with foreign currency obligations to obtain the foreign currency necessary for orderly debt servicing, among other things, are all taken into account during this review. Changes in these estimates could have a direct impact on the credit costs in any period and could result in a change in the allowance. Changes to the Allowance for loan losses are recorded in the Provision for loan losses.

Allowance for Unfunded Lending Commitments

        A similar approach to the allowance for loan losses is used for calculating a reserve for the expected losses related to unfunded loan commitments and standby letters of credit. This reserve is classified on the balance sheet in Other liabilities. Changes to the allowance for unfunded lending commitments are recorded in the Provision for unfunded lending commitments.

Mortgage Servicing Rights

        Mortgage servicing rights (MSRs) are recognized as intangible assets when purchased or when the Company sells or securitizes loans acquired through purchase or origination and retains the right to service the loans. Mortgage servicing rights are accounted for at fair value, with changes in value recorded in Other Revenue in the Company's Consolidated Statement of Income.

        Additional information on the Company's MSRs can be found in Note 22 to the Consolidated Financial Statements.

Consumer Mortgage—Representations and Warranties

        The majority of Citi's exposure to representation and warranty claims relates to its U.S. Consumer mortgage business within CitiMortgage.

        When selling a loan, Citi makes various representations and warranties relating to, among other things, the following:

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  Citi's ownership of the loan;

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  the validity of the lien securing the loan;

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  the absence of delinquent taxes or liens against the property securing the loan;

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  the effectiveness of title insurance on the property securing the loan;

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  the process used in selecting the loans for inclusion in a transaction;

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  the loan's compliance with any applicable loan criteria established by the buyer; and

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  the loan's compliance with applicable local, state and federal laws.

        The specific representations and warranties made by Citi depend on the nature of the transaction and the requirements of the buyer. Market conditions and credit rating agency requirements may also affect representations and warranties and the other provisions to which Citi may agree in loan sales.

        In the event of a breach of these representations and warranties, Citi may be required to either repurchase the mortgage loans with the identified defects (generally at unpaid principal balance plus accrued interest) or indemnify ("make-whole") the investors for their losses. Citi's representations and warranties are generally not subject to stated limits in amount or time of coverage.

        In the case of a repurchase, Citi will bear any subsequent credit loss on the mortgage loan and the loan is typically considered a credit-impaired loan and accounted for under SOP 03-3, "Accounting for Certain Loans and Debt Securities Acquired in a Transfer" (now incorporated into ASC 310-30, Receivables—Loans and Debt Securities Acquired with Deteriorated Credit Quality) (SOP 03-3). These repurchases have not had a material impact on Citi's non-performing loan statistics because credit-impaired purchased SOP 03-3 loans are not included in non-accrual loans, since they generally continue to accrue interest until write-off. Citi's repurchases have primarily been from the U.S. government sponsored entities (GSEs).

        Citi has recorded a reserve for its exposure to losses from the obligation to repurchase previously sold loans (referred to as the repurchase reserve) that is included in Other liabilities in the Consolidated Balance Sheet. In estimating the repurchase reserve, Citi considers reimbursements estimated to be received from third-party correspondent lenders and indemnification agreements relating to previous acquisitions of mortgage servicing rights. The estimated reimbursements are based on Citi's analysis of its most recent collection trends and the financial solvency of the correspondents.

        In the case of a repurchase of a credit-impaired SOP 03-3 loan, the difference between the loan's fair value and unpaid principal balance at the time of the repurchase is recorded as a utilization of the repurchase reserve. Make-whole payments to the investor are also treated as utilizations and charged directly against the reserve. The repurchase reserve is estimated when Citi sells loans (recorded as an adjustment to the gain on sale, which is included in Other revenue in the Consolidated Statement of Income) and is updated quarterly. Any change in estimate is recorded in Other revenue.

        The repurchase reserve is calculated by individual sales vintage (i.e., the year the loans were sold) and is based on various assumptions. These assumptions contain a level of uncertainty and risk that, if different from actual results, could have a material impact on the reserve amount. The most significant assumptions used to calculate the reserve levels are as follows:

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  loan documentation requests;

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  repurchase claims as a percentage of loan documentation requests;

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  claims appeal success rate; and

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  estimated loss per repurchase or make-whole.

Securities and Banking- Sponsored Legacy Private Label Residential Mortgage Securitizations—Representations and Warranties

        Legacy mortgage securitizations sponsored by Citi's S&B business have represented a much smaller portion of Citi's mortgage business.

        The mortgages included in S&B-sponsored legacy securitizations were purchased from parties outside of S&B. Representations and warranties relating to the mortgage loans included in each trust issuing the securities were made either by Citi, by third-party sellers (which were also often the originators of the loans), or both. These representations and warranties were generally made or assigned to the issuing trust and related to, among other things, the following:

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  the absence of fraud on the part of the borrower, the seller or any appraiser, broker or other party involved in the origination of the mortgage (which was sometimes wholly or partially limited to the knowledge of the representation and warranty provider);

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  whether the mortgage property was occupied by the borrower as his or her principal residence;

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  the mortgage's compliance with applicable federal, state and local laws;

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  whether the mortgage was originated in conformity with the originator's underwriting guidelines; and

  •
  detailed data concerning the mortgages that were included on the mortgage loan schedule.

        In the event of a breach of its representations and warranties, Citi may be required either to repurchase the mortgage with the identified defects (generally at unpaid principal balance plus accrued interest) or indemnify the investors for their losses through make-whole payments.

        To date, Citi has received actual claims for breaches of representations and warranties relating to only a small percentage of the mortgages included in these securitization transactions, although the pace of claims remains volatile and has recently increased.

Goodwill

        Goodwill represents the excess of acquisition cost over the fair value of net tangible and intangible assets acquired. Goodwill is subject to annual impairment tests, whereby Goodwill is allocated to the Company's reporting units and an impairment is deemed to exist if the carrying value of a reporting unit exceeds its estimated fair value. Furthermore, on any business dispositions, Goodwill is allocated to the business disposed of based on the ratio of the fair value of the business disposed of to the fair value of the reporting unit.

Intangible Assets

        Intangible assets—including core deposit intangibles, present value of future profits, purchased credit card relationships, other customer relationships, and other intangible assets, but excluding MSRs—are amortized over their estimated useful lives. Intangible assets deemed to have indefinite useful lives, primarily certain asset management contracts and trade names, are not amortized and are subject to annual impairment tests. An impairment exists if the carrying value of the indefinite-lived intangible asset exceeds its fair value. For other Intangible assets subject to amortization, an impairment is recognized if the carrying amount is not recoverable and exceeds the fair value of the Intangible asset.

Other Assets and Other Liabilities

        Other assets include, among other items, loans held-for-sale, deferred tax assets, equity-method investments, interest and fees receivable, premises and equipment, repossessed assets, and other receivables. Other liabilities include, among other items, accrued expenses and other payables, deferred tax liabilities, and reserves for legal claims, taxes, unfunded lending commitments, repositioning reserves, and other matters.

Other Real Estate Owned and Repossessed Assets

        Real estate or other assets received through foreclosure or repossession are generally reported in Other assets, net of a valuation allowance for selling costs and net of subsequent declines in fair value.

Securitizations

        The Company primarily securitizes credit card receivables and mortgages. Other types of securitized assets include corporate debt instruments (in cash and synthetic form) and student loans.

        There are two key accounting determinations that must be made relating to securitizations. Citi first makes a determination as to whether the securitization entity would be consolidated. Second, it determines whether the transfer of financial assets to the entity is considered a sale under GAAP. If the securitization entity is a VIE, the Company consolidates the VIE if it is the primary beneficiary.

        The Company consolidates VIEs when it has both: (1) power to direct activities of the VIE that most significantly impact the entity's economic performance and (2) an obligation to absorb losses or right to receive benefits from the entity that could potentially be significant to the VIE.

        For all other securitization entities determined not to be VIEs in which Citigroup participates, a consolidation decision is based on who has voting control of the entity, giving consideration to removal and liquidation rights in certain partnership structures. Only securitization entities controlled by Citigroup are consolidated.

        Interests in the securitized and sold assets may be retained in the form of subordinated or senior interest-only strips, subordinated tranches, spread accounts, and servicing rights. In credit card securitizations, the Company retains a seller's interest in the credit card receivables transferred to the trusts, which is not in securitized form. In the case of consolidated securitization entities, including the credit card trusts, these retained interests are not reported on Citi's Consolidated Balance Sheet; rather, the securitized loans remain on the balance sheet. Substantially all of the Consumer loans sold or securitized through non-consolidated trusts by Citigroup are U.S. prime residential mortgage loans. Retained interests in non-consolidated mortgage securitization trusts are classified as Trading Account Assets, except for MSRs which are included in Mortgage Servicing Rights on Citigroup's Consolidated Balance Sheet.

Debt

        Short-term borrowings and long-term debt are accounted for at amortized cost, except where the Company has elected to report the debt instruments, including certain structured notes, at fair value or the debt is in a fair value hedging relationship.

Transfers of Financial Assets

        For a transfer of financial assets to be considered a sale: the assets must have been isolated from the Company, even in bankruptcy or other receivership; the purchaser must have the right to pledge or sell the assets transferred or, if the purchaser is an entity whose sole purpose is to engage in securitization and asset-backed financing activities and that entity is constrained from pledging the assets it receives, each beneficial interest holder must have the right to sell the beneficial interests; and the Company may not have an option or obligation to reacquire the assets. If these sale requirements are met, the assets are removed from the Company's Consolidated Balance Sheet. If the conditions for sale are not met, the transfer is considered to be a secured borrowing, the assets remain on the Consolidated Balance Sheet, and the sale proceeds are recognized as the Company's liability. A legal opinion on a sale is generally obtained for complex transactions or where the Company has continuing involvement with assets transferred or with the securitization entity. For a transfer to be eligible for sale accounting, those opinions must state that the asset transfer is considered a sale and that the assets transferred would not be consolidated with the Company's other assets in the event of the Company's insolvency.

        For a transfer of a portion of a financial asset to be considered a sale, the portion transferred must meet the definition of a participating interest. A participating interest must represent a pro rata ownership in an entire financial asset; all cash flows must be divided proportionally, with the same priority of payment; no participating interest in the transferred asset may be subordinated to the interest of another participating interest holder; and no party may have the right to pledge or exchange the entire financial asset unless all participating interest holders agree. Otherwise, the transfer is accounted for as a secured borrowing.

        See Note 22 to the Consolidated Financial Statements for further discussion.

Risk Management Activities—Derivatives Used for Hedging Purposes

        The Company manages its exposures to market rate movements outside its trading activities by modifying the asset and liability mix, either directly or through the use of derivative financial products, including interest-rate swaps, futures, forwards, and purchased options, as well as foreign-exchange contracts. These end-user derivatives are carried at fair value in Other assets, Other liabilities, Trading account assets and Trading account liabilities.

        To qualify as an accounting hedge under the hedge accounting rules (versus a management hedge where hedge accounting is not sought), a derivative must be highly effective in offsetting the risk designated as being hedged. The hedge relationship must be formally documented at inception, detailing the particular risk management objective and strategy for the hedge, which includes the item and risk that is being hedged and the derivative that is being used, as well as how effectiveness will be assessed and ineffectiveness measured. The effectiveness of these hedging relationships is evaluated on a retrospective and prospective basis, typically using quantitative measures of correlation with hedge ineffectiveness measured and recorded in current earnings.

        If a hedge relationship is found to be ineffective, it no longer qualifies as an accounting hedge and hedge accounting would not be applied. Any gains or losses attributable to the derivatives, as well as subsequent changes in fair value, are recognized in Other revenue or Principal transactions with no offset on the hedged item, similar to trading derivatives.

        The foregoing criteria are applied on a decentralized basis, consistent with the level at which market risk is managed, but are subject to various limits and controls. The underlying asset, liability or forecasted transaction may be an individual item or a portfolio of similar items.

        For fair value hedges, in which derivatives hedge the fair value of assets or liabilities, changes in the fair value of derivatives are reflected in Other revenue or Principal transactions, together with changes in the fair value of the hedged item related to the hedged risk. These are expected to, and generally do, offset each other. Any net amount, representing hedge ineffectiveness, is reflected in current earnings. Citigroup's fair value hedges are primarily hedges of fixed-rate long-term debt and available-for-sale securities.

        For cash flow hedges, in which derivatives hedge the variability of cash flows related to floating- and fixed-rate assets, liabilities or forecasted transactions, the accounting treatment depends on the effectiveness of the hedge. To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, the effective portion of the changes in the derivatives' fair values will not be included in current earnings, but is reported in Accumulated other comprehensive income (loss). These changes in fair value will be included in earnings of future periods when the hedged cash flows impact earnings. To the extent these derivatives are not effective, changes in their fair values are immediately included in Other revenue. Citigroup's cash flow hedges primarily include hedges of floating-rate debt, as well as rollovers of short-term fixed-rate liabilities and floating-rate liabilities and forecasted debt issuances.

        For net investment hedges in which derivatives hedge the foreign currency exposure of a net investment in a foreign operation, the accounting treatment will similarly depend on the effectiveness of the hedge. The effective portion of the change in fair value of the derivative, including any forward premium or discount, is reflected in Accumulated other comprehensive income (loss) as part of the foreign currency translation adjustment.

        End-user derivatives that are economic hedges, rather than qualifying for hedge accounting, are also carried at fair value, with changes in value included in Principal transactions or Other revenue. Citigroup often uses economic hedges when qualifying for hedge accounting would be too complex or operationally burdensome; examples are hedges of the credit risk component of commercial loans and loan commitments. Citigroup periodically evaluates its hedging strategies in other areas and may designate either a qualifying hedge or an economic hedge, after considering the relative cost and benefits. Economic hedges are also employed when the hedged item itself is marked to market through current earnings, such as hedges of commitments to originate one-to-four-family mortgage loans to be held for sale and MSRs.

        For those accounting hedge relationships that are terminated or when hedge designations are removed, the hedge accounting treatment described in the paragraphs above is no longer applied. Instead, the end-user derivative is terminated or transferred to the trading account. For fair value hedges, any changes in the fair value of the hedged item remain as part of the basis of the asset or liability and are ultimately reflected as an element of the yield. For cash flow hedges, any changes in fair value of the end-user derivative remain in Accumulated other comprehensive income (loss) and are included in earnings of future periods when the hedged cash flows impact earnings. However, if it becomes probable that the hedged forecasted transaction will not occur, any amounts that remain in Accumulated other comprehensive income (loss) are immediately reflected in Other revenue.

Employee Benefits Expense

        Employee benefits expense includes current service costs of pension and other postretirement benefit plans, which are accrued on a current basis, contributions and unrestricted awards under other employee plans, the amortization of restricted stock awards and costs of other employee benefits.

Stock-Based Compensation

        The Company recognizes compensation expense related to stock and option awards over the requisite service period, generally based on the instruments' grant date fair value, reduced by expected forfeitures. Compensation cost related to awards granted to employees who meet certain age plus years-of-service requirements (retirement eligible employees) is accrued in the year prior to the grant date, in the same manner as the accrual for cash incentive compensation. Certain stock awards with performance conditions or certain clawback provisions are subject to variable accounting, pursuant to which the associated charges fluctuate with changes in Citigroup's stock price.

Income Taxes

        The Company is subject to the income tax laws of the U.S., its states and municipalities and those of the foreign jurisdictions in which the Company operates. These tax laws are complex and subject to different interpretations by the taxpayer and the relevant governmental taxing authorities. In establishing a provision for income tax expense, the Company must make judgments and interpretations about the application of these inherently complex tax laws. The Company must also make estimates about when in the future certain items will affect taxable income in the various tax jurisdictions, both domestic and foreign.

        Disputes over interpretations of the tax laws may be subject to review/adjudication by the court systems of the various tax jurisdictions or may be settled with the taxing authority upon examination or audit. The Company treats interest and penalties on income taxes as a component of Income tax expense.

        Deferred taxes are recorded for the future consequences of events that have been recognized for financial statements or tax returns, based upon enacted tax laws and rates. Deferred tax assets are recognized subject to management's judgment that realization is more likely than not. FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" (FIN 48) (now incorporated into ASC 740, Income Taxes), sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. This interpretation uses a two-step approach wherein a tax benefit is recognized if a position is more likely than not to be sustained. The amount of the benefit is then measured to be the highest tax benefit that is greater than 50% likely to be realized. FIN 48 also sets out disclosure requirements to enhance transparency of an entity's tax reserves.

        See Note 10 to the Consolidated Financial Statements for a further description of the Company's provision and related income tax assets and liabilities.

Commissions, Underwriting and Principal Transactions

        Commissions revenues are recognized in income generally when earned. Underwriting revenues are recognized in income typically at the closing of the transaction. Principal transactions revenues are recognized in income on a trade-date basis. See Note 6 to the Consolidated Financial Statements for a description of the Company's revenue recognition policies for commissions and fees.

Earnings per Share

        Earnings per share (EPS) is computed after deducting preferred stock dividends. The Company has granted restricted and deferred share awards with dividend rights that are considered to be participating securities, which are akin to a second class of common stock. Accordingly, a portion of Citigroup's earnings is allocated to those participating securities in the EPS calculation.

        Basic earnings per share is computed by dividing income available to common stockholders after the allocation of dividends and undistributed earnings to the participating securities by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised. It is computed after giving consideration to the weighted average dilutive effect of the Company's stock options and warrants, convertible securities, T-DECs, and the shares that could have been issued under the Company's Management Committee Long-Term Incentive Plan and after the allocation of earnings to the participating securities.

        All per share amounts and Citigroup shares outstanding for all periods reflect Citigroup's 1-for-10 reverse stock split, which was effective May 6, 2011.

Use of Estimates

        Management must make estimates and assumptions that affect the Consolidated Financial Statements and the related footnote disclosures. Such estimates are used in connection with certain fair value measurements. See Note 25 to the Consolidated Financial Statements for further discussions on estimates used in the determination of fair value. The Company also uses estimates in determining consolidation decisions for special-purpose entities as discussed in Note 22. Moreover, estimates are significant in determining the amounts of other-than-temporary impairments, impairments of goodwill and other intangible assets, provisions for probable losses that may arise from credit-related exposures and probable and estimable losses related to litigation and regulatory proceedings, and tax reserves. While management makes its best judgment, actual amounts or results could differ from those estimates. Current market conditions increase the risk and complexity of the judgments in these estimates.

Cash Flows

        Cash equivalents are defined as those amounts included in cash and due from banks. Cash flows from risk management activities are classified in the same category as the related assets and liabilities.

Related Party Transactions

        The Company has related party transactions with certain of its subsidiaries and affiliates. These transactions, which are primarily short-term in nature, include cash accounts, collateralized financing transactions, margin accounts, derivative trading, charges for operational support and the borrowing and lending of funds, and are entered into in the ordinary course of business.

ACCOUNTING CHANGES

Credit Quality and Allowance for Credit Losses Disclosures

        In July 2010, the FASB issued ASU No. 2010-20, Receivables (Topic 310): Disclosures about Credit Quality of Financing Receivables and Allowance for Credit Losses. The ASU required a greater level of disaggregated information about the allowance for credit losses and the credit quality of financing receivables. The period-end balance disclosure requirements for loans and the allowance for loan losses were effective for reporting periods ending on or after December 15, 2010 and were included in the Company's 2010 Annual Report on Form 10-K, while disclosures for activity during a reporting period in the loan and allowance for loan losses accounts were effective for reporting periods beginning on or after December 15, 2010 and were included in the Company's Forms 10-Q beginning with the first quarter of 2011 (see Notes 16 and 17 to the Consolidated Financial Statements). The troubled debt restructuring disclosure requirements that were part of this ASU became effective in the third quarter of 2011 (see below).

Troubled Debt Restructurings (TDRs)

        In April 2011, the FASB issued ASU No. 2011-02, Receivables (Topic 310): A Creditor's Determination of whether a Restructuring is a Troubled Debt Restructuring, to clarify the guidance for accounting for troubled debt restructurings. The ASU clarified the guidance on a creditor's evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties, such as:

  •
  Any shortfall in contractual loan payments is considered a concession.

  •
  Creditors cannot assume that debt extensions at or above a borrower's original contractual rate do not constitute troubled debt restructurings because the new contractual rate could still be below the market rate.

  •
  If a borrower doesn't have access to funds at a market rate for debt with characteristics similar to the restructured debt, that may indicate that the creditor has granted a concession.

  •
  A borrower that is not currently in default may still be considered to be experiencing financial difficulty when payment default is considered "probable in the foreseeable future."

        Effective in the third quarter of 2011, as a result of adopting ASU 2011-02, certain loans modified under short-term programs since January 1, 2011 that were previously measured for impairment under ASC 450 are now measured for impairment under ASC 310-10-35. At the end of the first interim period of adoption (September 30, 2011), the recorded investment in receivables previously measured under ASC 450 was $1,170 million and the allowance for credit losses associated with those loans was $467 million. The effect of adopting the ASU was approximately $60 million.

Change in Accounting for Embedded Credit Derivatives

        In March 2010, the FASB issued ASU 2010-11, Scope Exception Related to Embedded Credit Derivatives. The ASU clarifies that certain embedded derivatives, such as those contained in certain securitizations, CDOs and structured notes, should be considered embedded credit derivatives subject to potential bifurcation and separate fair value accounting. The ASU allows any beneficial interest issued by a securitization vehicle to be accounted for under the fair value option at transition on July 1, 2010.

        The Company has elected to account for certain beneficial interests issued by securitization vehicles under the fair value option that are included in the table below. Beneficial interests previously classified as held-to-maturity (HTM) were reclassified to available-for-sale (AFS) on June 30, 2010, because as of that reporting date, the Company did not have the intent to hold the beneficial interests until maturity.

        The following table also shows the gross gains and gross losses that make up the pretax cumulative-effect adjustment to retained earnings for reclassified beneficial interests, recorded on July 1, 2010:

		July 1, 2010
		Pretax cumulative effect adjustment to Retained earnings
In millions of dollars at June 30, 2010	Amortized cost	Gross unrealized losses recognized in AOCI(1)	Gross unrealized gains recognized in AOCI	Fair value
Mortgage-backed securities
Prime	$390	$—	$49	$439
Alt-A	550	—	54	604
Subprime	221	—	6	227
Non-U.S. residential	2,249	—	38	2,287

Total mortgage-backed securities	$3,410	$—	$147	$3,557

Asset-backed securities
Auction rate securities	$4,463	$401	$48	$4,110
Other asset-backed	4,189	19	164	4,334

Total asset-backed securities	$8,652	$420	$212	$8,444

Total reclassified debt securities	$12,062	$420	$359	$12,001

(1)
All reclassified debt securities with gross unrealized losses were assessed for other-than-temporary-impairment as of June 30, 2010, including an assessment of whether the Company intends to sell the security. For securities that the Company intends to sell, impairment charges of $176 million were recorded in earnings in the second quarter of 2010.

        Beginning July 1, 2010, the Company elected to account for these beneficial interests under the fair value option for various reasons, including:

  (1)
  To reduce the operational burden of assessing beneficial interests for bifurcation under the guidance in the ASU;

  (2)
  Where bifurcation would otherwise be required under the ASU, to avoid the complicated operational requirements of bifurcating the embedded derivatives from the host contracts and accounting for each separately. The Company reclassified substantially all beneficial interests where bifurcation would otherwise be required under the ASU; and

  (3)
  To permit more economic hedging strategies without generating volatility in reported earnings.

Additional Disclosures Regarding Fair Value Measurements

        In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements. The ASU requires disclosure of the amounts of significant transfers in and out of Levels 1 and 2 of the fair value hierarchy and the reasons for the transfers. The disclosures are effective for reporting periods beginning after December 15, 2009. Additionally, disclosures of the gross purchases, sales, issuances and settlements activity in Level 3 of the fair value measurement hierarchy are required for fiscal years beginning after December 15, 2010. The Company adopted ASU 2010-06 as of January 1, 2010. The required disclosures are included in Note 25 to the Consolidated Financial Statements.

Elimination of Qualifying Special Purpose Entities (QSPEs) and Changes in the Consolidation Model for VIEs

        In June 2009, the FASB issued SFAS No. 166, Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140 (SFAS 166, now incorporated into ASC Topic 860) and SFAS No. 167, Amendments to FASB Interpretation No. 46(R) (SFAS 167, now incorporated into ASC Topic 810). Citigroup adopted both standards on January 1, 2010. Citigroup has elected to apply SFAS 166 and SFAS 167 prospectively. Accordingly, prior periods have not been restated.

        SFAS 166 eliminates the concept of QSPEs from U.S. GAAP and amends the guidance on accounting for transfers of financial assets. SFAS 167 details three key changes to the consolidation model. First, former QSPEs are now included in the scope of SFAS 167. Second, the FASB has changed the method of analyzing which party to a VIE should consolidate the VIE (known as the primary beneficiary) to a qualitative determination of which party to the VIE has "power," combined with potentially significant benefits or losses, instead of the previous quantitative risks and rewards model. The party that has "power" has the ability to direct the activities of the VIE that most significantly impact the VIE's economic performance. Third, the new standard requires that the primary beneficiary analysis be re-evaluated whenever circumstances change. The previous rules required reconsideration of the primary beneficiary only when specified reconsideration events occurred.

        As a result of implementing these new accounting standards, Citigroup consolidated certain of the VIEs and former QSPEs with which it had involvement on January 1, 2010. Further, certain asset transfers, including transfers of portions of assets, that would have been considered sales under SFAS 140 are considered secured borrowings under the new standards.

        In accordance with SFAS 167, Citigroup employed three approaches for newly consolidating certain VIEs and former QSPEs as of January 1, 2010. The first approach requires initially measuring the assets, liabilities, and noncontrolling interests of the VIEs and former QSPEs at their carrying values (the amounts at which the assets, liabilities, and noncontrolling interests would have been carried in the Consolidated Financial Statements, if Citigroup had always consolidated these VIEs and former QSPEs). The second approach measures assets at their unpaid principal amount, and is applied when determining carrying values is not practicable. The third approach is to elect the fair value option, in which all of the financial assets and liabilities of certain designated VIEs and former QSPEs are recorded at fair value upon adoption of SFAS 167 and continue to be marked to market thereafter, with changes in fair value reported in earnings.

        Citigroup consolidated all required VIEs and former QSPEs, as of January 1, 2010, at carrying values or unpaid principal amounts, except for certain private label residential mortgage and mutual fund deferred sales commissions VIEs, for which the fair value option was elected. The following tables present the impact of adopting these new accounting standards applying these approaches.

        The incremental impact of these changes on GAAP assets and resulting risk-weighted assets for those VIEs and former QSPEs that were consolidated or deconsolidated for accounting purposes as of January 1, 2010 was as follows:

	Incremental
In billions of dollars	GAAP assets	Risk- weighted assets(1)
Impact of consolidation
Credit cards	$86.3	$0.8
Commercial paper conduits	28.3	13.0
Student loans	13.6	3.7
Private label Consumer mortgages	4.4	1.3
Municipal tender option bonds	0.6	0.1
Collateralized loan obligations	0.5	0.5
Mutual fund deferred sales commissions	0.5	0.5

Subtotal	$134.2	$19.9

Impact of deconsolidation
Collateralized debt obligations(2)	$1.9	$3.6
Equity-linked notes(3)	1.2	0.5

Total	$137.3	$24.0

(1)
The net increase in risk-weighted assets (RWA) was $10 billion, principally reflecting the deduction from gross RWA of $13 billion of loan loss reserves (LLR) recognized from the adoption of SFAS 166/167, which exceeded the 1.25% limitation on LLRs includable in Tier 2 Capital.

(2)
The implementation of SFAS 167 resulted in the deconsolidation of certain synthetic and cash collateralized debt obligation (CDO) VIEs that were previously consolidated under the requirements of ASC 810 (FIN 46(R)). Due to the deconsolidation of these synthetic CDOs, Citigroup's Consolidated Balance Sheet now reflects the recognition of current receivables and payables related to purchased and written credit default swaps entered into with these VIEs, which had previously been eliminated in consolidation. The deconsolidation of certain cash CDOs has a minimal impact on GAAP assets, but causes a sizable increase in risk-weighted assets. The impact on risk-weighted assets results from replacing, in Citigroup's trading account, largely investment grade securities owned by these VIEs when consolidated, with Citigroup's holdings of non-investment grade or unrated securities issued by these VIEs when deconsolidated.

(3)
Certain equity-linked note client intermediation transactions that had previously been consolidated under the requirements of ASC 810 (FIN 46 (R)) because Citigroup had repurchased and held a majority of the notes issued by the VIE were deconsolidated with the implementation of SFAS 167, because Citigroup does not have the power to direct the activities of the VIE that most significantly impact the VIE's economic performance. Upon deconsolidation, Citigroup's Consolidated Balance Sheet reflects both the equity-linked notes issued by the VIEs and held by Citigroup as trading assets, as well as related trading liabilities in the form of prepaid equity derivatives. These trading assets and trading liabilities were formerly eliminated in consolidation.

        The following table reflects the incremental impact of adopting SFAS 166/167 on Citigroup's GAAP assets, liabilities, and stockholders' equity.

In billions of dollars	January 1, 2010
Assets
Trading account assets	$(9.9)
Investments	(0.6)
Loans	159.4
Allowance for loan losses	(13.4)
Other assets	1.8

Total assets	$137.3

Liabilities
Short-term borrowings	$58.3
Long-term debt	86.1
Other liabilities	1.3

Total liabilities	$145.7

Stockholders' equity
Retained earnings	$(8.4)

Total stockholders' equity	$(8.4)

Total liabilities and stockholders' equity	$137.3

        The preceding tables reflect: (i) the portion of the assets of former QSPEs to which Citigroup, acting as principal, had transferred assets and received sales treatment prior to January 1, 2010 (totaling approximately $712.0 billion), and (ii) the assets of significant VIEs as of January 1, 2010 with which Citigroup was involved (totaling approximately $219.2 billion) that were previously unconsolidated and are required to be consolidated under the new accounting standards. Due to the variety of transaction structures and the level of Citigroup's involvement in individual former QSPEs and VIEs, only a portion of the former QSPEs and VIEs with which the Company was involved were required to be consolidated.

        In addition, the cumulative effect of adopting these new accounting standards as of January 1, 2010 resulted in an aggregate after-tax charge to Retained earnings of $8.4 billion, reflecting the net effect of an overall pretax charge to Retained earnings (primarily relating to the establishment of loan loss reserves and the reversal of residual interests held) of $13.4 billion and the recognition of related deferred tax assets amounting to $5.0 billion.

Non-Consolidation of Certain Investment Funds

        The FASB issued Accounting Standards Update No. 2010-10, Consolidation (Topic 810), Amendments for Certain Investment Funds (ASU 2010-10) in the first quarter of 2010. ASU 2010-10 provides a deferral of the requirements of SFAS 167 where the following criteria are met:

  •
  The entity being evaluated for consolidation is an investment company, as defined in ASC 946-10, Financial Services—Investment Companies, or an entity for which it is acceptable based on industry practice to apply measurement principles that are consistent with an investment company;

  •
  The reporting enterprise does not have an explicit or implicit obligation to fund losses of the entity that could potentially be significant to the entity; and

  •
  The entity being evaluated for consolidation is not:

  •
  a securitization entity;

  •
  an asset-backed financing entity; or

  •
  an entity that was formerly considered a qualifying special-purpose entity.

        The Company has determined that a majority of the investment vehicles managed by Citigroup are provided a deferral from the requirements of SFAS 167 because they meet these criteria. These vehicles continue to be evaluated under the requirements of FIN 46(R) (ASC 810-10), prior to the implementation of SFAS 167.

        Where the Company has determined that certain investment vehicles are subject to the consolidation requirements of SFAS 167, the consolidation conclusions reached upon initial application of SFAS 167 are consistent with the consolidation conclusions reached under the requirements of ASC 810-10, prior to the implementation of SFAS 167.

Investments in Certain Entities that Calculate Net Asset Value per Share

        As of December 31, 2009, the Company adopted Accounting Standards Update (ASU) No. 2009-12, Investments in Certain Entities that Calculate Net Asset Value per Share (or its Equivalent), which provides guidance on measuring the fair value of certain alternative investments. The ASU permits entities to use net asset value as a practical expedient to measure the fair value of their investments in certain investment funds. The ASU also requires additional disclosures regarding the nature and risks of such investments and provides guidance on the classification of such investments as Level 2 or Level 3 of the fair value hierarchy. This ASU did not have a material impact on the Company's accounting for its investments in alternative investment funds.

Multiple Foreign Exchange Rates

        In May 2010, the FASB issued ASU 2010-19, Foreign Currency Issues: Multiple Foreign Currency Exchange Rates. The ASU requires certain disclosure in situations when an entity's reported balances in U.S. dollar monetary assets held by its foreign entities differ from the actual U.S. dollar-denominated balances due to different foreign exchange rates used in remeasurement and translation. The ASU also clarifies the reporting for the difference between the reported balances and the U.S. dollar-denominated balances upon the initial adoption of highly inflationary accounting. The ASU does not have a material impact on the Company's accounting.

Effect of a Loan Modification When the Loan Is Part of a Pool Accounted for as a Single Asset (ASU No. 2010-18)

        In April 2010, the FASB issued ASU No. 2010-18, Effect of a Loan Modification When the Loan is Part of a Pool Accounted for as a Single Asset. As a result of the amendments in this ASU, modifications of loans that are accounted for within a pool do not result in the removal of those loans from the pool, even if the modification of those loans would otherwise be considered a troubled debt restructuring. An entity will continue to be required to consider whether the pool of assets in which the loan is included is impaired if expected cash flows for the pool change. The ASU was effective for reporting periods ending on or after July 15, 2010. The ASU had no material effect on the Company's financial statements.

Measuring Liabilities at Fair Value

        As of September 30, 2009, the Company adopted ASU No. 2009-05, Measuring Liabilities at Fair Value. This ASU provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques:

  •
  a valuation technique that uses quoted prices for similar liabilities (or an identical liability) when traded as assets; or

  •
  another valuation technique that is consistent with the principles of ASC 820.

        This ASU also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. This ASU did not have a material impact on the Company's fair value measurements.

Other-Than-Temporary Impairments on Investment Securities

        In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (FSP FAS 115-2) (now ASC 320-10-35-34, Investments—Debt and Equity Securities: Recognition of an Other-Than-Temporary Impairment), which amends the recognition guidance for other-than-temporary impairments (OTTI) of debt securities and expands the financial statement disclosures for OTTI on debt and equity securities. Citigroup adopted the FSP in the first quarter of 2009.

        As a result of the FSP, the Company's Consolidated Statement of Income reflects the full impairment (that is, the difference between the security's amortized cost basis and fair value) on debt securities that the Company intends to sell or would more-likely-than-not be required to sell before the expected recovery of the amortized cost basis. For available-for-sale (AFS) and held-to-maturity (HTM) debt securities that management has no intent to sell and believes that it more-likely-than-not will not be required to sell prior to recovery, only the credit loss component of the impairment is recognized in earnings, while the rest of the fair value loss is recognized in Accumulated other comprehensive income (AOCI). The credit loss component recognized in earnings is identified as the amount of principal cash flows not expected to be received over the remaining term of the security as projected using the Company's cash flow projections and its base assumptions. As a result of the adoption of the FSP, Citigroup's income in the first quarter of 2009 was higher by $631 million on a pretax basis ($391 million on an after-tax basis) and AOCI was decreased by a corresponding amount.

        The cumulative effect of the change included an increase in the opening balance of Retained earnings at January 1, 2009 of $665 million on a pretax basis ($413 million after-tax). See Note 15 to the Consolidated Financial Statements for disclosures related to the Company's investment securities and OTTI.

Noncontrolling Interests in Subsidiaries

        In December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements (now ASC 810-10-45-15, Consolidation—Noncontrolling Interests in a Subsidiary), which establishes standards for the accounting and reporting of noncontrolling interests in subsidiaries (previously called minority interests) in consolidated financial statements and for the loss of control of subsidiaries. The Standard requires that the equity interest of noncontrolling shareholders, partners, or other equity holders in subsidiaries be presented as a separate item in Total equity, rather than as a liability. After the initial adoption, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary must be measured at fair value at the date of deconsolidation.

        The gain or loss on the deconsolidation of the subsidiary is measured using the fair value of the remaining investment, rather than the previous carrying amount of that retained investment.

        Citigroup adopted the Standard on January 1, 2009. As a result, $2.392 billion of noncontrolling interests were reclassified from Other liabilities to Total equity.

DVA Accounting Misstatement

        In January 2010, the Company determined that an error existed in the process used to value certain liabilities for which the Company elected the fair value option (FVO). The error related to a calculation intended to measure the impact on the liability's fair value attributable to Citigroup's credit spreads. Because of the error in the process, both an initial Citi contractual credit spread and an initial own-credit valuation adjustment were being included at the time of issuance of new Citi FVO debt. The own-credit valuation adjustment was properly included; therefore, the initial Citi contractual credit spread should have been excluded. (See Note 26 to the Consolidated Financial Statements for a description of own-credit valuation adjustments.) The cumulative effect of this error from January 1, 2007 (the date that SFAS 157 (ASC 820), requiring the valuation of own-credit for FVO liabilities, was adopted) through December 31, 2008 was to overstate income and retained earnings by $204 million ($330 million on a pretax basis). The impact of this adjustment was determined not to be material to the Company's results of operations and financial position for any previously reported period. Consequently, in the accompanying financial statements, the cumulative effect through December 31, 2008 was recorded in 2009.

FUTURE APPLICATION OF ACCOUNTING STANDARDS

Repurchase Agreements—Assessment of Effective Control

        In April 2011, the FASB issued ASU No. 2011-03, Transfers and Servicing (Topic 860)—Reconsideration of Effective Control for Repurchase Agreements. The amendments in the ASU remove from the assessment of effective control: (1) the criterion requiring the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms, even in the event of default by the transferee, and (2) the collateral maintenance implementation guidance related to that criterion. Other criteria applicable to the assessment of effective control are not changed by the amendments in the ASU.

        The ASU became effective for Citigroup on January 1, 2012. The guidance is to be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. The ASU did not have a material effect on the Company's financial statements. A nominal amount of the Company's repurchase transactions are currently accounted for as sales, because of a reduction in initial margin or restriction in daily maintenance margin. Such transactions will be accounted for as financing transactions if executed on or after January 1, 2012.

Fair Value Measurement

        In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. The amendment creates a common definition of fair value for U.S. GAAP and IFRS and aligns the measurement and disclosure requirements. It requires significant additional disclosures both of a qualitative and quantitative nature, particularly on those instruments measured at fair value that are classified in Level 3 of the fair value hierarchy. Additionally, the amendment provides guidance on when it is appropriate to measure fair value on a portfolio basis and expands the prohibition on valuation adjustments from Level 1 to all levels of the fair value hierarchy where the size of the Company's position is a characteristic of the adjustment. The amendment became effective for Citigroup on January 1, 2012. As a result of implementing the prohibition on valuation adjustments where the size of the Company's position is a characteristic, the Company will release reserves of approximately $125 million, increasing pretax income in the first quarter of 2012.

Deferred Asset Acquisition Costs

        In October 2010, the FASB issued ASU No. 2010-26, Financial Services—Insurance (Topic 944): Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts. The ASU amends the guidance for insurance entities that requires deferral and subsequent amortization of certain costs incurred during the acquisition of new or renewed insurance contracts, commonly referred to as deferred acquisition costs (DAC). The new guidance limits DAC to those costs directly related to the successful acquisition of insurance contracts; all other acquisition-related costs must be expensed as incurred. Under current guidance, DAC consists of those costs that vary with, and primarily relate to, the acquisition of insurance contracts. The amendment became effective for Citigroup on January 1, 2012. The Company continues to evaluate the impact of adopting this statement.

Offsetting

        In December 2011, the FASB issued Accounting Standards Update No. 2011-11—Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities. The standard requires new disclosures about certain financial instruments and derivative instruments that are either offset in the balance sheet (presented on a net basis) or subject to an enforceable master netting arrangement or similar arrangement. The standard requires disclosures that provide both gross and net information in the notes to the financial statements for relevant assets and liabilities. This ASU does not change the existing offsetting eligibility criteria or the permitted balance sheet presentation for those instruments that meet the eligibility criteria. The new disclosure requirements should enhance comparability between those companies that prepare their financial statements on the basis of U.S. GAAP and those that prepare their financial statements in accordance with IFRS. For many financial institutions, the differences in the offsetting requirements between U.S. GAAP and IFRS result in a significant difference in the amounts presented in the balance sheets prepared in accordance with U.S. GAAP and IFRS. The disclosure standard will become effective for annual and quarterly periods beginning January 1, 2013. The disclosures are required retrospectively for all comparative periods presented.

Potential Amendments to Current Accounting Standards

        The FASB and IASB, either jointly or separately, are currently working on several major projects, including amendments to existing accounting standards governing financial instruments, lease accounting, consolidation and investment companies. As part of the joint financial instruments project, the FASB is proposing sweeping changes to the classification and measurement of financial instruments, hedging and impairment guidance. The FASB is also working on a joint project that would require all leases to be capitalized on the balance sheet. Additionally, the FASB has issued a proposal on principal-agent considerations that would change the way the Company needs to evaluate whether to consolidate VIEs and non-VIE partnerships. Furthermore, the FASB has issued a proposed Accounting Standards Update that would change the criteria used to determine whether an entity is subject to the accounting and reporting requirements of an investment company. The principal-agent consolidation proposal would require all VIEs, including those that are investment companies, to be evaluated for consolidation under the same requirements.

        In addition to the major projects, the FASB has also proposed changes regarding the Company's release of any cumulative translation adjustment into earnings when it ceases to have a controlling financial interest in certain groups of assets that constitute a business within a consolidated foreign subsidiary. All these projects may have significant impacts for the Company. Upon completion of the standards, the Company will need to re-evaluate its accounting and disclosures. However, due to ongoing deliberations of the standard-setters, the Company is currently unable to determine the effect of future amendments or proposals.

2.     BUSINESS DIVESTITURES

        The following divestitures occurred in 2009, 2010 and 2011 and do not qualify as Discontinued operations. Divestitures that qualified as Discontinued operations are discussed in Note 3 to the Consolidated Financial Statements.

Sale of Primerica

        In April 2010, Citi completed the IPO of Primerica, which was part of Citi Holdings, and sold approximately 34% to public investors. Also in April 2010, Citi completed the sale of approximately 22% of Primerica to Warburg Pincus, a private equity firm. Citi contributed 4% of the Primerica shares to Primerica for employee and agent stock-based awards immediately prior to the sales. Citi retained an approximate 40% interest in Primerica after the sales and recorded the investment under the equity method. Citi recorded an after-tax gain on sale of $26 million.

        Concurrent with the sale of the shares, Citi entered into co-insurance agreements with Primerica to reinsure up to 90% of the risk associated with the in-force insurance policies. During 2011, Citi sold its remaining shares in Primerica for an after-tax loss of $11 million.

Sale of Phibro LLC

        On December 31, 2009, the Company sold 100% of its interest in Phibro LLC, which was part of Citicorp—Securities and Banking, to Occidental Petroleum Corporation for a purchase price equal to approximately the net asset value of the business. The decision to sell Phibro was the outcome of an evaluation of a variety of alternatives and was consistent with Citi's core strategy of a client-centered business model. The sale of Phibro did not affect Citi's client-facing commodities business lines, which continue to operate and serve the needs of Citi's clients throughout the world.

Sale of Citi's Nikko Asset Management Business and Trust and Banking Corporation

        On October 1, 2009, the Company completed the sale of its entire stake in Nikko Asset Management (Nikko AM) to the Sumitomo Trust and Banking Co., Ltd. (Sumitomo Trust) and completed the sale of Nikko Citi Trust and Banking Corporation (Nikko Citi Trust) to Nomura Trust & Banking Co. Ltd. Nikko AM and Nikko Citi Trust were part of Citi Holdings.

        The Nikko AM transaction was valued at 120 billion yen (U.S. $1.3 billion at an exchange rate of 89.60 yen to U.S. $1.00 as of September 30, 2009). The Company received all-cash consideration of 75.6 billion yen (U.S. $844 million), after certain deal-related expenses and adjustments, for its 64% beneficial ownership interest in Nikko AM. Sumitomo Trust also acquired the beneficial ownership interests in Nikko AM held by various minority investors in Nikko AM, bringing Sumitomo Trust's total ownership stake in Nikko AM to 98.55% at closing.

        For the sale of Nikko Citi Trust, the Company received all-cash consideration of 19 billion yen (U.S. $212 million at an exchange rate of 89.60 yen to U.S. $1.00 as of September 30, 2009) as part of the transaction.

Cards Sales

        During 2009, Citigroup sold its Financial Institutions (FI) and Diners Club North America credit card businesses. Total credit card receivables disposed of in these transactions was approximately $2.2 billion. During 2010, Citigroup sold its Canadian MasterCard business and U.S. retail sales finance portfolios. Total credit card receivables disposed of in these transactions was approximately $3.6 billion. Each of these businesses was in Citi Holdings.

Joint Venture with Morgan Stanley

        On June 1, 2009, Citi and Morgan Stanley established a joint venture (JV) that combined the Global Wealth Management platform of Morgan Stanley with Citigroup's Smith Barney, Quilter and Australia private client networks. Citi sold 100% of these businesses to Morgan Stanley in exchange for a 49% stake in the JV and an upfront cash payment of $2.75 billion. Citigroup recorded a pretax gain of approximately $11.1 billion ($6.7 billion after-tax) on this sale. Both Morgan Stanley and Citi will access the JV for retail distribution, and each firm's institutional businesses will continue to execute order flow from the JV.

        Citigroup's 49% ownership in the JV is recorded as an equity method investment. In determining the value of its 49% interest in the JV, Citigroup utilized the assistance of an independent third-party valuation firm upon acquisition and utilized both the income and the market approaches.

3.     DISCONTINUED OPERATIONS

Sale of Egg Banking PLC Credit Card Business

        On March 1, 2011, the Company announced that Egg Banking plc (Egg), an indirect subsidiary which was part of the Citi Holdings segment, entered into a definitive agreement to sell its credit card business to Barclays PLC. The sale closed on April 28, 2011.

        This sale is reported as discontinued operations for the full year of 2011 only. Prior periods were not reclassified due to the immateriality of the impact in those periods. An after-tax gain on sale of $126 million was recognized upon closing. Egg operations had total assets and total liabilities of approximately $2.7 billion and $39 million, respectively, at the time of sale.

        Summarized financial information for Discontinued operations, including cash flows, for the credit card operations related to Egg follows:

In millions of dollars	2011
Total revenues, net of interest expense(1)	$340

Income from discontinued operations	$24
Gain on sale	143
Provision for income taxes	58

Income from discontinued operations, net of taxes	$109

In millions of dollars	2011
Cash flows from operating activities	$(146)
Cash flows from investing activities	2,827
Cash flows from financing activities	(12)

Net cash provided by discontinued operations	$2,669

(1)
Total revenues include gain or loss on sale, if applicable.

Sale of The Student Loan Corporation

        On September 17, 2010, the Company announced that The Student Loan Corporation (SLC), an indirect subsidiary that was 80% owned by Citibank and 20% owned by public shareholders, and which was part of the Citi Holdings segment, entered into definitive agreements that resulted in the divestiture of Citi's private student loan business and approximately $31 billion of its approximate $40 billion in assets to Discover Financial Services (Discover) and SLM Corporation (Sallie Mae). The transaction closed on December 31, 2010. As part of the transaction, Citi provided Sallie Mae with $1.1 billion of seller-financing. Additionally, as part of the transactions, Citibank, N.A. purchased approximately $8.6 billion of assets from SLC prior to the sale of SLC.

        This sale was reported as discontinued operations for the third and fourth quarters of 2010 only. Prior periods were not reclassified due to the immateriality of the impact in those periods. The total 2010 impact from the sale of SLC resulted in an after-tax loss of $427 million. SLC operations had total assets and total liabilities of approximately $31 billion and $29 billion, respectively, at the time of sale.

        Summarized financial information for discontinued operations, including cash flows, related to the sale of SLC follows:

In millions of dollars	2011	2010(1)
Total revenues, net of interest expense(2)	$—	$(577)

Income (loss) from discontinued operations	$—	$97
Loss on sale	—	(825)
Benefit for income taxes	—	(339)

Loss from discontinued operations, net of taxes	$—	$(389)

In millions of dollars	2011	2010(1)
Cash flows from operating activities	$—	$5,106
Cash flows from investing activities	—	1,532
Cash flows from financing activities	—	(6,483)

Net cash provided by discontinued operations	$—	$155

(1)
Amounts reflect activity from July 1, 2010 through December 31, 2010 only.

(2)
Total revenues include gain or loss on sale, if applicable.

Sale of Nikko Cordial

        On October 1, 2009 the Company announced the successful completion of the sale of Nikko Cordial Securities to Sumitomo Mitsui Banking Corporation. The transaction had a total cash value to Citi of 776 billion yen (U.S. $8.7 billion at an exchange rate of 89.60 yen to U.S. $1.00 as of September 30, 2009). The cash value was composed of the purchase price for the transferred business of 545 billion yen, the purchase price for certain Japanese-listed equity securities held by Nikko Cordial Securities of 30 billion yen, and 201 billion yen of excess cash derived through the repayment of outstanding indebtedness to Citi. After considering the impact of foreign exchange hedges of the proceeds of the transaction, the sale resulted in an immaterial gain in 2009. A total of about 7,800 employees were included in the transaction.

        The Nikko Cordial operations had total assets and total liabilities of approximately $24 billion and $16 billion, respectively, at the time of sale, which were reflected in Citi Holdings prior to the sale.

        Results for all of the Nikko Cordial businesses sold are reported as Discontinued operations for all periods presented.

        Summarized financial information for Discontinued operations, including cash flows, related to the sale of Nikko Cordial is as follows:

In millions of dollars	2011	2010	2009
Total revenues, net of interest expense(1)	$—	$92	$646

Loss from discontinued operations	$—	$(7)	$(623)
Gain on sale	—	94	97
Benefit for income taxes	—	(122)	(78)

Income (loss) from discontinued operations, net of taxes	$—	$209	$(448)

In millions of dollars	2011	2010	2009
Cash flows from operating activities	$—	$(134)	$(1,830)
Cash flows from investing activities	—	185	1,824
Cash flows from financing activities	—	—	—

Net cash provided by (used in) discontinued operations	$—	$51	$(6)

(1)
Total revenues include gain or loss on sale, if applicable.

Combined Results for Discontinued Operations

        The following is summarized financial information for the Egg credit card, SLC, Nikko Cordial Securities, German retail banking and CitiCapital businesses. The SLC business, which was sold on December 31, 2010, is reported as discontinued operations for the third and fourth quarters of 2010 only and the sale of the Egg credit card business is reported as discontinued operations for the full year 2011 only due to the immateriality of the impact of that presentation in other periods. The Nikko Cordial Securities business, which was sold on October 1, 2009, the German retail banking business, which was sold on December 5, 2008, and the CitiCapital business, which was sold on July 31, 2008, continue to have minimal residual costs associated with the sales. Additionally, during 2009, contingent consideration payments of $29 million pretax ($19 million after tax) were received related to the sale of Citigroup's asset management business, which was sold in December 2005.

In millions of dollars	2011	2010	2009
Total revenues, net of interest expense(1)	$352	$(410)	$779

Income (loss) from discontinued operations	$23	$72	$(653)
Gain (loss) on sale	155	(702)	102
Provision (benefit) for income taxes	66	(562)	(106)

Income (loss) from discontinued operations, net of taxes	$112	$(68)	$(445)

In millions of dollars	2011	2010	2009
Cash flows from operating activities	$(146)	$4,974	$(1,825)
Cash flows from investing activities	2,827	1,726	1,854
Cash flows from financing activities	(12)	(6,486)	(6)

Net cash provided by discontinued operations	$2,669	$214	$23

(1)
Total revenues include gain or loss on sale, if applicable.

4.     BUSINESS SEGMENTS

        Citigroup is a diversified bank holding company whose businesses provide a broad range of financial services to Consumer and Corporate customers around the world. The Company's activities are conducted through the Global Consumer Banking (GCB), Institutional Clients Group (ICG), Citi Holdings and Corporate/Other business segments.

        The Global Consumer Banking segment includes a global, full-service Consumer franchise delivering a wide array of banking, credit card lending, and investment services through a network of local branches, offices and electronic delivery systems and is composed of four Regional Consumer Banking (RCB) businesses: North America, EMEA, Latin America and Asia.

        The Company's ICG segment is composed of Securities and Banking and Transaction Services and provides corporations, governments, institutions and investors in approximately 100 countries with a broad range of banking and financial products and services.

        The Citi Holdings segment is composed of Brokerage and Asset Management, Local Consumer Lending and Special Asset Pool.

        Corporate/Other includes net treasury results, unallocated corporate expenses, offsets to certain line-item reclassifications (eliminations), the results of discontinued operations and unallocated taxes.

        The accounting policies of these reportable segments are the same as those disclosed in Note 1 to the Consolidated Financial Statements.

        The prior-period balances reflect reclassifications to conform the presentation in those periods to the current period's presentation. Those reclassifications related to the transfer of the substantial majority of the Company's retail partner cards business (which Citi now refers to as "Citi retail services") from Citi Holdings—Local Consumer Lending to Citicorp—North America Regional Consumer Banking. Additionally, certain consolidated expenses were re-allocated to the respective businesses receiving the services.

        The following table presents certain information regarding the Company's continuing operations by segment:

	Revenues, net of interest expense(1)			Provision (benefit) for income taxes			Income (loss) from continuing operations(1)(2)			Identifiable assets at year end
In millions of dollars, except identifiable assets in billions
	2011	2010	2009	2011	2010	2009	2011	2010	2009	2011	2010
Global Consumer Banking	$39,195	$39,369	$28,504	$3,509	$1,551	$(335)	$7,672	$4,969	$2,112	$385	$374
Institutional Clients Group	32,002	33,207	36,978	2,820	3,490	4,579	8,262	10,173	12,909	980	956

Subtotal Citicorp	$71,197	$72,576	$65,482	$6,329	$5,041	$4,244	$15,934	$15,142	$15,021	$1,365	$1,330
Citi Holdings	6,271	12,271	25,359	(2,127)	(2,815)	(6,846)	(4,103)	(4,433)	(8,881)	225	313
Corporate/Other	885	1,754	(10,556)	(681)	7	(4,131)	(728)	242	(7,206)	284	271

Total	$78,353	$86,601	$80,285	$3,521	$2,233	$(6,733)	$11,103	$10,951	$(1,066)	$1,874	$1,914

(1)
Includes Citicorp total revenues, net of interest expense, in North America of $30.2 billion, $33.6 billion and $23.6 billion; in EMEA of $12.3 billion, $11.8 billion and $15.1 billion; in Latin America of $13.6 billion, $12.8 billion and $12.7 billion; and in Asia of $15.2 billion, $14.4 billion and $14.1 billion in 2011, 2010 and 2009, respectively. Regional numbers exclude Citi Holdings and Corporate/Other, which largely operate within the U.S.

(2)
Includes pretax provisions (credits) for credit losses and for benefits and claims in the GCB results of $6.6 billion, $14.0 billion and $9.0 billion; in the ICG results of $152 million, $(82) million and $1.8 billion; and in the Citi Holdings results of $6.0 billion, $12.2 billion and $29.4 billion for 2011, 2010 and 2009, respectively.

5.    INTEREST REVENUE AND EXPENSE

        For the years ended December 31, 2011, 2010 and 2009, respectively, interest revenue and expense consisted of the following:

In millions of dollars	2011	2010	2009
Interest revenue
Loan interest, including fees	$50,281	$55,056	$47,457
Deposits with banks	1,750	1,252	1,478
Federal funds sold and securities borrowed or purchased under agreements to resell	3,631	3,156	3,084
Investments, including dividends	8,320	11,004	12,882
Trading account assets(1)	8,186	8,079	10,723
Other interest	513	735	774

Total interest revenue	$72,681	$79,282	$76,398

Interest expense
Deposits(2)	$8,556	$8,371	$10,146
Federal funds purchased and securities loaned or sold under agreements to repurchase	3,197	2,808	3,433
Trading account liabilities(1)	408	379	289
Short-term borrowings	650	917	1,425
Long-term debt	11,423	12,621	12,609

Total interest expense	$24,234	$25,096	$27,902

Net interest revenue	$48,447	$54,186	$48,496
Provision for loan losses	11,773	25,194	38,760

Net interest revenue after provision for loan losses	$36,674	$28,992	$9,736

(1)
Interest expense on Trading account liabilities of ICG is reported as a reduction of interest revenue from Trading account assets.

(2)
Includes deposit insurance fees and charges of $1.3 billion, $981 million and $1.5 billion for the 12 months ended December 31, 2011, 2010 and 2009, respectively. The 12-month period ended December 31, 2009 includes the one-time FDIC special assessment.

6.    COMMISSIONS AND FEES

        The table below sets forth Citigroup's Commissions and fees revenue for the twelve months ended December 31, 2011, 2010 and 2009, respectively. The primary components of Commissions and fees revenue for the twelve months ended December 31, 2011 were credit card and bank card fees, investment banking fees and trading-related fees.

        Credit card and bank card fees are primarily composed of interchange revenue and certain card fees, including annual fees, reduced by reward program costs. Interchange revenue and fees are recognized when earned, except for annual card fees which are deferred and amortized on a straight-line basis over a 12-month period. Reward costs are recognized when points are earned by the customers.

        Investment banking fees are substantially composed of underwriting and advisory revenues. Investment banking fees are recognized when Citigroup's performance under the terms of the contractual arrangements is completed, which is typically at the closing of the transaction. Underwriting revenue is recorded in Commissions and fees net of both reimbursable and non-reimbursable expenses, consistent with the AICPA Audit and Accounting Guide for Brokers and Dealers in Securities (codified in ASC 940-605-05-1). Expenses associated with advisory transactions are recorded in Other operating expenses, net of client reimbursements. Out-of-pocket expenses are deferred and recognized at the time the related revenue is recognized. In general, expenses incurred related to investment banking transactions that fail to close (are not consummated) are recorded gross in Other operating expenses.

        Trading-related fees primarily include commissions and fees from the following: executing transactions for clients on exchanges and over-the-counter markets; sale of mutual funds, insurance and other annuity products; and assisting clients in clearing transactions, providing brokerage services and other such activities. Trading-related fees are recognized when earned in Commissions and fees. Gains or losses, if any, on these transactions are included in Principal transactions.

        The following table presents commissions and fees revenue for the years ended December 31:

In millions of dollars	2011	2010	2009
Credit cards and bank cards	$3,603	$3,774	$4,110
Investment banking	2,451	2,977	3,462
Smith Barney	—	—	837
Trading-related	2,587	2,368	2,316
Transaction services	1,520	1,454	1,306
Other Consumer(1)	931	1,156	1,272
Checking-related	926	1,023	1,043
Primerica	—	91	314
Loan servicing	251	353	226
Corporate finance(2)	519	439	678
Other	62	23	(79)

Total commissions and fees	$12,850	$13,658	$15,485

(1)
Primarily consists of fees for investment fund administration and management, third-party collections, commercial demand deposit accounts and certain credit card services.

(2)
Consists primarily of fees earned from structuring and underwriting loan syndications.

7.    PRINCIPAL TRANSACTIONS

        Principal transactions revenue consists of realized and unrealized gains and losses from trading activities. Trading activities include revenues from fixed income, equities, credit and commodities products, as well as foreign exchange transactions. Not included in the table below is the impact of net interest revenue related to trading activities, which is an integral part of trading activities' profitability. See Note 5 to the Consolidated Financial Statements for information about net interest revenue related to trading activity. The following table presents principal transactions revenue for the years ended December 31:

In millions of dollars	2011	2010	2009
Global Consumer Banking	$716	$533	$1,569
Institutional Clients Group	4,873	5,567	5,626

Subtotal Citicorp	$5,589	$6,100	$7,195
Local Consumer Lending	(102)	(217)	896
Brokerage and Asset Management	(11)	(37)	30
Special Asset Pool	1,713	2,078	(2,606)

Subtotal Citi Holdings	$1,600	$1,824	$(1,680)
Corporate/Other	45	(407)	553

Total Citigroup	$7,234	$7,517	$6,068

In millions of dollars	2011	2010	2009

Interest rate contracts(1)	$5,136	$3,231	$6,211
Foreign exchange contracts(2)	2,309	1,852	2,762
Equity contracts(3)	3	995	(334)
Commodity and other contracts(4)	76	126	924
Credit derivatives(5)	(290)	1,313	(3,495)

Total Citigroup	$7,234	$7,517	$6,068

(1)
Includes revenues from government securities and corporate debt, municipal securities, preferred stock, mortgage securities, and other debt instruments. Also includes spot and forward trading of currencies and exchange-traded and over-the-counter (OTC) currency options, options on fixed income securities, interest rate swaps, currency swaps, swap options, caps and floors, financial futures, OTC options, and forward contracts on fixed income securities.

(2)
Includes revenues from foreign exchange spot, forward, option and swap contracts, as well as translation gains and losses.

(3)
Includes revenues from common, preferred and convertible preferred stock, convertible corporate debt, equity-linked notes, and exchange-traded and OTC equity options and warrants.

(4)
Primarily includes revenues from crude oil, refined oil products, natural gas, and other commodities trades.

(5)
Includes revenues from structured credit products.

8.    INCENTIVE PLANS

        The Company administers award programs involving grants of stock options, restricted or deferred stock awards, and stock payments. The award programs are used to attract, retain and motivate officers, employees and non-employee directors, to provide incentives for their contributions to the long-term performance and growth of the Company, and to align their interests with those of stockholders. These programs are administered by the Personnel and Compensation Committee of the Citigroup Board of Directors (the Committee), which is composed entirely of independent non-employee directors. All grants of equity awards since April 19, 2005 have been made pursuant to stockholder-approved stock incentive plans.

        At December 31, 2011, approximately 77.5 million shares were authorized and available for grant under Citigroup's 2009 Stock Incentive Plan, the only plan from which equity awards are currently granted.

        The 2009 Stock Incentive Plan and predecessor plans permit the use of treasury stock or newly issued shares in connection with awards granted under the plans. Until recently, Citigroup's practice was to deliver shares from treasury stock upon the exercise or vesting of equity awards. However, newly issued shares were issued as stock payments in April 2010 (to settle "common stock equivalent" awards granted in January 2010), in January 2011 (as current stock payments in lieu of cash bonuses) and in January 2012 (to settle the vesting of deferred stock awards granted in prior years). The new issuances in April 2010 and January 2011 were specifically intended to increase the Company's equity capital. Restricted stock awards that vested in January 2012 were settled with shares that were previously issued out of treasury. There is no income statement impact from treasury stock issuances and issuances of new shares.

        The following table shows components of compensation expense relating to the Company's stock-based compensation programs as recorded during 2011, 2010 and 2009:

In millions of dollars	2011	2010	2009
Charges for estimated awards to retirement-eligible employees	$338	$366	$207
Option expense	161	197	55
Amortization of deferred cash awards and deferred cash stock units	208	280	113
Amortization of MC LTIP awards(1)	—	—	19
Salary stock award expense	—	173	162
Immediately vested stock award expense(2)	52	174	1,723
Amortization of restricted and deferred stock awards(3)	871	747	1,543

Total	$1,630	$1,937	$3,822

(1)
Management Committee Long-Term Incentive Plan (MC LTIP) awards were granted in 2007. The awards expired in December 2009 without the issuance of shares.

(2)
This represents expense for immediately vested stock awards that generally were stock payments in lieu of cash compensation. The expense is generally accrued for as cash incentive compensation in the year prior to grant. The 2009 amount is for the "common stock equivalent" awards, which are described in more detail below.

(3)
All periods include amortization expense for all unvested awards to non-retirement-eligible employees. Amortization is recognized net of estimated forfeitures of awards.

Stock Award Programs

        Citigroup issues (and/or has issued) shares of its common stock in the form of restricted stock awards, deferred stock awards, and stock payments pursuant to the 2009 Stock Incentive Plan (and predecessor plans) to its officers, employees and non-employee directors.

        For all stock award programs, during the applicable vesting period, the shares awarded are not issued to participants (in the case of a deferred stock award) or cannot be sold or transferred by the participants (in the case of a restricted stock award), until after the vesting conditions have been satisfied. Recipients of deferred stock awards do not have any stockholder rights until shares are delivered to them, but they generally are entitled to receive dividend-equivalent payments during the vesting period. Recipients of restricted stock awards are entitled to a limited voting right and to receive dividend or dividend-equivalent payments during the vesting period. (Dividend equivalents are paid through payroll and recorded as an offset to retained earnings on those shares expected to vest.) Once a stock award vests, the shares may become freely transferable, but in the case of certain executives, may be subject to transfer restrictions by their terms or a stock ownership commitment.

        The total expense to be recognized for the stock awards described below represents the fair value of Citigroup common stock at the date of grant. The expense is recognized as a charge to income ratably over the vesting period, except for those awards granted to retirement-eligible employees, and salary stock and other immediately vested awards. For awards of deferred stock expected to be made to retirement-eligible employees, the charge to income is accelerated based on the dates the retirement rules are or will be met. If the retirement rules will have been met on or prior to the expected award date, the entire estimated expense is recognized in the year prior to grant in the same manner as cash incentive compensation is accrued, rather than amortized over the applicable vesting period of the award. Salary stock and other immediately vested awards generally were granted in lieu of cash compensation and are also recognized in the year prior to the grant in the same manner as cash compensation is accrued. Certain stock awards with performance conditions or certain clawback provisions may be subject to variable accounting, pursuant to which the associated charges fluctuate with changes in Citigroup's stock price over the applicable vesting periods. The total amount that will be recognized as expense cannot be determined in full until the awards vest.

        Annual Award Programs.    Citigroup's primary stock award program is the Capital Accumulation Program (CAP). Generally, CAP awards of restricted or deferred stock constitute a percentage of annual incentive compensation and vest ratably over three- or four-year periods, beginning on or about the first anniversary of the award date.

        Continuous employment within Citigroup is generally required to vest in CAP and other stock award programs. Typical exceptions include vesting for participants whose employment is terminated involuntarily during the vesting period for a reason other than "gross misconduct," who meet specified age and service requirements before leaving employment (retirement-eligible participants), or who die or become disabled during the vesting period. Post-employment vesting by retirement-eligible participants is generally conditioned upon their refraining from competition with Citigroup during the remaining vesting period.

        In a change from prior years, incentive awards in January 2012 to individual employees who have influence over the Company's material risks (covered employees) were delivered as a mix of immediate cash bonuses, deferred stock awards under CAP and deferred cash awards. (Previously, annual incentives were traditionally awarded as a combination of cash bonus and CAP.) For covered employees, the minimum percentage of incentive pay required to be deferred was raised from 25% to 40%, with a maximum deferral of 60% for the most highly paid employees. For incentive awards made to covered employees in January 2012 (in respect of 2011 performance), only 50% of the deferred portion was delivered as a CAP award; the other 50% was delivered in the form of a deferred cash award. The 2012 deferred cash award is subject to a performance-based vesting condition that results in cancellation of unvested amounts on a formulaic basis if a participant's business has losses in any year of the vesting period. The 2012 deferred cash award also earns notional interest at an annual rate of 3.55%, compounded annually.

        CAP awards made in January 2012 and January 2011 to "identified staff" in the European Union (EU) have several features that differ from the generally applicable CAP provisions described above. "Identified staff" are those Citigroup employees whose compensation is subject to various banking regulations on sound incentive compensation policies in the EU. CAP awards to these employees are scheduled to vest over three years of service, but vested shares are subject to a six-month sale restriction, and awards are subject to cancellation, in the sole discretion of the Committee, if (a) there is reasonable evidence a participant engaged in misconduct or committed material error in connection with his or her employment, or (b) the Company or the employee's business unit suffers a material downturn in its financial performance or a material failure of risk management (the EU clawback). For these CAP awards, the EU clawback is in addition to the clawback provision described below. CAP awards containing the EU clawback provision are subject to variable accounting.

        A portion of the immediately vested cash incentive compensation awarded in January 2011 to selected highly compensated employees (and in January 2012 to such employees in the EU) was delivered in immediately-vested stock payments. In the EU, the shares awarded were subject to a six-month sale restriction.

        Annual incentive awards made in January 2011, January 2010, and December 2009 to certain executive officers and highly compensated employees were made in the form of long-term restricted stock (LTRS), with terms prescribed by the Emergency Economic Stabilization Act of 2008, as amended. (See EESA-related Stock Compensation below for additional information.)

        The annual incentive awards made in January 2011 to executive officers have a performance-based vesting condition. If Citigroup has pretax net losses during any of the years of the deferral period, the Committee may exercise its discretion to eliminate or reduce the number of shares that vest for that year. This performance-based vesting condition applies to CAP and LTRS awards made in January 2011 to executive officers. These awards are subject to variable accounting. Compensation expense was accrued based on Citigroup's stock price at year end and the estimated outcome of meeting the performance conditions.

        All CAP awards made in January 2011 and 2012 and all LTRS awards made in January 2011 provide for a clawback that applies to specified cases, including in the case of employee misconduct or where the awards were based on earnings that were misstated. Some of these awards are subject to variable accounting.

        Generally, in order to reduce the use of shares under Citigroup's stockholder-approved stock incentive plan, the percentages of total annual incentives awarded pursuant to CAP in January 2010 and January 2009 were reduced and were instead awarded as deferred cash awards primarily in the U.S. and the U.K. The deferred cash awards are subject to two-year and four-year vesting schedules, but the other terms and conditions are the same as CAP awards made in those years. The deferred cash awards earn a return during the vesting period based on LIBOR; in 2010 only, a portion of the deferred cash award was denominated as a stock unit, the value of which will fluctuate based on the price of Citi common stock. In both cases, only cash will be delivered at vesting.

        In January 2009, members of the Management Executive Committee (except the CEO and CFO) received 30% of their incentive awards for 2008 as performance vesting-equity awards. These awards vest 50% if the price of Citigroup common stock meets a price target of $106.10, and 50% for a price target of $178.50, in each case on or prior to January 14, 2013. The price target will be met only if the NYSE closing price equals or exceeds the applicable price target for at least 20 NYSE trading days within any period of 30 consecutive NYSE trading days ending on or before January 14, 2013. Any shares that have not vested by such date will vest according to a fraction, the numerator of which is the share price on the delivery date and the denominator of which is the price target of the unvested shares. No dividend equivalents are paid on unvested awards. The fair value of the awards is recognized as compensation expense ratably over the vesting period. This fair value was determined using the following assumptions:

Weighted-average per-share fair value	$22.97
Weighted-average expected life	3.85 years

Valuation assumptions
Expected volatility	36.07%
Risk-free interest rate	1.21%
Expected dividend yield	0.88%

        From 2003 to 2007, Citigroup granted annual stock awards under its Citigroup Ownership Program (COP) to a broad base of employees who were not eligible for CAP. The COP awards of restricted or deferred stock vest after three years, but otherwise have terms similar to CAP. Amortization of restricted and deferred stock awards shown in the table above for 2010 and 2009 includes expense associated with these awards.

        EESA-related Stock Compensation.    Incentive compensation in respect of 2009 performance for the senior executive officers and the next 95 most highly compensated employees (2009 Top 100) was administered in accordance with the Emergency Economic Stabilization Act of 2008, as amended (EESA) pursuant to structures approved by the Special Master for TARP Executive Compensation (Special Master). Pursuant to such structures, the affected employees did not participate in CAP and instead received equity compensation in the form of fully vested stock payments, LTRS and other restricted and deferred stock awards subject to vesting requirements and sale restrictions. The other restricted and deferred stock awards to the 2009 Top 100 vest ratably over three years pursuant to terms similar to CAP awards, but vested shares are subject to sale restrictions until the later of the first anniversary of the regularly scheduled vesting date or January 20, 2013. Pursuant to EESA-prescribed structures, incentive compensation in respect of 2010 performance was delivered to the senior executive officers and next 20 most highly compensated employees for 2010 (2010 Top 25), in the form of LTRS awards. The LTRS awards to the 2009 Top 100 and 2010 Top 25 vest in full after three years of service and there are no provisions for early vesting in the event of retirement, involuntary termination of employment or change in control, but early vesting will occur upon death or disability.

        In 2009 and January 2010, the 2009 Top 100 received salary stock payments that become transferrable in monthly installments over periods of either one year or three years beginning in January 2010. In September 2010, salary stock payments were made to the 2010 Top 25 (other than the CEO) in a manner consistent with the salary stock payments made in 2009 pursuant to rulings issued by the Special Master. The salary stock paid for 2010, net of tax withholdings, is transferable over a 12-month period beginning in January 2011. There are no provisions for early release of the transfer restrictions on salary stock in the event of retirement, involuntary termination of employment, change in control, or any other reason.

        In connection with its agreement to repay $20 billion of its TARP obligations to the U.S. Treasury Department in December 2009, Citigroup announced that $1.7 billion of incentive compensation that would have otherwise been awarded in cash to employees in respect of 2009 performance would instead be awarded as "common stock equivalent" awards denominated in U.S. dollars or in local currency that were settled by stock payments in April 2010. The awards were generally accrued as compensation expense in the year 2009 and were recorded as a liability from the January 2010 grant date until the settlement date in April 2010. The recorded liability was reclassified to equity when newly issued shares were delivered to participating employees on the settlement date.

        Sign-on and Long-Term Awards.    From time to time, restricted or deferred stock awards and/or stock option grants are made outside of the annual incentive program to induce talented employees to join Citigroup or as special retention awards to key employees. Vesting periods vary, but are generally two to four years. Generally, recipients must remain employed through the vesting dates to vest in the awards, except in cases of death, disability, or involuntary termination other than for "gross misconduct." Unlike CAP, these awards do not usually provide for post-employment vesting by retirement-eligible participants.

        On May 17, 2011, the Committee approved a deferred stock retention award to CEO Vikram Pandit. The award vests in three equal installments on December 31, 2013, December 31, 2014 and December 31, 2015 if the Committee determines that he has satisfied discretionary performance criteria dealing with regulatory compliance, Citi culture and talent management and Mr. Pandit remains employed through the vesting date. Any vested shares from the December 31, 2013, and December 31, 2014 vestings will be sale-restricted until December 31, 2015. This award is subject to variable accounting.

        On July 17, 2007, the Committee approved the Management Committee Long-Term Incentive Plan (MC LTIP) (pursuant to the terms of the shareholder-approved 1999 Stock Incentive Plan) under which participants received an equity award that could be earned based on Citigroup's performance against various metrics relative to peer companies and publicly stated return on equity (ROE) targets measured at the end of each calendar year beginning with 2007. The final expense for each of the three consecutive calendar years was adjusted based on the results of the ROE tests. No awards were earned for 2009, 2008 or 2007 and no shares were issued because performance targets were not met. No new awards were made under the MC LTIP since the initial award in July 2007.

        Directors.    Non-employee directors receive part of their compensation in the form of deferred stock awards that vest in two years, and may elect to receive part of their retainer in the form of a stock payment, which they may elect to defer.

        A summary of the status of Citigroup's unvested stock awards that are not subject to variable accounting at December 31, 2011 and changes during the 12 months ended December 31, 2011 are presented below:

Unvested stock awards	Shares	Weighted-average grant date fair value
Unvested at January 1, 2011	32,508,167	$72.84
New awards	33,189,925	49.59
Cancelled awards	(1,894,723)	54.39
Vested awards(1)	(13,590,245)	99.73

Unvested at December 31, 2011	50,213,124	$50.90

(1)
The weighted-average fair value of the vestings during 2011 was approximately $46.10 per share.

        A summary of the status of Citigroup's unvested stock awards that are subject to variable accounting at December 31, 2011 and changes during the 12 months ended December 31, 2011 are presented below:

Unvested stock awards	Shares	Weighted-average award issuance fair value
Unvested at January 1, 2011	—	$—
New awards	5,337,863	49.31
Cancelled awards	(47,065)	50.20
Vested awards	—	—

Unvested at December 31, 2011	5,290,798	$49.30

        At December 31, 2011, there was $985 million of total unrecognized compensation cost related to unvested stock awards net of the forfeiture provision. That cost is expected to be recognized over a weighted-average period of 2.3 years. However, the cost of awards subject to variable accounting will fluctuate with changes in Citigroup's stock price.

Stock Option Programs

        While the Company no longer grants options as part of its annual incentive award programs, Citi may grant stock options to employees or directors on a one-time basis, as sign-on awards or as retention awards. All stock options are granted on Citigroup common stock with exercise prices that are no less than the fair market value at the time of grant (which is defined under the 2009 Stock Incentive Plan to be the NYSE closing price on the trading day immediately preceding the grant date or on the grant date for grants to executive officers).

        On May 17, 2011, the Committee approved a retention award to the CEO that included an option grant with exercise prices at or above the market price of Citi common stock on the grant date. The price of Citi common stock on the grant date was $41.54 and the committee awarded options with exercise prices of $41.54, $52.50 and $60.00. These options vest in three equal installments on the first three anniversaries of the grant date, and vested options remain exercisable for their entire 10-year term. Unvested options will be forfeited if the CEO terminates employment with the Company for any reason before the applicable vesting date, except in the event of his death or disability. The options have risk-adjustment features such as a one-year holding period for incremental shares if the options are exercised before the fifth anniversary of the grant date, and unvested and vested but unexercised option shares may be cancelled or forfeited pursuant to a clawback provision.

        On February 14, 2011, Citigroup granted options exercisable for approximately 2.9 million shares of Citi common stock to certain of its executive officers. The options have six-year terms and vest in three equal annual installments beginning on February 14, 2012. The exercise price of the options is $49.10, which was the closing price of a share of Citi common stock on the grant date. On any exercise of the options before the fifth anniversary of the grant date, the shares received on exercise (net of the amount required to pay taxes and the exercise price) are subject to a one-year transfer restriction.

        On April 20, 2010, Citigroup made an option grant to a group of employees who were not eligible for the October 29, 2009, broad-based grant described below. The options were awarded with an exercise price equal to the NYSE closing price on the trading day immediately preceding the date of grant ($48.80). The options vest in three annual installments beginning on October 29, 2010. The options have a six-year term.

        On October 29, 2009, Citigroup made a one-time broad-based option grant to employees worldwide. The options have a six-year term, and generally vest in three equal installments over three years, beginning on the first anniversary of the grant date. The options were awarded with an exercise price equal to the NYSE closing price on the trading day immediately preceding the date of grant ($40.80). The CEO and other employees whose 2009 compensation was subject to structures approved by the Special Master did not participate in this grant.

        In January 2009, members of the Management Executive Committee received 10% of their awards as performance-priced stock options, with an exercise price that placed the awards significantly "out of the money" on the date of grant. Half of each executive's options have an exercise price of $178.50 and half have an exercise price of $106.10. The options were granted on a day on which Citi's closing price was $45.30. The options have a 10-year term and vest ratably over a four-year period.

        Prior to 2009, stock options were granted to CAP participants who elected to receive stock options in lieu of restricted or deferred stock awards, and to non-employee directors who elected to receive their compensation in the form of a stock option grant. Beginning in 2009, Citi eliminated the stock option election for all directors and employees (except certain CAP participants who were permitted to make a stock option election for awards made in 2009).

        Generally, options granted from 2003 through 2009 have six-year terms and vest ratably over three- or four-year periods; however options granted to directors provided for cliff vesting. Vesting schedules for sign-on or retention grants may vary. The sale of shares acquired through the exercise of employee stock options granted from 2003 through January 2009 is restricted for a two-year period (and may be subject to the stock ownership commitment of senior executives thereafter).

        On January 22, 2008, the CEO was awarded stock options to purchase three hundred thousand shares of common stock. The options vest 25% per year beginning on the first anniversary of the grant date and expire on the tenth anniversary of the grant date. One-third of the options have an exercise price equal to the NYSE closing price of Citigroup stock on the grant date ($244.00), one-third have an exercise price equal to a 25% premium over the grant-date closing price ($305.00), and one-third have an exercise price equal to a 50% premium over the grant date closing price ($366.00). These options do not have a reload feature.

        Prior to 2003, Citigroup options, including options granted since the date of the merger of Citicorp and Travelers Group, Inc., generally vested at a rate of 20% per year over five years (with the first vesting date occurring 12 to 18 months following the grant date) and had 10-year terms. Certain options, mostly granted prior to January 1, 2003 and with 10-year terms, permit an employee exercising an option under certain conditions to be granted new options (reload options) in an amount equal to the number of common shares used to satisfy the exercise price and the withholding taxes due upon exercise. The reload options are granted for the remaining term of the related original option and vest after six months. Reload options may in turn be exercised using the reload method, given certain conditions. An option may not be exercised using the reload method unless the market price on the date of exercise is at least 20% greater than the option to purchase.

        From 1997 to 2002, a broad base of employees participated in annual option grant programs. The options vested over five-year periods, or cliff vested after five years, and had 10-year terms but no reload features. No grants have been made under these programs since 2002 and all options that remain outstanding will expire in 2012.

        Information with respect to stock option activity under Citigroup stock option programs for the years ended December 31, 2011, 2010 and 2009 is as follows:

	2011			2010			2009
	Options	Weighted- average exercise price	Intrinsic value per share	Options	Weighted- average exercise price	Intrinsic value per share	Options	Weighted- average exercise price	Intrinsic value per share
Outstanding, beginning of period	37,486,011	$93.70	$—	40,404,481	$127.50	$—	14,386,066	$418.40	$—
Granted—original	3,425,000	48.86	—	4,450,017	47.80	—	32,124,473	42.70	—
Forfeited or exchanged	(1,539,227)	176.41	—	(4,368,086)	115.10	—	(3,928,531)	369.80	—
Expired	(1,610,450)	487.24	—	(2,935,863)	458.70	—	(2,177,527)	362.10	—
Exercised	(165,305)	40.80	6.72	(64,538)	40.80	3.80	—	—	—

Outstanding, end of period	37,596,029	$69.60	$—	37,486,011	$93.70	$—	40,404,481	$127.50	$—

Exercisable, end of period	23,237,069			15,189,710			7,893,909

        The following table summarizes the information about stock options outstanding under Citigroup stock option programs at December 31, 2011:

	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding	Weighted-average contractual life remaining	Weighted-average exercise price	Number exercisable	Weighted-average exercise price
$29.70 - $49.99	33,982,017	4.1 years	$42.38	20,302,484	$41.79
$50.00 - $99.99	203,614	9.3 years	56.44	1,807	67.10
$100.00 - $199.99	532,152	6.9 years	147.20	298,788	150.89
$200.00 - $299.99	852,842	2.6 years	244.51	658,586	244.50
$300.00 - $399.99	366,912	3.6 years	346.94	316,912	348.74
$400.00 - $499.99	1,216,690	0.1 years	428.22	1,216,690	428.22
$500.00 - $564.10	441,802	0.3 years	520.90	441,802	520.90

	37,596,029	4.0 years	$69.60	23,237,069	$82.47

        As of December 31, 2011, there was $122.5 million of total unrecognized compensation cost related to stock options; this cost is expected to be recognized over a weighted-average period of 0.8 years.

Fair Value Assumptions

        Valuation and related assumption information for Citigroup option programs is presented below. Citigroup uses a lattice-type model to value stock options.

For options granted during	2011	2010	2009
Weighted-average per-share fair value, at December 31	$13.90	$16.60	$13.80
Weighted-average expected life
Original grants	4.95 yrs.	6.06 yrs.	5.87 yrs.

Valuation assumptions
Expected volatility	35.64%	36.42%	35.89%
Risk-free interest rate	2.33%	2.88%	2.79%
Expected dividend yield	0.00%	0.00%	0.02%
Expected annual forfeitures
Original and reload grants	9.62%	9.62%	7.60%

Profit Sharing Plan

        In October 2010, the Committee approved awards under the 2010 Key Employee Profit Sharing Plan (KEPSP) which may entitle participants to profit-sharing payments based on an initial performance measurement period of January 1, 2010 through December 31, 2012. Generally, if a participant remains employed and all other conditions to vesting and payment are satisfied, the participant will be entitled to an initial payment in 2013, as well as a holdback payment in 2014 that may be reduced based on performance during the subsequent holdback period (generally, January 1, 2013 through December 31, 2013). If the vesting and performance conditions are satisfied, a participant's initial payment will equal two-thirds of the product of the cumulative pretax income of Citicorp (as defined in the KEPSP) for the initial performance period and the participant's applicable percentage. The initial payment will be paid after January 20, 2013, but no later than March 15, 2013.

        The participant's holdback payment, if any, will equal the product of (a) the lesser of cumulative pretax income of Citicorp for the initial performance period and cumulative pretax income of Citicorp for the initial performance period and the holdback period combined (generally, January 1, 2010 through December 31, 2013), and (b) the participant's applicable percentage, less the initial payment; provided that the holdback payment may not be less than zero. The holdback payment, if any, will be paid after January 20, 2014, but no later than March 15, 2014. The holdback payment, if any, will be credited with notional interest during the holdback period. It is intended that the initial payment and holdback payment will be paid in cash; however, awards may be paid in Citi common stock if required by regulatory authority. Regulators have required that U.K. participants receive at least 50% of their initial payment and at least 50% of their holdback payment, if any, in shares of Citi common stock that will be subject to a six-month sales restriction. Clawbacks apply to the award.

        Independent risk function employees were not eligible to participate in the KEPSP as the independent risk function participates in the determination of whether payouts will be made under the KEPSP.

        On February 14, 2011, the Committee approved grants of awards under the 2011 KEPSP to certain executive officers, and on May 17, 2011, to the CEO. These awards have a performance period of January 1, 2011 to December 31, 2012, and other terms of the awards are similar to the 2010 KEPSP.

        Expense taken in 2011 in respect of the KEPSP was $285 million.

Other Incentive Compensation

        Citigroup may at times issue Cash in Lieu of Equity awards, which are deferred cash awards given to new hires in replacement of prior employer's awards or other forfeited compensation. The vesting schedules and terms and conditions of these deferred cash awards are generally structured to match the terms of awards or other compensation from a prior employer that was forfeited to accept employment with the Company. Expense taken in 2011 for these awards was $172 million.

        Additionally, certain subsidiaries or business units of the Company operate and may from time to time introduce other incentive plans for certain employees that have an incentive-based award component. These awards are not considered material to Citigroup's operations.

9.     RETIREMENT BENEFITS

Pension and Postretirement Plans

        The Company has several non-contributory defined benefit pension plans covering certain U.S. employees and has various defined benefit pension and termination indemnity plans covering employees outside the United States. The U.S. qualified defined benefit plan was frozen effective January 1, 2008, for most employees. Accordingly, no additional compensation-based contributions were credited to the cash balance portion of the plan for existing plan participants after 2007. However, certain employees covered under the prior final pay plan formula continue to accrue benefits. The Company also offers postretirement health care and life insurance benefits to certain eligible U.S. retired employees, as well as to certain eligible employees outside the United States.

        The following table summarizes the components of net (benefit) expense recognized in the Consolidated Statement of Income for the Company's U.S. qualified and nonqualified pension plans, postretirement plans and plans outside the United States. The Company uses a December 31 measurement date for its U.S. and non-U.S. plans.

Net (Benefit) Expense

	Pension plans						Postretirement benefit plans
	U.S. plans			Non-U.S. plans			U.S. plans			Non-U.S. plans
In millions of dollars	2011	2010	2009	2011	2010	2009	2011	2010	2009	2011	2010	2009
Qualified Plans
Benefits earned during the year	$13	$14	$18	$203	$167	$148	$—	$1	$1	$28	$23	$26
Interest cost on benefit obligation	612	644	649	382	342	301	53	59	61	118	105	89
Expected return on plan assets	(890)	(874)	(912)	(422)	(378)	(336)	(6)	(8)	(10)	(117)	(100)	(77)
Amortization of unrecognized
Net transition obligation	—	—	—	(1)	(1)	(1)	—	—	—	—	—	—
Prior service cost (benefit)	(1)	(1)	(1)	4	4	4	(3)	(3)	(1)	—	—	—
Net actuarial loss	64	47	10	72	57	60	3	11	2	24	20	18
Curtailment (gain) loss(1)	—	—	47	4	1	(8)	—	—	—	—	—	—
Settlement (gain) loss	—	—	—	10	7	15	—	—	—	—	—	—
Special termination benefits	—	—	—	27	5	15	—	—	—	—	—	—

Net qualified (benefit) expense	$(202)	$(170)	$(189)	$279	$204	$198	$47	$60	$53	$53	$48	$56

Nonqualified plans expense	$42	$41	$41	$—	$—	$—	$—	$—	$—	$—	$—	$—

Total net (benefit) expense	$(160)	$(129)	$(148)	$279	$204	$198	$47	$60	$53	$53	$48	$56

(1)
The 2009 curtailment gain in the non-U.S. pension plans includes an $18 million gain reflecting the sale of Citigroup's Nikko operations. See Note 2 to the Consolidated Financial Statements for further discussion of the sale of Nikko operations.

Contributions

        Citigroup's funding policy for U.S. and non-U.S. pension plans is generally to fund to minimum funding requirements in accordance with applicable local laws and regulations. The Company may increase its contributions above the minimum required contribution, if appropriate. For the U.S. pension plans, at December 31, 2011 and 2010, there were no minimum required cash contributions. During 2010, a discretionary cash contribution of $995 million was made to the plan. For the U.S. non-qualified pension plans, the Company contributed $51 million in benefits paid directly during 2011, $51 million during 2010 and $55 million during 2009. No contributions are expected for the U.S. qualified pension plan for 2012 and $53 million of direct payments are expected for the U.S. non-qualified plans for 2012.

        For the non-U.S. pension plans, the Company reported $389 million in employer contributions during 2011, which includes $47 million in benefits paid directly by the Company. For the non-U.S. pension plans, discretionary cash contributions for 2012 are anticipated to be approximately $211 million. In addition, the Company expects to contribute $43 million of benefits to be paid directly by the Company for its non-U.S. pension plans. For the U.S. postretirement benefit plans, there are no expected or required contributions for 2012 other than $55 million of benefit payments expected to be paid directly by the Company.

        For the non-U.S. postretirement benefit plans, the Company reported $75 million in employer contributions during 2011, which includes $5 million in benefits paid directly by the Company during the year. For the non-U.S. postretirement benefit plans, expected cash contributions for 2012 are $83 million including $4 million of benefits to be paid directly by the Company.

        These estimates are subject to change, since contribution decisions are affected by various factors, such as market performance and regulatory requirements. In addition, management has the ability to change funding policy.

        The estimated net actuarial loss, prior service cost and net transition obligation that will be amortized from Accumulated other comprehensive income (loss) into net expense in 2012 are approximately $181 million, $2 million and $(1) million, respectively, for defined benefit pension plans. For postretirement plans, the estimated 2012 net actuarial loss and prior service cost amortizations are approximately $32 million and $(1) million, respectively.

        The following table summarizes the funded status and amounts recognized in the Consolidated Balance Sheet for the Company's U.S. qualified and nonqualified pension plans, postretirement plans and plans outside the United States.

Net Amount Recognized

	Pension plans				Postretirement benefit plans
	U.S. plans(1)		Non-U.S. plans		U.S. plans		Non-U.S. plans
In millions of dollars	2011	2010	2011	2010	2011	2010	2011	2010
Change in projected benefit obligation
Projected benefit obligation at beginning of year	$11,730	$11,178	$6,189	$5,400	$1,179	$1,086	$1,395	$1,141
Benefits earned during the year	13	14	203	167	—	1	28	23
Interest cost on benefit obligation	612	644	382	342	53	59	118	105
Plan amendments	—	—	2	8	—	—	—	—
Actuarial (gain) loss	655	537	59	459	(44)	108	29	120
Benefits paid	(633)	(643)	(288)	(264)	(79)	(87)	(54)	(47)
Expected Medicare Part D subsidy	—	—	—	—	10	12	—	—
Settlements	—	—	(44)	(49)	—	—	—	—
Curtailments	—	—	3	(5)	—	—	—	—
Special/contractual termination benefits	—	—	27	5	—	—	—	—
Foreign exchange impact and other	—	—	(271)	126	8	—	(148)	53

Projected benefit obligation at year end	$12,377	$11,730	$6,262	$6,189	$1,127	$1,179	$1,368	$1,395

Change in plan assets
Plan assets at fair value at beginning of year	$11,561	$9,934	$6,145	$5,592	$95	$114	$1,176	$967
Actual return on plan assets	1,063	1,271	526	432	5	10	40	126
Company contributions(2)	—	999	389	305	53	58	75	75
Plan participants contributions	—	—	6	6	—	—	—	—
Settlements	—	—	(44)	(49)	—	—	—	—
Benefits paid	(633)	(643)	(288)	(264)	(79)	(87)	(54)	(47)
Foreign exchange impact and other	—	—	(313)	123	—	—	(141)	55

Plan assets at fair value at year end	$11,991	$11,561	$6,421	$6,145	$74	$95	$1,096	$1,176

Funded status of the plan at year end(3)	$(386)	$(169)	$159	$(44)	$(1,053)	$(1,084)	$(272)	$(219)

Net amount recognized
Benefit asset	$—	$—	$874	$528	$—	$—	$—	$52
Benefit liability	(386)	(169)	(715)	(572)	(1,053)	(1,084)	(272)	(271)

Net amount recognized on the balance sheet	$(386)	$(169)	$159	$(44)	$(1,053)	$(1,084)	$(272)	$(219)

Amounts recognized in Accumulated other comprehensive income (loss)
Net transition obligation	$—	$—	$(1)	$(2)	$—	$—	$1	$1
Prior service cost (benefit)	(1)	(1)	23	26	(3)	(6)	(5)	(6)
Net actuarial loss	4,440	4,021	1,454	1,652	152	194	509	486

Net amount recognized in equity—pretax	$4,439	$4,020	$1,476	$1,676	$149	$188	$505	$481

Accumulated benefit obligation at year end	$12,337	$11,689	$5,463	$5,576	$1,127	$1,179	$1,368	$1,395

(1)
The U.S. plans exclude nonqualified pension plans, for which the aggregate projected benefit obligation was $713 million and $658 million and the aggregate accumulated benefit obligation was $694 million and $648 million at December 31, 2011 and 2010, respectively. These plans are unfunded. As such, the funded status of these plans is $(713) million and $(658) million at December 31, 2011 and 2010, respectively. Accumulated other comprehensive income (loss) reflects pretax charges of $231 million and $167 million at December 31, 2011 and 2010, respectively, that primarily relate to net actuarial loss.

(2)
There were no Company contributions to the U.S. pension plan during 2011 and $999 million during 2010, which includes a discretionary cash contribution of $995 million in 2010 and advisory fees paid to Citi Alternative Investments. Company contributions to the non-U.S. pension plans include $47 million and $40 million of benefits paid directly by the Company during 2011 and 2010, respectively.

(3)
The U.S. qualified pension plan is fully funded under specified ERISA funding rules as of January 1, 2011 and no minimum required funding is expected for 2011 and 2012.

        The following table shows the change in Accumulated other comprehensive income (loss) for the years ended December 31, 2011 and 2010:

In millions of dollars	2011	2010
Balance, January 1, net of tax(1)	$(4,105)	$(3,461)
Actuarial assumptions changes and plan experience(2)	(820)	(1,257)
Net asset gain due to actual returns exceeding expected returns	197	479
Net amortizations	183	137
Foreign exchange impact and other	28	(437)
Change in deferred taxes, net	235	434

Change, net of tax	$(177)	$(644)

Balance, December 31, net of tax(1)	$(4,282)	$(4,105)

(1)
See Note 21 to the Consolidated Financial Statements for further discussion of net Accumulated other comprehensive income (loss) balance.

(2)
Includes $70 million and $33 million in net actuarial losses related to U.S. nonqualified pension plans for 2011 and 2010, respectively.

        At the end of 2011 and 2010, for both qualified and nonqualified plans and for both funded and unfunded plans, the aggregate projected benefit obligation (PBO), the aggregate accumulated benefit obligation (ABO), and the aggregate fair value of plan assets are presented for pension plans with a projected benefit obligation in excess of plan assets and for pension plans with an accumulated benefit obligation in excess of plan assets as follows:

	PBO exceeds fair value of plan assets				ABO exceeds fair value of plan assets
	U.S. plans(1)		Non-U.S. plans		U.S. plans(1)		Non-U.S. plans
In millions of dollars	2011	2010	2011	2010	2011	2010	2011	2010
Projected benefit obligation	$13,089	$12,388	$2,386	$2,305	$13,089	$12,388	$1,970	$1,549
Accumulated benefit obligation	13,031	12,337	1,992	1,949	13,031	12,337	1,691	1,340
Fair value of plan assets	11,991	11,561	1,671	1,732	11,991	11,561	1,139	1,046

(1)
In 2011, the PBO and ABO of the U.S. plans include $12,377 million and $12,337 million, respectively, relating to the qualified plan and $712 million and $694 million, respectively, relating to the nonqualified plans. In 2010, the PBO and ABO of the U.S. plans include $11,730 million and $11,689 million, respectively, relating to the qualified plan and $658 million and $648 million, respectively, relating to the nonqualified plans.

        At December 31, 2011, combined accumulated benefit obligations for the U.S. and non-U.S. pension plans, excluding U.S. nonqualified plans, exceeded plan assets by $0.6 billion. At December 31, 2010, combined accumulated benefit obligations for the U.S. and non-U.S. pension plans, excluding U.S. nonqualified plans, exceeded plan assets by $0.4 billion.

Plan Assumptions

        Citigroup utilizes a number of assumptions to determine plan obligations and expense. Changes in one or a combination of these assumptions will have an impact on the Company's pension and postretirement PBO, funded status and benefit expense. Changes in the plans' funded status resulting from changes in the PBO and fair value of plan assets will have a corresponding impact on Accumulated other comprehensive income (loss). A discussion of certain assumptions follows.

Discount Rate

        The discount rates for the U.S. pension and postretirement plans were selected by reference to a Citigroup-specific analysis using each plan's specific cash flows and compared with high quality corporate bond indices for reasonableness. Citigroup's policy is to round to the nearest five hundredths of a percent. Accordingly, at December 31, 2011, the discount rate was set at 4.70% for the pension plans and 4.30% for the postretirement plans. At December 31, 2010, the discount rate was set at 5.45% for the pension plans and 5.10% for the postretirement plans, referencing a Citigroup-specific cash flow analysis.

        The discount rates for the non-U.S. pension and postretirement plans are selected by reference to high quality corporate bond rates in countries that have developed corporate bond markets. However, where developed corporate bond markets do not exist, the discount rates are selected by reference to local government bond rates with a premium added to reflect the additional risk for corporate bonds.

        The discount rate and future rate of compensation assumptions used in determining pension and postretirement benefit obligations and net benefit expense for the Company's plans are shown in the following table:

At year end	2011	2010
Discount rate
U.S. plans(1)
Pension	4.70%	5.45%
Postretirement	4.30	5.10
Non-U.S. pension plans
Range	1.75 to 13.25	1.75 to 14.00
Weighted average	5.94	6.23
Future compensation increase rate
U.S. plans(2)	3.00	3.00
Non-U.S. pension plans
Range	1.60 to 13.30	1.0 to 11.0
Weighted average	4.04	4.66

During the year	2011	2010
Discount rate
U.S. plans(1)
Pension	5.45%	5.90%
Postretirement	5.10	5.55
Non-U.S. pension plans
Range	1.75 to 14.00	2.00 to 13.25
Weighted average	6.23	6.50
Future compensation increase rate
U.S. plans(2)	3.00	3.00
Non-U.S. pension plans
Range	1.00 to 11.00	1.00 to 12.00
Weighted average	4.66	4.60

(1)
Weighted-average rates for the U.S. plans equal the stated rates.

(2)
Effective January 1, 2008, the U.S. qualified pension plan was frozen except for certain grandfathered employees accruing benefits under a final pay plan formula. Only the future compensation increases for these grandfathered employees will affect future pension expense and obligations. Future compensation increase rates for small groups of employees were 4%.

        A one-percentage-point change in the discount rates would have the following effects on pension expense:

	One-percentage-point increase			One-percentage-point decrease
In millions of dollars	2011	2010	2009	2011	2010	2009
Effect on pension expense for U.S. plans(1)	$19	$19	$14	$(34)	$(34)	$(27)
Effect on pension expense for non-U.S. plans	(57)	(49)	(40)	70	56	62

(1)
Due to the freeze of the U.S. qualified pension plan commencing January 1, 2008, the majority of the prospective service cost has been eliminated and the gain/loss amortization period was changed to the life expectancy for inactive participants. As a result, pension expense for the U.S. qualified pension plan is driven more by interest costs than service costs, and an increase in the discount rate would increase pension expense, while a decrease in the discount rate would decrease pension expense.

        Assumed health-care cost-trend rates were as follows:

	2011	2010
Health-care cost increase rate for U.S. plans
Following year	9.00%	9.50%
Ultimate rate to which cost increase is assumed to decline	5.00	5.00

Year in which the ultimate rate is reached	2020	2020

        A one-percentage-point change in assumed health-care cost-trend rates would have the following effects:

	One-percentage-point decrease		One-percentage-point decrease
In millions of dollars	2011	2010	2011	2010
Effect on benefits earned and interest cost for U.S. plans	$2	$3	$(2)	$(2)
Effect on accumulated postretirement benefit obligation for U.S. plans	43	49	(38)	(44)

Expected Rate of Return

        Citigroup determines its assumptions for the expected rate of return on plan assets for its U.S. pension and postretirement plans using a "building block" approach, which focuses on ranges of anticipated rates of return for each asset class. A weighted range of nominal rates is then determined based on target allocations to each asset class. Market performance over a number of earlier years is evaluated covering a wide range of economic conditions to determine whether there are sound reasons for projecting any past trends.

        Citigroup considers the expected rate of return to be a long-term assessment of return expectations and does not anticipate changing this assumption annually unless there are significant changes in investment strategy or economic conditions. This contrasts with the selection of the discount rate, future compensation increase rate, and certain other assumptions, which are reconsidered annually in accordance with generally accepted accounting principles.

        The expected rate of return for the U.S. pension and postretirement plans was 7.50% at December 31, 2011, 7.50% at December 31, 2010, and 7.75% at December 31, 2009, reflecting a change in investment allocations during 2010. Actual returns in 2011 and 2010 were greater than the expected returns, while actual returns in 2009 were less than the expected returns. This expected amount reflects the expected annual appreciation of the plan assets and reduces the annual pension expense of Citigroup. It is deducted from the sum of service cost, interest and other components of pension expense to arrive at the net pension (benefit) expense. Net pension (benefit) expense for the U.S. pension plans for 2011, 2010, and 2009 reflects deductions of $890 million, $874 million, and $912 million of expected returns, respectively.

        The following table shows the expected versus actual rate of return on plan assets for 2011, 2010 and 2009 for the U.S. pension and postretirement plans:

	2011	2010	2009
Expected rate of return	7.50%	7.50%	7.75%
Actual rate of return(1)	11.13%	14.11%	(2.77)%

(1)
Actual rates of return are presented gross of fees.

        For the non-U.S. plans, pension expense for 2011 was reduced by the expected return of $422 million, compared with the actual return of $526 million. Pension expense for 2010 and 2009 was reduced by expected returns of $378 million and $336 million, respectively. Actual returns were higher in 2011, 2010, and 2009 than the expected returns in those years.

        The expected long-term rates of return on assets used in determining the Company's pension expense are shown below:

	2011	2010
Rate of return on assets
U.S. plans(1)	7.50%	7.75%
Non-U.S. pension plans
Range	1.00 to 12.50	1.75 to 13.00
Weighted average	6.89	6.96

(1)
Weighted-average rates for the U.S. plans equal the stated rates.

        A one-percentage-point change in the expected rates of return would have the following effects on pension expense:

	One-percentage-point increase			One-percentage-point decrease
In millions of dollars	2011	2010	2009	2011	2010	2009
Effect on pension expense for U.S. plans	$(118)	$(119)	$(109)	$118	$119	$109
Effect on pension expense for non-U.S. plans	(62)	(54)	(44)	62	54	44

Plan Assets

        Citigroup's pension and postretirement plans' asset allocations for the U.S. plans at the end of 2011 and 2010, and the target allocations for 2012 by asset category based on asset fair values, are as follows:

	Target asset allocation	U.S. pension assets at December 31,		U.S. postretirement assets at December 31,
Asset category(1)	2012	2011	2010	2011	2010
Equity securities(2)	0 - 34%	16%	15%	16%	15%
Debt securities	30 - 67	44	40	44	39
Real estate	0 - 7	5	5	5	5
Private equity	0 - 15	13	16	13	16
Other investments	8 - 29	22	24	22	25

Total		100%	100%	100%	100%

(1)
Target asset allocations for the U.S. plans are set by investment strategy, not by investment product. For example, private equities with an underlying investment in real estate are classified in the real estate asset category, not private equity.

(2)
Equity securities in the U.S. pension plans include no Citigroup common stock at the end of 2011 and 2010.

        Third-party investment managers and advisors provide their services to Citigroup's U.S. pension plans. Assets are rebalanced as the Pension Plan Investment Committee deems appropriate. Citigroup's investment strategy, with respect to its pension assets, is to maintain a globally diversified investment portfolio across several asset classes that, when combined with Citigroup's contributions to the plans, will maintain the plans' ability to meet all required benefit obligations.

        Citigroup's pension and postretirement plans' weighted-average asset allocations for the non-U.S. plans and the actual ranges at the end of 2011 and 2010, and the weighted-average target allocations for 2012 by asset category based on asset fair values are as follows:

	Non-U.S. pension plans
	Weighted-average target asset allocation	Actual range at December 31,		Weighted-average at December 31,
Asset category	2012	2011	2010	2011	2010
Equity securities	20%	0 to 65%	0 to 67%	19%	22%
Debt securities	73	0 to 99	0 to 100	71	68
Real estate	1	0 to 42	0 to 43	1	1
Other investments	6	0 to 100	0 to 100	9	9

Total	100%			100%	100%

	Non-U.S. postretirement plans
	Weighted-average target asset allocation	Actual range at December 31,		Weighted-average at December 31,
Asset category	2012	2011	2010	2011	2010
Equity securities	44%	0 to 44%	0 to 43%	44%	43%
Debt securities	45	45 to 100	47 to 100	45	47
Other investments	11	0 to 11	0 to 10	11	10

Total	100%			100%	100%

Fair Value Disclosure

        For information on fair value measurements, including descriptions of Level 1, 2 and 3 of the fair value hierarchy and the valuation methodology utilized by the Company, see "Significant Accounting Policies and Significant Estimates" and Note 25 to the Consolidated Financial Statements.

        Certain investments may transfer between the fair value hierarchy classifications during the year due to changes in valuation methodology and pricing sources. There were no significant transfers of investments between level 1 and level 2 during the years ended December 31, 2011 and 2010.

        Plan assets by detailed asset categories and the fair value hierarchy are as follows:

	U.S. pension and postretirement benefit plans(1)
	Fair value measurement at December 31, 2011
In millions of dollars Asset categories
	Level 1	Level 2	Level 3	Total
Equity securities
U.S. equity	$572	$5	$51	$628
Non-U.S. equity	229	—	19	248
Mutual funds	137	—	—	137
Commingled funds	440	594	—	1,034
Debt securities
U.S. Treasuries	1,760	—	—	1,760
U.S. agency	—	120	—	120
U.S. corporate bonds	2	1,073	5	1,080
Non-U.S. government debt	—	352	—	352
Non-U.S. corporate bonds	4	271	—	275
State and municipal debt	—	122	—	122
Hedge funds	—	1,087	870	1,957
Asset-backed securities	—	19	—	19
Mortgage-backed securities	—	32	—	32
Annuity contracts	—	—	155	155
Private equity	—	—	2,474	2,474
Derivatives	691	36	—	727
Other investments	92	20	121	233

Total investments at fair value	$3,927	$3,731	$3,695	$11,353

Cash and short-term investments	$412	$402	$—	$814
Other investment receivables	—	393	221	614

Total assets	$4,339	$4,526	$3,916	$12,781

Other investment liabilities	$(683)	$(33)	$—	$(716)

Total net assets	$3,656	$4,493	$3,916	$12,065

(1)
The investments of the U.S. pension and postretirement benefit plans are commingled in one trust. At December 31, 2011, the allocable interests of the U.S. pension and postretirement benefit plans were 99.2% and 0.8%, respectively.

	U.S. pension and postretirement benefit plans(1)
	Fair value measurement at December 31, 2010
In millions of dollars Asset categories(2)
	Level 1	Level 2	Level 3	Total
Equity securities
U.S. equity	$530	$9	$—	$539
Non-U.S. equity	432	4	—	436
Mutual funds	920	—	—	920
Commingled funds	773	—	—	773
Debt securities
U.S. Treasuries	1,039	—	—	1,039
U.S. agency	—	90	—	90
U.S. corporate bonds	—	1,050	5	1,055
Non-U.S. government debt	—	243	—	243
Non-U.S. corporate bonds	—	219	1	220
State and municipal debt	—	62	—	62
Hedge funds	—	1,521	1,014	2,535
Asset-backed securities	—	28	—	28
Mortgage-backed securities	—	25	—	25
Annuity contracts	—	—	187	187
Private equity	—	—	2,920	2,920
Derivatives	9	634	—	643
Other investments	9	—	4	13

Total investments at fair value	$3,712	$3,885	$4,131	$11,728

Cash and short-term investments	$152	$361	$—	$513
Other investment receivables	—	21	—	21

Total assets	$3,864	$4,267	$4,131	$12,262

Other investment liabilities	$(16)	$(590)	$—	$(606)

Total net assets	$3,848	$3,677	$4,131	$11,656

(1)
The investments of the U.S. pension and postretirement benefit plans are commingled in one trust. At December 31, 2010, the allocable interests of the U.S. pension and postretirement benefit plans were 99.2% and 0.8%, respectively.

(2)
Balances at December 31, 2010 have been reclassified to conform to the current year's presentation.

	Non-U.S. pension and postretirement benefit plans
	Fair value measurement at December 31, 2011
In millions of dollars Asset categories
	Level 1	Level 2	Level 3	Total
Equity securities
U.S. equity	$12	$—	$—	$12
Non-U.S. equity	48	180	5	233
Mutual funds	11	4,439	32	4,482
Commingled funds	26	—	—	26
Debt securities
U.S. Treasuries	1	—	—	1
U.S. corporate bonds	1	379	—	380
Non-U.S. government debt	1,484	129	5	1,618
Non-U.S. corporate bonds	5	318	3	326
State and municipal debt	—	—	—	—
Hedge funds	—	3	12	15
Mortgage-backed securities	1	—	—	1
Annuity contracts	—	3	—	3
Derivatives	—	3	—	3
Other investments	3	6	240	249

Total investments at fair value	$1,592	$5,460	$297	$7,349

Cash and short-term investments	$168	$—	$—	$168

Total assets	$1,760	$5,460	$297	$7,517

	Non-U.S. pension and postretirement benefit plans
	Fair value measurement at December 31, 2010
In millions of dollars Asset categories(1)
	Level 1	Level 2	Level 3	Total
Equity securities
U.S. equity	$12	$20	$—	$32
Non-U.S. equity	117	423	3	543
Mutual funds	183	4,773	—	4,956
Commingled funds	—	—	—	—
Debt securities
U.S. Treasuries	2	26	—	28
U.S. corporate bonds	—	354	—	354
Non-U.S. government debt	167	404	—	571
Non-U.S. corporate bonds	4	354	107	465
State and municipal debt	—	15	—	15
Hedge funds	4	—	14	18
Mortgage-backed securities	—	2	—	2
Annuity contracts	—	—	—	—
Derivatives	—	—	—	—
Other investments	9	29	189	227

Total investments at fair value	$498	$6,400	$313	$7,211

Cash and short-term investments	$92	$18	$—	$110

Total assets	$590	$6,418	$313	$7,321

(1)
Balances at December 31, 2010 have been reclassified to conform to the current year's presentation.

Level 3 Roll Forward

        The reconciliations of the beginning and ending balances during the period for Level 3 assets are as follows:

	U.S. pension and postretirement benefit plans
In millions of dollars Asset categories	Beginning Level 3 fair value at Dec. 31, 2010	Realized gains (losses)	Unrealized gains (losses)	Purchases, sales, and issuances	Transfers in and/or out of Level 3	Ending Level 3 fair value at Dec. 31, 2011
Equity securities
U.S. equity	$—	$—	$—	$—	$51	$51
Non-U.S. equity	—	—	(1)	—	20	19
Debt securities
U.S. corporate bonds	5	(2)	(1)	(1)	4	5
Non-U.S. corporate bonds	1	—	—	(1)	—	—
Hedge funds	1,014	42	(45)	(131)	(10)	870
Annuity contracts	187	—	3	(35)	—	155
Private equity	2,920	89	94	(497)	(132)	2,474
Other investments	4	—	(6)	—	123	121

Total investments	$4,131	$129	$44	$(665)	$56	$3,695
Other investment receivables	—	—	—	221	—	221

Total assets	$4,131	$129	$44	$(444)	$56	$3,916

	U.S. pension and postretirement benefit plans
In millions of dollars Asset categories	Beginning Level 3 fair value at Dec. 31, 2009	Realized gains (losses)	Unrealized gains (losses)	Purchases, sales, and issuances	Transfers in and/or out of Level 3	Ending Level 3 fair value at Dec. 31, 2010
Equity securities
U.S. equity	$1	$(1)	$—	$—	$—	$—
Non-U.S. equity	1	(1)	—	—	—	—
Debt securities
U.S. corporate bonds	1	—	—	3	1	5
Non-U.S. corporate bonds	—	—	—	1	—	1
Hedge funds	1,235	(15)	85	(220)	(71)	1,014
Annuity contracts	215	(44)	55	(39)	—	187
Private equity	2,539	148	292	(59)	—	2,920
Other investments	148	(66)	(66)	(16)	4	4

Total assets	$4,140	$21	$366	$(330)	$(66)	$4,131

	Non-U.S. pension and postretirement benefit plans
In millions of dollars Asset categories(1)	Beginning Level 3 fair value at Dec. 31, 2010	Realized gains (losses)	Unrealized gains (losses)	Purchases, sales, and issuances	Transfers in and/or out of Level 3	Ending Level 3 fair value at Dec. 31, 2011
Equity securities
Non-U.S. equity	$3	$—	$2	$—	$—	$5
Mutual funds	—	—	—	—	32	32
Debt securities
Non-U.S. government bonds	—	—	—	—	5	5
Non U.S. corporate bonds	107	—	—	2	(105)	4
Hedge funds	14	(2)	—	—	—	12
Other investments	189	4		(10)	56	239

Total assets	$313	$2	$2	$(8)	$(12)	$297

(1)
Balances at December 31, 2010 have been reclassified to conform to the current year's presentation.

	Non-U.S. pension and postretirement benefit plans
In millions of dollars Asset categories(1)	Beginning Level 3 fair value at Dec. 31, 2009	Realized gains (losses)	Unrealized gains (losses)	Purchases, sales, and issuances	Transfers in and/or out of Level 3	Ending Level 3 fair value at Dec. 31, 2010
Equity securities
Non-U.S. equity	$2	$—	$1	$—	$—	$3
Debt securities
Non-U.S. corporate bonds	91	—	—	16	—	107
Hedge funds	14	—	—	—	—	14
Other investments	205	(5)	3	—	(14)	189

Total assets	$312	$(5)	$4	$16	$(14)	$313

(1)
Balances have been reclassified to conform to the current year's presentation.

Investment Strategy

        Citigroup's global pension and postretirement funds' investment strategies are to invest in a prudent manner for the exclusive purpose of providing benefits to participants. The investment strategies are targeted to produce a total return that, when combined with Citigroup's contributions to the funds, will maintain the funds' ability to meet all required benefit obligations. Risk is controlled through diversification of asset types and investments in domestic and international equities, fixed-income securities and cash and short-term investments. The target asset allocation in most locations outside the U.S. is to have the majority of the assets in equity and debt securities. These allocations may vary by geographic region and country depending on the nature of applicable obligations and various other regional considerations. The wide variation in the actual range of plan asset allocations for the funded non-U.S. plans is a result of differing local statutory requirements and economic conditions. For example, in certain countries local law requires that all pension plan assets must be invested in fixed-income investments, government funds, or local-country securities.

Significant Concentrations of Risk in Plan Assets

        The assets of Citigroup's pension plans are diversified to limit the impact of any individual investment. The U.S. pension plan is diversified across multiple asset classes, with publicly traded fixed income, hedge funds and private equity representing the most significant asset allocations. Investments in these three asset classes are further diversified across funds, managers, strategies, vintages, sectors and geographies, depending on the specific characteristics of each asset class. The pension assets for Citigroup's largest non-U.S. plans are primarily invested in publicly traded fixed income and publicly traded equity securities.

Oversight and Risk Management Practices

        The framework for Citigroup's pensions oversight process includes monitoring of retirement plans by plan fiduciaries and/or management at the global, regional or country level, as appropriate. Independent risk management contributes to the risk oversight and monitoring for Citigroup's U.S. pension plans and largest non-U.S. pension plans. Although the specific components of the oversight process are tailored to the requirements of each region, country and plan, the following elements are common to Citigroup's monitoring and risk management process:

  •
  Periodic asset/liability management studies and strategic asset allocation reviews

  •
  Periodic monitoring of funding levels and funding ratios

  •
  Periodic monitoring of compliance with asset allocation guidelines

  •
  Periodic monitoring of asset class and/or investment manager performance against benchmarks

  •
  Periodic risk capital analysis and stress testing

Estimated Future Benefit Payments

        The Company expects to pay the following estimated benefit payments in future years:

	U.S. plans		Non-U.S. plans
In millions of dollars	Pension benefits	Postretirement benefits	Pension benefits	Postretirement benefits
2012	$748	$102	$331	$50
2013	762	93	324	50
2014	773	90	344	53
2015	785	91	358	56
2016	800	89	380	60
2017 - 2021	4,271	407	2,235	377

Prescription Drugs

        In December 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (Act of 2003) was enacted. The Act of 2003 established a prescription drug benefit under Medicare known as "Medicare Part D," and a federal subsidy to sponsors of U.S. retiree health-care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The benefits provided to certain participants are at least actuarially equivalent to Medicare Part D and, accordingly, the Company is entitled to a subsidy.

        The expected subsidy reduced the accumulated postretirement benefit obligation (APBO) by approximately $96 million and $139 million as of December 31, 2011 and 2010, respectively, and the postretirement expense by approximately $10 million and $9 million for 2011 and 2010, respectively.

        The following table shows the estimated future benefit payments without the effect of the subsidy and the amounts of the expected subsidy in future years:

	Expected U.S. postretirement benefit payments
In millions of dollars	Before Medicare Part D subsidy	Medicare Part D subsidy	After Medicare Part D subsidy
2012	$112	$10	$102
2013	103	10	93
2014	101	11	90
2015	99	8	91
2016	97	8	89
2017 - 2021	440	33	407

        The Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the Act of 2010) were signed into law in the U.S. in March 2010. One provision that impacted Citigroup was the elimination of the tax deductibility for benefits paid that are related to the Medicare Part D subsidy, starting in 2013. Citigroup was required to recognize the full accounting impact in 2010, the period in which the Act of 2010 was signed. As a result, there was a $45 million reduction in deferred tax assets with a corresponding charge to earnings from continuing operations. The other provisions of the Act of 2010 are not expected to have a significant impact on Citigroup's pension and postretirement plans.

Defined Contribution Plans

        Citigroup administers defined contribution plans in the U.S. and in certain non-U.S. locations, all of which are administered in accordance with local laws. The most significant plan of these plans is the Citigroup 401(k) plan in the U.S.

        Under the Citigroup 401(k) plan, eligible U.S. employees received matching contributions of up to 6% of their compensation for 2011 and up to 4% for 2010, subject to statutory limits. The matching contribution is invested according to participants' individual elections. Additionally, for eligible employees whose compensation is $100,000 or less, a fixed contribution of up to 2% of compensation is provided. The matching and fixed contributions are invested according to participants' individual elections. The pretax expense associated with this plan amounted to approximately $383 million, $301 million and $442 million in 2011, 2010 and 2009, respectively. The change in expense, year-over-year, reflects the fluctuations of the matching contribution rate.

Postemployment Plans

        Citigroup sponsors U.S. postemployment plans that provide income continuation and health and welfare benefits to certain eligible U.S. employees on long term disability. For the years ended December 31, 2011 and 2010, the plans' funded status recognized in the Company's Consolidated Balance Sheet was $(469) million and $(436) million, respectively. The net expense recognized in the Consolidated Statement of Income during 2011, 2010, and 2009 were $67 million, $69 million, and $57 million, respectively. The estimated net actuarial loss and prior service cost that will be amortized from Accumulated other comprehensive income (loss) into net expense in 2012 are approximately $169 million and $19 million, respectively.

10.   INCOME TAXES

In millions of dollars	2011	2010	2009
Current
Federal	$(144)	$(249)	$(1,711)
Foreign	3,498	3,239	3,101
State	241	207	(414)

Total current income taxes	$3,595	$3,197	$976

Deferred
Federal	$(793)	$(933)	$(6,892)
Foreign	628	279	(182)
State	91	(310)	(635)

Total deferred income taxes	$(74)	$(964)	$(7,709)

Provision (benefit) for income tax on continuing operations before noncontrolling interests(1)	$3,521	$2,233	$(6,733)
Provision (benefit) for income taxes on discontinued operations	66	(562)	(106)
Provision (benefit) for income taxes on cumulative effect of accounting changes	—	(4,978)	—
Income tax expense (benefit) reported in stockholders' equity related to:
Foreign currency translation	(609)	(739)	(415)
Securities available-for-sale	1,495	1,167	2,765
Employee stock plans	297	600	1,351
Cash flow hedges	(92)	325	1,165
Pension liability adjustments	(235)	(434)	(513)
Tax on exchange offer booked to retained earnings	—	—	3,523

Income taxes before noncontrolling interests	$4,443	$(2,388)	$1,037

(1)
Includes the effect of securities transactions and OTTI losses resulting in a provision (benefit) of $699 million and $(789) million in 2011, $844 million and $(494) million in 2010 and $698 million and $(1,017) million in 2009, respectively.

        The reconciliation of the federal statutory income tax rate to the Company's effective income tax rate applicable to income from continuing operations (before noncontrolling interests and the cumulative effect of accounting changes) for the years ended December 31 was as follows:

	2011	2010	2009
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	1.5	(0.1)	8.4
Foreign income tax rate differential	(8.6)	(10.0)	26.0
Audit settlements(1)	—	(0.5)	4.4
Effect of tax law changes(2)	2.0	(0.1)	—
Tax advantaged investments	(6.0)	(6.7)	11.8
Other, net	0.2	(0.7)	0.7

Effective income tax rate	24.1%	16.9%	86.3%

(1)
For 2010 and 2009, relates to the conclusion of the audit of various issues in the Company's 2003-2005 U.S. federal tax audit. For 2009, also includes a tax benefit relating to the release of tax reserves on interchange fees.

(2)
Includes the results of the Japan tax rate change in 2011, which resulted in a $300 million DTA charge.

        Deferred income taxes at December 31 related to the following:

In millions of dollars	2011	2010
Deferred tax assets
Credit loss deduction	$12,481	$16,085
Deferred compensation and employee benefits	4,936	4,998
Restructuring and settlement reserves	1,331	785
Unremitted foreign earnings	7,362	5,673
Investment and loan basis differences	2,358	1,906
Cash flow hedges	1,673	1,581
Tax credit and net operating loss carryforwards	22,764	23,204
Other deferred tax assets	2,127	1,563

Gross deferred tax assets	$55,032	$55,795
Valuation allowance	—	—

Deferred tax assets after valuation allowance	$55,032	$55,795
Deferred tax liabilities
Deferred policy acquisition costs and value of insurance in force	$(591)	$(737)
Fixed assets and leases	(1,361)	(1,325)
Intangibles	(710)	(1,188)
Debt valuation adjustment on Citi liabilities	(533)	(124)
Other deferred tax liabilities	(307)	(326)

Gross deferred tax liabilities	$(3,502)	$(3,700)

Net deferred tax asset	$51,530	$52,095

        The following is a roll-forward of the Company's unrecognized tax benefits.

In millions of dollars	2011	2010	2009
Total unrecognized tax benefits at January 1	$4,035	$3,079	$3,468
Net amount of increases for current year's tax positions	193	1,039	195
Gross amount of increases for prior years' tax positions	251	371	392
Gross amount of decreases for prior years' tax positions	(507)	(421)	(870)
Amounts of decreases relating to settlements	(11)	(14)	(104)
Reductions due to lapse of statutes of limitation	(38)	(11)	(12)
Foreign exchange, acquisitions and dispositions	—	(8)	10

Total unrecognized tax benefits at December 31	$3,923	$4,035	$3,079

        Total amount of unrecognized tax benefits at December 31, 2011, 2010 and 2009 that, if recognized, would affect the effective tax rate are $2.2 billion, $2.1 billion and $2.2 billion, respectively. The remainder of the uncertain tax positions have offsetting amounts in other jurisdictions or are temporary differences, except for $0.9 billion at December 31, 2011, which would be booked directly to Retained earnings.

        Interest and penalties (not included in "unrecognized tax benefits" above) are a component of the Provision for income taxes.

	2011		2010		2009
In millions of dollars	Pretax	Net of tax	Pretax	Net of tax	Pretax	Net of tax
Total interest and penalties in the Consolidated Balance Sheet at January 1	$348	$223	$370	$239	$663	$420
Total interest and penalties in the Consolidated Statement of Income	61	41	(16)	(12)	(250)	(154)
Total interest and penalties in the Consolidated Balance Sheet at December 31(1)	404	261	348	223	370	239

(1)
Includes $14 million for foreign penalties and $4 million for state penalties.

        The Company is currently under audit by the Internal Revenue Service and other major taxing jurisdictions around the world. It is thus reasonably possible that significant changes in the gross balance of unrecognized tax benefits may occur within the next 12 months, but the Company does not expect such audits to result in amounts that would cause a significant change to its effective tax rate, other than the following items.

        The Company expects to conclude the IRS audit of its U.S. federal consolidated income tax returns for the years 2006-2008 and may resolve certain issues with IRS Appeals for the years 2003-2005 within the next 12 months. The gross uncertain tax positions at December 31, 2011 for the items that may be resolved for 2003-2008 are as much as $1,510 million plus gross interest of $70 million. Because of the number of issues remaining to be resolved, the potential tax benefit to continuing operations could be anywhere in a range between $0 and $1,200 million. In addition, the Company expects to conclude a New York City audit for 2006-2008 in the first quarter of 2012 that will result in a reduction of approximately $82 million in gross uncertain tax positions and a reduction in gross interest of approximately $13 million and which could result in a tax benefit to continuing operations of approximately $56 million.

        The following are the major tax jurisdictions in which the Company and its affiliates operate and the earliest tax year subject to examination:

Jurisdiction	Tax year
United States	2006
Mexico	2008
New York State and City	2005
United Kingdom	2010
Japan	2009
Brazil	2007
Singapore	2005
Hong Kong	2006
Ireland	2007

        Foreign pretax earnings approximated $13.1 billion in 2011, $12.3 billion in 2010 and $6.1 billion in 2009 (of which $0.2 billion profit, $0.1 billion profit and $0.6 billion loss, respectively, are in discontinued operations). As a U.S. corporation, Citigroup and its U.S. subsidiaries are currently subject to U.S. taxation on all foreign pretax earnings earned by a foreign branch. Pretax earnings of a foreign subsidiary or affiliate are subject to U.S. taxation when effectively repatriated. The Company provides income taxes on the undistributed earnings of non-U.S. subsidiaries except to the extent that such earnings are indefinitely reinvested outside the United States. At December 31, 2011, $35.9 billion of accumulated undistributed earnings of non-U.S. subsidiaries were indefinitely invested. At the existing U.S. federal income tax rate, additional taxes (net of U.S. foreign tax credits) of $9.5 billion would have to be provided if such earnings were remitted currently. The current year's effect on the income tax expense from continuing operations is included in the "Foreign income tax rate differential" line in the reconciliation of the federal statutory rate to the Company's effective income tax rate in the table above.

        Income taxes are not provided for the Company's "savings bank base year bad debt reserves" that arose before 1988, because under current U.S. tax rules, such taxes will become payable only to the extent such amounts are distributed in excess of limits prescribed by federal law. At December 31, 2011, the amount of the base year reserves totaled approximately $358 million (subject to a tax of $125 million).

        The Company has no valuation allowance on its deferred tax assets (DTAs) at December 31, 2011 and December 31, 2010.

In billions of dollars Jurisdiction/component	DTA balance December 31, 2011	DTA balance December 31, 2010
U.S. federal(1)
Consolidated tax return net operating losses (NOLs)	$—	$3.8
Consolidated tax return foreign tax credits (FTCs)	15.8	13.9
Consolidated tax return general business credits (GBCs)	2.1	1.7
Future tax deductions and credits	23.0	21.8
Other(2)	1.4	0.4

Total U.S. federal	$42.3	$41.6

State and local
New York NOLs	$1.3	$1.7
Other state NOLs	0.7	0.8
Future tax deductions	2.2	2.1

Total state and local	$4.2	$4.6

Foreign
APB 23 subsidiary NOLs	$0.5	$0.5
Non-APB 23 subsidiary NOLs	1.8	1.5
Future tax deductions	2.7	3.9

Total foreign	$5.0	$5.9

Total	$51.5	$52.1

(1)
Included in the net U.S. federal DTAs of $42.3 billion are deferred tax liabilities of $3 billion that will reverse in the relevant carryforward period and may be used to support the DTAs, and $0.2 billion in compensation deductions that reduced additional paid-in capital in January 2012 and for which no adjustment was permitted to such DTAs at December 31, 2011 because the related stock compensation was not yet deductible to Citi.

(2)
Includes $1.2 billion and $0.1 billion for 2011 and 2010, respectively, of tax carryforwards related to companies that file U.S. federal tax returns separate from Citigroup's consolidated U.S. federal tax return.

        The following table summarizes the amounts of tax carryforwards and their expiration dates as of December 31, 2011:

In billions of dollars Year of expiration	Amount
U.S. consolidated tax return foreign tax credit carryforwards
2016	$0.4
2017	4.9
2018	5.3
2019	1.3
2020	2.2
2021	1.7

Total U.S. consolidated tax return foreign tax credit carryforwards	$15.8

U.S. consolidated tax return general business credit carryforwards
2027	$0.3
2028	0.4
2029	0.4
2030	0.5
2031	0.5

Total U.S. consolidated tax return general business credit carryforwards	$2.1

U.S. separate tax returns federal net operating loss (NOL) carryforwards
2028	$0.2
2031	2.9

Total U.S. separate tax returns federal NOL carryforwards(1)	$3.1

New York State NOL carryforwards
2027	$0.1
2028	7.4
2029	2.0
2030	0.3

Total New York State NOL carryforwards(1)	$9.8

New York City NOL carryforwards
2027	$0.1
2028	3.1
2029	1.5
2030	0.2

Total New York City NOL carryforwards(1)	$4.9

APB 23 subsidiary NOL carryforwards
2012	$0.4
Various	0.1

Total APB 23 subsidiary NOL carryforwards	$0.5

(1)
Pretax.

        Although realization is not assured, the Company believes that the realization of the recognized net DTA of $51.5 billion at December 31, 2011 is more likely than not based upon expectations as to future taxable income in the jurisdictions in which the DTAs arise and available tax planning strategies, as defined in ASC 740, Income Taxes (formerly SFAS 109), that would be implemented, if necessary, to prevent a carryforward from expiring.

        In general, Citi would need to generate approximately $111 billion of taxable income during the respective carryforward periods to fully realize its U.S. federal, state and local DTAs. Citi's net DTAs will decline primarily as additional domestic GAAP taxable income is generated.

        As of December 31, 2011, Citi was no longer in a three-year cumulative loss position for purposes of evaluating its DTAs. While this removes a significant piece of negative evidence in evaluating the need for a valuation allowance, Citi will continue to weigh the evidence supporting its DTAs. Citi has concluded that there are two pieces of positive evidence which support the full realizability of its DTAs. First, Citi forecasts sufficient taxable income in the carryforward period, exclusive of tax planning strategies. Second, Citi has sufficient tax planning strategies, including potential sales of assets, in which it could realize the excess of appreciated value over the tax basis of its assets. The amount of the DTAs considered realizable, however, is necessarily subject to Citi's estimates of future taxable income in the jurisdictions in which it operates during the respective carryforward periods, which is in turn subject to overall market and global economic conditions.

        The U.S. federal consolidated tax return NOL carryforward component of the DTAs of $3.8 billion at December 31, 2010 was utilized in 2011. Based upon the foregoing discussion, as well as tax planning opportunities and other factors discussed below, Citi believes the U.S. federal and New York state and city NOL carryforward period of 20 years provides enough time to fully utilize the DTAs pertaining to the existing NOL carryforwards and any NOL that would be created by the reversal of the future net deductions that have not yet been taken on a tax return.

        Because the U.S. federal consolidated tax return NOL carryforward has been utilized, Citi can begin to utilize its foreign tax credit (FTC) and general business credit (GBC) carryforwards. The U.S. FTC carryforward period is 10 years. Utilization of foreign tax credits in any year is restricted to 35% of foreign source taxable income in that year. However, overall domestic losses that the Company has incurred of approximately $56 billion as of December 31, 2011 are allowed to be reclassified as foreign source income to the extent of 50% of domestic source income produced in subsequent years and such resulting foreign source income would in fact be sufficient to cover the foreign tax credits being carried forward. As such, Citi believes the foreign source taxable income limitation will not be an impediment to the foreign tax credit carryforward usage as long as Citi can generate sufficient domestic taxable income within the 10-year carryforward period.

        Regarding the estimate of future taxable income, Citi has projected its pretax earnings, predominantly based upon the "core" businesses that Citi intends to conduct going forward. These "core" businesses have produced steady and strong earnings in the past. Citi believes that it will generate sufficient pretax earnings within the 10-year carryforward period referenced above to be able to fully utilize the foreign tax credit carryforward, in addition to any foreign tax credits produced in such period.

        As mentioned above, Citi has also examined tax planning strategies available to it in accordance with ASC 740 that would be employed, if necessary, to prevent a carryforward from expiring and to accelerate the usage of its carryforwards. These strategies include repatriating low taxed foreign source earnings for which an assertion that the earnings have been indefinitely reinvested has not been made, accelerating U.S. taxable income into or deferring U.S. tax deductions out of the latter years of the carryforward period (e.g., selling appreciated intangible assets and electing straight-line depreciation), accelerating deductible temporary differences outside the U.S., holding onto available-for-sale debt securities with losses until they mature and selling certain assets that produce tax exempt income, while purchasing assets that produce fully taxable income. In addition, the sale or restructuring of certain businesses can produce significant U.S. taxable income within the relevant carryforward periods.

        As previously disclosed, Citi's ability to utilize its DTAs to offset future taxable income may be significantly limited if Citi experiences an "ownership change," as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the Code). Generally, an ownership change will occur if there is a cumulative change in Citi's ownership by "5% shareholders" (as defined in the Code) that exceeds 50 percentage points over a rolling three-year period. Any limitation on Citi's ability to utilize its DTAs arising from an ownership change under Section 382 will depend on the value of Citi's stock at the time of the ownership change.

11.   EARNINGS PER SHARE

        The following is a reconciliation of the income and share data used in the basic and diluted earnings per share (EPS) computations for the years ended December 31:

In millions, except per-share amounts	2011(1)	2010(1)	2009(1)
Income (loss) from continuing operations before attribution of noncontrolling interests	$11,103	$10,951	$(1,066)
Less: Noncontrolling interests from continuing operations	148	329	95

Net income (loss) from continuing operations (for EPS purposes)	$10,955	$10,622	$(1,161)
Income (loss) from discontinued operations, net of taxes	112	(68)	(445)
Less: Noncontrolling interests from discontinuing operations	—	(48)	—

Citigroup's net income (loss)	$11,067	$10,602	$(1,606)
Less: Impact of the public and private preferred stock exchange offers	—	—	3,242
Less: Preferred dividends	26	9	2,988
Less: Impact of the conversion price reset related to the $12.5 billion convertible preferred stock private issuance	—	—	1,285
Less: Preferred stock Series H discount accretion	—	—	123

Net income (loss) available to common shareholders	$11,041	$10,593	$(9,244)
Less: Dividends and undistributed earnings allocated to employee restricted and deferred shares that contain nonforfeitable rights to dividends, applicable to basic EPS	186	90	2

Net income (loss) allocated to common shareholders for basic EPS(2)	$10,855	$10,503	$(9,246)
Add: Interest expense, net of tax, on convertible securities and adjustment of undistributed earnings allocated to employee restricted and deferred shares that contain nonforfeitable rights to dividends, applicable to diluted EPS	17	2	540

Net income (loss) allocated to common shareholders for diluted EPS(2)	$10,872	$10,505	$(8,706)

Weighted-average common shares outstanding applicable to basic EPS	2,909.8	2,877.6	1,156.8
Effect of dilutive securities
Convertible securities	0.1	0.1	31.2
Other employee plans	0.5	1.9	—
Options	0.8	0.4	—
TDECs	87.6	87.8	21.9

Adjusted weighted-average common shares outstanding applicable to diluted EPS(3)	2,998.8	2,967.8	1,209.9

Basic earnings per share
Income (loss) from continuing operations	$3.69	$3.66	$(7.61)
Discontinued operations	0.04	(0.01)	(0.38)

Net income (loss)	$3.73	$3.65	$(7.99)

Diluted earnings per share(2)(3)
Income (loss) from continuing operations	$3.59	$3.55	$(7.61)
Discontinued operations	0.04	(0.01)	(0.38)

Net income (loss)	$3.63	$3.54	$(7.99)

(1)
All per-share amounts and Citigroup shares outstanding for all periods reflect Citigroup's 1-for-10 reverse stock split, which was effective May 6, 2011.

(2)
Due to the net loss available to common shareholders in 2009, loss available to common stockholders for basic EPS was used to calculate diluted EPS. Including the effect of dilutive securities would result in anti-dilution.

(3)
Due to the net loss available to common shareholders in 2009, basic shares were used to calculate diluted EPS. Adding dilutive securities to the denominator would result in anti-dilution.

        During 2011, 2010 and 2009, weighted-average options to purchase 24.1 million, 38.6 million and 16.6 million shares of common stock, respectively, were outstanding but not included in the computation of earnings per share because the weighted-average exercise prices of $123.47, $102.89 and $315.65, respectively, were greater than the average market price of the Company's common stock.

        Warrants issued to the U.S. Treasury as part of TARP and the loss-sharing agreement (all of which were subsequently sold to the public in January 2011), with exercise prices of $178.50 and $106.10 for approximately 21.0 million and 25.5 million shares of common stock, respectively, were not included in the computation of earnings per share in 2010 and 2009, because they were anti-dilutive.

        Equity awards granted under the Management Committee Long-Term Incentive Plan (MC LTIP) were not included in the 2009 computation of earnings per share because the performance targets under the terms of the awards were not met and, as a result, the awards expired in the first quarter of 2010.

        The final tranche of equity units held by the Abu Dhabi Investment Authority (ADIA) converted into 5.9 million shares of Citigroup common stock during the third quarter of 2011. Equity units of approximately 11.8 million shares and 23.5 million shares of Citigroup common stock held by ADIA were not included in the computation of earnings per share in 2010 and 2009, respectively, because the exercise price of $318.30 was greater than the average market price of the Company's common stock.

12.   FEDERAL FUNDS/SECURITIES BORROWED, LOANED, AND SUBJECT TO REPURCHASE AGREEMENTS

        Federal funds sold and securities borrowed or purchased under agreements to resell, at their respective carrying values, consisted of the following at December 31:

In millions of dollars	2011	2010
Federal funds sold	$37	$227
Securities purchased under agreements to resell(1)	153,492	129,918
Deposits paid for securities borrowed	122,320	116,572

Total	$275,849	$246,717

(1)
Securities purchased under agreements to resell are reported net by counterparty, when applicable requirements for net presentation are met. The amounts in the table above were reduced for allowable netting by $53.0 billion and $54.7 billion at December 31, 2011 and 2010, respectively.

        Federal funds purchased and securities loaned or sold under agreements to repurchase, at their respective carrying values, consisted of the following at December 31:

In millions of dollars	2011	2010
Federal funds purchased	$688	$478
Securities sold under agreements to repurchase(1)	164,849	160,598
Deposits received for securities loaned	32,836	28,482

Total	$198,373	$189,558

(1)
Securities sold under agreements to repurchase are reported net by counterparty, when applicable requirements for net presentation are met. The amounts in the table above were reduced for allowable netting by $53.0 billion and $54.7 billion at December 31, 2011 and 2010, respectively.

        The resale and repurchase agreements represent collateralized financing transactions. The Company executes these transactions through its broker-dealer subsidiaries to facilitate customer matched-book activity and to efficiently fund a portion of the Company's trading inventory. Transactions executed by the Company's bank subsidiaries primarily facilitate customer financing activity.

        It is the Company's policy to take possession of the underlying collateral, monitor its market value relative to the amounts due under the agreements and, when necessary, require prompt transfer of additional collateral in order to maintain contractual margin protection. Collateral typically consists of government and government-agency securities, corporate and municipal bonds, and mortgage-backed and other asset-backed securities. In the event of counterparty default, the financing agreement provides the Company with the right to liquidate the collateral held.

        The majority of the resale and repurchase agreements are recorded at fair value. The remaining portion is carried at the amount of cash initially advanced or received, plus accrued interest, as specified in the respective agreements.

        A majority of securities borrowing and lending agreements are recorded at the amount of cash advanced or received and are collateralized principally by government and government-agency securities and corporate debt and equity securities. The remaining portion is recorded at fair value as the Company elected the fair value option for certain securities borrowed and loaned portfolios. With respect to securities loaned, the Company receives cash collateral in an amount generally in excess of the market value of the securities loaned. The Company monitors the market value of securities borrowed and securities loaned on a daily basis and obtains or posts additional collateral in order to maintain contractual margin protection.

13.   BROKERAGE RECEIVABLES AND BROKERAGE PAYABLES

        The Company has receivables and payables for financial instruments purchased from and sold to brokers, dealers and customers, which arise in the ordinary course of business. The Company is exposed to risk of loss from the inability of brokers, dealers or customers to pay for purchases or to deliver the financial instruments sold, in which case the Company would have to sell or purchase the financial instruments at prevailing market prices. Credit risk is reduced to the extent that an exchange or clearing organization acts as a counterparty to the transaction and performs for the broker, dealer or customer in question.

        The Company seeks to protect itself from the risks associated with customer activities by requiring customers to maintain margin collateral in compliance with regulatory and internal guidelines. Margin levels are monitored daily and customers deposit additional collateral as required. Where customers cannot meet collateral requirements, the Company will liquidate sufficient underlying financial instruments to bring the customer into compliance with the required margin level.

        Exposure to credit risk is impacted by market volatility, which may impair the ability of clients to satisfy their obligations to the Company. Credit limits are established and closely monitored for customers and for brokers and dealers engaged in forwards, futures and other transactions deemed to be credit sensitive.

        Brokerage receivables and brokerage payables consisted of the following at December 31:

In millions of dollars	2011	2010
Receivables from customers	$19,991	$21,952
Receivables from brokers, dealers, and clearing organizations	7,786	9,261

Total brokerage receivables(1)	$27,777	$31,213

Payables to customers	$40,111	$36,142
Payables to brokers, dealers, and clearing organizations	16,585	15,607

Total brokerage payables(1)	$56,696	$51,749

(1)
Brokerage receivables/payables are reported net by counterparty when applicable requirements for net presentation are met.

14.   TRADING ACCOUNT ASSETS AND LIABILITIES

        Trading account assets and Trading account liabilities, at fair value, consisted of the following at December 31:

In millions of dollars	2011	2010
Trading account assets
Mortgage-backed securities(1)
U.S. government-sponsored agency guaranteed	$27,535	$27,127
Prime	877	1,514
Alt-A	609	1,502
Subprime	989	2,036
Non-U.S. residential	396	1,052
Commercial	2,333	1,758

Total mortgage-backed securities	$32,739	$34,989

U.S. Treasury and federal agency securities
U.S. Treasury	$18,227	$20,168
Agency obligations	1,172	3,418

Total U.S. Treasury and federal agency securities	$19,399	$23,586

State and municipal securities	$5,364	$7,493
Foreign government securities	79,551	88,311
Corporate	37,026	51,267
Derivatives(2)	62,327	50,213
Equity securities	33,230	37,436
Asset-backed securities(1)	7,071	8,761
Other debt securities	15,027	15,216

Total trading account assets	$291,734	$317,272

Trading account liabilities
Securities sold, not yet purchased	$69,809	$69,324
Derivatives(2)	56,273	59,730

Total trading account liabilities	$126,082	$129,054

(1)
The Company invests in mortgage-backed and asset-backed securities. These securitizations are generally considered VIEs. The Company's maximum exposure to loss from these VIEs is equal to the carrying amount of the securities, which is reflected in the table above. For mortgage-backed and asset-backed securitizations in which the Company has other involvement, see Note 22 to the Consolidated Financial Statements.

(2)
Presented net, pursuant to master netting agreements. See Note 23 to the Consolidated Financial Statements for a discussion regarding the accounting and reporting for derivatives.

15.   INVESTMENTS

Overview

In millions of dollars	2011	2010
Securities available-for-sale	$265,204	$274,079
Debt securities held-to-maturity(1)	11,483	29,107
Non-marketable equity securities carried at fair value(2)	8,836	7,095
Non-marketable equity securities carried at cost(3)	7,890	7,883

Total investments	$293,413	$318,164

(1)
Recorded at amortized cost less impairment for securities that have credit-related impairment.

(2)
Unrealized gains and losses for non-marketable equity securities carried at fair value are recognized in earnings.

(3)
Non-marketable equity securities carried at cost primarily consist of shares issued by the Federal Reserve Bank, Federal Home Loan Banks, foreign central banks and various clearing houses of which Citigroup is a member.

Securities Available-for-Sale

        The amortized cost and fair value of securities available-for-sale (AFS) at December 31, 2011 and December 31, 2010 were as follows:

	2011				2010
In millions of dollars	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Debt securities AFS
Mortgage-backed securities(1)
U.S. government-sponsored agency guaranteed	$44,394	$1,438	$51	$45,781	$23,433	$425	$235	$23,623
Prime	118	1	6	113	1,985	18	177	1,826
Alt-A	1	—	—	1	46	2	—	48
Subprime	—	—	—	—	119	1	1	119
Non-U.S. residential	4,671	9	22	4,658	315	1	—	316
Commercial	465	16	9	472	592	21	39	574

Total mortgage-backed securities	$49,649	$1,464	$88	$51,025	$26,490	$468	$452	$26,506

U.S. Treasury and federal agency securities
U.S. Treasury	$48,790	$1,439	$—	$50,229	$58,069	$435	$56	$58,448
Agency obligations	34,310	601	2	34,909	43,294	375	55	43,614

Total U.S. Treasury and federal agency securities	$83,100	$2,040	$2	$85,138	$101,363	$810	$111	$102,062

State and municipal	$16,819	$134	$2,554	$14,399	$15,660	$75	$2,500	$13,235
Foreign government	84,360	558	404	84,514	99,110	984	415	99,679
Corporate	10,005	305	53	10,257	15,417	319	59	15,677
Asset-backed securities(1)	11,053	31	81	11,003	9,085	31	68	9,048
Other debt securities	670	13	—	683	1,948	24	60	1,912

Total debt securities AFS	$255,656	$4,545	$3,182	$257,019	$269,073	$2,711	$3,665	$268,119

Marketable equity securities AFS	$6,722	$1,658	$195	$8,185	$3,791	$2,380	$211	$5,960

Total securities AFS	$262,378	$6,203	$3,377	$265,204	$272,864	$5,091	$3,876	$274,079

(1)
The Company invests in mortgage-backed and asset-backed securities. These securitizations are generally considered VIEs. The Company's maximum exposure to loss from these VIEs is equal to the carrying amount of the securities, which is reflected in the table above. For mortgage-backed and asset-backed securitizations in which the Company has other involvement, see Note 22 to the Consolidated Financial Statements.

        At December 31, 2011, the amortized cost of approximately 4,000 investments in equity and fixed-income securities exceeded their fair value by $3.377 billion. Of the $3.377 billion, the gross unrealized loss on equity securities was $195 million. Of the remainder, $362 million represents fixed-income investments that have been in a gross-unrealized-loss position for less than a year and, of these, 99% are rated investment grade; $2.820 billion represents fixed-income investments that have been in a gross-unrealized-loss position for a year or more and, of these, 95% are rated investment grade.

        The AFS mortgage-backed securities portfolio fair value balance of $51.025 billion consists of $45.781 billion of government-sponsored agency securities, and $5.244 billion of privately sponsored securities, of which the majority is backed by mortgages that are not Alt-A or subprime.

        As discussed in more detail below, the Company conducts and documents periodic reviews of all securities with unrealized losses to evaluate whether the impairment is other than temporary. Any credit-related impairment related to debt securities the Company does not plan to sell and is not likely to be required to sell is recognized in the Consolidated Statement of Income, with the non-credit-related impairment recognized in AOCI. For other impaired debt securities, the entire impairment is recognized in the Consolidated Statement of Income.

        The table below shows the fair value of AFS securities that have been in an unrealized loss position for less than 12 months or for 12 months or longer as of December 31, 2011 and December 31, 2010:

	Less than 12 months		12 months or longer		Total
In millions of dollars	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses	Fair value	Gross unrealized losses
December 31, 2011
Securities AFS
Mortgage-backed securities
U.S. government-sponsored agency guaranteed	$5,398	$32	$51	$19	$5,449	$51
Prime	27	1	40	5	67	6
Alt-A	—	—	—	—	—	—
Subprime	—	—	—	—	—	—
Non-U.S. residential	3,418	22	57	—	3,475	22
Commercial	35	1	31	8	66	9

Total mortgage-backed securities	$8,878	$56	$179	$32	$9,057	$88

U.S. Treasury and federal agency securities
U.S. Treasury	$553	$—	$—	$—	$553	$—
Agency obligations	2,970	2	—	—	2,970	2

Total U.S. Treasury and federal agency securities	$3,523	$2	$—	$—	$3,523	$2

State and municipal	$59	$2	$11,591	$2,552	$11,650	$2,554
Foreign government	33,109	211	11,205	193	44,314	404
Corporate	2,104	24	203	29	2,307	53
Asset-backed securities	4,625	68	466	13	5,091	81
Other debt securities	164	—	—	—	164	—
Marketable equity securities AFS	47	5	1,457	190	1,504	195

Total securities AFS	$52,509	$368	$25,101	$3,009	$77,610	$3,377

December 31, 2010
Securities AFS
Mortgage-backed securities
U.S. government-sponsored agency guaranteed	$8,321	$214	$38	$21	$8,359	$235
Prime	89	3	1,506	174	1,595	177
Alt-A	10	—	—	—	10	—
Subprime	118	1	—	—	118	1
Non-U.S. residential	—	—	135	—	135	—
Commercial	81	9	53	30	134	39

Total mortgage-backed securities	$8,619	$227	$1,732	$225	$10,351	$452

U.S. Treasury and federal agency securities
U.S. Treasury	$9,229	$21	$725	$35	$9,954	$56
Agency obligations	9,680	55	—	—	9,680	55

Total U.S. Treasury and federal agency securities	$18,909	$76	$725	$35	$19,634	$111

State and municipal	$626	$60	$11,322	$2,440	$11,948	$2,500
Foreign government	32,731	271	6,609	144	39,340	415
Corporate	1,357	32	631	27	1,988	59
Asset-backed securities	2,533	64	14	4	2,547	68
Other debt securities	—	—	559	60	559	60
Marketable equity securities AFS	68	3	2,039	208	2,107	211

Total securities AFS	$64,843	$733	$23,631	$3,143	$88,474	$3,876

        The following table presents the amortized cost and fair value of AFS debt securities by contractual maturity dates as of December 31, 2011 and December 31, 2010:

	December 31, 2011		December 31, 2010
In millions of dollars	Amortized cost	Fair value	Amortized cost	Fair value
Mortgage-backed securities(1)
Due within 1 year	$—	$—	$—	$—
After 1 but within 5 years	422	423	403	375
After 5 but within 10 years	2,757	2,834	402	419
After 10 years(2)	46,470	47,768	25,685	25,712

Total	$49,649	$51,025	$26,490	$26,506

U.S. Treasury and federal agency securities
Due within 1 year	$14,615	$14,637	$36,411	$36,443
After 1 but within 5 years	62,241	63,823	52,558	53,118
After 5 but within 10 years	5,862	6,239	10,604	10,647
After 10 years(2)	382	439	1,790	1,854

Total	$83,100	$85,138	$101,363	$102,062

State and municipal
Due within 1 year	$142	$142	$9	$9
After 1 but within 5 years	455	457	145	149
After 5 but within 10 years	182	188	230	235
After 10 years(2)	16,040	13,612	15,276	12,842

Total	$16,819	$14,399	$15,660	$13,235

Foreign government
Due within 1 year	$34,924	$34,864	$41,856	$41,387
After 1 but within 5 years	41,612	41,675	49,983	50,739
After 5 but within 10 years	6,993	6,998	6,143	6,264
After 10 years(2)	831	977	1,128	1,289

Total	$84,360	$84,514	$99,110	$99,679

All other(3)
Due within 1 year	$4,055	$4,072	$2,162	$2,164
After 1 but within 5 years	9,843	9,928	17,838	17,947
After 5 but within 10 years	3,009	3,160	2,610	2,714
After 10 years(2)	4,821	4,783	3,840	3,812

Total	$21,728	$21,943	$26,450	$26,637

Total debt securities AFS	$255,656	$257,019	$269,073	$268,119

(1)
Includes mortgage-backed securities of U.S. government-sponsored agencies.

(2)
Investments with no stated maturities are included as contractual maturities of greater than 10 years. Actual maturities may differ due to call or prepayment rights.

(3)
Includes corporate, asset-backed and other debt securities.

        The following table presents interest and dividends on investments:

In millions of dollars	2011	2010	2009
Taxable interest	$7,441	$10,160	$11,970
Interest exempt from U.S. federal income tax	562	523	627
Dividends	317	321	285

Total interest and dividends	$8,320	$11,004	$12,882

        The following table presents realized gains and losses on all investments. The gross realized investment losses exclude losses from other-than-temporary impairment:

In millions of dollars	2011	2010	2009
Gross realized investment gains	$2,498	$2,873	$2,090
Gross realized investment losses	(501)	(462)	(94)

Net realized gains (losses)	$1,997	$2,411	$1,996

        During 2010 and 2011, the Company sold several corporate debt securities and various mortgage-backed and asset-backed securities that were classified as held-to-maturity. These sales were in response to a significant deterioration in the creditworthiness of the issuers or securities. The corporate debt securities sold during 2010 had a carrying value of $413 million and the Company recorded a realized loss of $49 million. The mortgage-backed and asset-backed securities sold during 2011 had a carrying value of $1,612 million and the Company recorded a realized loss of $299 million.

Debt Securities Held-to-Maturity

        The carrying value and fair value of debt securities held-to-maturity (HTM) at December 31, 2011 and December 31, 2010 were as follows:

In millions of dollars	Amortized cost(1)	Net unrealized loss recognized in AOCI	Carrying value(2)	Gross unrealized gains	Gross unrealized losses	Fair value
December 31, 2011
Debt securities held-to-maturity
Mortgage-backed securities(3)
Prime	$360	$73	$287	$21	$20	$288
Alt-A	4,732	1,404	3,328	20	319	3,029
Subprime	383	47	336	1	71	266
Non-U.S. residential	3,487	520	2,967	59	290	2,736
Commercial	513	1	512	4	52	464

Total mortgage-backed securities	$9,475	$2,045	$7,430	$105	$752	$6,783

State and municipal	$1,422	$95	$1,327	$68	$72	$1,323
Corporate	1,862	113	1,749	—	254	1,495
Asset-backed securities(3)	1,000	23	977	9	87	899

Total debt securities held-to-maturity	$13,759	$2,276	$11,483	$182	$1,165	$10,500

December 31, 2010
Debt securities held-to-maturity
Mortgage-backed securities(3)
Prime	$4,748	$794	$3,954	$379	$11	$4,322
Alt-A	11,816	3,008	8,808	536	166	9,178
Subprime	708	75	633	9	72	570
Non-U.S. residential	5,010	793	4,217	259	72	4,404
Commercial	908	21	887	18	96	809

Total mortgage-backed securities	$23,190	$4,691	$18,499	$1,201	$417	$19,283

State and municipal	$2,523	$127	$2,396	$11	$104	$2,303
Corporate	6,569	145	6,424	447	267	6,604
Asset-backed securities(3)	1,855	67	1,788	57	54	1,791

Total debt securities held-to-maturity	$34,137	$5,030	$29,107	$1,716	$842	$29,981

(1)
For securities transferred to HTM from Trading account assets in 2008, amortized cost is defined as the fair value of the securities at the date of transfer plus any accretion income and less any impairments recognized in earnings subsequent to transfer. For securities transferred to HTM from AFS in 2008, amortized cost is defined as the original purchase cost, plus or minus any accretion or amortization of a purchase discount or premium, less any impairment recognized in earnings.

(2)
HTM securities are carried on the Consolidated Balance Sheet at amortized cost less any unrealized gains and losses recognized in AOCI. The changes in the values of these securities are not reported in the financial statements, except for other-than-temporary impairments. For HTM securities, only the credit loss component of the impairment is recognized in earnings, while the remainder of the impairment is recognized in AOCI.

(3)
The Company invests in mortgage-backed and asset-backed securities. These securitizations are generally considered VIEs. The Company's maximum exposure to loss from these VIEs is equal to the carrying amount of the securities, which is reflected in the table above. For mortgage-backed and asset-backed securitizations in which the Company has other involvement, see Note 22 to the Consolidated Financial Statements.

        The Company has the positive intent and ability to hold these securities to maturity absent any unforeseen further significant changes in circumstances, including deterioration in credit or with regard to regulatory capital requirements.

        The net unrealized losses classified in AOCI relate to debt securities reclassified from AFS investments to HTM investments in a prior year. Additionally, for HTM securities that have suffered credit impairment, declines in fair value for reasons other than credit losses are recorded in AOCI. The AOCI balance was $2.3 billion as of December 31, 2011, compared to $5.0 billion as of December 31, 2010. The AOCI balance for HTM securities is amortized over the remaining life of the related securities as an adjustment of yield in a manner consistent with the accretion of discount on the same debt securities. This will have no impact on the Company's net income because the amortization of the unrealized holding loss reported in equity will offset the effect on interest income of the accretion of the discount on these securities.

        For any credit-related impairment on HTM securities, the credit loss component is recognized in earnings.

        During the first quarter of 2011, the Company determined that it no longer had the intent to hold $12.7 billion of HTM securities to maturity. As a result, the Company reclassified $10.0 billion carrying value of mortgage-backed, other asset-backed, state and municipal, and corporate debt securities from Investments held-to-maturity to Trading account assets. The Company also sold an additional $2.7 billion of such HTM securities, recognizing a corresponding receivable from the unsettled sales as of March 31, 2011. As a result of these actions, a net pretax loss of $709 million ($427 million after tax) was recognized in the Consolidated Statement of Income for the three months ended March 31, 2011, composed of gross unrealized gains of $311 million included in Other revenue, gross unrealized losses of $1,387 million included in Other-than-temporary-impairment losses on investments, and net realized gains of $367 million included in Realized gains (losses) on sales of investments. Prior to the reclassification, unrealized losses totalling $1,656 million pretax ($1,012 million after tax) had been reflected in AOCI (see table below) and have now been reflected in the Consolidated Statement of Income, as detailed above.

        Citigroup reclassified and sold the securities as part of its overall efforts to mitigate its risk-weighted assets (RWA) in order to comply with significant new regulatory capital requirements which, although not yet implemented or formally adopted, are nonetheless currently being used to assess the forecasted capital adequacy of the Company and other large U.S. banking organizations. These regulatory capital changes, which were largely unforeseen when the Company initially reclassified the debt securities from Trading account assets and Investments available-for-sale to Investments held-to-maturity in the fourth quarter of 2008 (see note 1 to the table below), include: (i) the U.S. Basel II credit and operational risk capital standards; (ii) the Basel Committee's agreed-upon, and the U.S.-proposed, revisions to the market risk capital rules, which significantly increased the risk weightings for certain trading book positions; (iii) the Basel Committee's substantial issuance of Basel III, which raised the quantity and quality of required regulatory capital and materially increased RWA for securitization exposures; and (iv) certain regulatory capital-related provisions in The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

        Through December 31, 2011, the Company has sold substantially all of the $12.7 billion of HTM securities that were reclassified to Trading account assets in the first quarter of 2011. The carrying value and fair value of debt securities at the date of reclassification or sale were as follows:

In millions of dollars	Amortized cost(2)	Net unrealized loss recognized in AOCI	Carrying value(3)	Gross gains	Gross losses	Fair value
Held-to-maturity debt securities transferred to Trading account assets or sold(1)
Mortgage-backed securities
Prime	$3,410	$528	$2,882	$131	$131	$2,882
Alt-A	5,357	896	4,461	605	188	4,878
Subprime	240	7	233	5	36	202
Non-U.S. residential	317	75	242	76	2	316
Commercial	117	18	99	22	—	121

Total mortgage-backed securities	$9,441	$1,524	$7,917	$839	$357	$8,399

State and municipal	$900	$8	$892	$68	$7	$953
Corporate	3,569	115	3,454	396	41	3,809
Asset-backed securities	456	9	447	50	2	495

Total held-to-maturity debt securities transferred to Trading account assets or sold(1)	$14,366	$1,656	$12,710	$1,353	$407	$13,656

(1)
During the fourth quarter of 2008, $6.647 billion and $6.063 billion carrying value of these debt securities were transferred from Trading account assets and Investments available-for-sale to Investments held-to-maturity, respectively. The transfer of these debt securities from Trading account assets was in response to the significant deterioration in market conditions, which was especially acute during the fourth quarter of 2008.

(2)
For securities transferred to held-to-maturity from Trading account assets in 2008, amortized cost is defined as the fair value amount of the securities at the date of transfer plus any accretion income and less any impairments recognized in earnings subsequent to transfer. For securities transferred to held-to-maturity from available-for-sale in 2008, amortized cost is defined as the original purchase cost, plus or minus any accretion or amortization of a purchase discount or premium, less any impairment recognized in earnings.

(3)
Held-to-maturity securities are carried on the Consolidated Balance Sheet at amortized cost and the changes in the value of these securities other than impairment charges are not reported in the financial statements.

        The table below shows the fair value of debt securities in HTM that have been in an unrecognized loss position for less than 12 months or for 12 months or longer as of December 31, 2011 and December 31, 2010:

	Less than 12 months		12 months or longer		Total
In millions of dollars	Fair value	Gross unrecognized losses	Fair value	Gross unrecognized losses	Fair value	Gross unrecognized losses
December 31, 2011
Debt securities held-to-maturity
Mortgage-backed securities	$735	$63	$4,827	$689	$5,562	$752
State and municipal	—	—	682	72	682	72
Corporate	—	—	1,427	254	1,427	254
Asset-backed securities	480	71	306	16	786	87

Total debt securities held-to-maturity	$1,215	$134	$7,242	$1,031	$8,457	$1,165

December 31, 2010
Debt securities held-to-maturity
Mortgage-backed securities	$339	$30	$14,410	$387	$14,749	$417
State and municipal	24	—	1,273	104	1,297	104
Corporate	1,584	143	1,579	124	3,163	267
Asset-backed securities	159	11	494	43	653	54

Total debt securities held-to-maturity	$2,106	$184	$17,756	$658	$19,862	$842

        Excluded from the gross unrecognized losses presented in the above table are the $2.3 billion and $5.0 billion of gross unrealized losses recorded in AOCI as of December 31, 2011 and December 31, 2010, respectively, mainly related to the HTM securities that were reclassified from AFS investments.

        Virtually all of these unrecognized losses relate to securities that have been in a loss position for 12 months or longer at both December 31, 2011 and December 31, 2010.

        The following table presents the carrying value and fair value of HTM debt securities by contractual maturity dates as of December 31, 2011 and December 31, 2010:

	December 31, 2011		December 31, 2010
In millions of dollars	Carrying value	Fair value	Carrying value	Fair value
Mortgage-backed securities
Due within 1 year	$—	$—	$21	$23
After 1 but within 5 years	275	239	321	309
After 5 but within 10 years	238	224	493	434
After 10 years(1)	6,917	6,320	17,664	18,517

Total	$7,430	$6,783	$18,499	$19,283

State and municipal
Due within 1 year	$4	$4	$12	$12
After 1 but within 5 years	43	46	55	55
After 5 but within 10 years	31	30	86	85
After 10 years(1)	1,249	1,243	2,243	2,151

Total	$1,327	$1,323	$2,396	$2,303

All other(2)
Due within 1 year	$21	$21	$351	$357
After 1 but within 5 years	470	438	1,344	1,621
After 5 but within 10 years	1,404	1,182	4,885	4,765
After 10 years(1)	831	753	1,632	1,652

Total	$2,726	$2,394	$8,212	$8,395

Total debt securities held-to-maturity	$11,483	$10,500	$29,107	$29,981

(1)
Investments with no stated maturities are included as contractual maturities of greater than 10 years. Actual maturities may differ due to call or prepayment rights.

(2)
Includes corporate and asset-backed securities.

Evaluating Investments for Other-Than-Temporary Impairments

        The Company conducts and documents periodic reviews of all securities with unrealized losses to evaluate whether the impairment is other than temporary.

        Under the guidance for debt securities, other-than-temporary impairment (OTTI) is recognized in earnings for debt securities that the Company has an intent to sell or that the Company believes it is more-likely-than-not that it will be required to sell prior to recovery of the amortized cost basis. For those securities that the Company does not intend to sell or expect to be required to sell, credit-related impairment is recognized in earnings, with the non-credit-related impairment recorded in AOCI.

        An unrealized loss exists when the current fair value of an individual security is less than its amortized cost basis. Unrealized losses that are determined to be temporary in nature are recorded, net of tax, in AOCI for AFS securities, while such losses related to HTM securities are not recorded, as these investments are carried at their amortized cost. For securities transferred to HTM from Trading account assets, amortized cost is defined as the fair value of the securities at the date of transfer, plus any accretion income and less any impairment recognized in earnings subsequent to transfer. For securities transferred to HTM from AFS, amortized cost is defined as the original purchase cost, plus or minus any accretion or amortization of a purchase discount or premium, less any impairment recognized in earnings.

        Regardless of the classification of the securities as AFS or HTM, the Company has assessed each position with an unrealized loss for OTTI. Factors considered in determining whether a loss is temporary include:

  •
  the length of time and the extent to which fair value has been below cost;

  •
  the severity of the impairment;

  •
  the cause of the impairment and the financial condition and near-term prospects of the issuer;

  •
  activity in the market of the issuer that may indicate adverse credit conditions; and

  •
  the Company's ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.

        The Company's review for impairment generally entails:

  •
  identification and evaluation of investments that have indications of possible impairment;

  •
  analysis of individual investments that have fair values less than amortized cost, including consideration of the length of time the investment has been in an unrealized loss position and the expected recovery period;

  •
  discussion of evidential matter, including an evaluation of factors or triggers that could cause individual investments to qualify as having other-than-temporary impairment and those that would not support other-than-temporary impairment; and

  •
  documentation of the results of these analyses, as required under business policies.

        For equity securities, management considers the various factors described above, including its intent and ability to hold the equity security for a period of time sufficient for recovery to cost or whether it is more-likely-than-not that the Company will be required to sell the security prior to recovery of its cost basis. Where management lacks that intent or ability, the security's decline in fair value is deemed to be other-than-temporary and is recorded in earnings. AFS equity securities deemed other-than-temporarily impaired are written down to fair value, with the full difference between fair value and cost recognized in earnings.

        Management assesses equity method investments with fair value less than carrying value for OTTI. Fair value is measured as price multiplied by quantity if the investee has publicly listed securities. If the investee is not publicly listed, other methods are used (see Note 25 to the Consolidated Financial Statements).

        For impaired equity method investments that Citi plans to sell prior to recovery of value, or would likely be required to sell and there is no expectation that the fair value will recover prior to the expected sale date, the full impairment is recognized in the Consolidated Statement of Income as OTTI regardless of severity and duration. The measurement of the OTTI does not include partial projected recoveries subsequent to the balance sheet date.

        For impaired equity method investments that management does not plan to sell prior to recovery of value and is not likely to be required to sell, the evaluation of whether an impairment is other than temporary is based on (i) whether and when an equity method investment will recover in value and (ii) whether the investor has the intent and ability to hold that investment for a period of time sufficient to recover the value. The determination of whether the impairment is considered other-than-temporary is based on all of the following indicators, regardless of the time and extent of impairment:

  •
  Cause of the impairment and the financial condition and near-term prospects of the issuer, including any specific events that may influence the operations of the issuer.

  •
  Intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value.

  •
  Length of time and extent to which fair value has been less than the carrying value.

        At December 31, 2011, Citi had several equity method investments that had temporary impairment, including its investments in Akbank and the Morgan Stanley Smith Barney joint venture (MSSB), each as discussed further below. As of December 31, 2011, management does not plan to sell those investments prior to recovery of value and it is not more likely than not that Citi will be required to sell those investments prior to recovery in value.

        Excluding the impact of foreign currency translation and related hedges, the fair value of Citi's equity method investment in Akbank had exceeded its carrying value. During the fourth quarter of 2011, however, the fair value of Citi's equity method investment in Akbank declined, resulting in a temporary impairment. During 2012 to date, Akbank's share price has recovered significantly, and as of February 23, 2012, the temporary impairment was approximately $0.2 billion. As of

December 31, 2011 and February 23, 2012, foreign currency translation and related hedges on this equity method investment totaled an additional cumulative pretax loss of approximately $0.9 billion.

        Regarding Citi's equity method investment in MSSB, Citi has evaluated this investment for OTTI based on the qualitative and quantitative measures discussed herein (see also Note 25 to the Consolidated Financial Statements). As of December 31, 2011, Citi's carrying value of this equity method investment was approximately $10 billion. Based on the midpoint of the current range of estimated values, analysis indicates that a temporary impairment may exist; however, based on this analysis, the potential temporary impairment was not material.

        For debt securities that are not deemed to be credit impaired, management assesses whether it intends to sell or whether it is more-likely-than-not that it would be required to sell the investment before the expected recovery of the amortized cost basis. In most cases, management has asserted that it has no intent to sell and that it believes it is not likely to be required to sell the investment before recovery of its amortized cost basis. Where such an assertion cannot be made, the security's decline in fair value is deemed to be other than temporary and is recorded in earnings.

        For debt securities, a critical component of the evaluation for OTTI is the identification of credit impaired securities, where management does not expect to receive cash flows sufficient to recover the entire amortized cost basis of the security. For securities purchased and classified as AFS with the expectation of receiving full principal and interest cash flows as of the date of purchase, this analysis considers the likelihood of receiving all contractual principal and interest. For securities reclassified out of the trading category in the fourth quarter of 2008, the analysis considers the likelihood of receiving the expected principal and interest cash flows anticipated as of the date of reclassification in the fourth quarter of 2008. The extent of the Company's analysis regarding credit quality and the stress on assumptions used in the analysis have been refined for securities where the current fair value or other characteristics of the security warrant. The paragraphs below describe the Company's process for identifying credit-related impairments in security types with the most significant unrealized losses as of December 31, 2011.

Mortgage-backed securities

        For U.S. mortgage-backed securities (and in particular for Alt-A and other mortgage-backed securities that have significant unrealized losses as a percentage of amortized cost), credit impairment is assessed using a cash flow model that estimates the cash flows on the underlying mortgages, using the security-specific collateral and transaction structure. The model estimates cash flows from the underlying mortgage loans and distributes those cash flows to various tranches of securities, considering the transaction structure and any subordination and credit enhancements that exist in that structure. The cash flow model incorporates actual cash flows on the mortgage-backed securities through the current period and then projects the remaining cash flows using a number of assumptions, including default rates, prepayment rates and recovery rates (on foreclosed properties).

        Management develops specific assumptions using as much market data as possible and includes internal estimates as well as estimates published by rating agencies and other third-party sources. Default rates are projected by considering current underlying mortgage loan performance, generally assuming the default of (1) 10% of current loans, (2) 25% of 30-59 day delinquent loans, (3) 70% of 60-90 day delinquent loans and (4) 100% of 91+ day delinquent loans. These estimates are extrapolated along a default timing curve to estimate the total lifetime pool default rate. Other assumptions used contemplate the actual collateral attributes, including geographic concentrations, rating agency loss projections, rating actions and current market prices.

        The key assumptions for mortgage-backed securities as of December 31, 2011 are in the table below:

December 31, 2011
Prepayment rate(1)	1%-8% CRR
Loss severity(2)	45%-95%

(1)
Conditional Repayment Rate (CRR) represents the annualized expected rate of voluntary prepayment of principal for mortgage-backed securities over a certain period of time.

(2)
Loss severity rates are estimated considering collateral characteristics and generally range from 45%-60% for prime bonds, 50%-95% for Alt-A bonds and 65%-90% for subprime bonds.

        The valuation as of December 31, 2011 assumes that U.S. housing prices will decrease 4% in 2012, decrease 1% in 2013, remain flat in 2014 and increase 3% per year from 2015 onwards, while unemployment is 8.9% for 2012.

        In addition, cash flow projections are developed using more stressful parameters. Management assesses the results of those stress tests (including the severity of any cash shortfall indicated and the likelihood of the stress scenarios actually occurring based on the underlying pool's characteristics and performance) to assess whether management expects to recover the amortized cost basis of the security. If cash flow projections indicate that the Company does not expect to recover its amortized cost basis, the Company recognizes the estimated credit loss in earnings.

State and municipal securities

        Citigroup's AFS state and municipal bonds consist mainly of bonds that are financed through Tender Option Bond programs or were previously financed in this program. The process for identifying credit impairments for these bonds is largely based on third-party credit ratings. Individual bond positions are required to meet minimum ratings requirements, which vary based on the sector of the bond issuer.

        Citigroup monitors the bond issuer and insurer ratings on a daily basis. The average portfolio rating, ignoring any insurance, is Aa3/AA-. In the event of a downgrade of the bond below Aa3/AA-, the subject bond is specifically reviewed for potential shortfall in contractual principal and interest. The remainder of Citigroup's AFS and HTM state and municipal bonds are specifically reviewed for credit impairment based on instrument-specific estimates of cash flows, probability of default and loss given default.

        For impaired AFS state and municipal bonds that Citi plans to sell, or would likely be required to sell and there is no expectation that the fair value will recover prior to the expected sale date, the full impairment is recognized in earnings.

Recognition and Measurement of OTTI

        The following table presents the total OTTI recognized in earnings for the year ended December 31, 2011:

	Year ended December 31, 2011
OTTI on Investments In millions of dollars
	AFS	HTM	Total
Impairment losses related to securities that the Company does not intend to sell nor will likely be required to sell:
Total OTTI losses recognized during the year ended December 31, 2011	$81	$662	$743
Less: portion of OTTI loss recognized in AOCI (before taxes)	49	110	159

Net impairment losses recognized in earnings for securities that the Company does not intend
to sell nor will likely be required to sell	$32	$552	$584
OTTI losses recognized in earnings for securities that the Company intends to sell
or more-likely-than-not will be required to sell before recovery	283	1,387	1,670

Total impairment losses recognized in earnings	$315	$1,939	$2,254

        The following is a 12 month roll-forward of the credit-related impairments recognized in earnings for AFS and HTM debt securities held as of December 31, 2011 that the Company does not intend to sell nor will likely be required to sell:

	Cumulative OTTI credit losses recognized in earnings
In millions of dollars	December 31, 2010 balance	Credit impairments recognized in earnings on securities not previously impaired	Credit impairments recognized in earnings on securities that have been previously impaired	Reductions due to credit-impaired securities sold, transferred or matured	December 31, 2011 balance
AFS debt securities
Mortgage-backed securities
Prime	$292	$—	$—	$—	$292
Alt-A	2	—	—	—	2
Commercial real estate	2	—	—	—	2

Total mortgage-backed securities	$296	$—	$—	$—	$296
State and municipal securities	3	—	—	—	3
U.S. Treasury securities	48	19	—	—	67
Foreign government securities	159	5	4	—	168
Corporate	154	1	3	(7)	151
Asset-backed securities	10	—	—	—	10
Other debt securities	52	—	—	—	52

Total OTTI credit losses recognized for AFS debt securities	$722	$25	$7	$(7)	$747

HTM debt securities
Mortgage-backed securities
Prime	$308	$—	$2	$(226)	$84
Alt-A	3,149	100	378	(1,409)	2,218
Subprime	232	2	24	(6)	252
Non-U.S. residential	96	—	—	—	96
Commercial real estate	10	—	—	—	10

Total mortgage-backed securities	$3,795	$102	$404	$(1,641)	$2,660
State and municipal securities	7	2	—	—	9
Corporate	351	40	—	—	391
Asset-backed securities	113	—	—	—	113
Other debt securities	5	3	1	—	9

Total OTTI credit losses recognized for HTM debt securities	$4,271	$147	$405	$(1,641)	$3,182

Investments in Alternative Investment Funds that Calculate Net Asset Value per Share

        The Company holds investments in certain alternative investment funds that calculate net asset value (NAV) per share, including hedge funds, private equity funds, funds of funds and real estate funds. The Company's investments include co-investments in funds that are managed by the Company and investments in funds that are managed by third parties. Investments in funds are generally classified as non-marketable equity securities carried at fair value.

        The fair values of these investments are estimated using the NAV per share of the Company's ownership interest in the funds, where it is not probable that the Company will sell an investment at a price other than NAV.

In millions of dollars at December 31, 2011	Fair value		Unfunded commitments	Redemption frequency (if currently eligible) monthly, quarterly, annually	Redemption notice period
Hedge funds	$898		$—		10-95 days
Private equity funds(1)(2)(3)	958		441	—	—
Real estate funds(3)(4)	319		198	—	—

Total	$2,175	(5)	$639	—	—

(1)
Includes investments in private equity funds carried at cost with a carrying value of $10 million.

(2)
Private equity funds include funds that invest in infrastructure, leveraged buyout transactions, emerging markets and venture capital.

(3)
This category includes several real estate funds that invest primarily in commercial real estate in the U.S., Europe and Asia.

(4)
With respect to the Company's investments that it holds in private equity funds and real estate funds, distributions from each fund will be received as the underlying assets held by these funds are liquidated. It is estimated that the underlying assets of these funds will be liquidated over a period of several years as market conditions allow. While certain investments within the portfolio may be sold, no specific assets have been identified for sale. Because it is not probable that any individual investment will be sold, the fair value of each individual investment has been estimated using the NAV of the Company's ownership interest in the partners' capital. Private equity and real estate funds do not allow redemption of investments by their investors. Investors are permitted to sell or transfer their investments, subject to the approval of the general partner or investment manager of these funds, which generally may not be unreasonably withheld.

(5)
Included in the total fair value of investments above is $0.6 billion of fund assets that are valued using NAVs provided by third-party asset managers. Amounts exclude investments in funds that are consolidated by Citi.

        Under The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act), the Company will be required to limit its investments in and arrangements with "private equity funds" and "hedge funds" as defined under the statute and impending regulations. Citi does not believe the implementation of the fund provisions of the Dodd-Frank Act will have a material negative impact on its overall results of operations.

16.    LOANS

        Citigroup loans are reported in two categories—Consumer and Corporate. These categories are classified primarily according to the segment and subsegment that manages the loans.

Consumer Loans

        Consumer loans represent loans and leases managed primarily by the Global Consumer Banking and Local Consumer Lending businesses. The following table provides information by loan type:

In millions of dollars	Dec. 31, 2011	Dec. 31, 2010
Consumer loans
In U.S. offices
Mortgage and real estate(1)	$139,177	$151,469
Installment, revolving credit, and other	15,616	28,291
Cards	117,908	122,384
Commercial and industrial	4,766	5,021
Lease financing	1	2

	$277,468	$307,167

In offices outside the U.S.
Mortgage and real estate(1)	$52,052	$52,175
Installment, revolving credit, and other	34,613	38,024
Cards	38,926	40,948
Commercial and industrial	20,366	16,684
Lease financing	711	665

	$146,668	$148,496

Total Consumer loans	$424,136	$455,663
Net unearned income (loss)	(405)	69

Consumer loans, net of unearned income	$423,731	$455,732

(1)
Loans secured primarily by real estate.

        During the year ended December 31, 2011, the Company sold and/or reclassified (to held-for-sale) $21 billion of Consumer loans. The Company did not have significant purchases of Consumer loans during the 12 months ended December 31, 2011.

        Citigroup has a comprehensive risk management process to monitor, evaluate and manage the principal risks associated with its Consumer loan portfolio. Included in the loan table above are lending products whose terms may give rise to additional credit issues. Credit cards with below-market introductory interest rates and interest-only loans are examples of such products. However, these products are closely managed using appropriate credit techniques that mitigate their additional inherent risk.

        Credit quality indicators that are actively monitored include delinquency status, consumer credit scores (FICO), and loan to value (LTV) ratios, each as discussed in more detail below.

Delinquency Status

        Delinquency status is carefully monitored and considered a key indicator of credit quality. Substantially all of the U.S. residential first mortgage loans use the MBA method of reporting delinquencies, which considers a loan delinquent if a monthly payment has not been received by the end of the day immediately preceding the loan's next due date. All other loans use the OTS method of reporting delinquencies, which considers a loan delinquent if a monthly payment has not been received by the close of business on the loan's next due date. As a general rule, residential first mortgages, home equity loans and installment loans are classified as non-accrual when loan payments are 90 days contractually past due. Credit cards and unsecured revolving loans generally accrue interest until payments are 180 days past due. Commercial market loans are placed on a cash (non-accrual) basis when it is determined, based on actual experience and a forward-looking assessment of the collectability of the loan in full, that the payment of interest or principal is doubtful or when interest or principal is 90 days past due.

        The policy for re-aging modified U.S. Consumer loans to current status varies by product. Generally, one of the conditions to qualify for these modifications is that a minimum number of payments (typically ranging from one to three) be made. Upon modification, the loan is re-aged to current status. However, re-aging practices for certain open-ended Consumer loans, such as credit cards, are governed by Federal Financial Institutions Examination Council (FFIEC) guidelines. For open-ended Consumer loans subject to FFIEC guidelines, one of the conditions for the loan to be re-aged to current status is that at least three consecutive minimum monthly payments, or the equivalent amount, must be received. In addition, under FFIEC guidelines, the number of times that such a loan can be re-aged is subject to limitations (generally once in 12 months and twice in five years). Furthermore, Federal Housing Administration (FHA) and Department of Veterans Affairs (VA) loans are modified under those respective agencies' guidelines, and payments are not always required in order to re-age a modified loan to current.

        The following tables provide details on Citigroup's Consumer loan delinquency and non-accrual loans as of December 31, 2011 and December 31, 2010:

Consumer Loan Delinquency and Non-Accrual Details at December 31, 2011

In millions of dollars	Total current(1)(2)	30-89 days past due(3)	≥ 90 days past due(3)	Past due Government guaranteed(4)	Total loans(2)	Total non-accrual	90 days past due and accruing
In North America offices
Residential first mortgages	$80,929	$3,550	$4,273	$6,686	$95,438	$4,328	$5,054
Home equity loans(5)	41,579	868	1,028	—	43,475	988	—
Credit cards	114,022	2,344	2,058	—	118,424	—	2,058
Installment and other	15,215	340	222	—	15,777	438	10
Commercial market loans	6,643	15	207	—	6,865	220	14

Total	$258,388	$7,117	$7,788	$6,686	$279,979	$5,974	$7,136

In offices outside North America
Residential first mortgages	$43,310	$566	$482	$—	$44,358	$744	$—
Home equity loans(5)	6	—	2	—	8	2	—
Credit cards	38,289	930	785	—	40,004	496	490
Installment and other	26,300	528	197	—	27,025	258	—
Commercial market loans	30,882	79	127	—	31,088	401	—

Total	$138,787	$2,103	$1,593	$—	$142,483	$1,901	$490

Total GCB and LCL	$397,175	$9,220	$9,381	$6,686	$422,462	$7,875	$7,626
Special Asset Pool (SAP)	1,193	29	47	—	1,269	115	—

Total Citigroup	$398,368	$9,249	$9,428	$6,686	$423,731	$7,990	$7,626

(1)
Loans less than 30 days past due are presented as current.

(2)
Includes $1.3 billion of residential first mortgages recorded at fair value.

(3)
Excludes loans guaranteed by U.S. government agencies.

(4)
Consists of residential first mortgages that are guaranteed by U.S. government agencies that are 30-89 days past due of $1.6 billion and ≥ 90 days past due of $5.1 billion.

(5)
Fixed rate home equity loans and loans extended under home equity lines of credit which are typically in junior lien positions.

Consumer Loan Delinquency and Non-Accrual Details at December 31, 2010

In millions of dollars	Total current(1)(2)	30-89 days past due(3)	≥ 90 days past due(3)	Past due Government guaranteed(4)	Total loans(2)(6)	Total non-accrual	90 days past due and accruing
In North America offices
Residential first mortgages	$84,284	$4,304	$5,698	$7,003	$101,289	$5,873	$5,405
Home equity loans(5)	45,655	1,197	1,317	—	48,169	1,293	—
Credit cards	117,571	3,224	3,198	—	123,993	—	3,198
Installment and other	25,723	1,531	1,129	—	28,383	739	353
Commercial market loans	9,358	43	42	—	9,443	539	—

Total	$282,591	$10,299	$11,384	$7,003	$311,277	$8,444	$8,956

In offices outside North America
Residential first mortgages	$41,451	$618	$526	$—	$42,595	$729	$—
Home equity loans(5)	8	—	1	—	9	1	—
Credit cards	40,805	1,117	974	—	42,896	565	409
Installment and other	28,047	814	289	—	29,150	508	41
Commercial market loans	28,899	101	143	—	29,143	409	1

Total	$139,210	$2,650	$1,933	$—	$143,793	$2,212	$451

Total GCB and LCL	$421,801	$12,949	$13,317	$7,003	$455,070	$10,656	$9,407

(1)
Loans less than 30 days past due are presented as current.

(2)
Includes $1.7 billion of residential first mortgages recorded at fair value.

(3)
Excludes loans guaranteed by U.S. government agencies.

(4)
Consists of residential first mortgages that are guaranteed by U.S. government agencies that are 30-89 days past due of $1.6 billion and ≥ 90 days past due of $5.4 billion.

(5)
Fixed rate home equity loans and loans extended under home equity lines of credit which are typically in junior lien positions.

(6)
The above information for December 31, 2010 was not available for SAP.

Consumer Credit Scores (FICO)

        In the U.S., independent credit agencies rate an individual's risk for assuming debt based on the individual's credit history and assign every consumer a credit score. These scores are often called "FICO scores" because most credit bureau scores used in the U.S. are produced from software developed by Fair Isaac Corporation. Scores range from a high of 900 (which indicates high credit quality) to 300. These scores are continually updated by the agencies based upon an individual's credit actions (e.g., taking out a loan or missed or late payments).

        The following table provides details on the FICO scores attributable to Citi's U.S. Consumer loan portfolio as of December 31, 2011 and December 31, 2010 (commercial market loans are not included in the table since they are business-based and FICO scores are not a primary driver in their credit evaluation). FICO scores are updated monthly for substantially all of the portfolio or, otherwise, on a quarterly basis.

        During the first quarter of 2011, the cards businesses (Citi-branded and Citi retail services) in the U.S. began using a more updated FICO model version to score customer accounts for substantially all of their loans. The change was made to incorporate a more recent version of FICO in order to improve the predictive strength of the score and to enhance Citi's ability to manage risk. In the first quarter, this change resulted in an increase in the percentage of balances with FICO scores equal to or greater than 660 and conversely lowered the percentage of balances with FICO scores lower than 620.

	December 31, 2011
FICO score distribution in U.S. portfolio(1)(2) In millions of dollars	Less than 620	≥ 620 but less than 660	Equal to or greater than 660
Residential first mortgages	$20,370	$8,815	$52,839
Home equity loans	6,385	3,596	31,389
Credit cards	9,621	10,905	93,234
Installment and other	3,789	2,858	6,704

Total	$40,165	$26,174	$184,166

(1)
Excludes loans guaranteed by U.S. government agencies, loans subject to LTSCs with U.S. government-sponsored agencies and loans recorded at fair value.

(2)
Excludes balances where FICO was not available. Such amounts are not material.

	December 31, 2010
FICO score distribution in U.S. portfolio(1)(2) In millions of dollars	Less than 620	≥ 620 but less than 660	Equal to or greater than 660
Residential first mortgages	$24,659	$9,103	$50,587
Home equity loans	8,171	3,639	35,640
Credit cards	18,341	12,592	88,332
Installment and other	11,320	3,760	10,743

Total	$62,491	$29,094	$185,302

(1)
Excludes loans guaranteed by U.S. government agencies, loans subject to LTSCs with U.S. government-sponsored agencies and loans recorded at fair value.

(2)
Excludes balances where FICO was not available. Such amounts are not material.

Loan to Value Ratios (LTV)

        Loan to value (LTV) ratios (loan balance divided by appraised value) are calculated at origination and updated by applying market price data.

        The following tables provide details on the LTV ratios attributable to Citi's U.S. Consumer mortgage portfolios as of December 31, 2011 and December 31, 2010. LTV ratios are updated monthly using the most recent Core Logic HPI data available for substantially all of the portfolio applied at the Metropolitan Statistical Area level, if available; otherwise, at the state level. The remainder of the portfolio is updated in a similar manner using the Office of Federal Housing Enterprise Oversight indices.

	December 31, 2011
LTV distribution in U.S. portfolio(1)(2) In millions of dollars	Less than or equal to 80%	> 80% but less than or equal to 100%	Greater than 100%
Residential first mortgages	$36,422	$21,146	$24,425
Home equity loans	12,724	10,232	18,226

Total	$49,146	$31,378	$42,651

(1)
Excludes loans guaranteed by U.S. government agencies, loans subject to LTSCs with U.S. government-sponsored agencies and loans recorded at fair value.

(2)
Excludes balances where LTV was not available. Such amounts are not material.

	December 31, 2010
LTV distribution in U.S. portfolio(1)(2) In millions of dollars	Less than or equal to 80%	> 80% but less than or equal to 100%	Greater than 100%
Residential first mortgages	$32,360	$25,304	$26,596
Home equity loans	14,387	12,347	20,469

Total	$46,747	$37,651	$47,065

(1)
Excludes loans guaranteed by U.S. government agencies, loans subject to LTSCs with U.S. government-sponsored agencies and loans recorded at fair value.

(2)
Excludes balances where LTV was not available. Such amounts are not material.

Impaired Consumer Loans

        Impaired loans are those for which Citigroup believes it is probable that it will not collect all amounts due according to the original contractual terms of the loan. Impaired Consumer loans include non-accrual commercial market loans as well as smaller-balance homogeneous loans whose terms have been modified due to the borrower's financial difficulties and Citigroup has granted a concession to the borrower. These modifications may include interest rate reductions and/or principal forgiveness. Impaired Consumer loans exclude smaller-balance homogeneous loans that have not been modified and are carried on a non-accrual basis. In addition, Impaired Consumer loans exclude substantially all loans modified pursuant to Citi's short-term modification programs (i.e., for periods of 12 months or less) that were modified prior to January 1, 2011. At December 31, 2011, loans included in these short-term programs amounted to approximately $3 billion.

        Effective in the third quarter of 2011, as a result of adopting ASU 2011-02, certain loans modified under short-term programs since January 1, 2011 that were previously measured for impairment under ASC 450 are now measured for impairment under ASC 310-10-35. At the end of the first interim period of adoption (September 30, 2011), the recorded investment in receivables previously measured under ASC 450 was $1,170 million and the allowance for credit losses associated with those loans was $467 million. See Note 1 to the Consolidated Financial Statements for a discussion of this change.

        The following tables present information about total impaired Consumer loans at and for the periods ending December 31, 2011 and December 31, 2010, respectively:

Impaired Consumer Loans

	At and for the period ended December 31, 2011
In millions of dollars	Recorded investment(1)(2)	Unpaid principal balance	Related specific allowance(3)	Average carrying value(4)	Interest income recognized(5)(6)
Mortgage and real estate
Residential first mortgages	$19,616	$20,803	$3,404	$18,642	$888
Home equity loans	1,771	1,823	1,252	1,680	72
Credit cards	6,695	6,743	3,122	6,542	387
Installment and other
Individual installment and other	2,264	2,267	1,032	2,644	343
Commercial market loans	517	782	75	572	21

Total(7)	$30,863	$32,418	$8,885	$30,080	$1,711

(1)
Recorded investment in a loan includes net deferred loan fees and costs, unamortized premium or discount and direct write-downs and includes accrued interest only on credit card loans.

(2)
$858 million of residential first mortgages, $16 million of home equity loans and $182 million of commercial market loans do not have a specific allowance.

(3)
Included in the Allowance for loan losses.

(4)
Average carrying value represents the average recorded investment ending balance for last four quarters and does not include related specific allowance.

(5)
Includes amounts recognized on both an accrual and cash basis.

(6)
Cash interest receipts on smaller-balance homogeneous loans are generally recorded as revenue. The interest recognition policy for commercial market loans is identical to that for Corporate loans, as described below.

(7)
Prior to 2008, the Company's financial accounting systems did not separately track impaired smaller-balance, homogeneous Consumer loans whose terms were modified due to the borrowers' financial difficulties and it was determined that a concession was granted to the borrower. Smaller-balance consumer loans modified since January 1, 2008 amounted to $30.3 billion at December 31, 2011. However, information derived from Citi's risk management systems indicates that the amounts of outstanding modified loans, including those modified prior to 2008, approximated $31.5 billion at December 31, 2011.

	At and for the period ended December 31, 2010
In millions of dollars	Recorded investment(1)(2)	Unpaid principal balance	Related specific allowance(3)	Average carrying value(4)	Interest income recognized(5)(6)
Mortgage and real estate
Residential first mortgages	$16,225	$17,287	$2,783	$13,606	$862
Home equity loans	1,205	1,256	393	1,010	40
Credit cards	5,906	5,906	3,237	5,314	131
Installment and other
Individual installment and other	3,286	3,348	1,177	3,627	393
Commercial market loans	696	934	145	909	26

Total(7)	$27,318	$28,731	$7,735	$24,466	$1,452

(1)
Recorded investment in a loan includes net deferred loan fees and costs, unamortized premium or discount and direct write-downs and includes accrued interest only on credit card loans.

(2)
$1,050 million of residential first mortgages, $6 million of home equity loans and $323 million of commercial market loans do not have a specific allowance.

(3)
Included in the Allowance for loan losses.

(4)
Average carrying value represents the average recorded investment ending balances for the prior four quarters and does not include related specific allowance.

(5)
Includes amounts recognized on both an accrual and cash basis.

(6)
Cash interest receipts on smaller-balance homogeneous loans are generally recorded as revenue. The interest recognition policy for commercial market loans is identical to that for Corporate loans, as described below.

(7)
Prior to 2008, the Company's financial accounting systems did not separately track impaired smaller-balance, homogeneous Consumer loans whose terms were modified due to the borrowers' financial difficulties and it was determined that a concession was granted to the borrower. Smaller-balance consumer loans modified since January 1, 2008 amounted to $26.6 billion at December 31, 2010. However, information derived from Citi's risk management systems indicates that the amounts of outstanding modified loans, including those modified prior to 2008, approximated $28.2 billion at December 31, 2010.

Consumer Troubled Debt Restructurings

        The following table provides details on TDR activity and default information as of and for the year ended December 31, 2011:

In millions of dollars except number of loans modified	Number of loans modified	Pre-modification recorded investment	Post-modification recorded investment(1)	Deferred principal(2)	Contingent principal forgiveness(3)	Principal forgiveness	Average interest rate reduction
North America
Residential first mortgages	31,608	$4,999	$5,284	$110	$50	$—	2%
Home equity loans	16,077	840	872	22	1	—	4
Credit cards	611,715	3,560	3,554	—	—	—	19
Installment and other revolving	86,462	645	641	—	—	—	4
Commercial markets(4)	579	55	—	—	—	1	—

Total	746,441	$10,099	$10,351	$132	$51	$1

International
Residential first mortgages	4,888	$241	$235	$—	$—	$6	1%
Home equity loans	61	4	4	—	—	—	—
Credit cards	225,149	609	600	—	—	2	24
Installment and other revolving	97,827	487	468	—	—	9	13
Commercial markets(4)	55	167	—	—	—	1	—

Total	327,980	$1,508	$1,307	$—	$—	$18

(1)
Post-modification balances include past due amounts that are capitalized at modification date.

(2)
Represents portion of loan principal that is non-interest bearing but still due from borrower.

(3)
Represents portion of loan principal that is non-interest bearing and, depending upon borrower performance, eligible for forgiveness.

(4)
Commercial markets loans are generally borrower-specific modifications and incorporate changes in the amount and/or timing of principal and/or interest.

        The following table presents loans that defaulted during 2011 and for which the payment default occurred within one year of the modification.

In millions of dollars	Year ended December 31, 2011(1)
North America
Residential first mortgages	$1,932
Home equity loans	105
Credit cards	1,307
Installment and other revolving	103
Commercial markets(1)	3

Total	$3,450

International
Residential first mortgages	$103
Home equity loans	2
Credit cards	359
Installment and other revolving	250
Commercial markets(1)	14

Total	$728

(1)
Default is defined as 60 days past due, except for classifiably managed commercial markets loans, where default is defined as 90 days past due.

Corporate Loans

        Corporate loans represent loans and leases managed by ICG or the SAP. The following table presents information by Corporate loan type as of December 31, 2011 and December 31, 2010:

In millions of dollars	Dec. 31, 2011	Dec. 31, 2010
Corporate
In U.S. offices
Commercial and industrial	$21,667	$14,334
Loans to financial institutions	33,265	29,813
Mortgage and real estate(1)	20,698	19,693
Installment, revolving credit and other	15,011	12,640
Lease financing	1,270	1,413

	$91,911	$77,893

In offices outside the U.S.
Commercial and industrial	$79,373	$71,618
Installment, revolving credit and other	14,114	11,829
Mortgage and real estate(1)	6,885	5,899
Loans to financial institutions	29,794	22,620
Lease financing	568	531
Governments and official institutions	1,576	3,644

	$132,310	$116,141

Total Corporate loans	$224,221	$194,034
Net unearned income (loss)	(710)	(972)

Corporate loans, net of unearned income	$223,511	$193,062

(1)
Loans secured primarily by real estate.

        For the year ended December 31, 2011, the Company sold and/or reclassified (to held-for-sale) $6.4 billion of held-for-investment Corporate loans. The Company did not have significant purchases of loans classified as held-for-investment for the year ended December 31, 2011.

        Corporate loans are identified as impaired and placed on a cash (non-accrual) basis when it is determined, based on actual experience and a forward-looking assessment of the collectability of the loan in full, that the payment of interest or principal is doubtful or when interest or principal is 90 days past due, except when the loan is well collateralized and in the process of collection. Any interest accrued on impaired Corporate loans and leases is reversed at 90 days and charged against current earnings, and interest is thereafter included in earnings only to the extent actually received in cash. When there is doubt regarding the ultimate collectability of principal, all cash receipts are thereafter applied to reduce the recorded investment in the loan. While Corporate loans are generally managed based on their internally assigned risk rating (see further discussion below), the following tables present delinquency information by Corporate loan type as of December 31, 2011 and December 31, 2010:

Corporate Loan Delinquency and Non-Accrual Details at December 31, 2011

In millions of dollars	30-89 days past due and accruing(1)	≥ 90 days past due and accruing(1)	Total past due and accruing	Total non-accrual(2)	Total current(3)	Total loans
Commercial and industrial	$93	$30	$123	$1,144	$98,577	$99,844
Financial institutions	0	2	2	779	60,762	61,543
Mortgage and real estate	224	125	349	1,029	26,107	27,485
Leases	3	11	14	13	1,811	1,838
Other	225	15	240	271	28,351	28,862
Loans at fair value						3,939

Total	$545	$183	$728	$3,236	$215,608	$223,511

(1)
Corporate loans that are greater than 90 days past due are generally classified as non-accrual. Corporate loans are considered past due when principal or interest is contractually due but unpaid.

(2)
Citi generally does not manage Corporate loans on a delinquency basis. Non-accrual loans generally include those loans that are ≥ 90 days past due or those loans for which Citi believes, based on actual experience and a forward-looking assessment of the collectability of the loan in full that the payment of interest or principal is doubtful.

(3)
Corporate loans are past due when principal or interest is contractually due but unpaid. Loans less than 30 days past due are presented as current.

Corporate Loan Delinquency and Non-Accrual Details at December 31, 2010

In millions of dollars	30-89 days past due and accruing(1)	≥ 90 days past due and accruing(1)	Total past due and accruing	Total non-accrual(2)	Total current(3)	Total loans
Commercial and industrial	$94	$39	$133	$5,135	$78,752	$84,020
Financial institutions	2	—	2	1,258	50,648	51,908
Mortgage and real estate	376	20	396	1,782	22,892	25,070
Leases	9	—	9	45	1,890	1,944
Other	100	52	152	400	26,941	27,493
Loans at fair value						2,627

Total	$581	$111	$692	$8,620	$181,123	$193,062

(1)
Corporate loans that are greater than 90 days past due are generally classified as non-accrual. Corporate loans are considered past due when principal or interest is contractually due but unpaid.

(2)
Citi generally does not manage Corporate loans on a delinquency basis. Non-accrual loans generally include those loans that are ≥ 90 days past due or those loans for which Citi believes, based on actual experience and a forward-looking assessment of the collectability of the loan in full, that the payment of interest or principal is doubtful.

(3)
Corporate loans are past due when principal or interest is contractually due but unpaid. Loans less than 30 days past due are presented as current.

        Citigroup has established a risk management process to monitor, evaluate and manage the principal risks associated with its Corporate loan portfolio. As part of its risk management process, Citi assigns numeric risk ratings to its Corporate loan facilities based on quantitative and qualitative assessments of the obligor and facility. These risk ratings are reviewed at least annually or more often if material events related to the obligor or facility warrant. Factors considered in assigning the risk ratings include: financial condition of the obligor, qualitative assessment of management and strategy, amount and sources of repayment, amount and type of collateral and guarantee arrangements, amount and type of any contingencies associated with the obligor, and the obligor's industry and geography.

        The obligor risk ratings are defined by ranges of default probabilities. The facility risk ratings are defined by ranges of loss norms, which are the product of the probability of default and the loss given default. The investment grade rating categories are similar to the category BBB-/Baa3 and above as defined by S&P and Moody's. Loans classified according to the bank regulatory definitions as special mention, substandard and doubtful will have risk ratings within the non-investment grade categories.

Corporate Loans Credit Quality Indicators at December 31, 2011 and December 31, 2010

	Recorded investment in loans(1)
In millions of dollars	December 31, 2011	December 31, 2010
Investment grade(2)
Commercial and industrial	$67,528	$52,932
Financial institutions	53,482	47,310
Mortgage and real estate	10,068	8,119
Leases	1,161	1,204
Other	24,129	21,844

Total investment grade	$156,368	$131,409

Non-investment grade(2)
Accrual
Commercial and industrial	$31,172	$25,992
Financial institutions	7,282	3,412
Mortgage and real estate	3,672	3,329
Leases	664	695
Other	4,462	4,316
Non-accrual
Commercial and industrial	1,144	5,135
Financial institutions	779	1,258
Mortgage and real estate	1,029	1,782
Leases	13	45
Other	271	400

Total non-investment grade	$50,488	$46,364

Private Banking loans managed on a delinquency basis(2)	$12,716	$12,662
Loans at fair value	3,939	2,627

Corporate loans, net of unearned income	$223,511	$193,062

(1)
Recorded investment in a loan includes net deferred loan fees and costs, unamortized premium or discount, less any direct write-downs.

(2)
Held-for-investment loans accounted for on an amortized cost basis.

        Corporate loans and leases identified as impaired and placed on non-accrual status are written down to the extent that principal is judged to be uncollectible. Impaired collateral-dependent loans and leases, where repayment is expected to be provided solely by the sale of the underlying collateral and there are no other available and reliable sources of repayment, are written down to the lower of cost or collateral value, less cost to sell. Cash-basis loans are returned to an accrual status when all contractual principal and interest amounts are reasonably assured of repayment and there is a sustained period of repayment performance, generally six months, in accordance with the contractual terms of the loan.

        The following tables present non-accrual loan information by Corporate loan type at and for the years ended December 31, 2011, 2010 and 2009, respectively:

Non-Accrual Corporate Loans

	At and for the period ended December 31, 2011
In millions of dollars	Recorded investment(1)	Unpaid principal balance	Related specific allowance	Average carrying value(2)	Interest income recognized
Non-accrual Corporate loans
Commercial and industrial	$1,144	$1,538	$186	$1,448	$76
Loans to financial institutions	779	1,213	20	1,060	—
Mortgage and real estate	1,029	1,240	151	1,485	14
Lease financing	13	21	—	25	2
Other	271	476	63	416	17

Total non-accrual Corporate loans	$3,236	$4,488	$420	$4,434	$109

	At and for the period ended December 31, 2010
In millions of dollars	Recorded investment(1)	Unpaid principal balance	Related specific allowance	Average carrying value(3)	Interest income recognized
Non-accrual Corporate loans
Commercial and industrial	$5,135	$8,031	$843	$6,027	$28
Loans to financial institutions	1,258	1,835	259	883	1
Mortgage and real estate	1,782	2,328	369	2,474	7
Lease financing	45	71	—	55	4
Other	400	948	218	1,205	25

Total non-accrual Corporate loans	$8,620	$13,213	$1,689	$10,644	$65

At and for the period ended In millions of dollars	Dec. 31, 2009
Average carrying value(3)	$12,990
Interest income recognized	21

	December 31, 2011		December 31, 2010
In millions of dollars	Recorded investment(1)	Related specific allowance	Recorded investment(1)	Related specific allowance
Non-accrual Corporate loans with valuation allowances
Commercial and industrial	$501	$186	$4,257	$843
Loans to financial institutions	68	20	818	259
Mortgage and real estate	540	151	1,008	369
Other	130	63	241	218

Total non-accrual Corporate loans with specific allowance	$1,239	$420	$6,324	$1,689

Non-accrual Corporate loans without specific allowance
Commercial and industrial	$643		$878
Loans to financial institutions	711		440
Mortgage and real estate	489		774
Lease financing	13		45
Other	141		159

Total non-accrual Corporate loans without specific allowance	$1,997	N/A	$2,296	N/A

(1)
Recorded investment in a loan includes net deferred loan fees and costs, unamortized premium or discount, less any direct write-downs.

(2)
Average carrying value represents the average recorded investment balance and does not include related specific allowance.

(3)
Average carrying value does not include related specific allowance.

N/A
Not Applicable

Corporate Troubled Debt Restructurings

        The following tables provide details on TDR activity and default information as of and for the 12-month period ended December 31, 2011.

        The following table presents TDRs occurring during the 12-month period ended December 31, 2011.

In millions of dollars	Carrying Value	TDRs involving changes in the amount and/or timing of principal payments(1)	TDRs involving changes in the amount and/or timing of interest payments(2)	TDRs involving changes in the amount and/or timing of both principal and interest payments	Balance of principal forgiven or deferred	Net P&L impact(3)
Commercial and industrial	$126	$—	$16	$110	$—	$16
Loans to financial institutions	—	—	—	—	—	—
Mortgage and real estate	250	3	20	227	4	37
Other	74	—	67	7	—	—

Total	$450	$3	$103	$344	$4	$53

(1)
TDRs involving changes in the amount or timing of principal payments may involve principal forgiveness or deferral of periodic and/or final principal payments.

(2)
TDRs involving changes in the amount or timing of interest payments may involve a reduction in interest rate or a below-market interest rate.

(3)
Balances reflect charge-offs and reserves recorded during the 12 months ended December 31, 2011 on loans subject to a TDR during the period then ended.

        The following table presents total corporate loans modified in a troubled debt restructuring at December 31, 2011 as well as those TDRs that defaulted during 2011 and for which the payment default occurred within one year of the modification.

In millions of dollars	TDR Balances at December 31, 2011	TDR Loans in payment default(1) Twelve Months Ended December 31, 2011
Commercial and industrial	$429	$7
Loans to financial institutions	564	—
Mortgage and real estate	258	—
Other	85	—

Total Corporate Loans modified in TDRs	$1,336	$7

(1)
Payment default constitutes failure to pay principal or interest when due per the contractual terms of the loan.

Purchased Distressed Loans

        Included in the Corporate and Consumer loan outstanding tables above are purchased distressed loans, which are loans that have evidenced significant credit deterioration subsequent to origination but prior to acquisition by Citigroup. In accordance with SOP 03-3 (codified as ASC 310-30), the difference between the total expected cash flows for these loans and the initial recorded investment is recognized in income over the life of the loans using a level yield. Accordingly, these loans have been excluded from the impaired loan table information presented above. In addition, per SOP 03-3, subsequent decreases in the expected cash flows for a purchased distressed loan require a build of an allowance so the loan retains its level yield. However, increases in the expected cash flows are first recognized as a reduction of any previously established allowance and then recognized as income prospectively over the remaining life of the loan by increasing the loan's level yield. Where the expected cash flows cannot be reliably estimated, the purchased distressed loan is accounted for under the cost recovery method.

        The carrying amount of the Company's purchased distressed loan portfolio at December 31, 2011 was $443 million, net of an allowance of $68 million as of December 31, 2011.

        The changes in the accretable yield, related allowance and carrying amount net of accretable yield for 2011 are as follows:

In millions of dollars	Accretable yield	Carrying amount of loan receivable	Allowance
Balance at December 31, 2010	$116	$469	$77
Purchases(1)	—	328	—
Disposals/payments received	(122)	(235)	(24)
Accretion	(6)	6	—
Builds (reductions) to the allowance	12	—	16
Increase to expected cash flows	31	3	—
FX/other	(29)	(60)	(1)

Balance at December 31, 2011(2)	$2	$511	$68

(1)
The balance reported in the column "Carrying amount of loan receivable" consists of $328 million of purchased loans accounted for under the level-yield method and $0 under the cost-recovery method. These balances represent the fair value of these loans at their acquisition date. The related total expected cash flows for the level-yield loans were $328 million at their acquisition dates.

(2)
The balance reported in the column "Carrying amount of loan receivable" consists of $435 million of loans accounted for under the level-yield method and $76 million accounted for under the cost-recovery method.

17.   ALLOWANCE FOR CREDIT LOSSES

In millions of dollars	2011	2010	2009
Allowance for loan losses at beginning of year	$40,655	$36,033	$29,616
Gross credit losses	(23,164)	(34,491)	(32,784)
Gross recoveries	3,126	3,632	2,043

Net credit losses (NCLs)	$(20,038)	$(30,859)	$(30,741)

NCLs	$20,038	$30,859	$30,741
Net reserve builds (releases)	(8,434)	(6,523)	5,741
Net specific reserve builds	169	858	2,278

Total provision for credit losses	$11,773	$25,194	$38,760
Other, net(1)	(2,275)	10,287	(1,602)

Allowance for loan losses at end of year	$30,115	$40,655	$36,033

Allowance for credit losses on unfunded lending commitments at beginning of year(2)	$1,066	$1,157	$887
Provision for unfunded lending commitments	51	(117)	244

Allowance for credit losses on unfunded lending commitments at end of year(2)	$1,136	$1,066	$1,157

Total allowance for loans, leases, and unfunded lending commitments	$31,251	$41,721	$37,190

(1)
2011 primarily includes reductions of approximately $1.6 billion related to the sale or transfer to held-for-sale of various U.S. loan portfolios, approximately $240 million related to the sale of the Egg Banking PLC credit card business, approximately $72 million related to the transfer of the Citi Belgium business to held-for-sale and approximately $290 related to FX translation. 2010 primarily includes an addition of $13.4 billion related to the impact of consolidating entities in connection with Citi's adoption of SFAS 166/167 (see Note 1 to the Consolidated Financial Statements) and reductions of approximately $2.7 billion related to the sale or transfer to held-for-sale of various U.S. loan portfolios and approximately $290 million related to the transfer of a U.K. first mortgage portfolio to held-for-sale. 2009 primarily includes reductions to the loan loss reserve of approximately $543 million related to securitizations, approximately $402 million related to the sale or transfers to held-for-sale of U.S. real estate lending loans, and $562 million related to the transfer of the U.K. cards portfolio to held-for-sale.

(2)
Represents additional credit loss reserves for unfunded lending commitments and letters of credit recorded in Other liabilities on the Consolidated Balance Sheet.

Allowance for Credit Losses and Investment in Loans at December 31, 2011

In millions of dollars	Corporate	Consumer	Total
Allowance for loan losses at beginning of year	$5,249	$35,406	$40,655
Charge-offs	(2,000)	(21,164)	(23,164)
Recoveries	386	2,740	3,126
Replenishment. of net charge-offs	1,614	18,424	20,038
Net reserve releases	(1,083)	(7,351)	(8,434)
Net specific reserve builds (releases)	(1,270)	1,439	169
Other	(17)	(2,258)	(2,275)

Ending balance	$2,879	$27,236	$30,115

Allowance for loan losses
Determined in accordance with ASC 450-20	$2,408	$18,334	$20,742
Determined in accordance with ASC 310-10-35	420	8,885	9,305
Determined in accordance with ASC 310-30	51	17	68

Total allowance for loan losses	$2,879	$27,236	$30,115

Loans, net of unearned income
Loans collectively evaluated for impairment in accordance with ASC 450-20	$215,387	$391,222	$606,609
Loans individually evaluated for impairment in accordance with ASC 310-10-35	3,994	30,863	34,857
Loans acquired with deteriorated credit quality in accordance with ASC 310-30	191	320	511
Loans held at fair value	3,939	1,326	5,265

Total loans, net of unearned income	$223,511	$423,731	$647,242

Allowance for Credit Losses and Investment in Loans at December 31, 2010

In millions of dollars	Corporate	Consumer	Total
Allowance for loan losses at beginning of year	$7,686	$28,347	$36,033
Charge-offs	(3,418)	(31,073)	(34,491)
Recoveries	994	2,638	3,632
Replenishment of net charge-offs	2,424	28,435	30,859
Net reserve releases	(1,627)	(4,896)	(6,523)
Net specific reserve builds (releases)	(722)	1,580	858
Other	(88)	10,375	10,287

Ending balance	$5,249	$35,406	$40,655

Allowance for loan losses
Determined in accordance with ASC 450-20	$3,510	$27,644	$31,154
Determined in accordance with ASC 310-10-35	1,689	7,735	9,424
Determined in accordance with ASC 310-30	50	27	77

Total allowance for loan losses	$5,249	$35,406	$40,655

Loans, net of unearned income
Loans collectively evaluated for impairment in accordance with ASC 450-20	$181,052	$426,444	$607,496
Loans individually evaluated for impairment in accordance with ASC 310-10-35	9,139	27,318	36,457
Loans acquired with deteriorated credit quality in accordance with ASC 310-30	244	225	469
Loans held at fair value	2,627	1,745	4,372

Total loans, net of unearned income	$193,062	$455,732	$648,794

18.    GOODWILL AND INTANGIBLE ASSETS

Goodwill

        The changes in Goodwill during 2011 and 2010 were as follows:

In millions of dollars
Balance at December 31, 2009	$25,392

Foreign exchange translation	685
Smaller acquisitions/divestitures, purchase accounting adjustments and other	75

Balance at December 31, 2010	$26,152

Foreign exchange translation	(636)
Smaller acquisitions/divestitures, purchase accounting adjustments and other	44
Discontinued operations	(147)

Balance at December 31, 2011	$25,413

        The changes in Goodwill by segment during 2011 and 2010 were as follows:

In millions of dollars	Global Consumer Banking	Institutional Clients Group	Citi Holdings	Corporate/ Other	Total
Balance at December 31, 2009	$9,921	$10,689	$4,782	$—	$25,392

Goodwill acquired during 2010	$—	$—	$—	$—	$—
Goodwill disposed of during 2010	—	—	(102)	—	(102)
Other(1)	780	137	(55)	—	862

Balance at December 31, 2010	$10,701	$10,826	$4,625	$—	$26,152

Goodwill acquired during 2011	$—	$19	$—	$—	$19
Goodwill disposed of during 2011	—	(6)	(153)	—	(159)
Other(1)	(465)	(102)	(32)	—	(599)

Balance at December 31, 2011	$10,236	$10,737	$4,440	$—	$25,413

(1)
Other changes in Goodwill primarily reflect foreign exchange effects on non-dollar-denominated goodwill, as well as purchase accounting adjustments.

        Goodwill impairment testing is performed at a level below the business segments (referred to as a reporting unit). The reporting unit structure in 2011 is consistent with those reporting units identified in the second quarter of 2009 as a result of the change in organizational structure. During 2011, goodwill was allocated to disposals and tested for impairment for each of the reporting units. The Company performed goodwill impairment testing for all reporting units as of July 1, 2011. No goodwill was written off due to impairment in 2009, 2010 and 2011.

        The following table shows reporting units with goodwill balances as of December 31, 2011 and the excess of fair value as a percentage over allocated book value as of the annual impairment test.

In millions of dollars Reporting unit(1)	Fair value as a % of allocated book value	Goodwill
North America Regional Consumer Banking	279%	$2,542
EMEA Regional Consumer Banking	205	349
Asia Regional Consumer Banking	285	5,623
Latin America Regional Consumer Banking	277	1,722
Securities and Banking	136	9,173
Transaction Services	1,761	1,564
Brokerage and Asset Management	162	71
Local Consumer Lending—Cards	175	4,369

(1)
Local Consumer Lending—Other is excluded from the table as there is no goodwill allocated to it.

        Citigroup engaged the services of an independent valuation specialist to assist in the valuation of the reporting units at July 1, 2011, using a combination of the market approach and/or income approach consistent with the valuation model used in the past.

        Under the market approach for valuing each reporting unit, the key assumption is the selected price multiples. The selection of the multiples considers the operating performance and financial condition of the reporting unit operations as compared with those of a group of selected publicly traded guideline companies and a group of selected acquired companies. Among other factors, the level and expected growth in return on tangible equity relative to those of the guideline companies and guideline transactions is considered. Since the guideline company prices used are on a minority interest basis, the selection of the multiple considers the recent acquisition prices, which reflect control rights and privileges, in arriving at a multiple that reflects an appropriate control premium.

        For the valuation under the income approach, the assumptions used as the basis for the model include cash flows for the forecasted period, the assumptions embedded in arriving at an estimation of the terminal value and the discount rate. The cash flows for the forecasted period are estimated based on management's most recent projections available as of the testing date, giving consideration to targeted equity capital requirements based on selected public guideline companies for the reporting unit. In arriving at the terminal value for each reporting unit, using 2014 as the terminal year, the assumptions used include a long-term growth rate and a price-to-tangible book multiple based on selected public guideline companies for the reporting unit. The discount rate is based on the reporting unit's estimated cost of equity capital computed under the capital asset pricing model.

        Embedded in the key assumptions underlying the valuation model, described above, is the inherent uncertainty regarding the possibility that economic conditions that affect credit risk and behavior may vary or other events will occur that will impact the business model. Deterioration in the assumptions used in the valuations, in particular the discount-rate and growth-rate assumptions used in the net income projections, could affect Citigroup's impairment evaluation and, hence, the Company's net income. While there is inherent uncertainty embedded in the assumptions used in developing management's forecasts, the assumptions used reflect management's best estimates as of the testing date.

        If the future were to differ adversely from management's best estimate of key economic assumptions and associated cash flows were to significantly decrease, Citi could potentially experience future impairment charges with respect to goodwill. Any such charges, by themselves, would not negatively affect Citi's Tier 1 and Total Capital regulatory ratios, Tier 1 Common ratio, its Tangible Common Equity or Citi's liquidity position.

INTANGIBLE ASSETS

        The components of intangible assets were as follows:

	December 31, 2011			December 31, 2010
In millions of dollars	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
Purchased credit card relationships	$7,616	$5,309	$2,307	$7,796	$5,048	$2,748
Core deposit intangibles	1,337	965	372	1,442	959	483
Other customer relationships	830	356	474	796	289	507
Present value of future profits	235	123	112	241	114	127
Indefinite-lived intangible assets	492	—	492	550	—	550
Other(1)	4,866	2,023	2,843	4,723	1,634	3,089

Intangible assets (excluding MSRs)	$15,376	$8,776	$6,600	$15,548	$8,044	$7,504
Mortgage servicing rights (MSRs)	2,569	—	2,569	4,554	—	4,554

Total intangible assets	$17,945	$8,776	$9,169	$20,102	$8,044	$12,058

(1)
Includes contract-related intangible assets.

        Intangible assets amortization expense was $898 million, $976 million and $1,179 million for 2011, 2010 and 2009, respectively. Intangible assets amortization expense is estimated to be $826 million in 2012, $822 million in 2013, $734 million in 2014, $700 million in 2015, and $807 million in 2016.

        The changes in intangible assets during 2011 were as follows:

In millions of dollars	Net carrying amount at December 31, 2010	Acquisitions/ divestitures	Amortization	Impairments	FX and other(1)	Discontinued operations	Net carrying amount at December 31, 2011
Purchased credit card relationships	$2,748	$5	$(435)	$—	$(11)	$—	$2,307
Core deposit intangibles	483	4	(97)	—	(18)	—	372
Other customer relationships	507	3	(51)	—	15	—	474
Present value of future profits	127	—	(13)	—	(2)	—	112
Indefinite-lived intangible assets	550	—	—	—	(58)	—	492
Other	3,089	93	(302)	(17)	(2)	(18)	2,843

Intangible assets (excluding MSRs)	$7,504	$105	$(898)	$(17)	$(76)	$(18)	$6,600
Mortgage servicing rights (MSRs)(2)	4,554						2,569

Total intangible assets	$12,058						$9,169

(1)
Includes foreign exchange translation and purchase accounting adjustments.

(2)
See Note 22 to the Consolidated Financial Statements for the roll-forward of MSRs.

19.    DEBT

Short-Term Borrowings

        Short-term borrowings consist of commercial paper and other borrowings with weighted average interest rates at December 31 as follows:

	2011		2010
In millions of dollars	Balance	Weighted average	Balance	Weighted average
Commercial paper
Bank	$14,872	0.32%	$14,987	0.39%
Other non-bank	6,414	0.49	9,670	0.29

	$21,286		$24,657
Other borrowings(1)	33,155	1.09%	54,133	0.40%

Total	$54,441		$78,790

(1)
At December 31, 2011 and December 31, 2010, collateralized advances from the Federal Home Loan Bank were $5 billion and $10 billion, respectively.

        Borrowings under bank lines of credit may be at interest rates based on LIBOR, CD rates, the prime rate, or bids submitted by the banks. Citigroup pays commitment fees for its lines of credit.

        Some of Citigroup's non-bank subsidiaries have credit facilities with Citigroup's subsidiary depository institutions, including Citibank, N.A. Borrowings under these facilities must be secured in accordance with Section 23A of the Federal Reserve Act.

        Citigroup Global Markets Holdings Inc. (CGMHI) has substantial borrowing agreements consisting of facilities that CGMHI has been advised are available, but where no contractual lending obligation exists. These arrangements are reviewed on an ongoing basis to ensure flexibility in meeting CGMHI's short-term requirements.

Long-Term Debt

			Balances at December 31,
	Weighted average coupon
In millions of dollars		Maturities	2011	2010
Citigroup parent company
Senior notes	4.44%	2012-2098	$136,468	$146,280
Subordinated notes(1)	4.84	2012-2036	29,177	27,533
Junior subordinated notes relating to trust preferred securities	7.10	2031-2067	16,057	18,131
Bank(2)
Senior notes	2.22	2012-2046	75,685	112,269
Subordinated notes(1)	3.52	2012-2039	859	965
Non-bank
Senior notes	2.68	2012-2097	65,063	75,092
Subordinated notes(1)	1.40	2012-2037	196	913

Total(3)(4)			$323,505	$381,183

Senior notes			$277,216	$333,641
Subordinated notes(1)			30,232	29,411
Junior subordinated notes relating to trust preferred securities			16,057	18,131

Total			$323,505	$381,183

(1)
Includes notes that are subordinated within certain countries, regions or subsidiaries.

(2)
At December 31, 2011 and December 31, 2010, collateralized advances from the Federal Home Loan Banks were $11.0 billion and $18.2 billion, respectively.

(3)
Of this amount, approximately $38.0 billion maturing in 2012 is guaranteed by the FDIC under the Temporary Liquidity Guarantee Program (TLGP).

(4)
Includes senior notes with carrying values of $176 million issued to Safety First Trust Series 2007-3, 2007-4, 2008-1, 2008-2, 2008-3, 2008-4, 2008-5, 2009-2, and 2009-3 at December 31, 2011 and $364 million issued by Safety First Trust Series 2007-2, 2007-3, 2007-4, 2008-1, 2008-2, 2008-3, 2008-4, 2008-5, 2008-6, 2009-1, 2009-2, and 2009-3 (collectively, the "Safety First Trusts") at December 31, 2010. Citigroup Funding Inc. (CFI) owns all of the voting securities of the Safety First Trusts. The Safety First Trusts have no assets, operations, revenues or cash flows other than those related to the issuance, administration and repayment of the Safety First Trust securities and the Safety First Trusts' common securities. The Safety First Trusts' obligations under the Safety First Trust securities are fully and unconditionally guaranteed by CFI, and CFI's guarantee obligations are fully and unconditionally guaranteed by Citigroup.

        CGMHI has committed long-term financing facilities with unaffiliated banks. At December 31, 2011, CGMHI had drawn down the full $700 million available under these facilities, of which $150 million is guaranteed by Citigroup. Generally, a bank can terminate these facilities by giving CGMHI one-year prior notice.

        The Company issues both fixed and variable rate debt in a range of currencies. It uses derivative contracts, primarily interest rate swaps, to effectively convert a portion of its fixed rate debt to variable rate debt and variable rate debt to fixed rate debt. The maturity structure of the derivatives generally corresponds to the maturity structure of the debt being hedged. In addition, the Company uses other derivative contracts to manage the foreign exchange impact of certain debt issuances. At December 31, 2011, the Company's overall weighted average interest rate for long-term debt was 3.62% on a contractual basis and 3.29% including the effects of derivative contracts.

        Aggregate annual maturities of long-term debt obligations (based on final maturity dates) including trust preferred securities are as follows:

In millions of dollars	2012	2013	2014	2015	2016	Thereafter	Total
Bank	$32,066	$13,045	$9,158	$6,565	$6,422	$9,288	$76,544
Non-bank	23,212	10,160	7,332	4,515	3,748	16,292	65,259
Parent company	28,629	23,133	21,460	12,545	9,727	86,208	181,702

Total	$83,907	$46,338	$37,950	$23,625	$19,897	$111,788	$323,505

        Long-term debt includes junior subordinated debt with a balance sheet carrying value of $16,057 million and $18,131 million at December 31, 2011 and December 31, 2010, respectively. The Company formed statutory business trusts under the laws of the State of Delaware. The trusts exist for the exclusive purposes of (i) issuing trust securities representing undivided beneficial interests in the assets of the trust; (ii) investing the gross proceeds of the trust securities in junior subordinated deferrable interest debentures (subordinated debentures) of its parent; and (iii) engaging in only those activities necessary or incidental thereto. Upon approval from the Federal Reserve Board, Citigroup has the right to redeem these securities.

        The following table summarizes the financial structure of each of the Company's subsidiary trusts at December 31, 2011:

						Junior subordinated debentures owned by trust
					Common shares issued to parent
Trust securities with distributions guaranteed by Citigroup In millions of dollars, except share amounts	Issuance date	Securities issued	Liquidation value(1)	Coupon rate		Amount	Maturity	Redeemable by issuer beginning
Citigroup Capital III	Dec. 1996	194,053	$194	7.625%	6,003	$200	Dec. 1, 2036	Not redeemable
Citigroup Capital VII	July 2001	35,885,898	897	7.125%	1,109,874	925	July 31, 2031	July 31, 2006
Citigroup Capital VIII	Sept. 2001	43,651,597	1,091	6.950%	1,350,050	1,125	Sept. 15, 2031	Sept. 17, 2006
Citigroup Capital IX	Feb. 2003	33,874,813	847	6.000%	1,047,675	873	Feb. 14, 2033	Feb. 13, 2008
Citigroup Capital X	Sept. 2003	14,757,823	369	6.100%	456,428	380	Sept. 30, 2033	Sept. 30, 2008
Citigroup Capital XI	Sept. 2004	18,387,128	460	6.000%	568,675	474	Sept. 27, 2034	Sept. 27, 2009
Citigroup Capital XII	Mar. 2010	92,000,000	2,300	8.500%	1,000	2,300	Mar. 30, 2040	Mar. 30, 2015
Citigroup Capital XIII	Sept. 2010	89,840,000	2,246	7.875%	1,000	2,246	Oct. 30, 2040	Oct. 30, 2015
Citigroup Capital XIV	June 2006	12,227,281	306	6.875%	40,000	307	June 30, 2066	June 30, 2011
Citigroup Capital XV	Sept. 2006	25,210,733	630	6.500%	40,000	631	Sept. 15, 2066	Sept. 15, 2011
Citigroup Capital XVI	Nov. 2006	38,148,947	954	6.450%	20,000	954	Dec. 31, 2066	Dec. 31, 2011
Citigroup Capital XVII	Mar. 2007	28,047,927	701	6.350%	20,000	702	Mar. 15, 2067	Mar. 15, 2012
Citigroup Capital XVIII	June 2007	99,901	155	6.829%	50	155	June 28, 2067	June 28, 2017
Citigroup Capital XIX	Aug. 2007	22,771,968	569	7.250%	20,000	570	Aug. 15, 2067	Aug. 15, 2012
Citigroup Capital XX	Nov. 2007	17,709,814	443	7.875%	20,000	443	Dec. 15, 2067	Dec. 15, 2012
Citigroup Capital XXI	Dec. 2007	2,345,801	2,346	8.300%	500	2,346	Dec. 21, 2077	Dec. 21, 2037
Citigroup Capital XXXIII	July 2009	3,025,000	3,025	8.000%	100	3,025	July 30, 2039	July 30, 2014
Adam Capital Trust III	Dec. 2002	17,500	18	3 mo. LIB +335 bp.	542	18	Jan. 7, 2033	Jan. 7, 2008
Adam Statutory Trust III	Dec. 2002	25,000	25	3 mo. LIB +325 bp.	774	26	Dec. 26, 2032	Dec. 26, 2007
Adam Statutory Trust IV	Sept. 2003	40,000	40	3 mo. LIB +295 bp.	1,238	41	Sept. 17, 2033	Sept. 17, 2008
Adam Statutory Trust V	Mar. 2004	35,000	35	3 mo. LIB +279 bp.	1,083	36	Mar. 17, 2034	Mar. 17, 2009

Total obligated			$17,651			$17,777

(1)
Represents the notional value received by investors from the trusts at the time of issuance.

        In each case, the coupon rate on the debentures is the same as that on the trust securities. Distributions on the trust securities and interest on the debentures are payable quarterly, except for Citigroup Capital III, Citigroup Capital XVIII and Citigroup Capital XXI on which distributions are payable semiannually.

        In connection with the fourth and final remarketing of trust securities held by ADIA, during the second quarter of 2011, Citigroup exchanged the junior subordinated debentures owned by Citigroup Capital Trust XXXII for $1.875 billion of senior notes with a coupon of 3.953%, payable semiannually. The senior notes mature on June 15, 2016.

20.   REGULATORY CAPITAL

        Citigroup is subject to risk-based capital and leverage guidelines issued by the Board of Governors of the Federal Reserve System (FRB). Its U.S. insured depository institution subsidiaries, including Citibank, N.A., are subject to similar guidelines issued by their respective primary federal bank regulatory agencies. These guidelines are used to evaluate capital adequacy and include the required minimums shown in the following table.

        The regulatory agencies are required by law to take specific prompt actions with respect to institutions that do not meet minimum capital standards. As of December 31, 2011 and 2010, all of Citigroup's U.S. insured subsidiary depository institutions were "well capitalized."

        At December 31, 2011, regulatory capital as set forth in guidelines issued by the U.S. federal bank regulators is as follows:

In millions of dollars	Required minimum	Well- capitalized minimum		Citigroup	Citibank, N.A.
Tier 1 Common				$114,854	$121,269
Tier 1 Capital				131,874	121,862
Total Capital(1)				165,384	134,284
Tier 1 Common ratio	N/A	N/A		11.80%	14.63%
Tier 1 Capital ratio	4.0%	6.0%		13.55	14.70
Total Capital ratio	8.0	10.0		16.99	16.20
Leverage ratio	3.0	5.0	(2)	7.19	9.66

(1)
Total Capital includes Tier 1 Capital and Tier 2 Capital.

(2)
Applicable only to depository institutions.

N/A
Not Applicable

Banking Subsidiaries—Constraints on Dividends

        There are various legal limitations on the ability of Citigroup's subsidiary depository institutions to extend credit, pay dividends or otherwise supply funds to Citigroup and its non-bank subsidiaries. The approval of the Office of the Comptroller of the Currency is required if total dividends declared in any calendar year exceed amounts specified by the applicable agency's regulations. State-chartered depository institutions are subject to dividend limitations imposed by applicable state law.

        In determining the dividends, each depository institution must also consider its effect on applicable risk-based capital and leverage ratio requirements, as well as policy statements of the federal regulatory agencies that indicate that banking organizations should generally pay dividends out of current operating earnings. Citigroup received $10.9 billion in dividends from Citibank, N.A. in 2011.

Non-Banking Subsidiaries

        Citigroup also receives dividends from its non-bank subsidiaries. These non-bank subsidiaries are generally not subject to regulatory restrictions on dividends.

        The ability of CGMHI to declare dividends can be restricted by capital considerations of its broker-dealer subsidiaries.

In millions of dollars Subsidiary	Jurisdiction	Net capital or equivalent	Excess over minimum requirement
Citigroup Global Markets Inc.	U.S. Securities and Exchange Commission Uniform Net Capital Rule (Rule 15c3-1)	$7,773	$6,978
Citigroup Global Markets Limited	United Kingdom's Financial Services Authority	$8,140	$5,757

21.   CHANGES IN ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

        Changes in each component of Accumulated other comprehensive income (loss) for the three-year period ended December 31, 2011 are as follows:

In millions of dollars	Net unrealized gains (losses) on investment securities	Foreign currency translation adjustment, net of hedges	Cash flow hedges	Pension liability adjustments	Accumulated other comprehensive income (loss)
Balance at January 1, 2009	$(10,060)	$(7,744)	$(5,189)	$(2,615)	$(25,608)
Change in net unrealized gains (losses) on investment securities, net of taxes(1)	5,713	—	—	—	5,713
Foreign currency translation adjustment, net of taxes(2)	—	(203)	—	—	(203)
Cash flow hedges, net of taxes(3)	—	—	2,007	—	2,007
Pension liability adjustment, net of taxes(4)	—	—	—	(846)	(846)

Change	$5,713	$(203)	$2,007	$(846)	$6,671

Balance at December 31, 2009	$(4,347)	$(7,947)	$(3,182)	$(3,461)	$(18,937)
Change in net unrealized gains (losses) on investment securities, net of taxes(1)	1,952	—	—	—	1,952
Foreign currency translation adjustment, net of taxes(2)	—	820	—	—	820
Cash flow hedges, net of taxes(3)	—	—	532	—	532
Pension liability adjustment, net of taxes(4)	—	—	—	(644)	(644)

Change	$1,952	$820	$532	$(644)	$2,660

Balance at December 31, 2010	$(2,395)	$(7,127)	$(2,650)	$(4,105)	$(16,277)
Change in net unrealized gains (losses) on investment securities, net of taxes(1)	2,360	—	—	—	2,360
Foreign currency translation adjustment, net of taxes(2)	—	(3,524)	—	—	(3,524)
Cash flow hedges, net of taxes(3)	—	—	(170)	—	(170)
Pension liability adjustment, net of taxes(4)	—	—	—	(177)	(177)

Change	$2,360	$(3,524)	$(170)	$(177)	$(1,511)

Balance at December 31, 2011	$(35)	$(10,651)	$(2,820)	$(4,282)	$(17,788)

(1)
The after-tax realized gains (losses) on sales and impairments of securities during the years ended December 31, 2011, 2010 and 2009 were $(122) million, $657 and $(445) million, respectively. For details of the unrealized gains and losses on Citigroup's available-for-sale and held-to-maturity securities, and the net gains (losses) included in income, see Note 15 to the Consolidated Financial Statements.

(2)
Primarily reflects the movements in (by order of impact) the Mexican peso, Turkish lira, Brazilian real, Indian rupee and Polish zloty against the U.S. dollar, and changes in related tax effects and hedges in 2011. Primarily reflects the movements in the Australian dollar, Brazilian real, Canadian dollar, Japanese yen, Mexican peso, and Chinese yuan (renminbi) against the U.S. dollar, and changes in related tax effects and hedges in 2010 and 2009.

(3)
Primarily driven by Citigroup's pay fixed/receive floating interest rate swap programs that are hedging the floating rates on deposits and long-term debt.

(4)
Reflects adjustments to the funded status of pension and postretirement plans, which is the difference between the fair value of the plan assets and the projected benefit obligation.

22.    SECURITIZATIONS AND VARIABLE INTEREST ENTITIES

Uses of SPEs

        A special purpose entity (SPE) is an entity designed to fulfill a specific limited need of the company that organized it. The principal uses of SPEs are to obtain liquidity and favorable capital treatment by securitizing certain of Citigroup's financial assets, to assist clients in securitizing their financial assets and to create investment products for clients. SPEs may be organized in many legal forms including trusts, partnerships or corporations. In a securitization, the company transferring assets to an SPE converts all (or a portion) of those assets into cash before they would have been realized in the normal course of business through the SPE's issuance of debt and equity instruments, certificates, commercial paper and other notes of indebtedness, which are recorded on the balance sheet of the SPE and not reflected in the transferring company's balance sheet, assuming applicable accounting requirements are satisfied.

        Investors usually have recourse to the assets in the SPE and often benefit from other credit enhancements, such as a collateral account or over-collateralization in the form of excess assets in the SPE, a line of credit, or from a liquidity facility, such as a liquidity put option or asset purchase agreement. The SPE can typically obtain a more favorable credit rating from rating agencies than the transferor could obtain for its own debt issuances, resulting in less expensive financing costs than unsecured debt. The SPE may also enter into derivative contracts in order to convert the yield or currency of the underlying assets to match the needs of the SPE investors or to limit or change the credit risk of the SPE. Citigroup may be the provider of certain credit enhancements as well as the counterparty to any related derivative contracts.

        Most of Citigroup's SPEs are now VIEs, as described below.

Variable Interest Entities

        VIEs are entities that have either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest (i.e., ability to make significant decisions through voting rights, and right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity). Investors that finance the VIE through debt or equity interests or other counterparties that provide other forms of support, such as guarantees, subordinated fee arrangements, or certain types of derivative contracts, are variable interest holders in the entity.

        The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary and must consolidate the VIE. Citigroup would be deemed to have a controlling financial interest and be the primary beneficiary if it has both of the following characteristics:

  •
  power to direct activities of a VIE that most significantly impact the entity's economic performance; and

  •
  obligation to absorb losses of the entity that could potentially be significant to the VIE or right to receive benefits from the entity that could potentially be significant to the VIE.

        The Company must evaluate its involvement in each VIE and understand the purpose and design of the entity, the role the Company had in the entity's design, and its involvement in the VIE's ongoing activities. The Company then must evaluate which activities most significantly impact the economic performance of the VIE and who has the power to direct such activities.

        For those VIEs where the Company determines that it has the power to direct the activities that most significantly impact the VIE's economic performance, the Company then must evaluate its economic interests, if any, and determine whether it could absorb losses or receive benefits that could potentially be significant to the VIE. When evaluating whether the Company has an obligation to absorb losses that could potentially be significant, it considers the maximum exposure to such loss without consideration of probability. Such obligations could be in various forms, including but not limited to, debt and equity investments, guarantees, liquidity agreements, and certain derivative contracts.

        In various other transactions, the Company may act as a derivative counterparty (for example, interest rate swap, cross-currency swap, or purchaser of credit protection under a credit default swap or total return swap where the Company pays the total return on certain assets to the SPE); may act as underwriter or placement agent; may provide administrative, trustee or other services; or may make a market in debt securities or other instruments issued by VIEs. The Company generally considers such involvement, by itself, not to be variable interests and thus not an indicator of power or potentially significant benefits or losses.

        Citigroup's involvement with consolidated and unconsolidated VIEs with which the Company holds significant variable interests or has continuing involvement through servicing a majority of the assets in a VIE as of December 31, 2011 and December 31, 2010 is presented below:

	As of December 31, 2011
				Maximum exposure to loss in significant unconsolidated VIEs(1)
				Funded exposures(2)		Unfunded exposures(3)
	Total involvement with SPE assets
In millions of dollars		Consolidated VIE / SPE assets	Significant unconsolidated VIE assets(4)	Debt investments	Equity investments	Funding commitments	Guarantees and derivatives	Total
Citicorp
Credit card securitizations	$56,177	$56,177	$—	$—	$—	$—	$—	$—
Mortgage securitizations(5)
U.S. agency-sponsored	232,179	—	232,179	3,769	—	—	26	3,795
Non-agency-sponsored	11,167	1,705	9,462	372	—	—	—	372
Citi-administered asset-backed commercial paper conduits (ABCP)	34,987	21,971	13,016	—	—	13,016	—	13,016
Third-party commercial paper conduits	7,955	—	7,955	448	—	298	—	746
Collateralized debt obligations (CDOs)	3,334	—	3,334	20	—	—	—	20
Collateralized loan obligations (CLOs)	8,127	—	8,127	64	—	—	—	64
Asset-based financing	18,586	1,303	17,283	7,444	2	2,891	121	10,458
Municipal securities tender option bond trusts (TOBs)	16,849	8,224	8,625	708	—	5,413	—	6,121
Municipal investments	19,931	299	19,632	2,220	3,397	1,439	—	7,056
Client intermediation	2,110	24	2,086	468	—	—	—	468
Investment funds	3,415	30	3,385	—	171	63	—	234
Trust preferred securities	17,882	—	17,882	—	128	—	—	128
Other	6,210	97	6,113	354	172	279	79	884

Total	$438,909	$89,830	$349,079	$15,867	$3,870	$23,399	$226	$43,362

Citi Holdings
Credit card securitizations	$31,686	$31,487	$199	$—	$—	$—	$—	$—
Mortgage securitizations
U.S. agency-sponsored	152,265	—	152,265	1,159	—	—	120	1,279
Non-agency-sponsored	17,396	1,681	15,715	56	—	—	2	58
Student loan securitizations	1,822	1,822	—	—	—	—	—	—
Third-party commercial paper conduits	—	—	—	—	—	—	—	—
Collateralized debt obligations (CDOs)	6,581	—	6,581	117	—	—	120	237
Collateralized loan obligations (CLOs)	7,479	—	7,479	1,125	—	6	90	1,221
Asset-based financing	11,927	73	11,854	5,008	3	250	—	5,261
Municipal investments	5,637	—	5,637	206	265	71	—	542
Client intermediation	111	111	—	—	—	—	—	—
Investment funds	1,114	14	1,100	—	43	—	—	43
Other	6,762	6,581	181	3	36	15	—	54

Total	$242,780	$41,769	$201,011	$7,674	$347	$342	$332	$8,695

Total Citigroup	$681,689	$131,599	$550,090	$23,541	$4,217	$23,741	$558	$52,057

(1)
The definition of maximum exposure to loss is included in the text that follows.

(2)
Included in Citigroup's December 31, 2011 Consolidated Balance Sheet.

(3)
Not included in Citigroup's December 31, 2011 Consolidated Balance Sheet.

(4)
A significant unconsolidated VIE is an entity where the Company has any variable interest considered to be significant, regardless of the likelihood of loss or the notional amount of exposure.

(5)
Citicorp mortgage securitizations also include agency and non-agency (private label) re-securitization activities. These SPEs are not consolidated. See "Re-Securitizations" below for further discussion.

Reclassified to conform to the current year's presentation.

	As of December 31, 2010
				Maximum exposure to loss in significant unconsolidated VIEs(1)
				Funded exposures(2)		Unfunded exposures(3)
	Total involvement with SPE assets
In millions of dollars		Consolidated VIE / SPE assets	Significant unconsolidated VIE assets(4)	Debt investments	Equity investments	Funding commitments	Guarantees and derivatives	Total
Citicorp
Credit card securitizations	$62,061	$62,061	$—	$—	$—	$—	$—	$—
Mortgage securitizations(5)
U.S. agency-sponsored	211,178	—	211,178	3,331	—	—	27	3,358
Non-agency-sponsored	16,441	1,454	14,987	718	—	—	—	718
Citi-administered asset-backed commercial paper conduits (ABCP)	30,941	21,312	9,629	—	—	9,629	—	9,629
Third-party commercial paper conduits	4,845	308	4,537	415	—	298	—	713
Collateralized debt obligations (CDOs)	5,379	—	5,379	103	—	—	—	103
Collateralized loan obligations (CLOs)	6,740	—	6,740	68	—	—	—	68
Asset-based financing	17,571	1,421	16,150	5,641	—	5,596	11	11,248
Municipal securities tender option bond trusts (TOBs)	17,047	8,105	8,942	—	—	6,454	423	6,877
Municipal investments	13,720	178	13,542	2,057	2,929	1,836	—	6,822
Client intermediation	6,190	1,899	4,291	1,070	8	—	—	1,078
Investment funds	3,741	259	3,482	2	82	66	19	169
Trust preferred securities	19,776	—	19,776	—	128	—	—	128
Other	4,750	1,412	3,338	467	32	119	80	698

Total	$420,380	$98,409	$321,971	$13,872	$3,179	$23,998	$560	$41,609

Citi Holdings
Credit card securitizations	$33,606	$33,196	$410	$—	$—	$—	$—	$—
Mortgage securitizations
U.S. agency-sponsored	207,729	—	207,729	2,701	—	—	108	2,809
Non-agency-sponsored	22,274	2,727	19,547	160	—	—	—	160
Student loan securitizations	2,893	2,893	—	—	—	—	—	—
Third-party commercial paper conduits	3,365	—	3,365	—	—	252	—	252
Collateralized debt obligations (CDOs)	8,452	755	7,697	189	—	—	141	330
Collateralized loan obligations (CLOs)	12,234	—	12,234	1,754	—	29	401	2,184
Asset-based financing	22,756	136	22,620	8,626	3	300	—	8,929
Municipal investments	5,241	—	5,241	561	200	196	—	957
Client intermediation	624	195	429	27	—	—	345	372
Investment funds	1,961	627	1,334	—	70	45	—	115
Other	8,444	6,955	1,489	276	112	91	—	479

Total	$329,579	$47,484	$282,095	$14,294	$385	$913	$995	$16,587

Total Citigroup	$749,959	$145,893	$604,066	$28,166	$3,564	$24,911	$1,555	$58,196

(1)
The definition of maximum exposure to loss is included in the text that follows.

(2)
Included in Citigroup's December 31, 2011 Consolidated Balance Sheet.

(3)
Not included in Citigroup's December 31, 2011 Consolidated Balance Sheet.

(4)
A significant unconsolidated VIE is an entity where the Company has any variable interest considered to be significant, regardless of the likelihood of loss or the notional amount of exposure.

(5)
Citicorp mortgage securitizations also include agency and non-agency (private label) re-securitization activities. These SPEs are not consolidated. See "Re-Securitizations" below for further discussion.

Reclassified to conform to the current year's presentation.

        The previous tables do not include:

  •
  certain venture capital investments made by some of the Company's private equity subsidiaries, as the Company accounts for these investments in accordance with the Investment Company Audit Guide;

  •
  certain limited partnerships that are investment funds that qualify for the deferral from the requirements of ASC 810 where the Company is the general partner and the limited partners have the right to replace the general partner or liquidate the funds;

  •
  certain investment funds for which the Company provides investment management services and personal estate trusts for which the Company provides administrative, trustee and/or investment management services;

  •
  VIEs structured by third parties where the Company holds securities in inventory. These investments are made on arm's-length terms;

  •
  certain positions in mortgage-backed and asset-backed securities held by the Company, which are classified as Trading account assets or Investments, where the Company has no other involvement with the related securitization entity deemed to be significant. For more information on these positions, see Notes 14 and 15 to the Consolidated Financial Statements;

  •
  certain representations and warranties exposures in legacy Securities and Banking mortgage-backed and asset-backed securitizations, where the Company has no variable interest or continuing involvement as servicer. The outstanding balance of the loans securitized was approximately $22 billion at December 31, 2011, related to legacy transactions sponsored by Securities and Banking during the period 2005 to 2008; and

  •
  certain representations and warranties exposures in Consumer mortgage securitizations, where the original mortgage loan balances are no longer outstanding.

        The asset balances for consolidated VIEs represent the carrying amounts of the assets consolidated by the Company. The carrying amount may represent the amortized cost or the current fair value of the assets depending on the legal form of the asset (e.g., security or loan) and the Company's standard accounting policies for the asset type and line of business.

        The asset balances for unconsolidated VIEs where the Company has significant involvement represent the most current information available to the Company. In most cases, the asset balances represent an amortized cost basis without regard to impairments in fair value, unless fair value information is readily available to the Company. For VIEs that obtain asset exposures synthetically through derivative instruments (for example, synthetic CDOs), the tables generally include the full original notional amount of the derivative as an asset.

        The maximum funded exposure represents the balance sheet carrying amount of the Company's investment in the VIE. It reflects the initial amount of cash invested in the VIE plus any accrued interest and is adjusted for any impairments in value recognized in earnings and any cash principal payments received. The maximum exposure of unfunded positions represents the remaining undrawn committed amount, including liquidity and credit facilities provided by the Company, or the notional amount of a derivative instrument considered to be a variable interest, adjusted for any declines in fair value recognized in earnings. In certain transactions, the Company has entered into derivative instruments or other arrangements that are not considered variable interests in the VIE (e.g., interest rate swaps, cross-currency swaps, or where the Company is the purchaser of credit protection under a credit default swap or total return swap where the Company pays the total return on certain assets to the SPE). Receivables under such arrangements are not included in the maximum exposure amounts.

Funding Commitments for Significant Unconsolidated VIEs—Liquidity Facilities and Loan Commitments

        The following table presents the notional amount of liquidity facilities and loan commitments that are classified as funding commitments in the VIE tables above as of December 31, 2011:

In millions of dollars	Liquidity facilities	Loan commitments
Citicorp
Citi-administered asset-backed commercial paper conduits (ABCP)	$13,016	$—
Third-party commercial paper conduits	298	—
Asset-based financing	5	2,886
Municipal securities tender option bond trusts (TOBs)	5,413	—
Municipal investments	390	1,049
Investment funds	—	63
Other	—	279

Total Citicorp	$19,122	$4,277

Citi Holdings
Collateralized loan obligations (CLOs)	$—	$6
Asset-based financing	79	171
Municipal investments	—	71
Other	—	15

Total Citi Holdings	$79	$263

Total Citigroup funding commitments	$19,201	$4,540

Citicorp and Citi Holdings Consolidated VIEs

        The Company engages in on-balance-sheet securitizations which are securitizations that do not qualify for sales treatment; thus, the assets remain on the Company's balance sheet. The consolidated VIEs included in the tables below represent hundreds of separate entities with which the Company is involved. In general, the third-party investors in the obligations of consolidated VIEs have legal recourse only to the assets of the VIEs and do not have such recourse to the Company, except where the Company has provided a guarantee to the investors or is the counterparty to certain derivative transactions involving the VIE. In addition, the assets are generally restricted only to pay such liabilities.

        Thus, the Company's maximum legal exposure to loss related to consolidated VIEs is significantly less than the carrying value of the consolidated VIE assets due to outstanding third-party financing. Intercompany assets and liabilities are excluded from the table. All assets are restricted from being sold or pledged as collateral. The cash flows from these assets are the only source used to pay down the associated liabilities, which are non-recourse to the Company's general assets.

        The following table presents the carrying amounts and classifications of consolidated assets that are collateral for consolidated VIE and SPE obligations:

	December 31, 2011			December 31, 2010
In billions of dollars	Citicorp	Citi Holdings	Citigroup	Citicorp	Citi Holdings	Citigroup
Cash	$0.2	$0.4	$0.6	$0.2	$0.6	$0.8
Trading account assets	0.4	0.1	0.5	4.9	1.6	6.5
Investments	7.9	2.7	10.6	7.9	—	7.9
Total loans, net	80.8	38.3	119.1	85.3	44.7	130.0
Other	0.5	0.3	0.8	0.1	0.6	0.7

Total assets	$89.8	$41.8	$131.6	$98.4	$47.5	$145.9

Short-term borrowings	$22.5	$0.8	$23.3	$23.1	$2.2	$25.3
Long-term debt	32.6	17.9	50.5	47.6	22.1	69.7
Other liabilities	0.4	0.2	0.6	0.6	0.2	0.8

Total liabilities	$55.5	$18.9	$74.4	$71.3	$24.5	$95.8

Citicorp and Citi Holdings Significant Variable Interests in Unconsolidated VIEs—Balance Sheet Classification

        The following tables present the carrying amounts and classification of significant variable interests in unconsolidated VIEs as of December 31, 2011 and December 31, 2010:

	December 31, 2011			December 31, 2010
In billions of dollars	Citicorp	Citi Holdings	Citigroup	Citicorp	Citi Holdings	Citigroup
Trading account assets	$5.6	$1.0	$6.6	$4.7	$2.6	$7.3
Investments	3.8	4.4	8.2	3.8	5.9	9.7
Loans	8.8	1.6	10.4	5.9	5.0	10.9
Other	1.6	1.0	2.6	2.7	2.0	4.7

Total assets	$19.8	$8.0	$27.8	$17.1	$15.5	$32.6

Long-term debt	$0.2	$—	$0.2	$0.4	$0.5	$0.9
Other liabilities	—	—	—	—	—	—

Total liabilities	$0.2	$—	$0.2	$0.4	$0.5	$0.9

Credit Card Securitizations

        The Company securitizes credit card receivables through trusts that are established to purchase the receivables. Citigroup transfers receivables into the trusts on a non-recourse basis. Credit card securitizations are revolving securitizations; that is, as customers pay their credit card balances, the cash proceeds are used to purchase new receivables and replenish the receivables in the trust. Since the adoption of SFAS 167 on January 1, 2010, the trusts are treated as consolidated entities, because, as servicer, Citigroup has the power to direct the activities that most significantly impact the economic performance of the trusts and also holds a seller's interest and certain securities issued by the trusts, and provides liquidity facilities to the trusts, which could result in potentially significant losses or benefits from the trusts. Accordingly, the transferred credit card receivables are required to remain on the Consolidated Balance Sheet with no gain or loss recognized. The debt issued by the trusts to third parties is included in the Consolidated Balance Sheet.

        The Company relies on securitizations to fund a significant portion of its credit card businesses in North America. The following table reflects amounts related to the Company's securitized credit card receivables:

	Citicorp		Citi Holdings
	December 31,		December 31,
In billions of dollars	2011	2010	2011	2010
Principal amount of credit card receivables in trusts	$59.6	$67.5	$30.8	$34.1

Ownership interests in principal amount of trust credit card receivables
Sold to investors via trust-issued securities	$30.4	$42.0	$12.6	$16.4
Retained by Citigroup as trust-issued securities	7.7	3.4	7.1	7.1
Retained by Citigroup via non-certificated interests	21.5	22.1	11.1	10.6

Total ownership interests in principal amount of trust credit card receivables	$59.6	$67.5	$30.8	$34.1

Credit Card Securitizations—Citicorp

        The following table summarizes selected cash flow information related to Citicorp's credit card securitizations for the years ended December 31, 2011, 2010 and 2009:

In billions of dollars	2011	2010	2009
Proceeds from new securitizations	$—	$—	$16.3
Pay down of maturing notes	(12.8)	(24.5)	N/A
Proceeds from collections reinvested in new receivables	N/A	N/A	144.4
Contractual servicing fees received	N/A	N/A	1.3
Cash flows received on retained interests and other net cash flows	N/A	N/A	3.1

Credit Card Securitizations—Citi Holdings

        The following table summarizes selected cash flow information related to Citi Holdings' credit card securitizations for the years ended December 31, 2011, 2010 and 2009:

In billions of dollars	2011	2010	2009
Proceeds from new securitizations	$3.9	$5.5	$29.4
Pay down of maturing notes	(7.7)	(15.8)	N/A
Proceeds from collections reinvested in new receivables	N/A	N/A	46.0
Contractual servicing fees received	N/A	N/A	0.7
Cash flows received on retained interests and other net cash flows	N/A	N/A	2.6

Managed Loans

        After securitization of credit card receivables, the Company continues to maintain credit card customer account relationships and provides servicing for receivables transferred to the trusts. As a result, the Company considers the securitized credit card receivables to be part of the business it manages. As Citigroup consolidates the credit card trusts, all managed securitized card receivables are on-balance sheet.

Funding, Liquidity Facilities and Subordinated Interests

        Citigroup securitizes credit card receivables through two securitization trusts—Citibank Credit Card Master Trust (Master Trust), which is part of Citicorp, and the Citibank OMNI Master Trust (Omni Trust), which is part of Citi Holdings as of December 31, 2011. The liabilities of the trusts are included in the Consolidated Balance Sheet, excluding those retained by Citigroup.

        Master Trust issues fixed- and floating-rate term notes. Some of the term notes are issued to multi-seller commercial paper conduits. The weighted average maturity of the term notes issued by the Master Trust was 3.1 years as of December 31, 2011 and 3.4 years as of December 31, 2010.

Master Trust Liabilities (at par value)

In billions of dollars	December 31, 2011	December 31, 2010
Term notes issued to multi-seller commercial paper conduits	$—	$0.3
Term notes issued to third parties	30.4	41.8
Term notes retained by Citigroup affiliates	7.7	3.4

Total Master Trust liabilities	$38.1	$45.5

        The Omni Trust issues fixed- and floating-rate term notes, some of which are purchased by multi-seller commercial paper conduits.

        The weighted average maturity of the third-party term notes issued by the Omni Trust was 1.5 years as of December 31, 2011 and 1.8 years as of December 31, 2010.

Omni Trust Liabilities (at par value)

In billions of dollars	December 31, 2011	December 31, 2010
Term notes issued to multi-seller commercial paper conduits	$3.4	$7.2
Term notes issued to third parties	9.2	9.2
Term notes retained by Citigroup affiliates	7.1	7.1

Total Omni Trust liabilities	$19.7	$23.5

Mortgage Securitizations

        The Company provides a wide range of mortgage loan products to a diverse customer base.

        Once originated, the Company often securitizes these loans through the use of SPEs. These SPEs are funded through the issuance of Trust Certificates backed solely by the transferred assets. These certificates have the same average life as the transferred assets. In addition to providing a source of liquidity and less expensive funding, securitizing these assets also reduces the Company's credit exposure to the borrowers. These mortgage loan securitizations are primarily non-recourse, thereby effectively transferring the risk of future credit losses to the purchasers of the securities issued by the trust. However, the Company's Consumer business generally retains the servicing rights and in certain instances retains investment securities, interest-only strips and residual interests in future cash flows from the trusts and also provides servicing for a limited number of Securities and Banking securitizations. Securities and Banking and Special Asset Pool do not retain servicing for their mortgage securitizations.

        The Company securitizes mortgage loans generally through either a government-sponsored agency, such as Ginnie Mae, FNMA or Freddie Mac (U.S. agency-sponsored mortgages), or private label (non-agency-sponsored mortgages) securitization. The Company is not the primary beneficiary of its U.S. agency-sponsored mortgage securitizations, because Citigroup does not have the power to direct the activities of the SPE that most significantly impact the entity's economic performance. Therefore, Citi does not consolidate these U.S. agency-sponsored mortgage securitizations.

        The Company does not consolidate certain non-agency-sponsored mortgage securitizations because Citi is either not the servicer with the power to direct the significant activities of the entity or Citi is the servicer but the servicing relationship is deemed to be a fiduciary relationship and, therefore, Citi is not deemed to be the primary beneficiary of the entity.

        In certain instances, the Company has (1) the power to direct the activities and (2) the obligation to either absorb losses or right to receive benefits that could be potentially significant to its non-agency-sponsored mortgage securitizations and, therefore, is the primary beneficiary and consolidates the SPE.

Mortgage Securitizations—Citicorp

        The following tables summarize selected cash flow information related to mortgage securitizations for the years ended December 31, 2011, 2010 and 2009:

		2011	2010	2009
In billions of dollars	U.S. agency- sponsored mortgages	Non-agency- sponsored mortgages	Agency- and non-agency- sponsored mortgages	Agency- and non-agency- sponsored mortgages
Proceeds from new securitizations	$57.1	$0.2	$65.1	$15.7
Contractual servicing fees received	0.5	—	0.5	—
Cash flows received on retained interests and other net cash flows	0.1	—	0.1	0.1

        Gains (losses) recognized on the securitization of U.S. agency-sponsored mortgages during 2011 were $(8) million. For the year ended December 31, 2011, gains (losses) recognized on the securitization of non-agency-sponsored mortgages were $(1) million.

        Agency and non-agency mortgage securitization gains (losses) for the years ended December 31, 2010 and 2009 were $(5) million and $18 million, respectively.

        Key assumptions used in measuring the fair value of retained interests at the date of sale or securitization of mortgage receivables for the years ended December 31, 2011 and 2010 are as follows:

	December 31, 2011			December 31, 2010
		Non-agency-sponsored mortgages(1)
	U.S. agency- sponsored mortgages	Senior interests	Subordinated interests	Agency- and non-agency- sponsored mortgages
Discount rate	0.6% to 28.3%	2.4% to 10.0%	8.4% to 17.6%	0.1% to 44.9%
Weighted average discount rate	12.0%	4.5%	11.0%
Constant prepayment rate	2.2% to 30.6%	1.0% to 2.2%	5.2% to 22.1%	1.5% to 49.5%
Weighted average constant prepayment rate	7.9%	1.9%	17.3%
Anticipated net credit losses(2)	NM	35.0% to 72.0%	11.4% to 58.6%	13.0% to 80.0%
Weighted average anticipated net credit losses	NM	45.3%	25.0%

(1)
Disclosure of non-agency-sponsored mortgages as senior and subordinated interests is indicative of the interests' position in the capital structure of the securitization.

(2)
Anticipated net credit losses represent estimated loss severity associated with defaulted mortgage loans underlying the mortgage securitizations disclosed above. Anticipated net credit losses, in this instance, do not represent total credit losses incurred to date, nor do they represent credit losses expected on retained interests in mortgage securitizations.

NM
Not meaningful. Anticipated net credit losses are not meaningful due to U.S. agency guarantees.

        The range in the key assumptions is due to the different characteristics of the interests retained by the Company. The interests retained range from highly rated and/or senior in the capital structure to unrated and/or residual interests.

        The effect of adverse changes of 10% and 20% in each of the key assumptions used to determine the fair value of retained interests is disclosed below. The negative effect of each change is calculated independently, holding all other assumptions constant. Because the key assumptions may not in fact be independent, the net effect of simultaneous adverse changes in the key assumptions may be less than the sum of the individual effects shown below.

        At December 31, 2011, the key assumptions used to value retained interests and the sensitivity of the fair value to adverse changes of 10% and 20% in each of the key assumptions were as follows:

	December 31, 2011
		Non-agency-sponsored mortgages(1)
	U.S. agency- sponsored mortgages	Senior interests	Subordinated interests
Discount rate	1.3% to 16.4%	2.2% to 24.4%	1.3% to 28.1%
Weighted average discount rate	8.1%	9.6%	13.5%
Constant prepayment rate	18.9% to 30.6%	1.7% to 51.8%	0.6% to 29.1%
Weighted average constant prepayment rate	28.7%	26.2%	10.5%
Anticipated net credit losses(2)	NM	0.0% to 77.9%	29.3% to 90.0%
Weighted average anticipated net credit losses	NM	37.6%	57.2%

(1)
Disclosure of non-agency-sponsored mortgages as senior and subordinated interests is indicative of the interests' position in the capital structure of the securitization.

(2)
Anticipated net credit losses represent estimated loss severity associated with defaulted mortgage loans underlying the mortgage securitizations disclosed above. Anticipated net credit losses, in this instance, do not represent total credit losses incurred to date, nor do they represent credit losses expected on retained interests in mortgage securitizations.

NM
Not meaningful. Anticipated net credit losses are not meaningful due to U.S. agency guarantees.

		Non-agency-sponsored mortgages(1)
In millions of dollars	U.S. agency-sponsored mortgages	Senior interests	Subordinated interests
Carrying value of retained interests	$2,182	$88	$396

Discount rates
Adverse change of 10%	$(52)	$(3)	$(26)
Adverse change of 20%	(101)	(6)	(49)
Constant prepayment rate
Adverse change of 10%	$(129)	$(6)	$(8)
Adverse change of 20%	(249)	(13)	(18)
Anticipated net credit losses
Adverse change of 10%	$(12)	$(2)	$(10)
Adverse change of 20%	(23)	(3)	(19)

(1)
Disclosure of non-agency-sponsored mortgages as senior and subordinated interests is indicative of the interests' position in the capital structure of the securitization.

Mortgage Securitizations—Citi Holdings

        The following tables summarize selected cash flow information related to Citi Holdings mortgage securitizations for the years ended December 31, 2011, 2010 and 2009:

	2011		2010	2009
In billions of dollars	U.S. agency-sponsored mortgages	Non-agency-sponsored mortgages	Agency- and non-agency-sponsored mortgages	Agency- and non-agency-sponsored mortgages
Proceeds from new securitizations	$1.1	$—	$0.6	$70.1
Contractual servicing fees received	0.5	0.1	0.8	1.4
Cash flows received on retained interests and other net cash flows	0.1	—	0.1	0.4

        The Company did not recognize gains (losses) on the securitization of U.S. agency- and non-agency-sponsored mortgages in the years ended December 31, 2011 and 2010.

        The range in the key assumptions is due to the different characteristics of the interests retained by the Company. The interests retained range from highly rated and/or senior in the capital structure to unrated and/or residual interests.

        The effect of adverse changes of 10% and 20% in each of the key assumptions used to determine the fair value of retained interests is disclosed below. The negative effect of each change is calculated independently, holding all other assumptions constant. Because the key assumptions may not in fact be independent, the net effect of simultaneous adverse changes in the key assumptions may be less than the sum of the individual effects shown below.

        At December 31, 2011, the key assumptions used to value retained interests and the sensitivity of the fair value to adverse changes of 10% and 20% in each of the key assumptions were as follows:

	December 31, 2011
		Non-agency-sponsored mortgages(1)
	U.S. agency-sponsored mortgages
		Senior interests	Subordinated interests
Discount rate	6.9%	2.9% to 18.0%	6.7% to 18.2%
Weighted average discount rate	6.9%	9.8%	9.2%
Constant prepayment rate	30.0%	38.8%	2.0% to 9.6%
Weighted average constant prepayment rate	30.0%	38.8%	8.1%
Anticipated net credit losses	NM	0.4%	57.2% to 90.0%
Weighted average anticipated net credit losses	NM	0.4%	63.2%
Weighted average life	3.7 years	3.3-4.7 years	0.0-8.1 years

(1)
Disclosure of non-agency-sponsored mortgages as senior and subordinated interests is indicative of the interests' position in the capital structure of the securitization.

NM
Not meaningful. Anticipated net credit losses are not meaningful due to U.S. agency guarantees.

		Non-agency-sponsored mortgages(1)
In millions of dollars	U.S. agency-sponsored mortgages	Senior interests	Subordinated interests
Carrying value of retained interests	$1,074	$170	$27

Discount rates
Adverse change of 10%	$(29)	$(2)	$(3)
Adverse change of 20%	(56)	(3)	(4)

Constant prepayment rate
Adverse change of 10%	$(94)	$(25)	$(1)
Adverse change of 20%	(180)	(51)	(1)

Anticipated net credit losses
Adverse change of 10%	$(20)	$(9)	$(4)
Adverse change of 20%	(40)	(16)	(6)

(1)
Disclosure of non-agency-sponsored mortgages as senior and subordinated interests is indicative of the interests' position in the capital structure of the securitization.

Mortgage Servicing Rights

        In connection with the securitization of mortgage loans, the Company's U.S. Consumer mortgage business retains the servicing rights, which entitle the Company to a future stream of cash flows based on the outstanding principal balances of the loans and the contractual servicing fee. Failure to service the loans in accordance with contractual requirements may lead to a termination of the servicing rights and the loss of future servicing fees.

        The fair value of capitalized mortgage servicing rights (MSRs) was $2.6 billion and $4.6 billion at December 31, 2011 and 2010, respectively. The MSRs correspond to principal loan balances of $401 billion and $455 billion as of December 31, 2011 and 2010, respectively. The following table summarizes the changes in capitalized MSRs for the years ended December 31, 2011 and 2010:

In millions of dollars	2011	2010
Balance, beginning of year	$4,554	$6,530
Originations	611	658
Changes in fair value of MSRs due to changes
in inputs and assumptions	(1,210)	(1,067)
Other changes(1)	(1,174)	(1,567)
Sale of MSRs	(212)	—

Balance, end of year	$2,569	$4,554

(1)
Represents changes due to customer payments and passage of time.

        The market for MSRs is not sufficiently liquid to provide participants with quoted market prices. Therefore, the Company uses an option-adjusted spread valuation approach to determine the fair value of MSRs. This approach consists of projecting servicing cash flows under multiple interest rate scenarios and discounting these cash flows using risk-adjusted discount rates. The key assumptions used in the valuation of MSRs include mortgage prepayment speeds and discount rates. The model assumptions and the MSRs' fair value estimates are compared to observable trades of similar MSR portfolios and interest-only security portfolios, as available, as well as to MSR broker valuations and industry surveys. The cash flow model and underlying prepayment and interest rate models used to value these MSRs are subject to validation in accordance with the Company's model validation policies.

        The fair value of the MSRs is primarily affected by changes in prepayments that result from shifts in mortgage interest rates. In managing this risk, the Company economically hedges a significant portion of the value of its MSRs through the use of interest rate derivative contracts, forward purchase commitments of mortgage-backed securities and purchased securities classified as trading.

        The Company receives fees during the course of servicing previously securitized mortgages. The amounts of these fees for the years ended December 31, 2011, 2010 and 2009 were as follows:

In millions of dollars	2011	2010	2009
Servicing fees	$1,170	$1,356	$1,635
Late fees	76	87	93
Ancillary fees	130	214	77

Total MSR fees	$1,376	$1,657	$1,805

        These fees are classified in the Consolidated Statement of Income as Other revenue.

Re-securitizations

        The Company engages in re-securitization transactions in which debt securities are transferred to a VIE in exchange for new beneficial interests. During the 12 months ended December 31, 2011, Citi transferred non-agency (private label) securities with an original par value of approximately $303 million to re-securitization entities. These securities are backed by either residential or commercial mortgages and are often structured on behalf of clients. As of December 31, 2011, the fair value of Citi-retained interests in private-label re-securitization transactions structured by Citi totaled approximately $340 million ($39 million of which relates to re-securitization transactions executed in 2011) and are recorded in trading assets. Of this amount, approximately $17 million and $323 million related to senior and subordinated beneficial interests, respectively. The original par value of private label re-securitization transactions in which Citi holds a retained interest as of December 31, 2011 was approximately $7.2 billion.

        The Company also re-securitizes U.S. government-agency guaranteed mortgage-backed (agency) securities. During the 12 months ended December 31, 2011, Citi transferred agency securities with a fair value of approximately $37.7 billion to re-securitization entities. As of December 31, 2011, the fair value of Citi-retained interests in agency re-securitization transactions structured by Citi totaled approximately $2.3 billion ($2.1 billion of which related to re-securitization transactions executed in 2011) and are recorded in trading assets. The original fair value of agency re-securitization transactions in which Citi holds a retained interest as of December 31, 2011 was approximately $50.6 billion.

        As of December 31, 2011, the Company did not consolidate any private-label or agency re-securitization entities.

Citi-Administered Asset-Backed Commercial Paper Conduits

        The Company is active in the asset-backed commercial paper conduit business as administrator of several multi-seller commercial paper conduits and also as a service provider to single-seller and other commercial paper conduits sponsored by third parties.

        Citi's multi-seller commercial paper conduits are designed to provide the Company's clients access to low-cost funding in the commercial paper markets. The conduits purchase assets from or provide financing facilities to clients and are funded by issuing commercial paper to third-party investors. The conduits generally do not purchase assets originated by the Company. The funding of the conduits is facilitated by the liquidity support and credit enhancements provided by the Company.

        As administrator to Citi's conduits, the Company is generally responsible for selecting and structuring assets purchased or financed by the conduits, making decisions regarding the funding of the conduits, including determining the tenor and other features of the commercial paper issued, monitoring the quality and performance of the conduits' assets, and facilitating the operations and cash flows of the conduits. In return, the Company earns structuring fees from customers for individual transactions and earns an administration fee from the conduit, which is equal to the income from the client program and liquidity fees of the conduit after payment of conduit expenses. This administration fee is fairly stable, since most risks and rewards of the underlying assets are passed back to the clients and, once the asset pricing is negotiated, most ongoing income, costs and fees are relatively stable as a percentage of the conduit's size.

        The conduits administered by the Company do not generally invest in liquid securities that are formally rated by third parties. The assets are privately negotiated and structured transactions that are designed to be held by the conduit, rather than actively traded and sold. The yield earned by the conduit on each asset is generally tied to the rate on the commercial paper issued by the conduit, thus passing interest rate risk to the client. Each asset purchased by the conduit is structured with transaction-specific credit enhancement features provided by the third-party client seller, including over collateralization, cash and excess spread collateral accounts, direct recourse or third-party guarantees. These credit enhancements are sized with the objective of approximating a credit rating of A or above, based on the Company's internal risk ratings.

        Substantially all of the funding of the conduits is in the form of short-term commercial paper, with a weighted average life generally ranging from 25 to 60 days. As of December 31, 2011 and December 31, 2010, the weighted average lives of the commercial paper issued by consolidated and unconsolidated conduits were approximately 37 and 41 days, respectively, at each period end.

        The primary credit enhancement provided to the conduit investors is in the form of transaction-specific credit enhancement described above. In addition, each consolidated conduit has obtained a letter of credit from the Company, which needs to be sized to be at least 8-10% of the conduit's assets with a floor of $200 million. The letters of credit provided by the Company to the consolidated conduits total approximately $2.0 billion. The net result across all multi-seller conduits administered by the Company is that, in the event defaulted assets exceed the transaction-specific credit enhancements described above, any losses in each conduit are allocated first to the Company and then the commercial paper investors.

        The Company also provides the conduits with two forms of liquidity agreements that are used to provide funding to the conduits in the event of a market disruption, among other events. Each asset of the conduits is supported by a transaction-specific liquidity facility in the form of an asset purchase agreement (APA). Under the APA, the Company has generally agreed to purchase non-defaulted eligible receivables from the conduit at par. The APA is not generally designed to provide credit support to the conduit, as it generally does not permit the purchase of defaulted or impaired assets. Any funding under the APA will likely subject the underlying borrower to the conduits to increased interest costs. In addition, the Company provides the conduits with program-wide liquidity in the form of short-term lending commitments. Under these commitments, the Company has agreed to lend to the conduits in the event of a short-term disruption in the commercial paper market, subject to specified conditions. The Company receives fees for providing both types of liquidity agreements and considers these fees to be on fair market terms.

        Finally, the Company is one of several named dealers in the commercial paper issued by the conduits and earns a market-based fee for providing such services. Along with third-party dealers, the Company makes a market in the commercial paper and may from time to time fund commercial paper pending sale to a third party. On specific dates with less liquidity in the market, the Company may hold in inventory commercial paper issued by conduits administered by the Company, as well as conduits administered by third parties. The amount of commercial paper issued by its administered conduits held in inventory fluctuates based on market conditions and activity. As of December 31, 2011, the Company owned $144 million of the commercial paper issued by its unconsolidated administered conduit.

        With the exception of the government-guaranteed loan conduit described below, the asset-backed commercial paper conduits are consolidated by the Company. The Company determined that through its role as administrator it had the power to direct the activities that most significantly impacted the entities' economic performance. These powers included its ability to structure and approve the assets purchased by the conduits, its ongoing surveillance and credit mitigation activities, and its liability management. In addition, as a result of all the Company's involvement described above, it was concluded that the Company had an economic interest that could potentially be significant. However, the assets and liabilities of the conduits are separate and apart from those of Citigroup. No assets of any conduit are available to satisfy the creditors of Citigroup or any of its other subsidiaries.

        The Company administers one conduit that originates loans to third-party borrowers and those obligations are fully guaranteed primarily by AAA-rated government agencies that support export and development financing programs. The economic performance of this government-guaranteed loan conduit is most significantly impacted by the performance of its underlying assets. The guarantors must approve each loan held by the entity and the guarantors have the ability (through establishment of the servicing terms to direct default mitigation and to purchase defaulted loans) to manage the conduit's loans that become delinquent to improve the economic performance of the conduit. Because the Company does not have the power to direct the activities of this government-guaranteed loan conduit that most significantly impact the economic performance of the entity, it was concluded that the Company should not consolidate the entity. The total notional exposure under the program-wide liquidity agreement for the Company's unconsolidated administered conduit as of December 31, 2011 is $0.6 billion. The program-wide liquidity agreement, along with each asset APA, is considered in the Company's maximum exposure to loss to the unconsolidated administered conduit.

        As of December 31, 2011, this unconsolidated government-guaranteed loan conduit held assets of approximately $13.0 billion.

Third-Party Commercial Paper Conduits

        The Company also provides liquidity facilities to single- and multi-seller conduits sponsored by third parties. These conduits are independently owned and managed and invest in a variety of asset classes, depending on the nature of the conduit. The facilities provided by the Company typically represent a small portion of the total liquidity facilities obtained by each conduit, and are collateralized by the assets of each conduit. As of December 31, 2011, the notional amount of these facilities was approximately $746 million, of which $448 million was funded under these facilities. The Company is not the party that has the power to direct the activities of these conduits that most significantly impact their economic performance and thus does not consolidate them.

Collateralized Debt and Loan Obligations

        A securitized collateralized debt obligation (CDO) is an SPE that purchases a pool of assets consisting of asset-backed securities and synthetic exposures through derivatives on asset-backed securities and issues multiple tranches of equity and notes to investors.

        A cash CDO, or arbitrage CDO, is a CDO designed to take advantage of the difference between the yield on a portfolio of selected assets, typically residential mortgage-backed securities, and the cost of funding the CDO through the sale of notes to investors. "Cash flow" CDOs are entities in which the CDO passes on cash flows from a pool of assets, while "market value" CDOs pay to investors the market value of the pool of assets owned by the CDO at maturity. In these transactions, all of the equity and notes issued by the CDO are funded, as the cash is needed to purchase the debt securities.

        A synthetic CDO is similar to a cash CDO, except that the CDO obtains exposure to all or a portion of the referenced assets synthetically through derivative instruments, such as credit default swaps. Because the CDO does not need to raise cash sufficient to purchase the entire referenced portfolio, a substantial portion of the senior tranches of risk is typically passed on to CDO investors in the form of unfunded liabilities or derivative instruments. Thus, the CDO writes credit protection on select referenced debt securities to the Company or third parties and the risk is then passed on to the CDO investors in the form of funded notes or purchased credit protection through derivative instruments. Any cash raised from investors is invested in a portfolio of collateral securities or investment contracts. The collateral is then used to support the obligations of the CDO on the credit default swaps written to counterparties.

        A securitized collateralized loan obligation (CLO) is substantially similar to the CDO transactions described above, except that the assets owned by the SPE (either cash instruments or synthetic exposures through derivative instruments) are corporate loans and to a lesser extent corporate bonds, rather than asset-backed debt securities.

        A third-party asset manager is typically retained by the CDO/CLO to select the pool of assets and manage those assets over the term of the SPE. The Company is the manager for a limited number of CLO transactions.

        The Company earns fees for warehousing assets prior to the creation of a "cash flow" or "market value" CDO/CLO, structuring CDOs/CLOs and placing debt securities with investors. In addition, the Company has retained interests in many of the CDOs/CLOs it has structured and makes a market in the issued notes.

        The Company's continuing involvement in synthetic CDOs/CLOs generally includes purchasing credit protection through credit default swaps with the CDO/CLO, owning a portion of the capital structure of the CDO/CLO in the form of both unfunded derivative positions (primarily super-senior exposures discussed below) and funded notes, entering into interest-rate swap and total-return swap transactions with the CDO/CLO, lending to the CDO/CLO, and making a market in the funded notes.

        Where a CDO/CLO entity issues preferred shares (or subordinated notes that are the equivalent form), the preferred shares generally represent an insufficient amount of equity (less than 10%) and create the presumption that preferred shares are insufficient to finance the entity's activities without subordinated financial support. In addition, although the preferred shareholders generally have full exposure to expected losses on the collateral and uncapped potential to receive expected residual returns, they generally do not have the ability to make decisions about the entity that have a significant effect on the entity's financial results because of their limited role in making day-to-day decisions and their limited ability to remove the asset manager. Because one or both of the above conditions will generally be met, the Company has concluded that, even where a CDO/CLO entity issued preferred shares, the entity should be classified as a VIE.

        In general, the asset manager, through its ability to purchase and sell assets or—where the reinvestment period of a CDO/CLO has expired—the ability to sell assets, will have the power to direct the activities of the entity that most significantly impact the economic performance of the CDO/ CLO. However, where a CDO/CLO has experienced an event of default or an optional redemption period has gone into effect, the activities of the asset manager may be curtailed and/or certain additional rights will generally be provided to the investors in a CDO/CLO entity, including the right to direct the liquidation of the CDO/CLO entity.

        The Company has retained significant portions of the "super-senior" positions issued by certain CDOs. These positions are referred to as "super-senior" because they represent the most senior positions in the CDO and, at the time of structuring, were senior to tranches rated AAA by independent rating agencies. The positions have included facilities structured in the form of short-term commercial paper, where the Company wrote put options ("liquidity puts") to certain CDOs. Under the terms of the liquidity puts, if the CDO was unable to issue commercial paper at a rate below a specified maximum (generally LIBOR + 35 bps to LIBOR + 40 bps), the Company was obligated to fund the senior tranche of the CDO at a specified interest rate. As of December 31, 2011, the Company no longer had exposure to this commercial paper as all of the underlying CDOs had been liquidated.

        The Company does not generally have the power to direct the activities of the entity that most significantly impacts the economic performance of the CDOs/CLOs as this power is generally held by a third-party asset manager of the CDO/CLO. As such, those CDOs/CLOs are not consolidated. The Company may consolidate the CDO/CLO when: (i) the Company is the asset manager and no other single investor has the unilateral ability to remove the Company or unilaterally cause the liquidation of the CDO/CLO, or the Company is not the asset manager but has a unilateral right to remove the third-party asset manager or unilaterally liquidate the CDO/CLO and receive the underlying assets, and (ii) the Company has economic exposure to the entity that could be potentially significant to the entity.

        The Company continues to monitor its involvement in unconsolidated CDOs/CLOs to assess future consolidation risk. For example, if the Company were to acquire additional interests in these entities and obtain the right, due to an event of default trigger being met, to unilaterally liquidate or direct the activities of a CDO/CLO, the Company may be required to consolidate the asset entity. For cash CDOs/CLOs, the net result of such consolidation would be to gross up the Company's balance sheet by the current fair value of the securities held by third parties and assets held by the CDO/CLO, which amounts are not considered material. For synthetic CDOs/CLOs, the net result of such consolidation may reduce the Company's balance sheet, because intercompany derivative receivables and payables would be eliminated in consolidation, and other assets held by the CDO/CLO and the securities held by third parties would be recognized at their current fair values.

Key Assumptions and Retained Interests—Citi Holdings

        The key assumptions, used for the securitization of CDOs and CLOs during the year ended December 31, 2011, in measuring the fair value of retained interests at the date of sale or securitization are as follows:

	CDOs	CLOs
Discount rate	42.0% to 55.3%	4.1% to 5.0%

        The effect of two negative changes in discount rates used to determine the fair value of retained interests is disclosed below:

In millions of dollars	CDOs	CLOs
Carrying value of retained interests	$14	$149

Discount rates
Adverse change of 10%	$(3)	$(5)
Adverse change of 20%	(5)	(11)

        The cash flows received on retained interests and other net cash flows from Citi's CLOs for the year ended December 31, 2011 were $93 million.

Asset-Based Financing

        The Company provides loans and other forms of financing to VIEs that hold assets. Those loans are subject to the same credit approvals as all other loans originated or purchased by the Company. Financings in the form of debt securities or derivatives are, in most circumstances, reported in Trading account assets and accounted for at fair value through earnings. The Company generally does not have the power to direct the activities that most significantly impact these VIEs' economic performance and thus it does not consolidate them.

Asset-Based Financing—Citicorp

        The primary types of Citicorp's asset-based financings, total assets of the unconsolidated VIEs with significant involvement and the Company's maximum exposure to loss at December 31, 2011 are shown below. For the Company to realize that maximum loss, the VIE (borrower) would have to default with no recovery from the assets held by the VIE.

In billions of dollars	Total assets	Maximum exposure
Type
Commercial and other real estate	$3.0	$1.5
Hedge funds and equities	6.0	2.3
Airplanes, ships and other assets	8.3	6.7

Total	$17.3	$10.5

Asset-Based Financing—Citi Holdings

        The primary types of Citi Holdings' asset-based financings, total assets of the unconsolidated VIEs with significant involvement and the Company's maximum exposure to loss at December 31, 2011 are shown below. For the Company to realize that maximum loss, the VIE (borrower) would have to default with no recovery from the assets held by the VIE.

In billions of dollars	Total assets	Maximum exposure
Type
Commercial and other real estate	$3.9	$0.7
Corporate loans	4.8	3.9
Airplanes, ships and other assets	3.2	0.6

Total	$11.9	$5.2

        The following table summarizes selected cash flow information related to asset-based financings for the years ended December 31, 2011, 2010 and 2009:

In billions of dollars	2011	2010	2009
Cash flows received on retained interests and other net cash flows	$1.4	$2.8	$2.7

        The effect of two negative changes in discount rates used to determine the fair value of retained interests at December 31, 2011 is disclosed below.

In millions of dollars	Asset-based financing
Carrying value of retained interests	$3,943

Value of underlying portfolio
Adverse change of 10%	$—
Adverse change of 20%	—

Municipal Securities Tender Option Bond (TOB) Trusts

        TOB trusts hold fixed- and floating-rate, taxable and tax-exempt securities issued by state and local governments and municipalities. The trusts are typically single-issuer trusts whose assets are purchased from the Company or from other investors in the municipal securities market. The TOB trusts fund the purchase of their assets by issuing long-term, putable floating rate certificates (Floaters) and residual certificates (Residuals). The trusts are referred to as Tender Option Bond trusts because the Floater holders have the ability to tender their interests periodically back to the issuing trust, as described further below. The Floaters and Residuals evidence beneficial ownership interests in, and are collateralized by, the underlying assets of the trust. The Floaters are held by third-party investors, typically tax-exempt money market funds. The Residuals are typically held by the original owner of the municipal securities being financed.

        The Floaters and the Residuals have a tenor that is equal to or shorter than the tenor of the underlying municipal bonds. The Residuals entitle their holders to the residual cash flows from the issuing trust, the interest income generated by the underlying municipal securities net of interest paid on the Floaters and trust expenses. The Residuals are rated based on the long-term rating of the underlying municipal bond. The Floaters bear variable interest rates that are reset periodically to a new market rate based on a spread to a high grade, short-term, tax-exempt index. The Floaters have a long-term rating based on the long-term rating of the underlying municipal bond and a short-term rating based on that of the liquidity provider to the trust.

        There are two kinds of TOB trusts: customer TOB trusts and non-customer TOB trusts. Customer TOB trusts are trusts through which customers finance their investments in municipal securities. The Residuals are held by customers and the Floaters by third-party investors, typically tax-exempt money market funds. Non-customer TOB trusts are trusts through which the Company finances its own investments in municipal securities. In such trusts, the Company holds the Residuals and third-party investors, typically tax-exempt money market funds, hold the Floaters.

        The Company serves as remarketing agent to the trusts, placing the Floaters with third-party investors at inception, facilitating the periodic reset of the variable rate of interest on the Floaters and remarketing any tendered Floaters. If Floaters are tendered and the Company (in its role as remarketing agent) is unable to find a new investor within a specified period of time, it can declare a failed remarketing, in which case the trust is unwound. The Company may, but is not obligated to, buy the Floaters into its own inventory. The level of the Company's inventory of Floaters fluctuates over time. As of December 31, 2011, the Company held $120 million of Floaters related to both customer and non-customer TOB trusts.

        For certain non-customer trusts, the Company also provides credit enhancement. Approximately $240 million of the municipal bonds owned by TOB trusts have a credit guarantee provided by the Company.

        The Company provides liquidity to many of the outstanding trusts. If a trust is unwound early due to an event other than a credit event on the underlying municipal bond, the underlying municipal bonds are sold in the market. If there is a shortfall in the trust's cash flows between the redemption price of the tendered Floaters and the proceeds from the sale of the underlying municipal bonds, the trust draws on a liquidity agreement in an amount equal to the shortfall. For customer TOBs where the Residual is less than 25% of the trust's capital structure, the Company has a reimbursement agreement with the Residual holder under which the Residual holder reimburses the Company for any payment made under the liquidity arrangement. Through this reimbursement agreement, the Residual holder remains economically exposed to fluctuations in value of the underlying municipal bonds. These reimbursement agreements are generally subject to daily margining based on changes in value of the underlying municipal bond. In cases where a third party provides liquidity to a non-customer TOB trust, a similar reimbursement arrangement is made whereby the Company (or a consolidated subsidiary of the Company) as Residual holder absorbs any losses incurred by the liquidity provider.

        As of December 31, 2011, liquidity agreements provided with respect to customer TOB trusts totaled $5.4 billion of which $4.0 billion was offset by reimbursement agreements. The remaining exposure related to TOB transactions where the Residual owned by the customer was at least 25% of the bond value at the inception of the transaction and no reimbursement agreement was executed. The Company also provides other liquidity agreements or letters of credit to customer-sponsored municipal investment funds, that are not variable interest entities, and municipality-related issuers that totaled $11.7 billion as of December 31, 2011. These liquidity agreements and letters of credit are offset by reimbursement agreements with various term-out provisions. In addition, as of December 31, 2011 the Company has provided liquidity arrangements with a notional amount of $20 million for other non-consolidated non-customer TOB trusts described below.

        The Company considers the customer and non-customer TOB trusts to be VIEs. Customer TOB trusts are not consolidated by the Company. The Company has concluded that the power to direct the activities that most significantly impact the economic performance of the customer TOB trusts is primarily held by the customer Residual holder, who may unilaterally cause the sale of the trust's bonds.

        Non-customer TOB trusts generally are consolidated. Similar to customer TOB trusts, the Company has concluded that the power over the non-customer TOB trusts is primarily held by the Residual holder, which may unilaterally cause the sale of the trust's bonds. Because the Company holds the Residual interest, and thus has the power to direct the activities that most significantly impact the trust's economic performance, it consolidates the non-customer TOB trusts.

        Total assets in non-customer TOB trusts also include $22 million of assets where the Residuals are held by hedge funds that are consolidated and managed by the Company. The assets and the associated liabilities of these TOB trusts are not consolidated by the hedge funds (and, thus, are not consolidated by the Company) under the application of ASC 946, Financial Services—Investment Companies, which precludes consolidation of owned investments. The Company consolidates the hedge funds, because the Company holds controlling financial interests in the hedge funds. Certain of the Company's equity investments in the hedge funds are hedged with derivatives transactions executed by the Company with third parties referencing the returns of the hedge fund.

Municipal Investments

        Municipal investment transactions include debt and equity interests in partnerships that finance the construction and rehabilitation of low-income housing, facilitate lending in new or underserved markets, or finance the construction or operation of renewable municipal energy facilities. The Company generally invests in these partnerships as a limited partner and earns a return primarily through the receipt of tax credits and grants earned from the investments made by the partnership. The Company may also provide construction loans or permanent loans to the development or continuation of real estate properties held by partnerships. These entities are generally considered VIEs. The power to direct the activities of these entities is typically held by the general partner. Accordingly, these entities are not consolidated by the Company.

Client Intermediation

        Client intermediation transactions represent a range of transactions designed to provide investors with specified returns based on the returns of an underlying security, referenced asset or index. These transactions include credit-linked notes and equity-linked notes. In these transactions, the VIE typically obtains exposure to the underlying security, referenced asset or index through a derivative instrument, such as a total-return swap or a credit-default swap. In turn the VIE issues notes to investors that pay a return based on the specified underlying security, referenced asset or index. The VIE invests the proceeds in a financial asset or a guaranteed insurance contract (GIC) that serves as collateral for the derivative contract over the term of the transaction. The Company's involvement in these transactions includes being the counterparty to the VIE's derivative instruments and investing in a portion of the notes issued by the VIE. In certain transactions, the investor's maximum risk of loss is limited and the Company absorbs risk of loss above a specified level. The Company does not have the power to direct the activities of the VIEs that most significantly impact their economic performance and thus it does not consolidate them.

        The Company's maximum risk of loss in these transactions is defined as the amount invested in notes issued by the VIE and the notional amount of any risk of loss absorbed by the Company through a separate instrument issued by the VIE. The derivative instrument held by the Company may generate a receivable from the VIE (for example, where the Company purchases credit protection from the VIE in connection with the VIE's issuance of a credit-linked note), which is collateralized by the assets owned by the VIE. These derivative instruments are not considered variable interests and any associated receivables are not included in the calculation of maximum exposure to the VIE.

Investment Funds

        The Company is the investment manager for certain investment funds that invest in various asset classes including private equity, hedge funds, real estate, fixed income and infrastructure. The Company earns a management fee, which is a percentage of capital under management, and may earn performance fees. In addition, for some of these funds the Company has an ownership interest in the investment funds. The Company has also established a number of investment funds as opportunities for qualified employees to invest in private equity investments. The Company acts as investment manager to these funds and may provide employees with financing on both recourse and non-recourse bases for a portion of the employees' investment commitments.

        The Company has determined that a majority of the investment entities managed by Citigroup are provided a deferral from the requirements of SFAS 167, Amendments to FASB Interpretation No. 46(R), because they meet the criteria in Accounting Standards Update No. 2010-10, Consolidation (Topic 810), Amendments for Certain Investment Funds (ASU 2010-10). These entities continue to be evaluated under the requirements of ASC 810-10, prior to the implementation of SFAS 167 (FIN 46(R), Consolidation of Variable Interest Entities), which required that a VIE be consolidated by the party with a variable interest that will absorb a majority of the entity's expected losses or residual returns, or both.

        Where the Company has determined that certain investment entities are subject to the consolidation requirements of SFAS 167, the consolidation conclusions reached upon initial application of SFAS 167 are consistent with the consolidation conclusions reached under the requirements of ASC 810-10, prior to the implementation of SFAS 167.

Trust Preferred Securities

        The Company has raised financing through the issuance of trust preferred securities. In these transactions, the Company forms a statutory business trust and owns all of the voting equity shares of the trust. The trust issues preferred equity securities to third-party investors and invests the gross proceeds in junior subordinated deferrable interest debentures issued by the Company. The trusts have no assets, operations, revenues or cash flows other than those related to the issuance, administration and repayment of the preferred equity securities held by third-party investors. Obligations of the trusts are fully and unconditionally guaranteed by the Company.

        Because the sole asset of each of the trusts is a receivable from the Company and the proceeds to the Company from the receivable exceed the Company's investment in the VIE's equity shares, the Company is not permitted to consolidate the trusts, even though it owns all of the voting equity shares of the trust, has fully guaranteed the trusts' obligations, and has the right to redeem the preferred securities in certain circumstances. The Company recognizes the subordinated debentures on its Consolidated Balance Sheet as long-term liabilities.

23.   DERIVATIVES ACTIVITIES

        In the ordinary course of business, Citigroup enters into various types of derivative transactions. These derivative transactions include:

  •
  Futures and forward contracts, which are commitments to buy or sell at a future date a financial instrument, commodity or currency at a contracted price and may be settled in cash or through delivery.

  •
  Swap contracts, which are commitments to settle in cash at a future date or dates that may range from a few days to a number of years, based on differentials between specified financial indices, as applied to a notional principal amount.

  •
  Option contracts, which give the purchaser, for a premium, the right, but not the obligation, to buy or sell within a specified time a financial instrument, commodity or currency at a contracted price that may also be settled in cash, based on differentials between specified indices or prices.

        Citigroup enters into these derivative contracts relating to interest rate, foreign currency, commodity, and other market/credit risks for the following reasons:

  •
  Trading Purposes—Customer Needs:  Citigroup offers its customers derivatives in connection with their risk-management actions to transfer, modify or reduce their interest rate, foreign exchange and other market/credit risks or for their own trading purposes. As part of this process, Citigroup considers the customers' suitability for the risk involved and the business purpose for the transaction. Citigroup also manages its derivative risk positions through offsetting trade activities, controls focused on price verification, and daily reporting of positions to senior managers.

  •
  Trading Purposes:  Citigroup trades derivatives as an active market maker. Trading limits and price verification controls are key aspects of this activity.

  •
  Hedging—Citigroup uses derivatives in connection with its risk-management activities to hedge certain risks or reposition the risk profile of the Company. For example, Citigroup issues fixed-rate long-term debt and then enters into a receive-fixed, pay-variable-rate interest rate swap with the same tenor and notional amount to convert the interest payments to a net variable-rate basis. This strategy is the most common form of an interest rate hedge, as it minimizes interest cost in certain yield curve environments. Derivatives are also used to manage risks inherent in specific groups of on-balance-sheet assets and liabilities, including AFS securities and deposit liabilities, as well as other interest-sensitive assets and liabilities. In addition, foreign-exchange contracts are used to hedge non-U.S.-dollar-denominated debt, foreign-currency-denominated available-for-sale securities and net investment exposures.

        Derivatives may expose Citigroup to market, credit or liquidity risks in excess of the amounts recorded on the Consolidated Balance Sheet. Market risk on a derivative product is the exposure created by potential fluctuations in interest rates, foreign-exchange rates and other factors and is a function of the type of product, the volume of transactions, the tenor and terms of the agreement, and the underlying volatility. Credit risk is the exposure to loss in the event of nonperformance by the other party to the transaction where the value of any collateral held is not adequate to cover such losses. The recognition in earnings of unrealized gains on these transactions is subject to management's assessment as to collectability. Liquidity risk is the potential exposure that arises when the size of the derivative position may not be able to be rapidly adjusted in periods of high volatility and financial stress at a reasonable cost.

        Information pertaining to the volume of derivative activity is provided in the tables below. The notional amounts, for both long and short derivative positions, of Citigroup's derivative instruments as of December 31, 2011 and December 31, 2010 are presented in the table below.

Derivative Notionals

	Hedging instruments under ASC 815 (SFAS 133)(1)(2)		Other derivative instruments
			Trading derivatives		Management hedges(3)
In millions of dollars	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Interest rate contracts
Swaps	$163,079	$155,972	$28,069,960	$27,084,014	$119,344	$135,979
Futures and forwards	—	—	3,549,642	4,401,923	43,965	46,140
Written options	—	—	3,871,700	3,431,608	16,786	8,762
Purchased options	—	—	3,888,415	3,305,664	7,338	18,030

Total interest rate contract notionals	$163,079	$155,972	$39,379,717	$38,223,209	$187,433	$208,911

Foreign exchange contracts
Swaps	$27,575	$29,599	$1,182,363	$1,118,610	$22,458	$27,830
Futures and forwards	55,211	79,168	3,191,687	2,746,348	31,095	28,191
Written options	4,292	1,772	591,818	599,025	190	50
Purchased options	39,163	16,559	583,891	535,606	53	174

Total foreign exchange contract notionals	$126,241	$127,098	$5,549,759	$4,999,589	$53,796	$56,245

Equity contracts
Swaps	$—	$—	$86,978	$67,637	$—	$—
Futures and forwards	—	—	12,882	19,816	—	—
Written options	—	—	552,333	491,519	—	—
Purchased options	—	—	509,322	473,621	—	—

Total equity contract notionals	$—	$—	$1,161,515	$1,052,593	$—	$—

Commodity and other contracts
Swaps	$—	$—	$23,403	$19,213	$—	$—
Futures and forwards	—	—	73,090	115,578	—	—
Written options	—	—	90,650	61,248	—	—
Purchased options	—	—	99,234	61,776	—	—

Total commodity and other contract notionals	$—	$—	$286,377	$257,815	$—	$—

Credit derivatives(4)
Protection sold	$—	$—	$1,394,528	$1,223,116	$—	$—
Protection purchased	4,253	4,928	1,486,723	1,289,239	21,914	28,526

Total credit derivatives	$4,253	$4,928	$2,881,251	$2,512,355	$21,914	$28,526

Total derivative notionals	$293,573	$287,998	$49,258,619	$47,045,561	$263,143	$293,682

(1)
The notional amounts presented in this table do not include hedge accounting relationships under ASC 815 (SFAS 133) where Citigroup is hedging the foreign currency risk of a net investment in a foreign operation by issuing a foreign-currency-denominated debt instrument. The notional amount of such debt is $7,060 million and $8,023 million at December 31, 2011 and December 31, 2010, respectively.

(2)
Derivatives in hedge accounting relationships accounted for under ASC 815 (SFAS 133) are recorded in either Other assets/Other liabilities or Trading account assets/Trading account liabilities on the Consolidated Balance Sheet.

(3)
Management hedges represent derivative instruments used in certain economic hedging relationships that are identified for management purposes, but for which hedge accounting is not applied. These derivatives are recorded in either Other assets/Other liabilities or Trading account assets/Trading account liabilities on the Consolidated Balance Sheet.

(4)
Credit derivatives are arrangements designed to allow one party (protection buyer) to transfer the credit risk of a "reference asset" to another party (protection seller). These arrangements allow a protection seller to assume the credit risk associated with the reference asset without directly purchasing that asset. The Company has entered into credit derivative positions for purposes such as risk management, yield enhancement, reduction of credit concentrations and diversification of overall risk.

Derivative Mark-to-Market (MTM) Receivables/Payables

	Derivatives classified in trading account assets/liabilities(1)(2)		Derivatives classified in other assets/liabilities(2)
In millions of dollars at December 31, 2011	Assets	Liabilities	Assets	Liabilities
Derivative instruments designated as ASC 815 (SFAS 133) hedges
Interest rate contracts	$8,274	$3,306	$3,968	$1,518
Foreign exchange contracts	3,706	1,451	1,201	863

Total derivative instruments designated as ASC 815 (SFAS 133) hedges	$11,980	$4,757	$5,169	$2,381

Other derivative instruments
Interest rate contracts	$749,213	$736,785	$212	$96
Foreign exchange contracts	90,611	95,912	325	959
Equity contracts	20,235	33,139	—	—
Commodity and other contracts	13,763	14,631	—	—
Credit derivatives(3)	90,424	84,726	430	126

Total other derivative instruments	$964,246	$965,193	$967	$1,181

Total derivatives	$976,226	$969,950	$6,136	$3,562
Cash collateral paid/received(4)(5)	6,634	7,870	307	180
Less: Netting agreements and market value adjustments(6)	(875,592)	(870,366)	—	—
Less: Netting cash collateral received/paid(7)	(44,941)	(51,181)	(3,462)	—

Net receivables/payables	$62,327	$56,273	$2,981	$3,742

(1)
The trading derivatives fair values are presented in Note 14 to the Consolidated Financial Statements.

(2)
Derivative mark-to-market receivables/payables related to management hedges are recorded in either Other assets/Other liabilities or Trading account assets/Trading account liabilities.

(3)
The credit derivatives trading assets are composed of $79,089 million related to protection purchased and $11,335 million related to protection sold as of December 31, 2011. The credit derivatives trading liabilities are composed of $12,235 million related to protection purchased and $72,491 million related to protection sold as of December 31, 2011.

(4)
For the trading asset/liabilities, this is the net amount of the $57,815 million and $52,811 million of gross cash collateral paid and received, respectively. Of the gross cash collateral paid, $51,181 million was used to offset derivative liabilities, and of the gross cash collateral received, $44,941 million was used to offset derivative assets.

(5)
For the other asset/liabilities, this is the net amount of the $307 million and $3,642 million of the gross cash collateral paid and received, respectively. Of the gross cash collateral received, $3,462 million was used to offset derivative assets.

(6)
Represents the netting of derivative receivable and payable balances for the same counterparty under enforceable netting agreements.

(7)
Represents the netting of cash collateral paid and received by counterparty under enforceable credit support agreements.

	Derivatives classified in trading account assets/liabilities(1)(2)		Derivatives classified in other assets/liabilities(2)
In millions of dollars at December 31, 2010	Assets	Liabilities	Assets	Liabilities
Derivative instruments designated as ASC 815 (SFAS 133) hedges
Interest rate contracts	$867	$72	$6,342	$2,437
Foreign exchange contracts	357	762	1,656	2,603

Total derivative instruments designated as ASC 815 (SFAS 133) hedges	$1,224	$834	$7,998	$5,040

Other derivative instruments
Interest rate contracts	$475,805	$476,667	$2,756	$2,474
Foreign exchange contracts	84,144	87,512	1,401	1,433
Equity contracts	16,146	33,434	—	—
Commodity and other contracts	12,608	13,518	—	—
Credit derivatives(3)	65,041	59,461	88	337

Total other derivative instruments	$653,744	$670,592	$4,245	$4,244

Total derivatives	$654,968	$671,426	$12,243	$9,284
Cash collateral paid/received(4)(5)	5,557	9,033	11	625
Less: Netting agreements and market value adjustments(6)	(581,026)	(575,984)	—	—
Less: Netting cash collateral received/paid(7)	(29,286)	(44,745)	(2,415)	(200)

Net receivables/payables	$50,213	$59,730	$9,839	$9,709

(1)
The trading derivatives fair values are presented in Note 14 to the Consolidated Financial Statements.

(2)
Derivative mark-to-market receivables/payables related to management hedges are recorded in either Other assets/Other liabilities or Trading account assets/Trading account liabilities.

(3)
The credit derivatives trading assets are composed of $42,403 million related to protection purchased and $22,638 million related to protection sold as of December 31, 2010. The credit derivatives trading liabilities are composed of $23,503 million related to protection purchased and $35,958 million related to protection sold as of December 31, 2010.

(4)
For the trading asset/liabilities, this is the net amount of the $50,302 million and $38,319 million of gross cash collateral paid and received, respectively. Of the gross cash collateral paid, $44,745 million was used to offset derivative liabilities, and of the gross cash collateral received, $29,286 million was used to offset derivative assets.

(5)
For the other asset/liabilities, this is the net amount of the $211 million and $3,040 million of the gross cash collateral paid and received, respectively. Of the gross cash collateral paid, $200 million was used to offset derivative liabilities, and of the gross cash collateral received, $2,415 million was used to offset derivative assets.

(6)
Represents the netting of derivative receivable and payable balances for the same counterparty under enforceable netting agreements.

(7)
Represents the netting of cash collateral paid and received by counterparty under enforceable credit support agreements.

        All derivatives are reported on the balance sheet at fair value. In addition, where applicable, all such contracts covered by master netting agreements are reported net. Gross positive fair values are netted with gross negative fair values by counterparty pursuant to a valid master netting agreement. In addition, payables and receivables in respect of cash collateral received from or paid to a given counterparty are included in this netting. However, non-cash collateral is not included.

        The amounts recognized in Principal transactions in the Consolidated Statement of Income for the years ended December 31, 2011, 2010 and 2009 related to derivatives not designated in a qualifying hedging relationship as well as the underlying non-derivative instruments are included in the table below. Citigroup presents this disclosure by business classification, showing derivative gains and losses related to its trading activities together with gains and losses related to non-derivative instruments within the same trading portfolios, as this represents the way these portfolios are risk managed.

	Year ended December 31,
In millions of dollars	2011	2010	2009
Interest rate contracts	$5,136	$3,231	$6,211
Foreign exchange	2,309	1,852	2,762
Equity contracts	3	995	(334)
Commodity and other	76	126	924
Credit derivatives	(290)	1,313	(3,495)

Total Citigroup(1)	$7,234	$7,517	$6,068

(1)
Also see Note 7 to the Consolidated Financial Statements.

        The amounts recognized in Other revenue in the Consolidated Statement of Income for the years ended December 31, 2011, 2010 and 2009 are shown below. The table below does not include the offsetting gains/losses on the hedged items, which amounts are also recorded in Other revenue.

	Gains (losses) included in Other revenue Year ended December 31,
In millions of dollars	2011	2010	2009
Interest rate contracts	$1,192	$(205)	$108
Foreign exchange	224	(2,052)	3,851
Equity contracts	—	—	(7)
Credit derivatives	115	(502)	—

Total Citigroup(1)	$1,531	$(2,759)	$3,952

(1)
Non-designated derivatives are derivative instruments not designated in qualifying hedging relationships.

Accounting for Derivative Hedging

        Citigroup accounts for its hedging activities in accordance with ASC 815, Derivatives and Hedging (formerly SFAS 133). As a general rule, hedge accounting is permitted where the Company is exposed to a particular risk, such as interest-rate or foreign-exchange risk, that causes changes in the fair value of an asset or liability or variability in the expected future cash flows of an existing asset, liability or a forecasted transaction that may affect earnings.

        Derivative contracts hedging the risks associated with the changes in fair value are referred to as fair value hedges, while contracts hedging the risks affecting the expected future cash flows are called cash flow hedges. Hedges that utilize derivatives or debt instruments to manage the foreign exchange risk associated with equity investments in non-U.S.-dollar-functional-currency foreign subsidiaries (net investment in a foreign operation) are called net investment hedges.

        If certain hedging criteria specified in ASC 815 are met, including testing for hedge effectiveness, special hedge accounting may be applied. The hedge effectiveness assessment methodologies for similar hedges are performed in a similar manner and are used consistently throughout the hedging relationships. For fair value hedges, the changes in value of the hedging derivative, as well as the changes in value of the related hedged item due to the risk being hedged, are reflected in current earnings. For cash flow hedges and net investment hedges, the changes in value of the hedging derivative are reflected in Accumulated other comprehensive income (loss) in Citigroup's stockholders' equity, to the extent the hedge is effective. Hedge ineffectiveness, in either case, is reflected in current earnings.

        For asset/liability management hedging, the fixed-rate long-term debt would be recorded at amortized cost under current U.S. GAAP. However, by electing to use ASC 815 (SFAS 133) fair value hedge accounting, the carrying value of the debt is adjusted for changes in the benchmark interest rate, with any such changes in value recorded in current earnings. The related interest-rate swap is also recorded on the balance sheet at fair value, with any changes in fair value reflected in earnings. Thus, any ineffectiveness resulting from the hedging relationship is recorded in current earnings. Alternatively, a management hedge, which does not meet the ASC 815 hedging criteria, would involve recording only the derivative at fair value on the balance sheet, with its associated changes in fair value recorded in earnings. The debt would continue to be carried at amortized cost and, therefore, current earnings would be impacted only by the interest rate shifts and other factors that cause the change in the swap's value and may change the underlying yield of the debt. This type of hedge is undertaken when hedging requirements cannot be achieved or management decides not to apply ASC 815 hedge accounting. Another alternative for the Company would be to elect to carry the debt at fair value under the fair value option. Once the irrevocable election is made upon issuance of the debt, the full change in fair value of the debt would be reported in earnings. The related interest rate swap, with changes in fair value, would also be reflected in earnings, and provides a natural offset to the debt's fair value change. To the extent the two offsets are not exactly equal, the difference would be reflected in current earnings.

        Key aspects of achieving ASC 815 hedge accounting are documentation of hedging strategy and hedge effectiveness at the hedge inception and substantiating hedge effectiveness on an ongoing basis. A derivative must be highly effective in accomplishing the hedge objective of offsetting either changes in the fair value or cash flows of the hedged item for the risk being hedged. Any ineffectiveness in the hedge relationship is recognized in current earnings. The assessment of effectiveness excludes changes in the value of the hedged item that are unrelated to the risks being hedged. Similarly, the assessment of effectiveness may exclude changes in the fair value of a derivative related to time value that, if excluded, are recognized in current earnings.

Fair Value Hedges

Hedging of benchmark interest rate risk

        Citigroup hedges exposure to changes in the fair value of outstanding fixed-rate issued debt and certificates of deposit. The fixed cash flows from those financing transactions are converted to benchmark variable-rate cash flows by entering into receive-fixed, pay-variable interest rate swaps. Some of these fair value hedge relationships use dollar-offset ratio analysis to determine whether the hedging relationships are highly effective at inception and on an ongoing basis, while others use regression.

        Citigroup also hedges exposure to changes in the fair value of fixed-rate assets, including available-for-sale debt securities and loans. The hedging instruments used are receive-variable, pay-fixed interest rate swaps. Some of these fair value hedging relationships use dollar-offset ratio analysis to determine whether the hedging relationships are highly effective at inception and on an ongoing basis, while others use regression analysis.

Hedging of foreign exchange risk

        Citigroup hedges the change in fair value attributable to foreign-exchange rate movements in available-for-sale securities that are denominated in currencies other than the functional currency of the entity holding the securities, which may be within or outside the U.S. The hedging instrument employed is a forward foreign-exchange contract. In this type of hedge, the change in fair value of the hedged available-for-sale security attributable to the portion of foreign exchange risk hedged is reported in earnings and not Accumulated other comprehensive income—a process that serves to offset substantially the change in fair value of the forward contract that is also reflected in earnings. Citigroup considers the premium associated with forward contracts (differential between spot and contractual forward rates) as the cost of hedging; this is excluded from the assessment of hedge effectiveness and reflected directly in earnings. The dollar-offset method is used to assess hedge effectiveness. Since that assessment is based on changes in fair value attributable to changes in spot rates on both the available-for-sale securities and the forward contracts for the portion of the relationship hedged, the amount of hedge ineffectiveness is not significant.

        The following table summarizes the gains (losses) on the Company's fair value hedges for the years ended December 31, 2011, 2010 and 2009:

	Gains (losses) on fair value hedges(1) Year ended December 31,
In millions of dollars	2011	2010	2009
Gain (loss) on derivatives in designated and qualifying fair value hedges
Interest rate contracts	$4,423	$948	$(4,228)
Foreign exchange contracts	(117)	729	863

Total gain (loss) on derivatives in designated and qualifying fair value hedges	$4,306	$1,677	$(3,365)

Gain (loss) on the hedged item in designated and qualifying fair value hedges
Interest rate hedges	$(4,296)	$(945)	$4,065
Foreign exchange hedges	26	(579)	(373)

Total gain (loss) on the hedged item in designated and qualifying fair value hedges	$(4,270)	$(1,524)	$3,692

Hedge ineffectiveness recognized in earnings on designated and qualifying fair value hedges
Interest rate hedges	$118	$(23)	$(179)
Foreign exchange hedges	1	10	138

Total hedge ineffectiveness recognized in earnings on designated and qualifying fair value hedges	$119	$(13)	$(41)

Net gain (loss) excluded from assessment of the effectiveness of fair value hedges
Interest rate contracts	$9	$26	16
Foreign exchange contracts	(92)	140	352

Total net gain (loss) excluded from assessment of the effectiveness of fair value hedges	$(83)	$166	$368

(1)
Amounts are included in Other revenue on the Consolidated Statement of Income. The accrued interest income on fair value hedges is recorded in Net interest revenue and is excluded from this table.

Cash Flow Hedges

Hedging of benchmark interest rate risk

        Citigroup hedges variable cash flows resulting from floating-rate liabilities and rollover (re-issuance) of short-term liabilities. Variable cash flows from those liabilities are converted to fixed-rate cash flows by entering into receive-variable, pay-fixed interest rate swaps and receive-variable, pay-fixed forward-starting interest rate swaps. These cash-flow hedging relationships use either regression analysis or dollar-offset ratio analysis to assess whether the hedging relationships are highly effective at inception and on an ongoing basis. When certain interest rates do not qualify as a benchmark interest rate, Citigroup designates the risk being hedged as the risk of overall changes in the hedged cash flows. Since efforts are made to match the terms of the derivatives to those of the hedged forecasted cash flows as closely as possible, the amount of hedge ineffectiveness is not significant.

Hedging of foreign exchange risk

        Citigroup locks in the functional currency equivalent cash flows of long-term debt and short-term borrowings that are denominated in a currency other than the functional currency of the issuing entity. Depending on the risk management objectives, these types of hedges are designated as either cash flow hedges of only foreign exchange risk or cash flow hedges of both foreign exchange and interest rate risk, and the hedging instruments used are foreign exchange cross-currency swaps and forward contracts. These cash flow hedge relationships use dollar-offset ratio analysis to determine whether the hedging relationships are highly effective at inception and on an ongoing basis.

Hedging total return

        Citigroup generally manages the risk associated with highly leveraged financing it has entered into by seeking to sell a majority of its exposures to the market prior to or shortly after funding. The portion of the highly leveraged financing that is retained by Citigroup is generally hedged with a total return swap.

        The amount of hedge ineffectiveness on the cash flow hedges recognized in earnings for the years ended December 31, 2011, 2010 and 2009 is not significant.

        The pretax change in Accumulated other comprehensive income (loss) from cash flow hedges for is presented below:

	Year ended December 31,
In millions of dollars	2011	2010	2009
Effective portion of cash flow hedges included in AOCI
Interest rate contracts	$(1,827)	$(469)	$488
Foreign exchange contracts	81	(570)	689

Total effective portion of cash flow hedges included in AOCI	$(1,746)	$(1,039)	$1,177

Effective portion of cash flow hedges reclassified from AOCI to earnings
Interest rate contracts	$(1,224)	$(1,400)	$(1,687)
Foreign exchange contracts	(257)	(500)	(308)

Total effective portion of cash flow hedges reclassified from AOCI to earnings(1)	$(1,481)	$(1,900)	$(1,995)

(1)
Included primarily in Other revenue and Net interest revenue on the Consolidated Income Statement.

        For cash flow hedges, any changes in the fair value of the end-user derivative remaining in Accumulated other comprehensive income (loss) on the Consolidated Balance Sheet will be included in earnings of future periods to offset the variability of the hedged cash flows when such cash flows affect earnings. The net loss associated with cash flow hedges expected to be reclassified from Accumulated other comprehensive income (loss) within 12 months of December 31, 2011 is approximately $1.1 billion. The maximum length of time over which forecasted cash flows are hedged is 10 years.

        The after-tax impact of cash flow hedges on AOCI is shown in Note 21 to the Consolidated Financial Statement

Net Investment Hedges

        Consistent with ASC 830-20, Foreign Currency Matters—Foreign Currency Transactions (formerly SFAS 52, Foreign Currency Translation), ASC 815 allows hedging of the foreign currency risk of a net investment in a foreign operation. Citigroup uses foreign currency forwards, options, swaps and foreign-currency-denominated debt instruments to manage the foreign exchange risk associated with Citigroup's equity investments in several non-U.S. dollar functional currency foreign subsidiaries. Citigroup records the change in the carrying amount of these investments in the Foreign currency translation adjustment account within Accumulated other comprehensive income (loss). Simultaneously, the effective portion of the hedge of this exposure is also recorded in the Foreign currency translation adjustment account and the ineffective portion, if any, is immediately recorded in earnings.

        For derivatives used in net investment hedges, Citigroup follows the forward-rate method from FASB Derivative Implementation Group Issue H8 (now ASC 815-35-35-16 through 35-26), "Foreign Currency Hedges: Measuring the Amount of Ineffectiveness in a Net Investment Hedge." According to that method, all changes in fair value, including changes related to the forward-rate component of the foreign currency forward contracts and the time value of foreign currency options, are recorded in the Foreign currency translation adjustment account within Accumulated other comprehensive income (loss).

        For foreign-currency-denominated debt instruments that are designated as hedges of net investments, the translation gain or loss that is recorded in the Foreign currency translation adjustment account is based on the spot exchange rate between the functional currency of the respective subsidiary and the U.S. dollar, which is the functional currency of Citigroup. To the extent the notional amount of the hedging instrument exactly matches the hedged net investment and the underlying exchange rate of the derivative hedging instrument relates to the exchange rate between the functional currency of the net investment and Citigroup's functional currency (or, in the case of a non-derivative debt instrument, such instrument is denominated in the functional currency of the net investment), no ineffectiveness is recorded in earnings.

        The pretax gain (loss) recorded in the Foreign currency translation adjustment account within Accumulated other comprehensive income (loss), related to the effective portion of the net investment hedges, is $904 million, $(3,620) million, and $(4,727) million, for the years ended December 31, 2011, 2010 and 2009, respectively.

Credit Derivatives

        A credit derivative is a bilateral contract between a buyer and a seller under which the seller agrees to provide protection to the buyer against the credit risk of a particular entity ("reference entity" or "reference credit"). Credit derivatives generally require that the seller of credit protection make payments to the buyer upon the occurrence of predefined credit events (commonly referred to as "settlement triggers"). These settlement triggers are defined by the form of the derivative and the reference credit and are generally limited to the market standard of failure to pay on indebtedness and bankruptcy of the reference credit and, in a more limited range of transactions, debt restructuring. Credit derivative transactions referring to emerging market reference credits will also typically include additional settlement triggers to cover the acceleration of indebtedness and the risk of repudiation or a payment moratorium. In certain transactions, protection may be provided on a portfolio of referenced credits or asset-backed securities. The seller of such protection may not be required to make payment until a specified amount of losses has occurred with respect to the portfolio and/or may only be required to pay for losses up to a specified amount.

        The Company makes markets in and trades a range of credit derivatives, both on behalf of clients as well as for its own account. Through these contracts, the Company either purchases or writes protection on either a single name or a portfolio of reference credits. The Company uses credit derivatives to help mitigate credit risk in its Corporate and Consumer loan portfolios and other cash positions, to take proprietary trading positions, and to facilitate client transactions.

        The range of credit derivatives sold includes credit default swaps, total return swaps, credit options and credit-linked notes.

        A credit default swap is a contract in which, for a fee, a protection seller agrees to reimburse a protection buyer for any losses that occur due to a credit event on a reference entity. If there is no credit default event or settlement trigger, as defined by the specific derivative contract, then the protection seller makes no payments to the protection buyer and receives only the contractually specified fee. However, if a credit event occurs as defined in the specific derivative contract sold, the protection seller will be required to make a payment to the protection buyer.

        A total return swap transfers the total economic performance of a reference asset, which includes all associated cash flows, as well as capital appreciation or depreciation. The protection buyer receives a floating rate of interest and any depreciation on the reference asset from the protection seller and, in return, the protection seller receives the cash flows associated with the reference asset plus any appreciation. Thus, according to the total return swap agreement, the protection seller will be obligated to make a payment any time the floating interest rate payment and any depreciation of the reference asset exceed the cash flows associated with the underlying asset. A total return swap may terminate upon a default of the reference asset subject to the provisions of the related total return swap agreement between the protection seller and the protection buyer.

        A credit option is a credit derivative that allows investors to trade or hedge changes in the credit quality of the reference asset. For example, in a credit spread option, the option writer assumes the obligation to purchase or sell the reference asset at a specified "strike" spread level. The option purchaser buys the right to sell the reference asset to, or purchase it from, the option writer at the strike spread level. The payments on credit spread options depend either on a particular credit spread or the price of the underlying credit-sensitive asset. The options usually terminate if the underlying assets default.

        A credit-linked note is a form of credit derivative structured as a debt security with an embedded credit default swap. The purchaser of the note writes credit protection to the issuer, and receives a return which will be negatively affected by credit events on the underlying reference credit. If the reference entity defaults, the purchaser of the credit-linked note may assume the long position in the debt security and any future cash flows from it, but will lose the amount paid to the issuer of the credit-linked note. Thus the maximum amount of the exposure is the carrying amount of the credit-linked note. As of December 31, 2011 and December 31, 2010, the amount of credit-linked notes held by the Company in trading inventory was immaterial.

        The following tables summarize the key characteristics of the Company's credit derivative portfolio as protection seller as of December 31, 2011 and December 31, 2010:

In millions of dollars as of December 31, 2011	Maximum potential amount of future payments	Fair value payable(1)(2)
By industry/counterparty
Bank	$929,608	$45,920
Broker-dealer	321,293	19,026
Non-financial	1,048	98
Insurance and other financial institutions	142,579	7,447

Total by industry/counterparty	$1,394,528	$72,491

By instrument
Credit default swaps and options	$1,393,082	$72,358
Total return swaps and other	1,446	133

Total by instrument	$1,394,528	$72,491

By rating
Investment grade	$611,447	$16,913
Non-investment grade	226,939	28,034
Not rated	556,142	27,544

Total by rating	$1,394,528	$72,491

By maturity
Within 1 year	$266,723	$3,705
From 1 to 5 years	947,211	46,596
After 5 years	180,594	22,190

Total by maturity	$1,394,528	$72,491

(1)
In addition, fair value amounts payable under credit derivatives purchased were $12,361 million.

(2)
In addition, fair value amounts receivable under credit derivatives sold were $11,335 million.

In millions of dollars as of December 31, 2010	Maximum potential amount of future payments	Fair value payable(1)(2)
By industry/counterparty
Bank	$784,080	$20,718
Broker-dealer	312,131	10,232
Non-financial	1,463	54
Insurance and other financial institutions	125,442	4,954

Total by industry/counterparty	$1,223,116	$35,958

By instrument
Credit default swaps and options	$1,221,211	$35,800
Total return swaps and other	1,905	158

Total by instrument	$1,223,116	$35,958

By rating
Investment grade	$487,270	$6,124
Non-investment grade	218,296	11,364
Not rated	517,550	18,470

Total by rating	$1,223,116	$35,958

By maturity
Within 1 year	$162,075	$353
From 1 to 5 years	853,808	16,524
After 5 years	207,233	19,081

Total by maturity	$1,223,116	$35,958

(1)
In addition, fair value amounts payable under credit derivatives purchased were $23,840 million.

(2)
In addition, fair value amounts receivable under credit derivatives sold were $22,638 million.

        Citigroup evaluates the payment/performance risk of the credit derivatives for which it stands as a protection seller based on the credit rating assigned to the underlying referenced credit. Where external ratings by nationally recognized statistical rating organizations (such as Moody's and S&P) are used, investment grade ratings are considered to be Baa/BBB or above, while anything below is considered non-investment grade. The Citigroup internal ratings are in line with the related external credit rating system. On certain underlying reference credits, mainly related to over-the-counter credit derivatives, ratings are not available, and these are included in the not-rated category. Credit derivatives written on an underlying non-investment grade reference credit represent greater payment risk to the Company. The non-investment grade category in the table above primarily includes credit derivatives where the underlying referenced entity has been downgraded subsequent to the inception of the derivative.

        The maximum potential amount of future payments under credit derivative contracts presented in the table above is based on the notional value of the derivatives. The Company believes that the maximum potential amount of future payments for credit protection sold is not representative of the actual loss exposure based on historical experience. This amount has not been reduced by the Company's rights to the underlying assets and the related cash flows. In accordance with most credit derivative contracts, should a credit event (or settlement trigger) occur, the Company is usually liable for the difference between the protection sold and the recourse it holds in the value of the underlying assets. Thus, if the reference entity defaults, Citi will generally have a right to collect on the underlying reference credit and any related cash flows, while being liable for the full notional amount of credit protection sold to the buyer. Furthermore, this maximum potential amount of future payments for credit protection sold has not been reduced for any cash collateral paid to a given counterparty as such payments would be calculated after netting all derivative exposures, including any credit derivatives with that counterparty in accordance with a related master netting agreement. Due to such netting processes, determining the amount of collateral that corresponds to credit derivative exposures alone is not possible. The Company actively monitors open credit risk exposures, and manages this exposure by using a variety of strategies including purchased credit derivatives, cash collateral or direct holdings of the referenced assets. This risk mitigation activity is not captured in the table above.

Credit-Risk-Related Contingent Features in Derivatives

        Certain derivative instruments contain provisions that require the Company to either post additional collateral or immediately settle any outstanding liability balances upon the occurrence of a specified credit-risk-related event. These events, which are defined by the existing derivative contracts, are primarily downgrades in the credit ratings of the Company and its affiliates. The fair value (excluding CVA) of all derivative instruments with credit-risk-related contingent features that are in a liability position at December 31, 2011 and December 31, 2010 is $26 billion and $23 billion, respectively. The Company has posted $21 billion and $18 billion as collateral for this exposure in the normal course of business as of December 31, 2011 and December 31, 2010, respectively. Each downgrade would trigger additional collateral requirements for the Company and its affiliates. In the event that each legal entity was downgraded a single notch as of December 31, 2011, the Company would be required to post additional collateral of $3.1 billion.

24.   CONCENTRATIONS OF CREDIT RISK

        Concentrations of credit risk exist when changes in economic, industry or geographic factors similarly affect groups of counterparties whose aggregate credit exposure is material in relation to Citigroup's total credit exposure. Although Citigroup's portfolio of financial instruments is broadly diversified along industry, product, and geographic lines, material transactions are completed with other financial institutions, particularly in the securities trading, derivatives, and foreign exchange businesses.

        In connection with the Company's efforts to maintain a diversified portfolio, the Company limits its exposure to any one geographic region, country or individual creditor and monitors this exposure on a continuous basis. At December 31, 2011, Citigroup's most significant concentration of credit risk was with the U.S. government and its agencies. The Company's exposure, which primarily results from trading assets and investments issued by the U.S. government and its agencies, amounted to $177.9 billion and $176.4 billion at December 31, 2011 and 2010, respectively. The Japanese and Mexican governments and their agencies, which are rated investment grade by both Moody's and S&P, were the next largest exposures. The Company's exposure to Japan amounted to $33.2 billion and $39.2 billion at December 31, 2011 and 2010, respectively, and was composed of investment securities, loans and trading assets. The Company's exposure to Mexico amounted to $29.5 billion and $44.2 billion at December 31, 2011 and 2010, respectively, and was composed of investment securities, loans and trading assets.

        The Company's exposure to state and municipalities amounted to $39.5 billion and $34.7 billion at December 31, 2011 and 2010, respectively, and was composed of trading assets, investment securities, derivatives and lending activities.

25.   FAIR VALUE MEASUREMENT

        ASC 820-10 (formerly SFAS 157) defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Among other things the standard requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. In addition, the use of block discounts is precluded when measuring the fair value of instruments traded in an active market. It also requires recognition of trade-date gains related to certain derivative transactions whose fair values have been determined using unobservable market inputs.

        Under ASC 820-10, the probability of default of a counterparty is factored into the valuation of derivative positions and includes the impact of Citigroup's own credit risk on derivatives and other liabilities measured at fair value.

Fair Value Hierarchy

        ASC 820-10, Fair Value Measurement, specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's market assumptions. These two types of inputs have created the following fair value hierarchy:

  •
  Level 1:    Quoted prices for identical instruments in active markets.

  •
  Level 2:    Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

  •
  Level 3:    Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

        This hierarchy requires the use of observable market data when available. The Company considers relevant and observable market prices in its valuations where possible. The frequency of transactions, the size of the bid-ask spread and the amount of adjustment necessary when comparing similar transactions are all factors in determining the liquidity of markets and the relevance of observed prices in those markets.

        The Company's policy with respect to transfers between levels of the fair value hierarchy is to recognize transfers into and out of each level as of the end of the reporting period.

Determination of Fair Value

        For assets and liabilities carried at fair value, the Company measures such value using the procedures set out below, irrespective of whether these assets and liabilities are carried at fair value as a result of an election or whether they were previously carried at fair value.

        When available, the Company generally uses quoted market prices to determine fair value and classifies such items as Level 1. In some cases where a market price is available, the Company will make use of acceptable practical expedients (such as matrix pricing) to calculate fair value, in which case the items are classified as Level 2.

        If quoted market prices are not available, fair value is based upon internally developed valuation techniques that use, where possible, current market-based or independently sourced market parameters, such as interest rates, currency rates, option volatilities, etc. Items valued using such internally generated valuation techniques are classified according to the lowest level input or value driver that is significant to the valuation. Thus, an item may be classified in Level 3 even though there may be some significant inputs that are readily observable.

        Where available, the Company may also make use of quoted prices for recent trading activity in positions with the same or similar characteristics to that being valued. The frequency and size of transactions and the amount of the bid-ask spread are among the factors considered in determining the liquidity of markets and the relevance of observed prices from those markets. If relevant and observable prices are available, those valuations would be classified as Level 2. If prices are not available, other valuation techniques would be used and the item would be classified as Level 3.

        Fair value estimates from internal valuation techniques are verified, where possible, to prices obtained from independent vendors or brokers. Vendors and brokers' valuations may be based on a variety of inputs ranging from observed prices to proprietary valuation models.

        The following section describes the valuation methodologies used by the Company to measure various financial instruments at fair value, including an indication of the level in the fair value hierarchy in which each instrument is generally classified. Where appropriate, the description includes details of the valuation models, the key inputs to those models and any significant assumptions.

Securities purchased under agreements to resell and securities sold under agreements to repurchase

        No quoted prices exist for such instruments and so fair value is determined using a discounted cash-flow technique. Cash flows are estimated based on the terms of the contract, taking into account any embedded derivative or other features. Expected cash flows are discounted using market rates appropriate to the maturity of the instrument as well as the nature and amount of collateral taken or received. Generally, when such instruments are held at fair value, they are classified within Level 2 of the fair value hierarchy as the inputs used in the valuation are readily observable.

Trading account assets and liabilities—trading securities and trading loans

        When available, the Company uses quoted market prices to determine the fair value of trading securities; such items are classified as Level 1 of the fair value hierarchy. Examples include some government securities and exchange-traded equity securities.

        For bonds and secondary market loans traded over the counter, the Company generally determines fair value utilizing internal valuation techniques. Fair value estimates from internal valuation techniques are verified, where possible, to prices obtained from independent vendors. Vendors compile prices from various sources and may apply matrix pricing for similar bonds or loans where no price is observable. If available, the Company may also use quoted prices for recent trading activity of assets with similar characteristics to the bond or loan being valued. Trading securities and loans priced using such methods are generally classified as Level 2. However, when less liquidity exists for a security or loan, a quoted price is stale or prices from independent sources vary, a loan or security is generally classified as Level 3.

        Where the Company's principal market for a portfolio of loans is the securitization market, the Company uses the securitization price to determine the fair value of the portfolio. The securitization price is determined from the assumed proceeds of a hypothetical securitization in the current market, adjusted for transformation costs (i.e., direct costs other than transaction costs) and securitization uncertainties such as market conditions and liquidity. As a result of the severe reduction in the level of activity in certain securitization markets since the second half of 2007, observable securitization prices for certain directly comparable portfolios of loans have not been readily available. Therefore, such portfolios of loans are generally classified as Level 3 of the fair value hierarchy. However, for other loan securitization markets, such as commercial real estate loans, pricing verification of the hypothetical securitizations has been possible, since these markets have remained active. Accordingly, this loan portfolio is classified as Level 2 in the fair value hierarchy.

Trading account assets and liabilities—derivatives

        Exchange-traded derivatives are generally fair valued using quoted market (i.e., exchange) prices and so are classified as Level 1 of the fair value hierarchy.

        The majority of derivatives entered into by the Company are executed over the counter and so are valued using internal valuation techniques as no quoted market prices exist for such instruments. The valuation techniques and inputs depend on the type of derivative and the nature of the underlying instrument. The principal techniques used to value these instruments are discounted cash flows, Black-Scholes and Monte Carlo simulation. The fair values of derivative contracts reflect cash the Company has paid or received (for example, option premiums paid and received).

        The key inputs depend upon the type of derivative and the nature of the underlying instrument and include interest rate yield curves, foreign-exchange rates, the spot price of the underlying volatility and correlation. The item is placed in either Level 2 or Level 3 depending on the observability of the significant inputs to the model. Correlation and items with longer tenors are generally less observable.

        In the fourth quarter of 2011, the Company began incorporating overnight indexed swap ("OIS") curves as fair value measurement inputs for the valuation of certain collateralized interest-rate related derivatives. The OIS curves reflect the interest rates paid on cash collateral provided against the fair value of these derivatives. The Company believes using relevant OIS curves as inputs to determine fair value measurements provides a more representative reflection of the fair value of these collateralized interest-rate related derivatives. Previously, the Company used the relevant benchmark curve for the currency of the derivative (e.g., the London Interbank Offered Rate for U.S. dollar derivatives) as the discount rate for these collateralized interest-rate related derivatives. The Company recognized a pretax gain of approximately $167 million upon the change in this fair value measurement input. For further information on derivative instruments and hedging activities, see Note 23.

Subprime-related direct exposures in CDOS

        The valuation of high-grade and mezzanine asset-backed security (ABS) CDO positions uses trader prices based on the underlying assets of each high-grade and mezzanine ABS CDO. The high-grade and mezzanine positions are now largely hedged through the ABX and bond short positions, which are trader priced. This results in closer symmetry in the way these long and short positions are valued by the Company. Citigroup uses trader marks to value this portion of the portfolio and will do so as long as it remains largely hedged.

        For most of the lending and structuring direct subprime exposures, fair value is determined utilizing observable transactions where available, other market data for similar assets in markets that are not active and other internal valuation techniques.

Investments

        The investments category includes available-for-sale debt and marketable equity securities, whose fair value is determined using the same procedures described for trading securities above or, in some cases, using vendor prices as the primary source.

        Also included in investments are nonpublic investments in private equity and real estate entities held by the S&B business. Determining the fair value of nonpublic securities involves a significant degree of management resources and judgment as no quoted prices exist and such securities are generally very thinly traded. In addition, there may be transfer restrictions on private equity securities. The Company uses an established process for determining the fair value of such securities, using commonly accepted valuation techniques, including the use of earnings multiples based on comparable public securities, industry-specific non-earnings-based multiples and discounted cash flow models. In determining the fair value of nonpublic securities, the Company also considers events such as a proposed sale of the investee company, initial public offerings, equity issuances or other observable transactions. As discussed in Note 15 to the Consolidated Financial Statements, the Company uses NAV to value certain of these entities.

        Private equity securities are generally classified as Level 3 of the fair value hierarchy.

Short-term borrowings and long-term debt

        Where fair value accounting has been elected, the fair values of non-structured liabilities are determined by discounting expected cash flows using the appropriate discount rate for the applicable maturity. Such instruments are generally classified as Level 2 of the fair value hierarchy as all inputs are readily observable.

        The Company determines the fair values of structured liabilities (where performance is linked to structured interest rates, inflation or currency risks) and hybrid financial instruments (performance linked to risks other than interest rates, inflation or currency risks) using the appropriate derivative valuation methodology (described above) given the nature of the embedded risk profile. Such instruments are classified as Level 2 or Level 3 depending on the observability of significant inputs to the model.

Market valuation adjustments

        Liquidity adjustments are applied to items in Level 2 and Level 3 of the fair value hierarchy to ensure that the fair value reflects the price at which the entire position could be liquidated in an orderly manner. The liquidity reserve is based on the bid-offer spread for an instrument, adjusted to take into account the size of the position consistent with what Citi believes a market participant would consider.

        Counterparty credit-risk adjustments are applied to derivatives, such as over-the-counter derivatives, where the base valuation uses market parameters based on the LIBOR interest rate curves. Not all counterparties have the same credit risk as that implied by the relevant LIBOR curve, so it is necessary to consider the market view of the credit risk of a counterparty in order to estimate the fair value of such an item.

        Bilateral or "own" credit-risk adjustments are applied to reflect the Company's own credit risk when valuing derivatives and liabilities measured at fair value. Counterparty and own credit adjustments consider the expected future cash flows between Citi and its counterparties under the terms of the instrument and the effect of credit risk on the valuation of those cash flows, rather than a point-in-time assessment of the current recognized net asset or liability. Furthermore, the credit-risk adjustments take into account the effect of credit-risk mitigants, such as pledged collateral and any legal right of offset (to the extent such offset exists) with a counterparty through arrangements such as netting agreements.

Auction rate securities

        Auction rate securities (ARS) are long-term municipal bonds, corporate bonds, securitizations and preferred stocks with interest rates or dividend yields that are reset through periodic auctions. The coupon paid in the current period is based on the rate determined by the prior auction. In the event of an auction failure, ARS holders receive a "fail rate" coupon, which is specified in the original issue documentation of each ARS.

        Where insufficient orders to purchase all of the ARS issue to be sold in an auction were received, the primary dealer or auction agent would traditionally have purchased any residual unsold inventory (without a contractual obligation to do so). This residual inventory would then be repaid through subsequent auctions, typically in a short time. Due to this auction mechanism and generally liquid market, ARS have historically traded and were valued as short-term instruments.

        Citigroup acted in the capacity of primary dealer for approximately $72 billion of ARS and continued to purchase residual unsold inventory in support of the auction mechanism until mid-February 2008. After this date, liquidity in the ARS market deteriorated significantly, auctions failed due to a lack of bids from third-party investors, and Citigroup ceased to purchase unsold inventory. Following a number of ARS refinancings, at December 31, 2011, Citigroup continued to act in the capacity of primary dealer for approximately $15 billion of outstanding ARS.

        The Company classifies its ARS as trading and available-for-sale securities. Trading ARS include primarily securitization positions and are classified as Asset-backed securities within Trading securities in the table below. Available-for-sale ARS include primarily preferred instruments (interests in closed-end mutual funds) and are classified as Equity securities within Investments.

        Prior to the Company's first auction failing in the first quarter of 2008, Citigroup valued ARS based on observation of auction market prices, because the auctions had a short maturity period (7, 28 or 35 days). This generally resulted in valuations at par. Once the auctions failed, ARS could no longer be valued using observation of auction market prices. Accordingly, the fair values of ARS are currently estimated using internally developed discounted cash flow valuation techniques specific to the nature of the assets underlying each ARS.

        For ARS with student loans as underlying assets, future cash flows are estimated based on the terms of the loans underlying each individual ARS, discounted at an appropriate rate in order to estimate the current fair value. The key assumptions that impact the ARS valuations are the expected weighted average life of the structure, estimated fail rate coupons, the amount of leverage in each structure and the discount rate used to calculate the present value of projected cash flows. The discount rate used for each ARS is based on rates observed for basic securitizations with similar maturities to the loans underlying each ARS being valued. In order to arrive at the appropriate discount rate, these observed rates were adjusted upward to factor in the specifics of the ARS structure being valued, such as callability, and the illiquidity in the ARS market.

        The majority of ARS continue to be classified as Level 3.

Alt-A mortgage securities

        The Company classifies its Alt-A mortgage securities as held-to-maturity, available-for-sale and trading investments. The securities classified as trading and available-for-sale are recorded at fair value with changes in fair value reported in current earnings and AOCI, respectively. For these purposes, Citi defines Alt-A mortgage securities as non-agency residential mortgage-backed securities (RMBS) where (1) the underlying collateral has weighted average FICO scores between 680 and 720 or (2) for instances where FICO scores are greater than 720, RMBS have 30% or less of the underlying collateral composed of full documentation loans.

        Similar to the valuation methodologies used for other trading securities and trading loans, the Company generally determines the fair values of Alt-A mortgage securities utilizing internal valuation techniques. Fair value estimates from internal valuation techniques are verified, where possible, to prices obtained from independent vendors. Vendors compile prices from various sources. Where available, the Company may also make use of quoted prices for recent trading activity in securities with the same or similar characteristics to the security being valued.

        The internal valuation techniques used for Alt-A mortgage securities, as with other mortgage exposures, consider estimated housing price changes, unemployment rates, interest rates and borrower attributes. They also consider prepayment rates as well as other market indicators.

        Alt-A mortgage securities that are valued using these methods are generally classified as Level 2. However, Alt-A mortgage securities backed by Alt-A mortgages of lower quality or more recent vintages are mostly classified as Level 3 due to the reduced liquidity that exists for such positions, which reduces the reliability of prices available from independent sources.

Commercial real estate exposure

        Citigroup reports a number of different exposures linked to commercial real estate at fair value with changes in fair value reported in earnings, including securities, loans and investments in entities that hold commercial real estate loans or commercial real estate directly. The Company also reports securities backed by commercial real estate as available-for-sale investments, which are carried at fair value with changes in fair value reported in AOCI.

        Similar to the valuation methodologies used for other trading securities and trading loans, the Company generally determines the fair value of securities and loans linked to commercial real estate utilizing internal valuation techniques. Fair value estimates from internal valuation techniques are verified, where possible, to prices obtained from independent vendors. Vendors compile prices from various sources. Where available, the Company may also make use of quoted prices for recent trading activity in securities or loans with the same or similar characteristics to that being valued. Securities and loans linked to commercial real estate valued using these methodologies are generally classified as Level 3 as a result of the current reduced liquidity in the market for such exposures.

        The fair value of investments in entities that hold commercial real estate loans or commercial real estate directly is determined using a similar methodology to that used for other non-public investments in real estate held by the S&B business. The Company uses an established process for determining the fair value of such securities, using commonly accepted valuation techniques, including the use of earnings multiples based on comparable public securities, industry-specific non-earnings-based multiples and discounted cash flow models. In determining the fair value of such investments, the Company also considers events, such as a proposed sale of the investee company, initial public offerings, equity issuances, or other observable transactions. Such investments are generally classified as Level 3 of the fair value hierarchy.

Items Measured at Fair Value on a Recurring Basis

        The following tables present for each of the fair value hierarchy levels the Company's assets and liabilities that are measured at fair value on a recurring basis at December 31, 2011 and December 31, 2010. The Company's hedging of positions that have been classified in the Level 3 category is not limited to other financial instruments that have been classified as Level 3, but also instruments classified as Level 1 or Level 2 of the fair value hierarchy. The effects of these hedges are presented gross in the following table.

In millions of dollars at December 31, 2011	Level 1	Level 2	Level 3	Gross inventory	Netting(1)	Net balance
Assets
Federal funds sold and securities borrowed or purchased under agreements to resell	$—	$188,034	$4,701	$192,735	$(49,873)	$142,862
Trading securities
Trading mortgage-backed securities
U.S. government-sponsored agency guaranteed	$—	$26,674	$861	$27,535	$—	$27,535
Prime	—	118	759	877	—	877
Alt-A	—	444	165	609	—	609
Subprime	—	524	465	989	—	989
Non-U.S. residential	—	276	120	396	—	396
Commercial	—	1,715	618	2,333	—	2,333

Total trading mortgage-backed securities	$—	$29,751	$2,988	$32,739	$—	$32,739

U.S. Treasury and federal agency securities
U.S. Treasury	$15,612	$2,615	$—	$18,227	$—	$18,227
Agency obligations	—	1,169	3	1,172	—	1,172

Total U.S. Treasury and federal agency securities	$15,612	$3,784	$3	$19,399	$—	$19,399

State and municipal	$—	$5,112	$252	$5,364	$—	$5,364
Foreign government	52,429	26,601	521	79,551	—	79,551
Corporate	—	33,786	3,240	37,026	—	37,026
Equity securities	29,707	3,279	244	33,230	—	33,230
Asset-backed securities	—	1,270	5,801	7,071	—	7,071
Other debt securities	—	12,818	2,209	15,027	—	15,027

Total trading securities	$97,748	$116,401	$15,258	$229,407	$—	$229,407

Trading account derivatives
Interest rate contracts	$67	$755,473	$1,947	$757,487
Foreign exchange contracts	—	93,536	781	94,317
Equity contracts	2,240	16,376	1,619	20,235
Commodity contracts	958	11,940	865	13,763
Credit derivatives	—	81,123	9,301	90,424

Total trading account derivatives	$3,265	$958,448	$14,513	$976,226
Gross cash collateral paid				57,815
Netting agreements and market value adjustments					$(971,714)

Total trading account derivatives	$3,265	$958,448	$14,513	$1,034,041	$(971,714)	$62,327

Investments
Mortgage-backed securities
U.S. government-sponsored agency guaranteed	$59	$45,043	$679	$45,781	$—	$45,781
Prime	—	105	8	113	—	113
Alt-A	—	1	—	1	—	1
Subprime	—	—	—	—	—	—
Non-U.S. residential	—	4,658	—	4,658	—	4,658
Commercial	—	472	—	472	—	472

Total investment mortgage-backed securities	$59	$50,279	$687	$51,025	$—	$51,025

U.S. Treasury and federal agency securities
U.S. Treasury	$11,642	$38,587	$—	$50,229	$—	$50,229
Agency obligations	—	34,834	75	34,909	—	34,909

Total U.S. Treasury and federal agency securities	$11,642	$73,421	$75	$85,138	$—	$85,138

In millions of dollars at December 31, 2011	Level 1	Level 2	Level 3	Gross inventory	Netting(1)	Net balance
State and municipal	$—	$13,732	$667	$14,399	$—	$14,399
Foreign government	33,544	50,523	447	84,514	—	84,514
Corporate	—	9,268	989	10,257	—	10,257
Equity securities	6,634	98	1,453	8,185	—	8,185
Asset-backed securities	—	6,962	4,041	11,003	—	11,003
Other debt securities	—	563	120	683	—	683
Non-marketable equity securities	—	518	8,318	8,836	—	8,836

Total investments	$51,879	$205,364	$16,797	$274,040	$—	$274,040

Loans(2)	$—	$583	$4,682	$5,265	$—	$5,265
Mortgage servicing rights	—	—	2,569	2,569	—	2,569

Nontrading derivatives and other financial assets measured on a recurring basis, gross	$—	$12,151	$2,245	$14,396
Gross cash collateral paid				307
Netting agreements and market value adjustments					$(3,462)

Nontrading derivatives and other financial assets measured on a recurring basis	$—	$12,151	$2,245	$14,703	$(3,462)	$11,241

Total assets	$152,892	$1,480,981	$60,765	$1,752,760	$(1,025,049)	$727,711
Total as a percentage of gross assets(3)	9.0%	87.4%	3.6%	100.0%

Liabilities
Interest-bearing deposits	$—	$895	$431	$1,326	$—	$1,326
Federal funds purchased and securities loaned or sold under agreements to repurchase	—	161,582	1,061	162,643	(49,873)	112,770
Trading account liabilities
Securities sold, not yet purchased	58,456	10,941	412	69,809		69,809
Trading account derivatives
Interest rate contracts	37	738,833	1,221	740,091
Foreign exchange contracts	—	96,549	814	97,363
Equity contracts	2,822	26,961	3,356	33,139
Commodity contracts	873	11,959	1,799	14,631
Credit derivatives	—	77,153	7,573	84,726

Total trading account derivatives	$3,732	$951,455	$14,763	$969,950
Gross cash collateral received				52,811
Netting agreements and market value adjustments					$(966,488)

Total trading account derivatives	$3,732	$951,455	$14,763	$1,022,761	$(966,488)	$56,273
Short-term borrowings	—	1,067	287	1,354	—	1,354
Long-term debt	—	18,227	5,945	24,172	—	24,172

Nontrading derivatives and other financial liabilities measured on a recurring basis, gross	$—	$3,559	$3	$3,562
Gross cash collateral received				$3,642
Netting agreements and market value adjustments					$(3,462)

Nontrading derivatives and other financial liabilities measured on a recurring basis	$—	$3,559	$3	$7,204	$(3,462)	$3,742

Total liabilities	$62,188	$1,147,726	$22,902	$1,289,269	$(1,019,823)	$269,446
Total as a percentage of gross liabilities(3)	5.0%	93.1%	1.9%	100.0%

(1)
Represents netting of: (i) the amounts due under securities purchased under agreements to resell and the amounts owed under securities sold under agreements to repurchase and (ii) derivative exposures covered by a qualifying master netting agreement, cash collateral and the market value adjustment.

(2)
There is no allowance for loan losses recorded for loans reported at fair value.

(3)
Percentage is calculated based on total assets and liabilities measured at fair value on a recurring basis, excluding collateral paid/received on derivatives.

In millions of dollars at December 31, 2010	Level 1	Level 2	Level 3	Gross inventory	Netting(1)	Net balance
Assets
Federal funds sold and securities borrowed or purchased under agreements to resell	$—	$131,831	$4,911	$136,742	$(49,230)	$87,512
Trading securities
Trading mortgage-backed securities
U.S. government-sponsored agency guaranteed	—	26,296	831	27,127	—	27,127
Prime	—	920	594	1,514	—	1,514
Alt-A	—	1,117	385	1,502	—	1,502
Subprime	—	911	1,125	2,036	—	2,036
Non-U.S. residential	—	828	224	1,052	—	1,052
Commercial	—	1,340	418	1,758	—	1,758

Total trading mortgage-backed securities	$—	$31,412	$3,577	$34,989	$—	$34,989

U.S. Treasury and federal agency securities
U.S. Treasury	$18,449	$1,719	$—	$20,168	$—	$20,168
Agency obligations	6	3,340	72	3,418	—	3,418

Total U.S. Treasury and federal agency securities	$18,455	$5,059	$72	$23,586	$—	$23,586

State and municipal	$—	$7,285	$208	$7,493	$—	$7,493
Foreign government	64,096	23,649	566	88,311	—	88,311
Corporate	—	46,263	5,004	51,267	—	51,267
Equity securities	33,509	3,151	776	37,436	—	37,436
Asset-backed securities	—	1,141	7,620	8,761	—	8,761
Other debt securities	—	13,911	1,305	15,216	—	15,216

Total trading securities	$116,060	$131,871	$19,128	$267,059	$—	$267,059

Trading account derivatives
Interest rate contracts	$509	$473,579	$2,584	$476,672
Foreign exchange contracts	11	83,465	1,025	84,501
Equity contracts	2,581	11,807	1,758	16,146
Commodity contracts	590	10,973	1,045	12,608
Credit derivatives	—	51,819	13,222	65,041

Total trading account derivatives	$3,691	$631,643	$19,634	$654,968
Gross cash collateral paid				50,302
Netting agreements and market value adjustments					$(655,057)

Total trading account derivatives	$3,691	$631,643	$19,634	$705,270	$(655,057)	$50,213

Investments
Mortgage-backed securities
U.S. government-sponsored agency guaranteed	$70	$23,531	$22	$23,623	$—	$23,623
Prime	—	1,660	166	1,826	—	1,826
Alt-A	—	47	1	48	—	48
Subprime	—	119	—	119	—	119
Non-U.S. residential	—	316	—	316	—	316
Commercial	—	47	527	574	—	574

Total investment mortgage-backed securities	$70	$25,720	$716	$26,506	$—	$26,506

U.S. Treasury and federal agency securities
U.S. Treasury	$14,031	$44,417	$—	$58,448	$—	$58,448
Agency obligations	—	43,597	17	43,614	—	43,614

Total U.S. Treasury and federal agency	$14,031	$88,014	$17	$102,062	$—	$102,062

State and municipal	$—	$12,731	$504	$13,235	$—	$13,235
Foreign government	51,419	47,902	358	99,679	—	99,679
Corporate	—	15,152	525	15,677	—	15,677
Equity securities	3,721	184	2,055	5,960	—	5,960
Asset-backed securities	—	3,624	5,424	9,048	—	9,048
Other debt securities	—	1,185	727	1,912	—	1,912
Non-marketable equity securities	—	135	6,960	7,095	—	7,095

Total investments	$69,241	$194,647	$17,286	$281,174	$—	$281,174

In millions of dollars at December 31, 2010	Level 1	Level 2	Level 3	Gross inventory	Netting(1)	Net balance
Loans(2)	$—	$1,159	$3,213	$4,372	$—	$4,372
Mortgage servicing rights	—	—	4,554	4,554	—	4,554

Nontrading derivatives and other financial assets measured on a recurring basis, gross	$—	$19,425	$2,509	$21,934
Gross cash collateral paid				$211
Netting agreements and market value adjustments					$(2,615)

Nontrading derivatives and other financial assets measured on a recurring basis	$—	$19,425	$2,509	$22,145	$(2,615)	$19,530

Total assets	$188,992	$1,110,576	$71,235	$1,421,316	$(706,902)	$714,414
Total as a percentage of gross assets(3)	13.8%	81.0%	5.2%	100%

Liabilities
Interest-bearing deposits	$—	$988	$277	$1,265	$—	$1,265
Federal funds purchased and securities loaned or sold under agreements to repurchase	—	169,162	1,261	170,423	(49,230)	121,193
Trading account liabilities
Securities sold, not yet purchased	$59,968	$9,169	$187	$69,324	$—	$69,324
Trading account derivatives
Interest rate contracts	489	472,936	3,314	476,739
Foreign exchange contracts	2	87,411	861	88,274
Equity contracts	2,551	27,486	3,397	33,434
Commodity contracts	482	10,968	2,068	13,518
Credit derivatives	—	48,535	10,926	59,461

Total trading account derivatives	$3,524	$647,336	$20,566	$671,426
Gross cash collateral received				38,319
Netting agreements and market value adjustments					$(650,015)

Total trading account derivatives	$3,524	$647,336	$20,566	$709,745	$(650,015)	$59,730
Short-term borrowings	—	1,627	802	2,429	—	2,429
Long-term debt	—	17,612	8,385	25,997	—	25,997

Nontrading derivatives and other financial liabilities measured on a recurring basis, gross	$—	$9,266	$19	$9,285
Gross cash collateral received				$3,040
Netting agreements and market value adjustments					$(2,615)

Nontrading derivatives and other financial liabilities measured on a recurring basis	$—	$9,266	$19	$12,325	$(2,615)	$9,710

Total liabilities	$63,492	$855,160	$31,497	$991,508	$(701,860)	$289,648
Total as a percentage of gross liabilities(3)	6.7%	90.0%	3.3%	100%

(1)
Represents netting of: (i) the amounts due under securities purchased under agreements to resell and the amounts owed under securities sold under agreements to repurchase and (ii) derivative exposures covered by a qualifying master netting agreement, cash collateral and the market value adjustment.

(2)
There is no allowance for loan losses recorded for loans reported at fair value.

(3)
Percentage is calculated based on total assets and liabilities measured at fair value on a recurring basis, excluding collateral paid/received on derivatives.

Changes in Level 3 Fair Value Category

        The following tables present the changes in the Level 3 fair value category for the twelve months ended December 31, 2011 and December 31, 2010. The Company classifies financial instruments in Level 3 of the fair value hierarchy when there is reliance on at least one significant unobservable input to the valuation model. In addition to these unobservable inputs, the valuation models for Level 3 financial instruments typically also rely on a number of inputs that are readily observable either directly or indirectly. Thus, the gains and losses presented below include changes in the fair value related to both observable and unobservable inputs.

        The Company often hedges positions with offsetting positions that are classified in a different level. For example, the gains and losses for assets and liabilities in the Level 3 category presented in the tables below do not reflect the effect of offsetting losses and gains on hedging instruments that have been classified by the Company in the Level 1 and Level 2 categories. In addition, the Company hedges items classified in the Level 3 category with instruments also classified in Level 3 of the fair value hierarchy. The effects of these hedges are presented gross in the following tables.

		Net realized/unrealized gains (losses) included in
				Transfers in and/or out of Level 3						Unrealized gains (losses) still held(3)
In millions of dollars	Dec. 31, 2010	Principal transactions	Other(1)(2)		Purchases	Issuances	Sales	Settlements	Dec. 31, 2011
Assets
Fed funds sold and securities borrowed or purchased under agreements to resell	$4,911	$90	$—	$(300)	$—	$—	$—	$—	$4,701	$89
Trading securities
Trading mortgage-backed securities
U.S. government-sponsored agency guaranteed	$831	$(62)	$—	$169	$677	$73	$(686)	$(141)	$861	$(100)
Prime	594	125	—	59	1,608	—	(1,608)	(19)	759	48
Alt-A	385	19	—	(8)	1,638	—	(1,849)	(20)	165	2
Subprime	1,125	(2)	—	(148)	550	—	(1,021)	(39)	465	103
Non-U.S. residential	224	6	—	(41)	354	—	(423)	—	120	(35)
Commercial	418	33	—	345	418	—	(570)	(26)	618	(57)

Total trading mortgage-backed securities	$3,577	$119	$—	$376	$5,245	$73	$(6,157)	$(245)	$2,988	$(39)

U.S. Treasury and federal agency securities
U.S. Treasury	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—
Agency obligations	72	9	—	(45)	8	—	(41)	—	3	—

Total U.S. Treasury and federal agency securities	$72	$9	$—	$(45)	$8	$—	$(41)	$—	$3	$—

State and municipal	$208	$67	$—	$102	$1,128	$—	$(1,243)	$(10)	$252	$(35)
Foreign government	566	(33)	—	(243)	1,556	—	(797)	(528)	521	(22)
Corporate	5,004	(60)	—	1,452	3,272	—	(3,864)	(2,564)	3,240	(680)
Equity securities	776	(202)	—	(145)	191	—	(376)	—	244	(143)
Asset-backed securities	7,620	128	—	606	5,198	—	(6,069)	(1,682)	5,801	(779)
Other debt securities	1,305	(170)	—	185	1,573	—	(680)	(4)	2,209	68

Total trading securities	$19,128	$(142)	$—	$2,288	$18,171	$73	$(19,227)	$(5,033)	$15,258	$(1,630)

Derivatives, net(4)
Interest rate contracts	$(730)	$(242)	$—	$1,549	$111	$—	$(21)	$59	$726	$52
Foreign exchange contracts	164	31	—	(83)	11	—	(3)	(153)	(33)	(100)
Equity contracts	(1,639)	471	—	(28)	362	—	(242)	(661)	(1,737)	(1,139)
Commodity contracts	(1,023)	426	—	(83)	2	—	(104)	(152)	(934)	(48)
Credit derivatives	2,296	520	—	183	8	—	(1)	(1,278)	1,728	1,615

Total derivatives, net(4)	$(932)	$1,206	$—	$1,538	$494	$—	$(371)	$(2,185)	$(250)	$380

Investments
Mortgage-backed securities
U.S. government-sponsored agency guaranteed	$22	$—	$(22)	$416	$270	$—	$(7)	$—	$679	$(38)
Prime	166	—	(1)	(109)	7	—	(54)	(1)	8	—
Alt-A	1	—	(1)	—	—	—	—	—	—	—
Subprime	—	—	—	—	—	—	—	—	—	—
Commercial	527	—	(4)	(513)	42	—	(52)	—	—	—

		Net realized/unrealized gains (losses) included in
				Transfers in and/or out of Level 3						Unrealized gains (losses) still held(3)
In millions of dollars	Dec. 31, 2010	Principal transactions	Other(1)(2)		Purchases	Issuances	Sales	Settlements	Dec. 31, 2011
Total investment mortgage-backed debt securities	$716	$—	$(28)	$(206)	$319	$—	$(113)	$(1)	$687	$(38)

U.S. Treasury and federal agency securities	$17	$—	$—	$60	$—	$—	$(2)	$—	$75	$—
State and municipal	504	—	(10)	(59)	324	—	(92)	—	667	(20)

Foreign government	$358	$—	$13	$(21)	$352	$—	$(67)	$(188)	$447	$6
Corporate	525	—	(106)	199	732	—	(56)	(305)	989	6
Equity securities	2,055	—	(38)	(31)	—	—	(84)	(449)	1,453	—
Asset-backed securities	5,424	—	43	55	106	—	(460)	(1,127)	4,041	5
Other debt securities	727	—	26	121	35	—	(289)	(500)	120	(2)
Non-marketable equity securities	6,960	—	862	(886)	4,881	—	(1,838)	(1,661)	8,318	580

Total investments	$17,286	$—	$762	$(768)	$6,749	$—	$(3,001)	$(4,231)	$16,797	$537

		Net realized/unrealized gains (losses) included in
				Transfers in and/or out of Level 3						Unrealized gains (losses) still held(3)
In millions of dollars	Dec. 31, 2010	Principal transactions	Other(1)(2)		Purchases	Issuances	Sales	Settlements	Dec. 31, 2011
Loans	$3,213	$—	$(309)	$425	$250	$2,002	$(85)	$(814)	$4,682	$(265)
Mortgage servicing rights	4,554	—	(1,465)	—	—	408	(212)	(716)	2,569	(1,465)
Other financial assets measured on a recurring basis	2,509	—	109	(90)	57	553	(172)	(721)	2,245	112

Liabilities
Interest-bearing deposits	$277	$—	$86	$(72)	$—	$325	$—	$(13)	$431	$(76)
Federal funds purchased and securities loaned or sold under agreements to repurchase	1,261	(22)	—	45	—	—	(117)	(150)	1,061	(64)
Trading account liabilities
Securities sold, not yet purchased	187	48	—	438	—	—	413	(578)	412	42
Short-term borrowings	802	190	—	(432)	—	551	—	(444)	287	39
Long-term debt	8,385	181	266	(937)	—	1,084	—	(2,140)	5,945	(225)
Other financial liabilities measured on a recurring basis	19	—	(19)	7	1	13	(1)	(55)	3	(3)

		Net realized/unrealized gains (losses) included in
				Transfers in and/or out of Level 3	Purchases, issuances and settlements		Unrealized gains (losses) still held(3)
In millions of dollars	December 31, 2009	Principal transactions	Other(1)(2)			December 31, 2010
Assets
Fed funds sold and securities borrowed or purchased under agreements to resell(5)	$1,127	$100	$—	$3,019	$665	$4,911	$374
Trading securities
Trading mortgage-backed securities
U.S. government-sponsored agency guaranteed	972	(108)	—	170	(203)	831	(48)
Prime	384	77	—	255	(122)	594	27
Alt-A	387	54	—	259	(315)	385	(51)
Subprime	8,998	321	—	(699)	(7,495)	1,125	94
Non-U.S. residential	572	47	—	528	(923)	224	39
Commercial	2,451	64	—	(308)	(1,789)	418	55

Total trading mortgage-backed securities	$13,764	$455	$—	$205	$(10,847)	$3,577	$116

U.S. Treasury and federal agency securities
U.S. Treasury	$—	$—	$—	$—	$—	$—	$—
Agency obligations	—	(3)	—	63	12	72	(24)

Total U.S. Treasury and federal agency securities	$—	$(3)	$—	$63	$12	$72	$(24)

State and municipal	$222	$53	$—	$297	$(364)	$208	$7
Foreign government	459	20	—	(68)	155	566	(10)
Corporate	7,801	140	—	(818)	(2,119)	5,004	305
Equity securities	640	77	—	312	(253)	776	416
Asset-backed securities	3,825	89	—	4,988	(1,282)	7,620	(5)
Other debt securities	13,231	48	—	90	(12,064)	1,305	8

Total trading securities	$39,942	$879	$—	$5,069	$(26,762)	$19,128	$813

Derivatives, net(4)
Interest rate contracts	$(374)	$513	$—	$467	$(1,336)	$(730)	$20
Foreign exchange contracts	(38)	203	—	(43)	42	164	(314)
Equity contracts	(1,110)	(498)	—	(331)	300	(1,639)	(589)
Commodity and other contracts	(529)	(299)	—	(95)	(100)	(1,023)	(486)
Credit derivatives	5,159	(1,405)	—	(635)	(823)	2,296	(867)

Total derivatives, net(4)	$3,108	$(1,486)	$—	$(637)	$(1,917)	$(932)	$(2,236)

		Net realized/unrealized gains (losses) included in
				Transfers in and/or out of Level 3	Purchases, issuances and settlements		Unrealized gains (losses) still held(3)
In millions of dollars	December 31, 2009	Principal transactions	Other(1)(2)			December 31, 2010
Investments
Mortgage-backed securities
U.S. government-sponsored agency guaranteed	$2	$—	$(1)	$21	$—	$22	$—
Prime	736	—	(35)	(493)	(42)	166	—
Alt-A	55	—	12	24	(90)	1	—
Subprime	1	—	(2)	1	—	—	—
Commercial	746	—	(443)	3	221	527	—

Total investment mortgage-backed debt securities	$1,540	$—	$(469)	$(444)	$89	$716	$—

U.S. Treasury and federal agency securities	$21	$—	$(21)	$—	$17	$17	$(1)
State and municipal	217	—	—	481	(194)	504	(75)
Foreign government	270	—	9	15	64	358	1
Corporate	674	—	32	(49)	(132)	525	(32)
Equity securities	2,513	—	65	(1)	(522)	2,055	(77)
Asset-backed securities	8,272	—	(123)	(111)	(2,614)	5,424	(15)
Other debt securities	560	—	(13)	(13)	193	727	25
Non-marketable equity securities	7,336	—	662	18	(1,056)	6,960	512

Total investments	$21,403	$—	$142	$(104)	$(4,155)	$17,286	$338

Loans	$213	$—	$(158)	$1,217	$1,941	$3,213	$(332)
Mortgage servicing rights	6,530	—	(1,146)	—	(830)	4,554	(1,146)
Other financial assets measured on a recurring basis	1,101	—	(87)	2,022	(527)	2,509	(87)

Liabilities
Interest-bearing deposits	$28	$—	$11	$(41)	$301	$277	$(71)
Federal funds purchased and securities loaned or sold under agreements to repurchase	929	(28)	—	174	130	1,261	(104)
Trading account liabilities
Securities sold, not yet purchased	774	(39)	—	(47)	(579)	187	(153)
Short-term borrowings	231	(6)	—	614	(49)	802	(78)
Long-term debt	9,654	125	201	389	(1,332)	8,385	(225)
Other financial liabilities measured on a recurring basis	13	—	(52)	—	(46)	19	(20)

(1)
Changes in fair value for available-for-sale investments (debt securities) are recorded in Accumulated other comprehensive income (loss), while gains and losses from sales are recorded in Realized gains (losses) from sales of investments on the Consolidated Statement of Income.

(2)
Unrealized gains (losses) on MSRs are recorded in Other revenue on the Consolidated Statement of Income.

(3)
Represents the amount of total gains or losses for the period, included in earnings (and Accumulated other comprehensive income (loss) for changes in fair value for available-for-sale investments), attributable to the change in fair value relating to assets and liabilities classified as Level 3 that are still held at December 31, 2011 and 2010.

(4)
Total Level 3 derivative assets and liabilities have been netted in these tables for presentation purposes only.

(5)
Reflects the reclassification of $1,127 million of structured reverse repos from Federal funds purchased and securities loaned or sold under agreements to repurchase to Federal funds sold and securities borrowed or purchased under agreements to resell. These structured reverse repos assets were incorrectly classified in 2009, but were correctly classified on Citi's Consolidated Balance Sheet for all periods.

        The significant changes from December 31, 2010 to December 31, 2011 in Level 3 assets and liabilities were due to:

  •
  A net decrease in trading securities of $3.9 billion that included:

  •
  The reclassification of $4.3 billion of securities from Investments held-to-maturity to Trading account assets. These reclassifications have been included in purchases in the Level 3 roll-forward table above. The Level 3 assets reclassified, and subsequently sold, included $2.8 billion of trading mortgage-backed securities (of which $1.5 billion were Alt-A, $1.0 billion were prime, $0.2 billion were subprime and $0.1 billion were commercial), $0.9 billion of state and municipal debt securities, $0.3 billion of corporate debt securities and $0.2 billion of asset-backed securities.

  •
  Purchases of corporate debt trading securities of $3.0 billion and sales of $3.6 billion, reflecting strong trading activity.

    •
    Purchases of asset-backed securities of $5.0 billion and sales of $5.9 billion, reflecting trading in CLO and CDO positions.

    •
    Transfers of $2.3 billion from Level 2 to Level 3, consisting mainly of transfers of corporate debt securities of $1.5 billion due primarily to less price transparency for these securities.

    •
    Settlements of $5.0 billion, which included $1.2 billion related to the scheduled termination of a structured transaction, with a corresponding decrease in Long-term debt, and $1 billion of redemptions of auction rate securities.

  •
  A net increase in interest rate contracts of $1.5 billion, including transfers of $1.5 billion from Level 2 to Level 3.

  •
  A net decrease in credit derivatives of $0.6 billion. The net decrease was comprised of gains of $0.5 billion recorded in Principal transactions, relating mainly to total return swaps referencing returns on corporate loans, offset by losses on the referenced loans which are classified as Level 2. Settlements of $1.3 billion related primarily to the settlement of certain contracts under which the Company had purchased credit protection on commercial mortgage-backed securities from a single counterparty.

  •
  A net decrease in Level 3 Investments of $0.5 billion. There was a net increase in non-marketable equity securities of $1.4 billion. Purchases of non-marketable equity securities of $4.9 billion included Citi's acquisition of the share capital of Maltby Acquisitions Limited, the holding company that controls EMI Group Ltd. Purchases also included subscriptions in Citi-advised private equity and hedge funds. Sales of $1.8 billion and settlements of $1.7 billion related primarily to sales and redemptions by the Company of investments in private equity and hedge funds.

  •
  A net increase in Loans of $1.5 billion, including transfers from Level 2 to Level 3 of $0.4 billion, due to a lack of observable prices. Issuances of $2.0 billion included new margin loans advanced by the Company.

  •
  A net decrease in Mortgage servicing rights of $2.0 billion, due to a reduction in interest rates.

  •
  A net decrease in Level 3 Long-term debt of $2.4 billion, which included settlements of $2.1 billion, $1.2 billion of which related to the scheduled termination of a structured transaction, with a corresponding decrease in corporate debt trading securities.

        The significant changes from December 31, 2009 to December 31, 2010 in Level 3 assets and liabilities are due to:

  •
  An increase in Federal funds sold and securities borrowed or purchased under agreements to resell of $3.8 billion, driven primarily by transfers of certain collateralized long-dated callable reverse repos (structured reverse repos) of $3.0 billion from Level 2 to Level 3. The Company has noted that there is more transparency and observability for repo curves (used in the determination of the fair value of structured reverse repos) with a tenor of five years or less; thus, structured reverse repos that are expected to mature beyond the five-year point are generally classified as Level 3. The primary factor driving the change in expected maturities in structured reverse repo transactions is the embedded call option feature that enables the investor (the Company) to elect to terminate the trade early. During 2010, the decrease in interest rates caused the estimated maturity dates of certain structured reverse repos to lengthen to more than five years, resulting in the transfer from Level 2 to Level 3.

  •
  A net decrease in trading securities of $20.8 billion that was driven by:

  •
  A net decrease of $10.2 billion in trading mortgage-backed securities, driven mainly by liquidations of subprime securities of $7.5 billion and commercial mortgage-backed securities of $1.8 billion;

  •
  A net increase of $3.8 billion in asset-backed securities, including transfers to Level 3 of $5.0 billion. Substantially all of these Level 3 transfers related to the reclassification of certain securities to trading securities under the fair value option upon adoption of ASU 2010-11 on July 1, 2010, as described in Note 1 to the Consolidated Financial Statements (for purposes of the Level 3 roll-forward table above, Level 3 investments that were reclassified to trading upon adoption of ASU 2010-11 have been classified as transfers to Level 3 trading securities); and

  •
  A decrease of $11.9 billion in Other debt securities, due primarily to the impact of the consolidation of the credit card securitization trusts by the Company upon adoption of SFAS 166/167 on January 1, 2010. Upon consolidation of the trusts, the Company recorded the underlying credit card receivables on its Consolidated Balance Sheet as Loans accounted for at amortized cost. At January 1, 2010, the Company's investments in the trusts and other inter-company balances were eliminated. At January 1, 2010, the Company's investment in these newly consolidated VIEs, which is eliminated for accounting purposes, included certificates issued by these trusts of $11.1 billion that were classified as Level 3 at December 31, 2009. The impact of the elimination of these certificates has been reflected as net settlements in the Level 3 roll-forward table above.

  •
  A net decrease in Derivatives of $4.0 billion, including net trading losses of $1.5 billion, net settlements of $1.9 billion and net transfers out of Level 3 to Level 2 of $0.6 billion.

  •
  A net decrease in Level 3 Investments of $4.1 billion, including net sales of asset-backed securities of $2.6 billion and sales of non-marketable equity securities of $1.1 billion.

  •
  A net increase in Loans of $3 billion, due largely to the Company's consolidation of certain VIEs upon the adoption of SFAS 167 on January 1, 2010, for which the fair value option was elected. The impact from consolidation of these VIEs on Level 3 loans has been reflected as purchases in the Level 3 roll-forward above.

  •
  A decrease in Mortgage servicing rights of $2 billion due primarily to losses of $1.1 billion, resulting from a reduction in interest rates.

  •
  A decrease in Long-term debt of $1.3 billion, driven mainly by $1.3 billion of net terminations of structured notes.

Transfers between Level 1 and Level 2 of the Fair Value Hierarchy

        The Company did not have any significant transfers of assets or liabilities between Levels 1 and 2 of the fair value hierarchy during the twelve months ended December 31, 2011 and December 31, 2010.

Items Measured at Fair Value on a Nonrecurring Basis

        Certain assets and liabilities are measured at fair value on a nonrecurring basis and therefore are not included in the tables above. These include assets measured at cost that have been written down to fair value during the periods as a result of an impairment. In addition, these assets include loans held-for-sale and other real estate owned that are measured at the lower of cost or market (LOCOM).

        The following table presents the carrying amounts of all assets that were still held as of December 31, 2011 and December 31, 2010, and for which a nonrecurring fair value measurement was recorded during the twelve months then ended:

In millions of dollars	Fair value	Level 2	Level 3
December 31, 2011
Loans held-for-sale	$2,644	$1,668	$976
Other real estate owned	271	88	183
Loans(1)	3,911	3,185	726

Total assets at fair value on a nonrecurring basis	$6,826	$4,941	$1,885

(1)
Represents loans held for investment whose carrying amount is based on the fair value of the underlying collateral, including primarily real-estate secured loans.

In millions of dollars	Fair value	Level 2	Level 3
December 31, 2010(1)	$3,083	$859	$2,224

(1)
Excludes loans held for investment whose carrying amount is based on the fair value of underlying collateral.

        The fair value of loans-held-for-sale is determined where possible using quoted secondary-market prices. If no such quoted price exists, the fair value of a loan is determined using quoted prices for a similar asset or assets, adjusted for the specific attributes of that loan. Fair value for the other real estate owned is based on appraisals. For loans whose carrying amount is based on the fair value of the underlying collateral, the fair values depend on the type of collateral. Fair value of the collateral is typically estimated based on quoted market prices if available, appraisals or other internal valuation techniques.

Nonrecurring Fair Value Changes

        The following table presents total nonrecurring fair value measurements for the period, included in earnings, attributable to the change in fair value relating to assets that are still held at December 31, 2011 and 2010.

In millions of dollars	December 31, 2011
Loans held-for-sale	$(201)
Other real estate owned	(71)
Loans(1)	(973)

Total nonrecurring fair value gains/losses	$(1,245)

(1)
Represents loans held for investment whose carrying amount is based on the fair value of the underlying collateral, including primarily real-estate loans.

In millions of dollars	December 31, 2010
Total nonrecurring fair value gains/losses(1)	$(51)

(1)
Excludes loans held for investment whose carrying amount is based on the fair value of underlying collateral.

26.   FAIR VALUE ELECTIONS

        The Company may elect to report most financial instruments and certain other items at fair value on an instrument-by-instrument basis with changes in fair value reported in earnings. The election is made upon the acquisition of an eligible financial asset, financial liability or firm commitment or when certain specified reconsideration events occur. The fair value election may not be revoked once an election is made. The changes in fair value are recorded in current earnings. Additional discussion regarding the applicable areas in which fair value elections were made is presented in Note 25 to the Consolidated Financial Statements.

        All servicing rights must now be recognized initially at fair value. The Company has elected fair value accounting for its mortgage servicing rights. See Notes 1 and 22 to the Consolidated Financial Statements for further discussions regarding the accounting and reporting of MSRs.

        The following table presents, as of December 31, 2011 and 2010, the fair value of those positions selected for fair value accounting, as well as the changes in fair value gains and losses for the years ended December 31, 2011 and 2010:

	Fair value at		Changes in fair value gains (losses) for the years ended December 31,
In millions of dollars	December 31, 2011	December 31, 2010	2011	2010
Assets
Federal funds sold and securities borrowed or purchased under agreements to resell
Selected portfolios of securities purchased under agreements to resell and securities borrowed(1)	$142,862	$87,512	$(138)	$56
Trading account assets	14,179	14,289	(1,775)	611
Investments	526	646	233	98
Loans
Certain Corporate loans(2)	3,939	2,627	82	(214)
Certain Consumer loans(2)	1,326	1,745	(281)	193

Total loans	$5,265	$4,372	$(199)	$(21)

Other assets
MSRs	$2,569	$4,554	$(1,465)	$(1,146)
Certain mortgage loans (HFS)	6,213	7,230	172	9
Certain equity method investments	47	229	(17)	(37)

Total other assets	$8,829	$12,013	$(1,310)	$(1,174)

Total assets	$171,661	$118,832	$(3,189)	$(430)

Liabilities
Interest-bearing deposits	$1,326	$1,265	$121	$8
Federal funds purchased and securities loaned or sold under agreements to repurchase
Selected portfolios of securities sold under agreements to repurchase and securities loaned(1)	112,770	121,193	(108)	149
Trading account liabilities	1,763	3,953	872	(481)
Short-term borrowings	1,354	2,429	370	(13)
Long-term debt	24,172	25,997	2,559	(215)

Total	$141,385	$154,837	$3,814	$(552)

(1)
Reflects netting of the amounts due from securities purchased under agreements to resell and the amounts owed under securities sold under agreements to repurchase.

(2)
Includes mortgage loans held by mortgage loan securitization VIEs consolidated upon the adoption of SFAS 167 on January 1, 2010.

Own Debt Valuation Adjustment

        Own debt valuation adjustments are recognized on Citi's debt liabilities for which the fair value option has been elected using Citi's credit spreads observed in the bond market. The fair value of debt liabilities for which the fair value option is elected (other than non-recourse and similar liabilities) is impacted by the narrowing or widening of the Company's credit spreads. The estimated change in the fair value of these debt liabilities due to such changes in the Company's own credit risk (or instrument-specific credit risk) was a gain of $1,774 million and a loss of $589 million for the years ended December 31, 2011 and 2010, respectively. Changes in fair value resulting from changes in instrument-specific credit risk were estimated by incorporating the Company's current credit spreads observable in the bond market into the relevant valuation technique used to value each liability as described above.

The Fair Value Option for Financial Assets and Financial Liabilities

        Selected portfolios of securities purchased under agreements to resell, securities borrowed, securities sold under agreements to repurchase, securities loaned and certain non-collateralized short-term borrowings

        The Company elected the fair value option for certain portfolios of fixed-income securities purchased under agreements to resell and fixed-income securities sold under agreements to repurchase, securities borrowed, securities loaned (and certain non-collateralized short-term borrowings) on broker-dealer entities in the United States, United Kingdom and Japan. In each case, the election was made because the related interest-rate risk is managed on a portfolio basis, primarily with derivative instruments that are accounted for at fair value through earnings.

        Changes in fair value for transactions in these portfolios are recorded in Principal transactions. The related interest revenue and interest expense are measured based on the contractual rates specified in the transactions and are reported as interest revenue and expense in the Consolidated Statement of Income.

Selected letters of credit and revolving loans hedged by credit default swaps or participation notes

        The Company has elected the fair value option for certain letters of credit that are hedged with derivative instruments or participation notes. Citigroup elected the fair value option for these transactions because the risk is managed on a fair value basis and mitigates accounting mismatches.

        The notional amount of these unfunded letters of credit was $0.6 billion as of December 31, 2011 and $1.1 billion as of December 31, 2010. The amount funded was insignificant with no amounts 90 days or more past due or on non-accrual status at December 31, 2011 and 2010.

        These items have been classified in Trading account assets or Trading account liabilities on the Consolidated Balance Sheet. Changes in fair value of these items are classified in Principal transactions in the Company's Consolidated Statement of Income.

Certain loans and other credit products

        Citigroup has elected the fair value option for certain originated and purchased loans, including certain unfunded loan products, such as guarantees and letters of credit, executed by Citigroup's lending and trading businesses. None of these credit products is a highly leveraged financing commitment. Significant groups of transactions include loans and unfunded loan products that are expected to be either sold or securitized in the near term, or transactions where the economic risks are hedged with derivative instruments such as purchased credit default swaps or total return swaps where the Company pays the total return on the underlying loans to a third party. Citigroup has elected the fair value option to mitigate accounting mismatches in cases where hedge accounting is complex and to achieve operational simplifications. Fair value was not elected for most lending transactions across the Company, including where management objectives would not be met.

        The following table provides information about certain credit products carried at fair value at December 31, 2011 and 2010:

	December 31, 2011		December 31, 2010
In millions of dollars	Trading assets	Loans	Trading assets	Loans
Carrying amount reported on the Consolidated Balance Sheet	$14,150	$3,735	$14,241	$1,748
Aggregate unpaid principal balance in excess of fair value	540	(3)	167	(88)
Balance of non-accrual loans or loans more than 90 days past due	134	—	221	—
Aggregate unpaid principal balance in excess of fair value for non-accrual loans or loans more than 90 days past due	43	—	57	—

        In addition to the amounts reported above, $648 million and $621 million of unfunded loan commitments related to certain credit products selected for fair value accounting were outstanding as of December 31, 2011 and 2010, respectively.

        Changes in fair value of funded and unfunded credit products are classified in Principal transactions in the Company's Consolidated Statement of Income. Related interest revenue is measured based on the contractual interest rates and reported as Interest revenue on Trading account assets or loan interest depending on the balance sheet classifications of the credit products. The changes in fair value for the years ended December 31, 2011 and 2010 due to instrument-specific credit risk totaled to a gain of $53 million and a loss of $6 million, respectively.

Certain investments in private equity and real estate ventures and certain equity method investments

        Citigroup invests in private equity and real estate ventures for the purpose of earning investment returns and for capital appreciation. The Company has elected the fair value option for certain of these ventures, because such investments are considered similar to many private equity or hedge fund activities in Citi's investment companies, which are reported at fair value. The fair value option brings consistency in the accounting and evaluation of these investments. All investments (debt and equity) in such private equity and real estate entities are accounted for at fair value. These investments are classified as Investments on Citigroup's Consolidated Balance Sheet.

        Citigroup also holds various non-strategic investments in leveraged buyout funds and other hedge funds for which the Company elected fair value accounting to reduce operational and accounting complexity. Since the funds account for all of their underlying assets at fair value, the impact of applying the equity method to Citigroup's investment in these funds was equivalent to fair value accounting. These investments are classified as Other assets on Citigroup's Consolidated Balance Sheet.

        Changes in the fair values of these investments are classified in Other revenue in the Company's Consolidated Statement of Income.

Certain mortgage loans (HFS)

        Citigroup has elected the fair value option for certain purchased and originated prime fixed-rate and conforming adjustable-rate first mortgage loans HFS. These loans are intended for sale or securitization and are hedged with derivative instruments. The Company has elected the fair value option to mitigate accounting mismatches in cases where hedge accounting is complex and to achieve operational simplifications.

        The following table provides information about certain mortgage loans HFS carried at fair value at December 31, 2011 and, 2010:

In millions of dollars	December 31, 2011	December 31, 2010
Carrying amount reported on the Consolidated Balance Sheet	$6,213	$7,230
Aggregate fair value in excess of unpaid principal balance	274	81
Balance of non-accrual loans or loans more than 90 days past due	—	1
Aggregate unpaid principal balance in excess of fair value for non-accrual loans or loans more than 90 days past due	—	1

        The changes in fair values of these mortgage loans are reported in Other revenue in the Company's Consolidated Statement of Income. The changes in fair value during the years ended December 31, 2011 and 2010 due to instrument-specific credit risk resulted in a loss of $0.1 million and $1 million, respectively. Related interest income continues to be measured based on the contractual interest rates and reported as such in the Consolidated Statement of Income.

Certain consolidated VIEs

        The Company has elected the fair value option for all qualified assets and liabilities of certain VIEs that were consolidated upon the adoption of SFAS 167 on January 1, 2010, including certain private label mortgage securitizations, mutual fund deferred sales commissions and collateralized loan obligation VIEs. The Company elected the fair value option for these VIEs as the Company believes this method better reflects the economic risks, since substantially all of the Company's retained interests in these entities are carried at fair value.

        With respect to the consolidated mortgage VIEs, the Company determined the fair value for the mortgage loans and long-term debt utilizing internal valuation techniques. The fair value of the long-term debt measured using internal valuation techniques is verified, where possible, to prices obtained from independent vendors. Vendors compile prices from various sources and may apply matrix pricing for similar securities when no price is observable. Security pricing associated with long-term debt that is valued using observable inputs is classified as Level 2 and debt that is valued using one or more significant unobservable inputs is classified as Level 3. The fair value of mortgage loans of each VIE is derived from the security pricing. When substantially all of the long-term debt of a VIE is valued using Level 2 inputs, the corresponding mortgage loans are classified as Level 2. Otherwise, the mortgage loans of a VIE are classified as Level 3.

        With respect to the consolidated mortgage VIEs for which the fair value option was elected, the mortgage loans are classified as Loans on Citigroup's Consolidated Balance Sheet. The changes in fair value of the loans are reported as Other revenue in the Company's Consolidated Statement of Income. Related interest revenue is measured based on the contractual interest rates and reported as Interest revenue in the Company's Consolidated Statement of Income. Information about these mortgage loans is included in the table below. The change in fair value of these loans due to instrument-specific credit risk was a loss of $275 million a gain of $190 million for the years ended December 31, 2011 and 2010, respectively.

        The debt issued by these consolidated VIEs is classified as long-term debt on Citigroup's Consolidated Balance Sheet. The changes in fair value for the majority of these liabilities are reported in Other revenue in the Company's Consolidated Statement of Income. Related interest expense is measured based on the contractual interest rates and reported as such in the Consolidated Statement of Income. The aggregate unpaid principal balance of long-term debt of these consolidated VIEs exceeded the aggregate fair value by $984 million and $857 million as of December 31, 2011 and 2010, respectively.

        The following table provides information about Corporate and Consumer loans of consolidated VIEs carried at fair value at December 31, 2011 and December 31, 2010:

	December 31, 2011		December 31, 2010
In millions of dollars	Corporate loans	Consumer loans	Corporate loans	Consumer loans
Carrying amount reported on the Consolidated Balance Sheet	$198	$1,292	$425	$1,718
Aggregate unpaid principal balance in excess of fair value	394	436	357	527
Balance of non-accrual loans or loans more than 90 days past due	23	86	45	133
Aggregate unpaid principal balance in excess of fair value for non-accrual loans or loans more than 90 days past due	42	120	43	139

Certain structured liabilities

        The Company has elected the fair value option for certain structured liabilities whose performance is linked to structured interest rates, inflation, currency, equity, referenced credit or commodity risks (structured liabilities). The Company elected the fair value option, because these exposures are considered to be trading-related positions and, therefore, are managed on a fair value basis. These positions will continue to be classified as debt, deposits or derivatives (Trading account liabilities) on the Company's Consolidated Balance Sheet according to their legal form.

        The change in fair value for these structured liabilities is reported in Principal transactions in the Company's Consolidated Statement of Income. Changes in fair value for structured debt with embedded equity, referenced credit or commodity underlyings includes an economic component for accrued interest. For structured debt that contains embedded interest rate, inflation or currency risks, related interest expense is measured based on the contracted interest rates and reported as such in the Consolidated Statement of Income.

Certain non-structured liabilities

        The Company has elected the fair value option for certain non-structured liabilities with fixed and floating interest rates (non-structured liabilities). The Company has elected the fair value option where the interest-rate risk of such liabilities is economically hedged with derivative contracts or the proceeds are used to purchase financial assets that will also be accounted for at fair value through earnings. The election has been made to mitigate accounting mismatches and to achieve operational simplifications. These positions are reported in Short-term borrowings and Long-term debt on the Company's Consolidated Balance Sheet. The change in fair value for these non-structured liabilities is reported in Principal transactions in the Company's Consolidated Statement of Income.

        Related interest expense continues to be measured based on the contractual interest rates and reported as such in the Consolidated Statement of Income.

        The following table provides information about long-term debt carried at fair value, excluding the debt issued by the consolidated VIEs, at December 31, 2011 and 2010:

In millions of dollars	December 31, 2011	December 31, 2010
Carrying amount reported on the Consolidated Balance Sheet	$22,614	$22,055
Aggregate unpaid principal balance in excess of fair value	1,680	477

        The following table provides information about short-term borrowings carried at fair value at December 31, 2011 and 2010:

In millions of dollars	December 31, 2011	December 31, 2010
Carrying amount reported on the Consolidated Balance Sheet	$1,354	$2,429
Aggregate unpaid principal balance in excess of fair value	49	81

27.   FAIR VALUE OF FINANCIAL INSTRUMENTS

Estimated Fair Value of Financial Instruments

        The table below presents the carrying value and fair value of Citigroup's financial instruments. The disclosure excludes leases, affiliate investments, pension and benefit obligations and insurance policy claim reserves. In addition, contract-holder fund amounts exclude certain insurance contracts. Also as required, the disclosure excludes the effect of taxes, any premium or discount that could result from offering for sale at one time the entire holdings of a particular instrument, excess fair value associated with deposits with no fixed maturity and other expenses that would be incurred in a market transaction. In addition, the table excludes the values of non-financial assets and liabilities, as well as a wide range of franchise, relationship and intangible values (but includes mortgage servicing rights), which are integral to a full assessment of Citigroup's financial position and the value of its net assets.

        The fair value represents management's best estimates based on a range of methodologies and assumptions. The carrying value of short-term financial instruments not accounted for at fair value, as well as receivables and payables arising in the ordinary course of business, approximates fair value because of the relatively short period of time between their origination and expected realization. Quoted market prices are used when available for investments and for both trading and end-user derivatives, as well as for liabilities, such as long-term debt, with quoted prices. For loans not accounted for at fair value, cash flows are discounted at quoted secondary market rates or estimated market rates if available. Otherwise, sales of comparable loan portfolios or current market origination rates for loans with similar terms and risk characteristics are used. Expected credit losses are either embedded in the estimated future cash flows or incorporated as an adjustment to the discount rate used. The value of collateral is also considered. For liabilities such as long-term debt not accounted for at fair value and without quoted market prices, market borrowing rates of interest are used to discount contractual cash flows.

	December 31, 2011		December 31, 2010
In billions of dollars	Carrying value	Estimated fair value	Carrying value	Estimated fair value
Assets
Investments	$293.4	$292.4	$318.2	$319.0
Federal funds sold and securities borrowed or purchased under agreements to resell	275.8	275.8	246.7	246.7
Trading account assets	291.7	291.7	317.3	317.3
Loans(1)	614.6	603.9	605.5	584.3
Other financial assets(2)	257.5	257.2	280.5	280.2

	December 31, 2011		December 31, 2010
In billions of dollars	Carrying value	Estimated fair value	Carrying value	Estimated fair value
Liabilities
Deposits	$865.9	$865.8	$845.0	$843.2
Federal funds purchased and securities loaned or sold under agreements to repurchase	198.4	198.4	189.6	189.6
Trading account liabilities	126.1	126.1	129.1	129.1
Long-term debt	323.5	313.8	381.2	384.5
Other financial liabilities(3)	146.2	146.2	171.2	171.2

(1)
The carrying value of loans is net of the Allowance for loan losses of $30.1 billion for December 31, 2011 and $40.7 billion for December 31, 2010. In addition, the carrying values exclude $2.5 billion and $2.6 billion of lease finance receivables at December 31, 2011 and December 31, 2010, respectively.

(2)
Includes cash and due from banks, deposits with banks, brokerage receivables, reinsurance recoverable, mortgage servicing rights, separate and variable accounts and other financial instruments included in Other assets on the Consolidated Balance Sheet, for all of which the carrying value is a reasonable estimate of fair value.

(3)
Includes brokerage payables, separate and variable accounts, short-term borrowings and other financial instruments included in Other liabilities on the Consolidated Balance Sheet, for all of which the carrying value is a reasonable estimate of fair value.

        Fair values vary from period to period based on changes in a wide range of factors, including interest rates, credit quality, and market perceptions of value and as existing assets and liabilities run off and new transactions are entered into.

        The estimated fair values of loans reflect changes in credit status since the loans were made, changes in interest rates in the case of fixed-rate loans, and premium values at origination of certain loans. The carrying values (reduced by the Allowance for loan losses) exceeded the estimated fair values of Citigroup's loans, in aggregate, by $10.7 billion and by $21.2 billion at December 31, 2011 and December 31, 2010, respectively. At December 31, 2011, the carrying values, net of allowances, exceeded the estimated fair values by $8.4 billion and $2.3 billion for Consumer loans and Corporate loans, respectively.

        The estimated fair values of the Company's corporate unfunded lending commitments at December 31, 2011 and December 31, 2010 were liabilities of $4.7 billion and $5.6 billion, respectively. The Company does not estimate the fair values of consumer unfunded lending commitments, which are generally cancelable by providing notice to the borrower.

28.   PLEDGED ASSETS, COLLATERAL, COMMITMENTS AND GUARANTEES

Pledged Assets

        In connection with the Company's financing and trading activities, the Company has pledged assets to collateralize its obligations under repurchase agreements, securities financing agreements, secured liabilities of consolidated VIEs and other borrowings. At December 31, 2011 and 2010, the approximate carrying values of the significant components of pledged assets recognized on the Company's balance sheet include:

In millions of dollars	2011	2010
Investment securities	$129,093	$154,692
Loans	235,031	269,607
Trading account assets	114,539	140,695

Total	$478,663	$564,994

        In addition, included in cash and due from banks at December 31, 2011 and 2010 are $13.6 billion and $15.6 billion, respectively, of cash segregated under federal and other brokerage regulations or deposited with clearing organizations.

        At December 31, 2011 and 2010, the Company had $1.4 billion and $1.1 billion, respectively, of outstanding letters of credit from third-party banks to satisfy various collateral and margin requirements.

Collateral

        At December 31, 2011 and 2010, the approximate fair value of collateral received by the Company that may be resold or repledged by the Company, excluding the impact of allowable netting, was $350.0 billion and $335.3 billion, respectively. This collateral was received in connection with resale agreements, securities borrowings and loans, derivative transactions and margined broker loans.

        At December 31, 2011 and 2010, a substantial portion of the collateral received by the Company had been sold or repledged in connection with repurchase agreements, securities sold, not yet purchased, securities borrowings and loans, pledges to clearing organizations, segregation requirements under securities laws and regulations, derivative transactions and bank loans.

        In addition, at December 31, 2011 and 2010, the Company had pledged $187 billion and $271 billion, respectively, of collateral that may not be sold or repledged by the secured parties.

Lease Commitments

        Rental expense (principally for offices and computer equipment) was $1.6 billion, $1.6 billion and $2.0 billion for the years ended December 31, 2011, 2010 and 2009, respectively.

        Future minimum annual rentals under noncancelable leases, net of sublease income, are as follows:

In millions of dollars
2012	$1,199
2013	1,096
2014	1,008
2015	906
2016	793
Thereafter	2,292

Total	$7,294

Guarantees

        The Company provides a variety of guarantees and indemnifications to Citigroup customers to enhance their credit standing and enable them to complete a wide variety of business transactions. For certain contracts meeting the definition of a guarantee, the guarantor must recognize, at inception, a liability for the fair value of obligation undertaken in issuing the guarantee.

        In addition, the guarantor must disclose the maximum potential amount of future payments the guarantor could be required to make under the guarantee, if there were a total default by the guaranteed parties. The determination of the maximum potential future payments is based on the notional amount of the guarantees without consideration of possible recoveries under recourse provisions or from collateral held or pledged. Such amounts bear no relationship to the anticipated losses, if any, on these guarantees. The following tables present information about the Company's guarantees at December 31, 2011 and December 31, 2010:

	Maximum potential amount of future payments
In billions of dollars at December 31, except carrying value in millions	Expire within 1 year	Expire after 1 year	Total amount outstanding	Carrying value (in millions)
2011
Financial standby letters of credit	$25.2	$79.5	$104.7	$417.5
Performance guarantees	7.8	4.5	12.3	43.9
Derivative instruments considered to be guarantees	11.1	10.2	21.3	2,569.7
Loans sold with recourse	—	0.4	0.4	89.6
Securities lending indemnifications(1)	90.9	—	90.9	—
Credit card merchant processing(1)	70.2	—	70.2	—
Custody indemnifications and other	—	40.0	40.0	30.7

Total	$205.2	$134.6	$339.8	$3,151.4

(1)
The carrying values of securities lending indemnifications and credit card merchant processing are not material, as the Company has determined that the amount and probability of potential liabilities arising from these guarantees are not significant.

	Maximum potential amount of future payments
In billions of dollars at December 31, except carrying value in millions	Expire within 1 year	Expire after 1 year	Total amount outstanding	Carrying value (in millions)
2010
Financial standby letters of credit	$26.4	$68.4	$94.8	$225.9
Performance guarantees	9.1	4.6	13.7	35.8
Derivative instruments considered to be guarantees	7.5	7.5	15.0	1,445.2
Loans sold with recourse	—	0.4	0.4	117.3
Securities lending indemnifications(1)	70.4	—	70.4	—
Credit card merchant processing(1)	65.0	—	65.0	—
Custody indemnifications and other	—	40.2	40.2	253.8

Total	$178.4	$121.1	$299.5	$2,078.0

(1)
The carrying values of securities lending indemnifications and credit card merchant processing are not material, as the Company has determined that the amount and probability of potential liabilities arising from these guarantees are not significant.

Financial standby letters of credit

        Citigroup issues standby letters of credit which substitute its own credit for that of the borrower. If a letter of credit is drawn down, the borrower is obligated to repay Citigroup. Standby letters of credit protect a third party from defaults on contractual obligations. Financial standby letters of credit include guarantees of payment of insurance premiums and reinsurance risks that support industrial revenue bond underwriting and settlement of payment obligations to clearing houses, and also support options and purchases of securities or are in lieu of escrow deposit accounts. Financial standbys also backstop loans, credit facilities, promissory notes and trade acceptances.

Performance guarantees

        Performance guarantees and letters of credit are issued to guarantee a customer's tender bid on a construction or systems-installation project or to guarantee completion of such projects in accordance with contract terms. They are also issued to support a customer's obligation to supply specified products, commodities, or maintenance or warranty services to a third party.

Derivative instruments considered to be guarantees

        Derivatives are financial instruments whose cash flows are based on a notional amount and an underlying, where there is little or no initial investment, and whose terms require or permit net settlement. Derivatives may be used for a variety of reasons, including risk management, or to enhance returns. Financial institutions often act as intermediaries for their clients, helping clients reduce their risks. However, derivatives may also be used to take a risk position.

        The derivative instruments considered to be guarantees, which are presented in the tables above, include only those instruments that require Citi to make payments to the counterparty based on changes in an underlying instrument that is related to an asset, a liability, or an equity security held by the guaranteed party. More specifically, derivative instruments considered to be guarantees include certain over-the-counter written put options where the counterparty is not a bank, hedge fund or broker-dealer (such counterparties are considered to be dealers in these markets and may, therefore, not hold the underlying instruments). However, credit derivatives sold by the Company are excluded from this presentation, as they are disclosed separately in Note 23 to the Consolidated Financial Statements. In addition, non-credit derivative contracts that are cash settled and for which the Company is unable to assert that it is probable the counterparty held the underlying instrument at the inception of the contract also are excluded from the disclosure above.

        In instances where the Company's maximum potential future payment is unlimited, the notional amount of the contract is disclosed.

Loans sold with recourse

        Loans sold with recourse represent the Company's obligations to reimburse the buyers for loan losses under certain circumstances. Recourse refers to the clause in a sales agreement under which a lender will fully reimburse the buyer/investor for any losses resulting from the purchased loans. This may be accomplished by the seller's taking back any loans that become delinquent.

        In addition to the amounts shown in the table above, the repurchase reserve for Consumer mortgages representations and warranties was $1,188 million and $969 million at December 31, 2011 and December 31, 2010, respectively, and these amounts are included in Other liabilities on the Consolidated Balance Sheet.

        The repurchase reserve estimation process is subject to numerous estimates and judgments. The assumptions used to calculate the repurchase reserve contain a level of uncertainty and risk that, if different from actual results, could have a material impact on the reserve amounts. The key assumptions are:

  •
  loan documentation requests;

  •
  repurchase claims as a percentage of loan documentation requests;

  •
  claims appeal success rate; and

  •
  estimated loss per repurchase or make-whole.

        Citi estimates that if there were a simultaneous 10% adverse change in each of the significant assumptions, the repurchase reserve would increase by approximately $620 million as of December 31, 2011. This potential change is hypothetical and intended to indicate the sensitivity of the repurchase reserve to changes in the key assumptions. Actual changes in the key assumptions may not occur at the same time or to the same degree (i.e., an adverse change in one assumption may be offset by an improvement in another). Citi does not believe it has sufficient information to estimate a range of reasonably possible loss (as defined under ASC 450) relating to its Consumer representations and warranties.

Securities lending indemnifications

        Owners of securities frequently lend those securities for a fee to other parties who may sell them short or deliver them to another party to satisfy some other obligation. Banks may administer such securities lending programs for their clients. Securities lending indemnifications are issued by the bank to guarantee that a securities lending customer will be made whole in the event that the security borrower does not return the security subject to the lending agreement and collateral held is insufficient to cover the market value of the security.

Credit card merchant processing

        Credit card merchant processing guarantees represent the Company's indirect obligations in connection with the processing of private label and bank card transactions on behalf of merchants.

        Citigroup's primary credit card business is the issuance of credit cards to individuals. In addition, the Company: (a) provides transaction processing services to various merchants with respect to its private-label cards and (b) has potential liability for bank card transaction processing services. The nature of the liability in either case arises as a result of a billing dispute between a merchant and a cardholder that is ultimately resolved in the cardholder's favor. The merchant is liable to refund the amount to the cardholder. In general, if the credit card processing company is unable to collect this amount from the merchant, the credit card processing company bears the loss for the amount of the credit or refund paid to the cardholder.

        With regard to (a) above, the Company continues to have the primary contingent liability with respect to its portfolio of private-label merchants. The risk of loss is mitigated as the cash flows between the Company and the merchant are settled on a net basis and the Company has the right to offset any payments with cash flows otherwise due to the merchant. To further mitigate this risk the Company may delay settlement, require a merchant to make an escrow deposit, include event triggers to provide the Company with more financial and operational control in the event of the financial deterioration of the merchant, or require various credit enhancements (including letters of credit and bank guarantees). In the unlikely event that a private-label merchant is unable to deliver products, services or a refund to its private-label cardholders, the Company is contingently liable to credit or refund cardholders.

        With regard to (b) above, the Company has a potential liability for bank card transactions where Citi provides the transaction processing services as well as those where a third party provides the services and Citi acts as a secondary guarantor, should that processor fail to perform.

        The Company's maximum potential contingent liability related to both bank card and private-label merchant processing services is estimated to be the total volume of credit card transactions that meet the requirements to be valid charge back transactions at any given time. At December 31, 2011 and December 31, 2010, this maximum potential exposure was estimated to be $70 billion and $65 billion, respectively.

        However, the Company believes that the maximum exposure is not representative of the actual potential loss exposure based on the Company's historical experience. This contingent liability is unlikely to arise, as most products and services are delivered when purchased and amounts are refunded when items are returned to merchants. The Company assesses the probability and amount of its contingent liability related to merchant processing based on the financial strength of the primary guarantor, the extent and nature of unresolved charge-backs and its historical loss experience. At December 31, 2011 and December 31, 2010, the estimated losses incurred and the carrying amounts of the Company's contingent obligations related to merchant processing activities were immaterial.

Custody indemnifications

        Custody indemnifications are issued to guarantee that custody clients will be made whole in the event that a third-party subcustodian or depository institution fails to safeguard clients' assets.

Other guarantees and indemnifications

Credit Card Protection Programs

        The Company, through its credit card business, provides various cardholder protection programs on several of its card products, including programs that provide insurance coverage for rental cars, coverage for certain losses associated with purchased products, price protection for certain purchases and protection for lost luggage. These guarantees are not included in the table, since the total outstanding amount of the guarantees and the Company's maximum exposure to loss cannot be quantified. The protection is limited to certain types of purchases and certain types of losses and it is not possible to quantify the purchases that would qualify for these benefits at any given time. The Company assesses the probability and amount of its potential liability related to these programs based on the extent and nature of its historical loss experience. At December 31, 2011 and 2010, the actual and estimated losses incurred and the carrying value of the Company's obligations related to these programs were immaterial.

Other Representation and Warranty Indemnifications

        In the normal course of business, the Company provides standard representations and warranties to counterparties in contracts in connection with numerous transactions and also provides indemnifications, including indemnifications that protect the counterparties to the contracts in the event that additional taxes are owed due either to a change in the tax law or an adverse interpretation of the tax law. Counterparties to these transactions provide the Company with comparable indemnifications. While such representations, warranties and indemnifications are essential components of many contractual relationships, they do not represent the underlying business purpose for the transactions. The indemnification clauses are often standard contractual terms related to the Company's own performance under the terms of a contract and are entered into in the normal course of business based on an assessment that the risk of loss is remote. Often these clauses are intended to ensure that terms of a contract are met at inception. No compensation is received for these standard representations and warranties, and it is not possible to determine their fair value because they rarely, if ever, result in a payment. In many cases, there are no stated or notional amounts included in the indemnification clauses and the contingencies potentially triggering the obligation to indemnify have not occurred and are not expected to occur. These indemnifications are not included in the tables above.

Value-Transfer Networks

        The Company is a member of, or shareholder in, hundreds of value-transfer networks (VTNs) (payment, clearing and settlement systems as well as exchanges) around the world. As a condition of membership, many of these VTNs require that members stand ready to pay a pro rata share of the losses incurred by the organization due to another member's default on its obligations. The Company's potential obligations may be limited to its membership interests in the VTNs, contributions to the VTN's funds, or, in limited cases, the obligation may be unlimited. The maximum exposure cannot be estimated as this would require an assessment of future claims that have not yet occurred. We believe the risk of loss is remote given historical experience with the VTNs. Accordingly, the Company's participation in VTNs is not reported in the Company's guarantees tables above and there are no amounts reflected on the Consolidated Balance Sheet as of December 31, 2011 or December 31, 2010 for potential obligations that could arise from the Company's involvement with VTN associations.

Long-Term Care Insurance Indemnification

        In the sale of an insurance subsidiary, the Company provided an indemnification to an insurance company for policyholder claims and other liabilities relating to a book of long-term care (LTC) business (for the entire term of the LTC policies) that is fully reinsured by another insurance company. The reinsurer has funded two trusts with securities whose fair value (approximately $4.4 billion at December 31, 2011 and $3.6 billion at December 31, 2010) is designed to cover the insurance company's statutory liabilities for the LTC policies. The assets in these trusts are evaluated and adjusted periodically to ensure that the fair value of the assets continues to cover the estimated statutory liabilities related to the LTC policies, as those statutory liabilities change over time. If the reinsurer fails to perform under the reinsurance agreement for any reason, including insolvency, and the assets in the two trusts are insufficient or unavailable to the ceding insurance company, then Citigroup must indemnify the ceding insurance company for any losses actually incurred in connection with the LTC policies. Since both events would have to occur before Citi would become responsible for any payment to the ceding insurance company pursuant to its indemnification obligation and the likelihood of such events occurring is currently not probable, there is no liability reflected in the Consolidated Balance Sheet as of December 31, 2011 related to this indemnification. However, Citi continues to closely monitor its potential exposure under this indemnification obligation.

Carrying Value—Guarantees and Indemnifications

        At December 31, 2011 and December 31, 2010, the total carrying amounts of the liabilities related to the guarantees and indemnifications included in the tables above amounted to approximately $3.2 billion and $2.1 billion, respectively. The carrying value of derivative instruments is included in either Trading liabilities or Other liabilities, depending upon whether the derivative was entered into for trading or non-trading purposes. The carrying value of financial and performance guarantees is included in Other liabilities. For loans sold with recourse, the carrying value of the liability is included in Other liabilities. In addition, at December 31, 2011 and December 31, 2010, Other liabilities on the Consolidated Balance Sheet include an allowance for credit losses of $1,136 million and $1,066 million, respectively, relating to letters of credit and unfunded lending commitments.

Collateral

        Cash collateral available to the Company to reimburse losses realized under these guarantees and indemnifications amounted to $35 billion at December 31, 2011 and December 31, 2010. Securities and other marketable assets held as collateral amounted to $65 billion and $41 billion at December 31, 2011 and December 31, 2010, respectively, the majority of which collateral is held to reimburse losses realized under securities lending indemnifications. Additionally, letters of credit in favor of the Company held as collateral amounted to $1.5 billion and $2.0 billion at December 31, 2011 and December 31, 2010, respectively. Other property may also be available to the Company to cover losses under certain guarantees and indemnifications; however, the value of such property has not been determined.

Performance risk

        Citi evaluates the performance risk of its guarantees based on the assigned referenced counterparty internal or external ratings. Where external ratings are used, investment-grade ratings are considered to be Baa/BBB and above, while anything below is considered non-investment grade. The Citi internal ratings are in line with the related external rating system. On certain underlying referenced credits or entities, ratings are not available. Such referenced credits are included in the "not rated" category. The maximum potential amount of the future payments related to guarantees and credit derivatives sold is determined to be the notional amount of these contracts, which is the par amount of the assets guaranteed.

        Presented in the tables below are the maximum potential amounts of future payments that are classified based upon internal and external credit ratings as of December 31, 2011 and December 31, 2010. As previously mentioned, the determination of the maximum potential future payments is based on the notional amount of the guarantees without consideration of possible recoveries under recourse provisions or from collateral held or pledged. Such amounts bear no relationship to the anticipated losses, if any, on these guarantees.

	Maximum potential amount of future payments
In billions of dollars as of December 31, 2011	Investment grade	Non-investment grade	Not rated	Total
Financial standby letters of credit	$79.3	$17.2	$8.2	$104.7
Performance guarantees	6.9	3.2	2.2	12.3
Derivative instruments deemed to be guarantees	—	—	21.3	21.3
Loans sold with recourse	—	—	0.4	0.4
Securities lending indemnifications	—	—	90.9	90.9
Credit card merchant processing	—	—	70.2	70.2
Custody indemnifications and other	40.0	—	—	40.0

Total	$126.2	$20.4	$193.2	$339.8

	Maximum potential amount of future payments
In billions of dollars as of December 31, 2010	Investment grade	Non-investment grade	Not rated	Total
Financial standby letters of credit	$58.7	$13.2	$22.9	$94.8
Performance guarantees	7.0	3.4	3.3	13.7
Derivative instruments deemed to be guarantees	—	—	15.0	15.0
Loans sold with recourse	—	—	0.4	0.4
Securities lending indemnifications	—	—	70.4	70.4
Credit card merchant processing	—	—	65.0	65.0
Custody indemnifications and other	40.2	—	—	40.2

Total	$105.9	$16.6	$177.0	$299.5

Credit Commitments and Lines of Credit

        The table below summarizes Citigroup's credit commitments as of December, 31 2011 and December 31, 2010:

In millions of dollars	U.S.	Outside of U.S.	December 31, 2011	December 31, 2010
Commercial and similar letters of credit	$1,819	$7,091	$8,910	$8,974
One- to four-family residential mortgages	3,007	497	3,504	2,980
Revolving open-end loans secured by one- to four-family residential properties	16,476	2,850	19,326	20,934
Commercial real estate, construction and land development	1,679	289	1,968	2,407
Credit card lines	538,945	115,040	653,985	698,673
Commercial and other consumer loan commitments	138,183	85,926	224,109	210,404

Total	$700,109	$211,693	$911,802	$944,372

        The majority of unused commitments are contingent upon customers' maintaining specific credit standards. Commercial commitments generally have floating interest rates and fixed expiration dates and may require payment of fees. Such fees (net of certain direct costs) are deferred and, upon exercise of the commitment, amortized over the life of the loan or, if exercise is deemed remote, amortized over the commitment period.

Commercial and similar letters of credit

        A commercial letter of credit is an instrument by which Citi substitutes its credit for that of a customer to enable the customer to finance the purchase of goods or to incur other commitments. Citi issues a letter on behalf of its client to a supplier and agrees to pay the supplier upon presentation of documentary evidence that the supplier has performed in accordance with the terms of the letter of credit. When a letter of credit is drawn, the customer is then required to reimburse Citi.

One- to four-family residential mortgages

        A one- to four-family residential mortgage commitment is a written confirmation from Citigroup to a seller of a property that the bank will advance the specified sums enabling the buyer to complete the purchase.

Revolving open-end loans secured by one- to four-family residential properties

        Revolving open-end loans secured by one- to four-family residential properties are essentially home equity lines of credit. A home equity line of credit is a loan secured by a primary residence or second home to the extent of the excess of fair market value over the debt outstanding for the first mortgage.

Commercial real estate, construction and land development

        Commercial real estate, construction and land development include unused portions of commitments to extend credit for the purpose of financing commercial and multifamily residential properties as well as land development projects.

        Both secured-by-real-estate and unsecured commitments are included in this line, as well as undistributed loan proceeds, where there is an obligation to advance for construction progress payments. However, this line only includes those extensions of credit that, once funded, will be classified as Total loans, net on the Consolidated Balance Sheet.

Credit card lines

        Citi provides credit to customers by issuing credit cards. The credit card lines are unconditionally cancellable by the issuer.

Commercial and other consumer loan commitments

        Commercial and other consumer loan commitments include overdraft and liquidity facilities, as well as commercial commitments to make or purchase loans, to purchase third-party receivables, to provide note issuance or revolving underwriting facilities and to invest in the form of equity. Amounts include $65 billion and $79 billion with an original maturity of less than one year at December 31, 2011 and December 31, 2010, respectively.

        In addition, included in this line item are highly leveraged financing commitments, which are agreements that provide funding to a borrower with higher levels of debt (measured by the ratio of debt capital to equity capital of the borrower) than is generally considered normal for other companies. This type of financing is commonly employed in corporate acquisitions, management buyouts and similar transactions.

29.   CONTINGENCIES

Overview

        In addition to the matters described below, in the ordinary course of business, Citigroup and its affiliates and subsidiaries and current and former officers, directors and employees (for purposes of this section, sometimes collectively referred to as Citigroup and Related Parties) routinely are named as defendants in, or as parties to, various legal actions and proceedings. Certain of these actions and proceedings assert claims or seek relief in connection with alleged violations of consumer protection, securities, banking, antifraud, antitrust, anti-money laundering, employment and other statutory and common laws. Certain of these actual or threatened legal actions and proceedings include claims for substantial or indeterminate compensatory or punitive damages, or for injunctive relief, and in some instances seek recovery on a class-wide basis.

        In the ordinary course of business, Citigroup and Related Parties also are subject to governmental and regulatory examinations, information-gathering requests, investigations and proceedings (both formal and informal), certain of which may result in adverse judgments, settlements, fines, penalties, disgorgement, injunctions or other relief. Certain affiliates and subsidiaries of Citigroup are banks, registered broker-dealers, futures commission merchants, investment advisers or other regulated entities and, in those capacities, are subject to regulation by various U.S., state and foreign securities, banking, commodity futures and other regulators. In connection with formal and informal inquiries by these regulators, Citigroup and such affiliates and subsidiaries receive numerous requests, subpoenas and orders seeking documents, testimony and other information in connection with various aspects of their regulated activities.

        Because of the global scope of Citigroup's operations, and its presence in countries around the world, Citigroup and Related Parties are subject to litigation, and governmental and regulatory examinations, information-gathering requests, investigations and proceedings (both formal and informal), in multiple jurisdictions with legal and regulatory regimes that may differ substantially, and present substantially different risks, from those Citigroup and Related Parties are subject to in the United States. In some instances Citigroup and Related Parties may be involved in proceedings involving the same subject matter in multiple jurisdictions, which may result in overlapping, cumulative or inconsistent outcomes.

        Citigroup seeks to resolve all litigation and regulatory matters in the manner management believes is in the best interests of Citigroup and its shareholders, and contests liability, allegations of wrongdoing and, where applicable, the amount of damages or scope of any penalties or other relief sought as appropriate in each pending matter.

Accounting and Disclosure Framework

        ASC 450 (formerly SFAS 5) governs the disclosure and recognition of loss contingencies, including potential losses from litigation and regulatory matters. ASC 450 defines a "loss contingency" as "an existing condition, situation, or set of circumstances involving uncertainty as to possible loss to an entity that will ultimately be resolved when one or more future events occur or fail to occur." It imposes different requirements for the recognition and disclosure of loss contingencies based on the likelihood of occurrence of the contingent future event or events. It distinguishes among degrees of likelihood using the following three terms: "probable," meaning that "the future event or events are likely to occur"; "remote," meaning that "the chance of the future event or events occurring is slight"; and "reasonably possible," meaning that "the chance of the future event or events occurring is more than remote but less than likely." These three terms are used below as defined in ASC 450.

        Accruals.    ASC 450 requires accrual for a loss contingency when it is "probable that one or more future events will occur confirming the fact of loss" and "the amount of the loss can be reasonably estimated." In accordance with ASC 450, Citigroup establishes accruals for all litigation and regulatory matters, including matters disclosed herein, when Citigroup believes it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. When the reasonable estimate of the loss is within a range of amounts, the minimum amount of the range is accrued, unless some higher amount within the range is a better estimate than any other amount within the range. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. The amount of loss ultimately incurred in relation to those matters may be substantially higher or lower than the amounts accrued for those matters.

        Disclosure.    ASC 450 requires disclosure of a loss contingency if "there is at least a reasonable possibility that a loss or an additional loss may have been incurred" and there is no accrual for the loss because the conditions described above are not met or an exposure to loss exists in excess of the amount accrued. In accordance with ASC 450, if Citigroup has not accrued for a matter because Citigroup believes that a loss is reasonably possible but not probable, or that a loss is probable but not reasonably estimable, and the matter therefore does not meet the criteria for accrual, and the reasonably possible loss is material, it discloses the loss contingency. In addition, Citigroup discloses matters for which it has accrued if it believes an exposure to material loss exists in excess of the amount accrued. In accordance with ASC 450, Citigroup's disclosure includes an estimate of the reasonably possible loss or range of loss for those matters as to which an estimate can be made. ASC 450 does not require disclosure of an estimate of the reasonably possible loss or range of loss where an estimate cannot be made. Neither accrual nor disclosure is required for losses that are deemed remote.

        Inherent Uncertainty of the Matters Disclosed.    Certain of the matters disclosed below involve claims for substantial or indeterminate damages. The claims asserted in these matters typically are broad, often spanning a multi-year period and sometimes a wide range of business activities, and the plaintiffs' or claimants' alleged damages frequently are not quantified or factually supported in the complaint or statement of claim. As a result, Citigroup is often unable to estimate the loss in such matters, even if it believes that a loss is probable or reasonably possible, until developments in the case have yielded additional information sufficient to support a quantitative assessment of the range of reasonably possible loss. Such developments may include, among other things, discovery from adverse parties or third parties, rulings by the court on key issues, analysis by retained experts, and engagement in settlement negotiations. Depending on a range of factors, such as the complexity of the facts, the novelty of the legal theories, the pace of discovery, the court's scheduling order, the timing of court decisions, and the adverse party's willingness to negotiate in good faith toward a resolution, it may be months or years after the filing of a case before an estimate of the range of reasonably possible loss can be made.

        Matters as to Which an Estimate Can Be Made.    For some of the matters disclosed below, Citigroup is currently able to estimate a reasonably possible loss or range of loss in excess of amounts accrued (if any). For some of the matters included within this estimation, an accrual has been made because a loss is believed to be both probable and reasonably estimable, but an exposure to loss exists in excess of the amount accrued; in these cases, the estimate reflects the reasonably possible range of loss in excess of the accrued amount. For other matters included within this estimation, no accrual has been made because a loss, although estimable, is believed to be reasonably possible, but not probable; in these cases the estimate reflects the reasonably possible loss or range of loss. As of December 31, 2011, Citigroup estimates that the reasonably possible unaccrued loss in future periods for these matters ranges up to approximately $4 billion in the aggregate.

        These estimates are based on currently available information. As available information changes, the matters for which Citigroup is able to estimate will change, and the estimates themselves will change. In addition, while many estimates presented in financial statements and other financial disclosure involve significant judgment and may be subject to significant uncertainty, estimates of the range of reasonably possible loss arising from litigation and regulatory proceedings are subject to particular uncertainties. For example, at the time of making an estimate, Citigroup may have only preliminary, incomplete, or inaccurate information about the facts underlying the claim; its assumptions about the future rulings of the court or other tribunal on significant issues, or the behavior and incentives of adverse parties or regulators, may prove to be wrong; and the outcomes it is attempting to predict are often not amenable to the use of statistical or other quantitative analytical tools. In addition, from time to time an outcome may occur that Citigroup had not accounted for in its estimate because it had deemed such an outcome to be remote. For all these reasons, the amount of loss in excess of accruals ultimately incurred for the matters as to which an estimate has been made could be substantially higher or lower than the range of loss included in the estimate.

        Matters as to Which an Estimate Cannot Be Made.    For other matters disclosed below, Citigroup is not currently able to estimate the reasonably possible loss or range of loss. Many of these matters remain in very preliminary stages (even in some cases where a substantial period of time has passed since the commencement of the matter), with few or no substantive legal decisions by the court or tribunal defining the scope of the claims, the class (if any), or the potentially available damages, and fact discovery is still in progress or has not yet begun. In many of these matters, Citigroup has not yet answered the complaint or statement of claim or asserted its defenses, nor has it engaged in any negotiations with the adverse party (whether a regulator or a private party). For all these reasons, Citigroup cannot at this time estimate the reasonably possible loss or range of loss, if any, for these matters.

        Opinion of Management as to Eventual Outcome.    Subject to the foregoing, it is the opinion of Citigroup's management, based on current knowledge and after taking into account its current legal accruals, that the eventual outcome of all matters described in this Note would not be likely to have a material adverse effect on the consolidated financial condition of Citigroup. Nonetheless, given the substantial or indeterminate amounts sought in certain of these matters, and the inherent unpredictability of such matters, an adverse outcome in certain of these matters could, from time to time, have a material adverse effect on Citigroup's consolidated results of operations or cash flows in particular quarterly or annual periods.

Credit Crisis-Related Litigation and Other Matters

        Citigroup and Related Parties have been named as defendants in numerous legal actions and other proceedings asserting claims for damages and related relief for losses arising from the global financial credit crisis that began in 2007. Such matters include, among other types of proceedings, claims asserted by: (i) individual investors and purported classes of investors in Citigroup's common and preferred stock and debt, alleging violations of the federal securities laws and state securities and fraud laws; (ii) participants and purported classes of participants in Citigroup's retirement plans, alleging violations of the Employee Retirement Income Security Act (ERISA); (iii) counterparties to transactions adversely affected by developments in the credit and mortgage markets; (iv) individual investors and purported classes of investors in securities and other investments underwritten, issued or marketed by Citigroup, including collateralized debt obligations (CDOs), mortgage-backed securities (MBS), auction-rate securities (ARS), investment funds, and other structured or leveraged instruments, that have suffered losses as a result of the credit crisis; and (v) individual borrowers asserting claims related to their loans. These matters have been filed in state and federal courts across the country, as well as in arbitrations before the Financial Industry Regulatory Authority (FINRA) and other arbitration associations.

        In addition to these litigations and arbitrations, Citigroup continues to cooperate fully in response to subpoenas and requests for information from the Securities and Exchange Commission (SEC), FINRA, state attorneys general, the Department of Justice and subdivisions thereof, bank regulators, and other government agencies and authorities, in connection with various formal and informal (and, in many instances, industry-wide) inquiries concerning Citigroup's mortgage-related conduct and business activities, as well as other business activities affected by the credit crisis. These business activities include, but are not limited to, Citigroup's sponsorship, packaging, issuance, marketing, servicing and underwriting of MBS and CDOs and its origination, sale or other transfer, servicing, and foreclosure of residential mortgages, including its compliance with the Servicemembers Civil Relief Act (SCRA).

Mortgage-Related Litigation and Other Matters

        Beginning in November 2007, Citigroup and Related Parties have been named as defendants in numerous legal actions and other proceedings brought by Citigroup shareholders, investors, counterparties, regulators and others concerning Citigroup's activities relating to mortgages, including Citigroup's involvement with CDOs, MBS and structured investment vehicles, Citigroup's underwriting activity for mortgage lenders, and Citigroup's more general mortgage- and credit-related activities.

        Regulatory Actions:    On October 19, 2011, in connection with its industry-wide investigation concerning CDO-related business activities, the SEC filed a complaint in the United States District Court for the Southern District of New York regarding Citigroup's structuring and sale of the Class V Funding III CDO transaction (Class V). On the same day, the SEC and Citigroup announced a settlement of the SEC's claims, subject to judicial approval, and the SEC filed a proposed final judgment pursuant to which Citigroup's U.S. broker-dealer Citigroup Global Markets Inc. (CGMI) agreed to disgorge $160 million, and pay $30 million in prejudgment interest and a $95 million penalty. On November 28, 2011, the district court issued an order refusing to approve the proposed settlement and ordering trial to begin on July 16, 2012. On December 15 and 19, 2011, respectively, the SEC and CGMI filed notices of appeal from the district court's November 28 order. On December 27, 2011, the United States Court of Appeals for the Second Circuit granted an emergency stay of further proceedings in the district court, pending the Second Circuit's ruling on the SEC's motion to stay the district court proceedings during the pendency of the appeals. Additional information relating to this matter is publicly available in court filings under the docket numbers 11 Civ. 7387 (S.D.N.Y.) (Rakoff, J.) and 11-5227 (2d Cir.).

        On February 9, 2012, Citigroup announced that CitiMortgage, along with other major mortgage servicers, had reached an agreement in principle with the United States and with the Attorneys General for 49 states (Oklahoma did not participate) and the District of Columbia to settle a number of related investigations into residential loan servicing and origination practices (the National Mortgage Settlement). The agreement is subject to the satisfaction of certain conditions, including final court approval.

        Under the National Mortgage Settlement, Citigroup commits to make payments and provide financial relief to homeowners in three categories: (1) cash payments payable to the states and federal agencies in the aggregate amount of $415 million, a portion of which will be used by the states for payments to homeowners affected by foreclosure practices; (2) customer relief in the form of loan modifications for delinquent borrowers, including principal reductions, to be completed over three years, with a total value of $1,411 million; and (3) refinancing concessions to enable current borrowers whose properties are worth less than the value of their loans to reduce their interest rates, to be completed over three years, with a total value of $378 million. The total amount of the financial consideration to be paid by Citigroup is $2.2 billion. As of December 31, 2011, Citigroup had fully provided for the cash payments called for under the National Mortgage Settlement (see Note 30 to the Consolidated Financial Statements). Citigroup expects that its loan loss reserves as of December 31, 2011 will be sufficient to cover the customer relief payments to delinquent borrowers. The impact of the refinancing concessions will be recognized over a period of years in the form of lower interest income. What impact, if any, the National Mortgage Settlement will have on the behavior of borrowers in general, however, whether or not their loans are within the scope of the settlement, is uncertain and difficult to predict.

        The National Mortgage Settlement also provides for mortgage servicing standards in addition to those previously agreed in Consent Orders dated April 13, 2011 with the Federal Reserve Board and the Office of Comptroller of the Currency. While Citigroup expects to incur additional operating expenses in implementing these standards, it does not currently expect that the impact of these expenses will be material.

        Citigroup is receiving legal releases in connection with the National Mortgage Settlement. These releases will address a broad range of, but not all, potential claims related to mortgage servicing and origination. Citigroup will not receive releases related to securitizations or whole loan sales, nor will it receive releases from criminal, tax, environmental, and certain other categories of liability.

        In conjunction with the National Mortgage Settlement, Citigroup and Related Parties also entered into a settlement with the United States Attorney's Office for the Southern District of New York of a "qui tam" action. This action alleged that, as a participant in the Direct Endorsement Lender program, CitiMortgage had certified to the United States Department of Housing and Urban Development (HUD) and the Federal Housing Administration (FHA) that certain loans were eligible for FHA insurance when in fact they were not. The settlement releases Citigroup from claims arising out of its acts or omissions relating to the origination, underwriting, or endorsement of all FHA-insured loans prior to the effective date of the settlement. Under the settlement, Citigroup will pay the United States $158.3 million, for which Citigroup had fully provided as of December 31, 2011 (see Note 30 to the Consolidated Financial Statements). CitiMortgage will continue to participate in the Direct Endorsement Lender program. Additional information relating to this action is publicly available in court filings under the docket number 11 Civ. 5423 (S.D.N.Y.) (Marrero, J.).

        Federal and state regulators have served subpoenas or otherwise requested information concerning a variety of aspects of Citigroup's mortgage origination and mortgage servicing practices, including with respect to ancillary insurance products or practices. The subjects of such inquiries have included, among other things, Citigroup's compliance with the SCRA and analogous state statutes. Many, but not all, of these inquiries are within the scope of the claims released in the National Mortgage Settlement. In some instances, Citigroup is also a defendant in purported class actions, "qui tam" actions, or other actions addressing the same or similar subject matters, including the SCRA. Such actions by private litigants or counties and municipalities are not released in the National Mortgage Settlement.

        Federal and state regulators, including the SEC, also have served subpoenas or otherwise requested information related to Citigroup's issuing, sponsoring, or underwriting of MBS. These inquiries include a subpoena from the Civil Division of the Department of Justice that Citigroup received on January 27, 2012.

        Securities Actions:    Citigroup and Related Parties have been named as defendants in four putative class actions filed in the United States District Court for the Southern District of New York. On August 19, 2008, these actions were consolidated under the caption IN RE CITIGROUP INC. SECURITIES LITIGATION. The consolidated amended complaint asserts claims arising under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 on behalf of a putative class of purchasers of Citigroup common stock from January 1, 2004 through January 15, 2009. On November 9, 2010, the district court issued an opinion and order dismissing all claims except those arising out of Citigroup's exposure to CDOs for the time period February 1, 2007 through April 18, 2008. Fact discovery is underway. Plaintiffs have not yet quantified the putative class's alleged damages. During the putative class period, as narrowed by the district court, the price of Citigroup's common stock declined from $54.73 at the beginning of the period to $25.11 at the end of the period. (These share prices represent Citi's common stock prices prior to its 1-for-10 reverse stock split, effective May 6, 2011. See "Earnings Per Share" in Note 1 to the Consolidated Financial Statements.) Additional information relating to this action is publicly available in court filings under the consolidated lead docket number 07 Civ. 9901 (S.D.N.Y.) (Stein, J.).

        Citigroup and Related Parties also have been named as defendants in two putative class actions filed in New York state court, but since removed to the United States District Court for the Southern District of New York, alleging violations of Sections 11, 12 and 15 of the Securities Act of 1933 in connection with various offerings of Citigroup securities. On December 10, 2008, these actions were consolidated under the caption IN RE CITIGROUP INC. BOND LITIGATION. In the consolidated action, lead plaintiffs assert claims on behalf of a putative class of purchasers of corporate debt securities, preferred stock and interests in preferred stock issued by Citigroup and related issuers over a two-year period from 2006 to 2008. On July 12, 2010, the district court issued an opinion and order dismissing plaintiffs' claims under Section 12 of the Securities Act of 1933, but denying defendants' motion to dismiss certain claims under Section 11. Fact discovery is underway. Plaintiffs have not yet quantified the putative class's alleged damages. Additional information relating to this action is publicly available in court filings under the consolidated lead docket number 08 Civ. 9522 (S.D.N.Y.) (Stein, J.).

        Citigroup and CGMI have been named as defendants in two putative class actions filed in the United States District Court for the Southern District of California, but since transferred by the Judicial Panel on Multidistrict Litigation to the United States District Court for the Southern District of New York. In the consolidated action, lead plaintiffs assert claims on behalf of a putative class of participants in Citigroup's Voluntary Financial Advisor Capital Accumulation Plan from November 2006 through January 2009. On June 7, 2011, the district court granted defendants' motion to dismiss the complaint and subsequently entered judgment. On November 14, 2011, the district court granted in part plaintiffs' motion to alter or amend the judgment and granted plaintiffs leave to amend the complaint. On November 23, 2011, plaintiffs filed an amended complaint alleging violations of Section 12 of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934. Defendants filed a motion to dismiss certain of plaintiffs' claims on December 21, 2011. Additional information relating to this action is publicly available in court filings under the docket number 09 Civ. 7359 (S.D.N.Y.) (Stein, J.).

        Several institutional or high-net-worth investors that purchased debt and equity securities issued by Citigroup and affiliated issuers also have filed actions on their own behalf against Citigroup and Related Parties in federal and state court. These actions assert claims similar to those asserted in the IN RE CITIGROUP INC. SECURITIES LITIGATION and IN RE CITIGROUP INC. BOND LITIGATION actions described above. Collectively, these investors seek damages exceeding $1 billion. Additional information relating to these individual actions is publicly available in court filings under the docket numbers 09 Civ. 8755 (S.D.N.Y.) (Stein, J.), 10 Civ. 7202 (S.D.N.Y.) (Stein, J.), 10 Civ. 9325 (S.D.N.Y.) (Stein, J.), 10 Civ. 9646 (S.D.N.Y.) (Stein, J.), 11 Civ. 314 (S.D.N.Y.) (Stein, J.), 11 Civ. 4788 (S.D.N.Y.) (Stein, J.), 11 Civ. 7138 (S.D.N.Y.) (Stein, J.), 11 Civ. 8291 (S.D.N.Y.) (Stein, J.), and Case No. 110105028 (Pa. Commw. Ct.) (Sheppard, J.).

        ERISA Actions:    Beginning in November 2007, numerous putative class actions were filed in the United States District Court for the Southern District of New York by current or former Citigroup employees asserting claims under ERISA against Citigroup and Related Parties alleged to have served as ERISA plan fiduciaries. On August 31, 2009, the district court granted defendants' motion to dismiss the consolidated class action complaint, captioned IN RE CITIGROUP ERISA LITIGATION. Plaintiffs appealed the dismissal and, on October 19, 2011, the United States Court of Appeals for the Second Circuit affirmed the district court's order dismissing the case. Additional information relating to this action is publicly available in court filings under the docket number 07 Civ. 9790 (S.D.N.Y.) (Stein, J.) and 09-3804 (2d Cir.).

        Beginning on October 28, 2011, several putative class actions were filed in the United States District Court for the Southern District of New York by current or former Citigroup employees asserting claims under ERISA against Citigroup and Related Parties alleged to have served as ERISA plan fiduciaries from 2008 to 2009. Additional information relating to these actions is publicly available in court filings under the docket numbers 11 Civ. 7672, 7943, 8982, 8990 and 8999 (S.D.N.Y.) (Koeltl, J.).

        Derivative Actions and Related Proceedings:    Numerous derivative actions have been filed in federal and state courts against various current and former officers and directors of Citigroup alleging mismanagement in connection with mortgage-related issues, including Citigroup's exposure to subprime-related assets and servicing and foreclosure of residential mortgages. Citigroup is named as a nominal defendant in these actions. Certain of these actions have been dismissed either in their entirety or in large part. Additional information relating to the actions still pending is publicly available in court filings under the docket numbers 650417/09 (N.Y. Sup. Ct.) (Fried, J.), 11 Civ. 2693 (S.D.N.Y.) (Griesa, J.), and 3338-VCG (Del. Ch.) (Glasscock, V.C.). In addition, a committee of Citigroup's Board of Directors is reviewing a shareholder demand that raises RMBS-related issues and a shareholder demand that raises issues relating to Citigroup's structuring and sale of Class V.

        Mortgage-Backed Securities and CDO Investor Actions and Repurchase Claims:    Beginning in July 2010, several investors, including Cambridge Place Investment Management, The Charles Schwab Corporation, the Federal Home Loan Bank of Chicago, the Federal Home Loan Bank of Boston, Allstate Insurance Company and affiliated entities, Union Central Life Insurance Co. and affiliated entities, the Federal Housing Finance Agency, the Western & Southern Life Insurance Company and affiliated entities, Moneygram Payment Systems, Inc., and Loreley Financing (Jersey) No. 3 Ltd. and affiliated entities, have filed lawsuits against Citigroup and Related Parties alleging actionable misstatements or omissions in connection with the issuance and underwriting of MBS and CDOs. These actions are in early stages. As a general matter, plaintiffs in these actions are seeking rescission of their investments or other damages. Additional information relating to these actions is publicly available in court filings under the docket numbers 10-2741-BLS1 (Mass. Super. Ct.) (Lauriat, J.), 11-0555-BLS1 (Mass. Super. Ct.) (Lauriat, J.), CGC-10-501610 (Cal. Super. Ct.) (Kramer, J.), 10 CH 45033 (Ill. Super. Ct.) (Allen, J.), LC091499 (Cal. Super. Ct.) (Mohr, J.), 11 Civ. 10952 (D. Mass.) (O'Toole, J.), 11 Civ. 1927 (S.D.N.Y.) (Sullivan, J.), 11 Civ. 2890 (S.D.N.Y.) (Daniels, J.), 11 Civ. 6188 (S.D.N.Y.) (Cote, J.), 11 Civ. 6196 (S.D.N.Y.) (Cote, J.), 11 Civ. 6916 (S.D.N.Y.) (Cote, J.), 11 Civ. 7010 (S.D.N.Y.) (Cote, J.), A 1105042 (Ohio Ct. Common Pleas) (Myers, J.), No. 27-CB-11-21348 (Minn. Dist. Ct.) (Howard, J.) and 650212/12 (N.Y. Sup. Ct.). Other purchasers of MBS or CDOs sold or underwritten by Citigroup affiliates have threatened to file lawsuits asserting similar claims, some of which Citigroup has agreed to toll pending further discussions with these investors.

        In addition, various parties to MBS securitizations, among others, have asserted that certain Citigroup affiliates breached representations and warranties made in connection with mortgage loans placed into securitization trusts. Citigroup also has experienced an increase in the level of inquiries relating to these securitizations, particularly requests for loan files from trustees of securitization trusts and others. In December 2011, Citigroup received a letter from the law firm Gibbs & Bruns LLP, which purports to represent a group of investment advisers and holders of MBS issued or underwritten by Citigroup. The letter asserts that Gibbs & Bruns LLP's clients collectively hold 25% or more of the voting rights in 35 MBS trusts issued and/or underwritten by Citigroup affiliates, and that these trusts have an aggregate outstanding balance in excess of $9 billion. The letter alleges that certain mortgages in these trusts were sold or deposited into the trusts based on misrepresentations by the mortgage originators, sellers and/or depositors and that Citigroup improperly serviced mortgage loans in those trusts. The letter further threatens to instruct trustees of the trusts to assert claims against Citigroup based on these allegations. Gibbs & Bruns LLP subsequently informed Citigroup that its clients hold the requisite interest in 70 trusts in total, with an alleged total unpaid principal balance of $24 billion, for which Gibbs & Bruns LLP asserts that Citigroup affiliates have repurchase obligations. Citigroup is also a trustee of securitization trusts for MBS issued by unaffiliated issuers that have received similar letters from Gibbs & Bruns, LLP.

        Given the continued and increased focus on mortgage-related matters, as well as the increasing level of litigation and regulatory activity relating to mortgage loans and mortgage-backed securities, the level of inquiries and assertions respecting securitizations may further increase. These inquiries and assertions could lead to actual claims for breaches of representations and warranties, or to litigation relating to such breaches or other matters.

        Underwriting Matters:    Certain Citigroup affiliates have been named as defendants arising out of their activities as underwriters of securities in actions brought by investors in securities of issuers adversely affected by the credit crisis, including AIG, Fannie Mae, Freddie Mac, Ambac and Lehman, among others. These matters are in various stages of litigation. As a general matter, issuers indemnify underwriters in connection with such claims. In certain of these matters, however, Citigroup affiliates are not being indemnified or may in the future cease to be indemnified because of the financial condition of the issuer.

        On September 28, 2011, the United States District Court for the Southern District of New York approved a stipulation of settlement with the underwriter defendants in IN RE AMBAC FINANCIAL GROUP, INC. SECURITIES LITIGATION and judgment was entered. A member of the settlement class has appealed the judgment to the United States Court of Appeals for the Second Circuit. On December 22, 2011, the underwriter defendants moved to dismiss the appeal. Additional information relating to this action is publicly available in court filings under the docket numbers 08 Civ. 0411 (S.D.N.Y.) (Buchwald, J.) and 11-4643 (2d Cir.).

Counterparty and Investor Actions

        Citigroup and Related Parties have been named as defendants in actions brought in various state and federal courts, as well as in arbitrations, by counterparties and investors that claim to have suffered losses as a result of the credit crisis. These actions include an arbitration brought by Abu Dhabi Investment Authority (ADIA) alleging statutory and common law claims in connection with its $7.5 billion investment in Citigroup. ADIA sought rescission of the investment agreement or, in the alternative, more than $4 billion in damages. A hearing took place in May 2011. Following post-hearing proceedings, on October 14, 2011, the arbitration panel issued a final award and statement of reasons finding in favor of Citigroup on all claims asserted by ADIA. On January 11, 2012, ADIA filed a petition to vacate the award in New York state court. On January 13, 2012, Citigroup removed the petition to the United States District Court for the Southern District of New York. Additional information regarding this matter is publicly available in court filings under the docket number 12 Civ. 283 (S.D.N.Y.) (Daniels, J.).

        In August 2011, two Saudi nationals and related entities commenced a FINRA arbitration against Citigroup Global Markets, Inc. (CGMI) alleging $380 million in losses resulting from certain options trades referencing a portfolio of hedge funds and certain credit facilities collateralized by a private equity portfolio. CGMI did not serve as the counterparty or credit facility provider in these transactions. In September 2011, CGMI commenced an action in the United States District Court for the Southern District of New York seeking to enjoin the arbitration. Simultaneously with that filing, the Citigroup entities that served as the counterparty or credit facility provider to the transactions commenced actions in London and Switzerland for declaratory judgments of no liability.

ASTA/MAT and Falcon-Related Litigation and Other Matters

        ASTA/MAT and Falcon were alternative investment funds managed and marketed by certain Citigroup affiliates that suffered substantial losses during the credit crisis. The SEC is investigating the management and marketing of the ASTA/MAT and Falcon funds. Citigroup is cooperating fully with the SEC's inquiry.

        In addition, numerous investors in ASTA/MAT have filed lawsuits or arbitrations against Citigroup and Related Parties seeking recoupment of their alleged losses. Although many of these investor disputes have been resolved, others remain pending. In April 2011, a FINRA arbitration panel awarded two ASTA/MAT investors $54 million in damages and attorneys' fees, including punitive damages, against Citigroup. In December 2011, the United States District Court for the District of Colorado entered an order confirming the FINRA panel's award. Citigroup has filed a notice of appeal to the 10th Circuit Court of Appeals. Additional information relating to this matter is publicly available in court filings under the docket number 11 Civ. 971 (D. Colo.) (Arguello, J.).

Auction Rate Securities—Related Litigation and Other Matters

        Beginning in March 2008, Citigroup and Related Parties have been named as defendants in numerous actions and proceedings brought by Citigroup shareholders and customers concerning ARS, many of which have been resolved. These have included, among others: (i) numerous lawsuits and arbitrations filed by customers of Citigroup and its affiliates seeking damages in connection with investments in ARS; (ii) a consolidated putative class action asserting claims for federal securities violations, which has been dismissed and is now pending on appeal; (iii) two putative class actions asserting violations of Section 1 of the Sherman Act, which have been dismissed and are now pending on appeal; and (iv) a derivative action filed against certain Citigroup officers and directors, which has been dismissed. In addition, based on an investigation, report and recommendation from a committee of Citigroup's Board of Directors, the Board refused a shareholder demand that was made after dismissal of the derivative action. Additional information relating to certain of these actions is publicly available in court filings under the docket numbers 08 Civ. 3095 (S.D.N.Y.) (Swain, J.), 10-722 (2d Cir.); 10-867 (2d Cir.); 11-1270 (2d Cir.).

Lehman Structured Notes Matters

        Like many other financial institutions, Citigroup, through certain of its affiliates and subsidiaries, distributed structured notes (Notes) issued and guaranteed by Lehman entities to retail customers in various countries outside the United States, principally in Europe and Asia. After the relevant Lehman entities filed for bankruptcy protection in September 2008, certain regulators in Europe and Asia commenced investigations into the conduct of financial institutions involved in such distribution, including Citigroup entities. Some of those regulatory investigations have resulted in adverse findings against Citigroup entities. Some purchasers of the Notes have filed civil actions or otherwise complained about the sales process. Citigroup has resolved the vast majority of such actions or complaints either on an individual basis or through settlement offers, made without admission of liability, to all eligible purchasers of Notes distributed by Citigroup in certain countries.

        In Belgium, criminal charges were brought against a Citigroup subsidiary (CBB) and three current or former employees. On December 1, 2010, the court acquitted all defendants of fraud and anti-money laundering charges but convicted all defendants under the Prospectus Act, and convicted CBB under Fair Trade Practices legislation. CBB was fined 165,000 Euro and was ordered to compensate 63 non-settling claimants for the par value of their Notes (2.4 million Euro in the aggregate), net of any recovery they receive in the Lehman bankruptcies. Both CBB and the Public Prosecutor have appealed the judgment. The appellate court has indicated that it will render its decision on April 2, 2012.

Lehman Brothers Bankruptcy Proceedings

        On March 18, 2011, Citigroup and Related Parties were named as defendants in an adversary proceeding captioned LEHMAN BROTHERS INC. v. CITIBANK, N.A., ET AL. In the complaint, which asserts claims under federal bankruptcy and state law, the Securities Investor Protection Act Trustee alleges that a $1 billion cash deposit Lehman Brothers Inc. (LBI) placed with Citibank prior to the commencement of liquidation proceedings should be returned to the bankruptcy estate, that Citibank's setoff against the $1 billion deposit to satisfy its claims against LBI should be set aside, and that approximately $342 million in additional deposits by LBI currently held by Citibank and its affiliates should be returned to the estate. Citigroup has moved to dismiss the adversary complaint. Additional information relating to this adversary proceeding is publicly available in court filings under the docket number 11-01681 (Bankr. S.D.N.Y.) (Peck, J.). Additional information relating to the LBI liquidation proceeding, captioned IN RE LEHMAN BROTHERS INC., is publicly available in court filings under the docket number 08-01420 (Bankr. S.D.N.Y.) (Peck, J.).

        On February 8, 2012, Citigroup and Related Parties were named as defendants in an adversary proceeding captioned LEHMAN BROTHERS HOLDINGS INC. v. CITIBANK, N.A., ET AL. The proceeding principally concerns proofs of claim Citigroup entities have filed against Lehman Brothers Holdings Inc. (LBHI) and its affiliates, in which Citigroup entities have claimed they are owed more than $2.6 billion under derivatives contracts, loan documents, and clearing agreements, among other arrangements. Citigroup has further asserted a right to offset approximately $2.3 billion of these claims against $2 billion deposited by LBHI with Citibank, N.A. in June 2008, as well as certain other LBHI deposits and other payables owed by the Citigroup entities.

        The complaint asserts claims under state and federal law to recover the $2 billion deposit and obtain a declaration that it may not be used to offset any Citigroup entities' claims, to avoid a $500 million transfer and an amendment to a guarantee in favor of Citigroup, and for other relief. The complaint also raises objections to proofs of claim filed by Citigroup entities against LBHI and its affiliates. The claim objections seek to reduce or avoid approximately $2 billion in claims relating to terminated derivatives contracts and to disallow all claims against LBHI to the extent they seek to recover against the disputed deposit or guarantee. Additional information relating to this adversary proceeding is publicly available in court filings under the docket number 12-01044 (Bankr. S.D.N.Y.) (Peck, J.).

        Additional information relating to the Chapter 11 bankruptcy proceedings of LBHI and its subsidiaries, captioned IN RE LEHMAN BROTHERS HOLDINGS INC., is publicly available in court filings under the docket number 08-13555 (Bankr. S.D.N.Y.) (Peck, J.).

        On September 15, 2008, LBHI subsidiary Lehman Brothers International (Europe) (LBIE) entered administration under English law. Since that time, Citigroup and Related Parties have held as custodians approximately $2 billion of proprietary assets and cash of LBIE. During the course of LBIE's administration, Citigroup and Related Parties asserted a contractual right to retain the proprietary assets and cash as security for amounts owed to Citigroup and Related Parties by LBIE and its affiliates (including LBHI and LBI), a right that the administrators for LBIE disputed. On June 28, 2011, Citigroup and Related Parties entered into a settlement agreement with LBIE resolving the parties' disputes with respect to the LBIE proprietary assets and cash held by Citigroup and Related Parties as custodians. Under the terms of the settlement, Citigroup and Related Parties have undertaken the return of LBIE's proprietary assets and cash and released all claims in respect of those assets and cash in exchange for releases, the payment of fees and preservation of certain claims asserted by Citigroup and Related Parties in LBIE's insolvency proceeding in England. The settlement does not affect the deposits, claims or setoff rights at issue in the disputes with LBI and LBHI described above. Additional information relating to the administration of LBIE is available at www.pwc.co.uk/eng/issues/lehman_updates.html.

Terra Firma Litigation

        In December 2009, plaintiffs, general partners of two related private equity funds, filed a complaint in New York state court, subsequently removed to the Southern District of New York, against certain Citigroup affiliates. Plaintiffs allege that during the May 2007 auction of the music company EMI, Citigroup, as advisor to EMI and as a potential lender to plaintiffs' acquisition vehicle Maltby, fraudulently or negligently orally misrepresented the intentions of another potential bidder regarding the auction. Plaintiffs alleged that, but for the oral misrepresentations, Maltby would not have acquired EMI for approximately £4.2 billion. Plaintiffs further alleged that, following the acquisition of EMI, certain Citigroup entities tortiously interfered with plaintiffs' business relationship with EMI. Plaintiffs sought billions of dollars in damages. On September 15, 2010, the district court issued an order granting in part and denying in part Citigroup's motion for summary judgment. Plaintiffs' claims for negligent misrepresentation and tortious interference were dismissed. On October 18, 2010, a jury trial commenced on plaintiffs' remaining claims for fraudulent misrepresentation and fraudulent concealment. The court dismissed the fraudulent concealment claim before sending the case to the jury. On November 4, 2010, the jury returned a verdict on the fraudulent misrepresentation claim in favor of Citigroup. Judgment dismissing the complaint was entered on December 9, 2010. Plaintiffs have appealed the judgment as to the negligent misrepresentation claim, the fraudulent concealment claim and the fraudulent misrepresentation claim. Additional information relating to this action is publicly available in court filings under the docket numbers 09 Civ. 10459 (S.D.N.Y.) (Rakoff, J.) and 11-0126 (2d Cir.).

Interbank Offered Rates-Related Litigation and Other Matters

        Government agencies in the U.S., including the Department of Justice, the Commodity Futures Trading Commission and the Securities and Exchange Commission, as well as agencies in other jurisdictions, including the European Commission, the U.K. Financial Services Authority, the Japanese Financial Services Agency (JFSA) and the Canadian Competition Bureau, are conducting investigations or making inquiries regarding submissions made by panel banks to bodies that publish various interbank offered rates. As members of a number of such panels, Citigroup subsidiaries have received requests for information and documents. Citigroup is cooperating with the investigations and inquiries and is responding to the requests.

        On December 16, 2011, the JFSA took administrative action against Citigroup Global Markets Japan Inc. (CGMJ) for, among other things, certain communications made by two CGMJ traders about the Euroyen Tokyo interbank offered rate (TIBOR) and the yen London interbank offered rate (LIBOR). The JFSA issued a business improvement order and suspended CGMJ's trading in derivatives related to yen LIBOR and Euroyen and yen TIBOR from January 10 to January 23, 2012. On the same day, the JFSA also took administrative action against Citibank Japan Ltd. (CJL) for conduct arising out of CJL's retail business and also noted that the communications made by the CGMJ traders to employees of CJL about Euroyen TIBOR had not been properly reported to CJL's management team. The inquiries by government agencies into various interbank offered rates are ongoing.

        Additionally, beginning in April 2011, a number of purported class actions and other private civil suits were filed in various courts against banks that served on the LIBOR panel and their affiliates, including certain Citigroup subsidiaries. The actions, which assert various federal and state law claims relating to the setting of LIBOR, have been consolidated into a multidistrict litigation proceeding before Judge Buchwald in the Southern District of New York. Additional information relating to these actions is publicly available in court filings under docket number 1:11-md-2262 (S.D.N.Y.) (Buchwald, J.).

KIKOs

        Several local banks in Korea, including a Citigroup subsidiary (CKI), entered into foreign exchange derivative transactions with small and medium-size export businesses (SMEs) to enable the SMEs to hedge their currency risk. The derivatives had "knock-in, knock-out" features. Following the devaluation of the Korean won in 2008, many of these SMEs incurred significant losses on the derivative transactions and filed civil lawsuits against the banks, including CKI. The claims generally allege that the products were not suitable and that the risk disclosure was inadequate. As of December 31, 2011, there were 83 civil lawsuits filed by SMEs against CKI. To date, 79 decisions have been rendered at the district court level, and CKI has prevailed in 63 of those decisions. In the other 16 decisions, plaintiffs were awarded only a portion of the damages sought. The damage awards total in the aggregate approximately $19.5 million. CKI is appealing the 16 adverse decisions. A significant number of plaintiffs that had decisions rendered against them are also filing appeals, including plaintiffs that were awarded less than all of the damages they sought. In the single plaintiff's appeal that has been decided, the decision was in CKI's favor.

        Korean prosecutors undertook a criminal investigation of local banks, including CKI, based on allegations of fraud in the sale of these products. In July 2011 prosecutors decided not to proceed with indictments. That decision has been appealed.

Tribune Company Bankruptcy

        Certain Citigroup affiliates have been named as defendants in adversary proceedings related to the Chapter 11 cases of Tribune Company (Tribune) pending in the United States Bankruptcy Court for the District of Delaware. The complaints, which arise out of the approximate $11 billion leveraged buyout (LBO) of Tribune in 2007, were stayed by court order pending a confirmation hearing on competing plans of reorganization. On October 31, 2011, the bankruptcy court denied confirmation of both the competing plans. A third amended plan of reorganization was then proposed, and confirmation proceedings are expected to take place in 2012. Additional information relating to these actions is publicly available in court filings under the lead docket number 08-13141 (Bankr. D. Del.) (Carey, J.). Certain Citigroup affiliates also have been named as defendants in actions brought by Tribune creditors alleging state law constructive fraudulent conveyance claims relating to the Tribune LBO. These actions have been stayed pending confirmation of a plan of reorganization. Additional information relating to these actions is publicly available in court filings under the docket number 11 MD 02296 (S.D.N.Y.) (Holwell, J.).

Interchange Fees Litigation

        Beginning in 2005, several putative class actions were filed against Citigroup and Related Parties, together with Visa, MasterCard and other banks and their affiliates, in various federal district courts. These actions were consolidated with other related cases in the Eastern District of New York and captioned IN RE PAYMENT CARD INTERCHANGE FEE AND MERCHANT DISCOUNT ANTITRUST LITIGATION. The plaintiffs in the consolidated class action are merchants that accept Visa- and MasterCard-branded payment cards, as well as membership associations that claim to represent certain groups of merchants. The pending complaint alleges, among other things, that defendants have engaged in conspiracies to set the price of interchange and merchant discount fees on credit and debit card transactions in violation of Section 1 of the Sherman Act. The complaint also alleges additional Sherman Act and California law violations, including alleged unlawful maintenance of monopoly power and alleged unlawful contracts in restraint of trade pertaining to various Visa and MasterCard rules governing merchant conduct (including rules allegedly affecting merchants' ability, at the point of sale, to surcharge payment card transactions or steer customers to particular payment cards). In addition, supplemental complaints filed against defendants in the class action allege that Visa's and MasterCard's respective initial public offerings were anticompetitive and violated Section 7 of the Clayton Act, and that MasterCard's initial public offering constituted a fraudulent conveyance.

        Plaintiffs seek injunctive relief as well as joint and several liability for treble their damages, including all interchange fees paid to all Visa and MasterCard members with respect to Visa and MasterCard transactions in the U.S. since at least January 1, 2004. Certain publicly available documents estimate that Visa- and MasterCard-branded cards generated approximately $40 billion in interchange fees industry wide in 2009. Defendants dispute that the manner in which interchange and merchant discount fees are set, or the rules governing merchant conduct, are anticompetitive. Fact and expert discovery has closed. Defendants' motions to dismiss the pending class action complaint and the supplemental complaints are pending. Also pending are plaintiffs' motion to certify nationwide classes consisting of all U.S. merchants that accept Visa- and MasterCard-branded payment cards and motions by both plaintiffs and defendants for summary judgment. The parties have been engaged in mediation for several years, including recent settlement conferences held at the direction of the court. Additional information relating to these consolidated actions is publicly available in court filings under the docket number MDL 05-1720 (E.D.N.Y.) (Gleeson, J.).

Parmalat Litigation and Related Matters

        On July 29, 2004, Dr. Enrico Bondi, the Extraordinary Commissioner appointed under Italian law to oversee the administration of various Parmalat companies, filed a complaint in New Jersey state court against Citigroup and Related Parties alleging, among other things, that the defendants "facilitated" a number of frauds by Parmalat insiders. On October 20, 2008, following trial, a jury rendered a verdict in Citigroup's favor on Parmalat's claims and in favor of Citibank on three counterclaims. The court entered judgment for Citibank on the counterclaims in the amount of $431 million, which is accruing interest. On December 22, 2011, the intermediate appellate court unanimously affirmed the judgment. On January 23, 2012, Bondi petitioned the New Jersey Supreme Court to review the decisions of the lower courts. Additional information concerning this matter is publicly available in court filings under docket number A-2654-08T2 (N.J. Sup. Ct.).

        In addition, prosecutors in Parma and Milan, Italy, have commenced criminal proceedings against certain current and former Citigroup employees (along with numerous other investment banks and certain of their current and former employees, as well as former Parmalat officers and accountants). In the event of an adverse judgment against the individuals in question, it is possible that the authorities could seek administrative remedies against Citigroup. On April 18, 2011, the Milan criminal court acquitted the sole Citigroup defendant of market-rigging charges. The Milan prosecutors have appealed part of that judgment and seek administrative remedies against Citigroup, which may include disgorgement of 70 million Euro and a fine of 900,000 Euro. Additionally, Bondi has purported to file a civil complaint against Citigroup in the context of the Parma criminal proceedings, seeking 14 billion Euro in damages. In January 2011, certain Parmalat institutional investors filed a civil complaint seeking damages of approximately 130 million Euro against Citigroup and other financial institutions.

Research Analyst Litigation

        In March 2004, a putative research-related customer class action alleging various state law claims arising out of the issuance of allegedly misleading research analyst reports concerning numerous issuers was filed against certain Citigroup affiliates in Illinois state court. On October 13, 2011, the court entered an order dismissing with prejudice all class-action claims asserted in the action on the ground that the Securities Litigation Uniform Standards Act of 1998 precludes those claims. The court granted leave for the putative representative plaintiff to file an amended complaint asserting only his individual claims within 21 days. An amended complaint was not filed within the 21-day period. The putative representative plaintiff has filed a notice of appeal from the court's October 13, 2011 order. Additional information concerning this matter is publicly available in court filings under docket numbers 04-L-265 (Ill. Cir.) (Hylla, J.) and 5-11-0504 (Ill. App. Ct. 5 Dist.).

Companhia Industrial de Instrumentos de Precisão Litigation

        A commercial customer, Companhia Industrial de Instrumentos de Precisão (CIIP), filed a lawsuit against Citibank, N.A., Brazil branch (Citi Brazil), in 1992, alleging damages arising from an unsuccessful attempt by Citi Brazil in 1975 to declare CIIP bankrupt after CIIP defaulted on a loan owed to Citi Brazil. The trial court ruled in favor of CIIP and awarded damages that Citigroup had estimated at more than $330 million after taking into account interest, currency adjustments, and current exchange rates. Citi Brazil lost its appeal but filed a special appeal to the Superior Tribunal of Justice (STJ), the highest appellate court for federal law in Brazil. The 4th Section of the STJ ruled 3-2 in favor of Citi in November 2008. CIIP appealed the decision to the Special Court of the STJ on procedural grounds. In December 2009, the Special Court of the STJ decided 9-0 in favor of CIIP on the procedural issue, overturning the 3-2 merits decision in favor of Citi. Citi Brazil filed a motion for clarification with the Special Court of the STJ, and on May 4, 2011, the Special Court ruled 5-3 in favor of Citi Brazil. This ruling has the effect of reinstating the 3-2 decision of the 4th Section of the STJ in favor of Citi Brazil rendered in November 2008, which had reversed the adverse judgment of the trial court. The only procedural recourse remaining to CIIP would be to file a constitutional claim with the Supreme Court of Brazil.

Allied Irish Bank Litigation

        In 2003, Allied Irish Bank (AIB) filed a complaint in the Southern District of New York seeking to hold Citibank and Bank of America, former prime brokers for AIB's subsidiary Allfirst Bank (Allfirst), liable for losses incurred by Allfirst as a result of fraudulent and fictitious foreign currency trades entered into by one of Allfirst's traders. AIB seeks compensatory damages of approximately $500 million, plus punitive damages, from Citibank and Bank of America collectively. In 2006, the Court granted in part and denied in part defendants' motion to dismiss. In 2009, AIB filed an amended complaint. In 2011, the parties completed fact discovery. Additional information concerning this matter is publicly available in court filings under docket number 03 Civ. 3748 (S.D.N.Y.) (Batts, J.).

Settlement Payments

        Payments required in settlement agreements described above have been made or are covered by existing litigation accruals.

                                        *                                         *                                         *

        Additional matters asserting claims similar to those described above may be filed in the future.

30.    SUBSEQUENT EVENTS

Investment in Akbank Impairment Charge

        On March 23, 2012, Citigroup announced that as part of its ongoing capital planning efforts and in light of general improvement in equity capital markets globally, Citi planned to reduce its ownership interest in Akbank T.A.S. (Akbank) to below 10%, subject to appropriate market conditions and required approvals. As of such date, Citi held a 20% equity interest in Akbank, which it purchased in January 2007, the carrying value of which was $3.4 billion. In addition, hedging costs and translation losses reflected in other comprehensive income (OCI), a component of equity, totaled approximately $1.0 billion.

        As a result of this decision, in the first quarter of 2012 Citibank recorded an impairment charge related to its total investment in Akbank amounting to approximately $1.2 billion pre-tax ($0.8 billion after-tax). This impairment charge was primarily driven by the recognition of all respective net investment foreign currency hedging and translation losses previously reflected in OCI as well as a reduction in carrying value of the total investment to reflect closing market price as of March 23, 2012.

        On May 25, 2012, Citigroup announced that it has sold 404 million common shares in Akbank through an equity offering representing 10.1% of its equity interest in the company. Total proceeds from the transaction are expected to be $1.15 billion at the current exchange rate, resulting in an after-tax loss of approximately $243 million in the second quarter of 2012. In addition, Citi announced that on April 30, 2012, it had entered into an agreement with H.Ö. Sabanci Holding A.S. (Sabanci Holding) and Akbank under which Citi committed to hold the balance of its strategic stake in Akbank, approximately 9.9% of Akbank common shares, for a three year lock-up period following the sale described above, subject to limited exceptions, and Sabanci Holding agreed to waive its right of first offer in relation to the sale of Citi's 10.1% stake.

Sale of Shanghai Pudong Development Bank

        On March 18, 2012, Citi announced that it has sold its 2.71% equity stake in Shanghai Pudong Development Bank via block trade to institutional investors. Total proceeds from the transaction were $668 million at the current exchange rate, resulting in an after-tax gain of approximately $349 million in the first quarter of 2012.

Sale of Housing Development Finance Corporation Ltd.

        On February 23, 2012, Citi announced it had sold 145.3 million shares in Housing Development Finance Corporation Ltd. (HDFC) through the National Stock Exchange, representing the entirety of its 9.85 percent interest. The sale resulted in a pre-tax gain to Citigroup of $1.1 billion ($722 million after-tax) in the first quarter of 2012.

Agreement in Principle with Certain U.S. Federal Government Agencies and State Attorneys General

        On February 9, 2012, Citi announced that it had reached an agreement in principle with the United States and state attorneys general regarding the settlement of a number of related investigations into residential loan servicing and origination practices, as well as the resolution of related mortgage litigation. Citi has adjusted its 2011 results of operations that were previously announced on January 17, 2012 for an additional $209 million (after tax) charge related to these matters. See Notes 29 and 32 to the Consolidated Financial Statements.

31.    CONDENSED CONSOLIDATING FINANCIAL STATEMENTS SCHEDULES

        These condensed Consolidating Financial Statements schedules are presented for purposes of additional analysis, but should be considered in relation to the Consolidated Financial Statements of Citigroup taken as a whole.

Citigroup Parent Company

        The holding company, Citigroup Inc.

Citigroup Global Markets Holdings Inc. (CGMHI)

        Citigroup guarantees various debt obligations of CGMHI as well as all of the outstanding debt obligations under CGMHI's publicly issued debt.

Citigroup Funding Inc. (CFI)

        CFI is a first-tier subsidiary of Citigroup, which issues commercial paper, medium-term notes and structured equity-linked and credit-linked notes, all of which are guaranteed by Citigroup.

CitiFinancial Credit Company (CCC)

        An indirect wholly owned subsidiary of Citigroup. CCC is a wholly owned subsidiary of Associates. Citigroup has issued a full and unconditional guarantee of the outstanding indebtedness of CCC.

Associates First Capital Corporation (Associates)

        A wholly owned subsidiary of Citigroup. Citigroup has issued a full and unconditional guarantee of the outstanding long-term debt securities and commercial paper of Associates. In addition, Citigroup guaranteed various debt obligations of Citigroup Finance Canada Inc. (CFCI), a wholly owned subsidiary of Associates. CFCI continues to issue debt in the Canadian market supported by a Citigroup guarantee. Associates is the immediate parent company of CCC.

Other Citigroup Subsidiaries

        Includes all other subsidiaries of Citigroup, intercompany eliminations and income (loss) from discontinued operations.

Consolidating Adjustments

        Includes Citigroup parent company elimination of distributed and undistributed income of subsidiaries, investment in subsidiaries and the elimination of CCC, which is included in the Associates column.

Condensed Consolidating Statements of Income

	Year ended December 31, 2011
In millions of dollars	Citigroup parent company	CGMHI	CFI	CCC	Associates	Other Citigroup subsidiaries, eliminations and income from discontinued operations	Consolidating adjustments	Citigroup consolidated
Revenues
Dividends from subsidiaries	$13,046	$—	$—	$—	$—	$—	$(13,046)	$—
Interest revenue	220	5,852	—	4,036	4,666	61,943	(4,036)	72,681
Interest revenue—intercompany	3,464	2,143	2,496	101	370	(8,473)	(101)	—
Interest expense	8,138	2,387	2,057	97	281	11,371	(97)	24,234
Interest expense—intercompany	(520)	3,357	432	1,438	1,261	(4,530)	(1,438)	—

Net interest revenue	$(3,934)	$2,251	$7	$2,602	$3,494	$46,629	$(2,602)	$48,447

Commissions and fees	$—	$4,209	$—	$6	$85	$8,556	$(6)	$12,850
Commissions and fees—intercompany	—	24	—	84	98	(122)	(84)	—
Principal transactions	(166)	1,540	2,253	—	(22)	3,629	—	7,234
Principal transactions—intercompany	(4)	(793)	(1,208)	—	—	2,005	—	—
Other income	(3,891)	719	27	562	603	12,364	(562)	9,822
Other income—intercompany	5,000	377	75	(115)	6	(5,458)	115	—

Total non-interest revenues	$939	$6,076	$1,147	$537	$770	$20,974	$(537)	$29,906

Total revenues, net of interest expense	$10,051	$8,327	$1,154	$3,139	$4,264	$67,603	$(16,185)	$78,353

Provisions for credit losses and for benefits and claims	$—	$7	$—	$1,518	$1,707	$11,082	$(1,518)	$12,796

Expenses
Compensation and benefits	$133	$5,540	$—	$449	$632	$19,383	$(449)	$25,688
Compensation and benefits—intercompany	7	237	—	117	117	(361)	(117)	—
Other expense	948	2,734	2	572	712	20,849	(572)	25,245
Other expense—intercompany	415	718	(34)	332	386	(1,485)	(332)	—

Total operating expenses	$1,503	$9,229	$(32)	$1,470	$1,847	$38,386	$(1,470)	$50,933

Income (loss) before taxes and equity in undistributed income of subsidiaries	$8,548	$(909)	$1,186	$151	$710	$18,135	$(13,197)	$14,624
Provision (benefit) for income taxes	(1,821)	(238)	422	44	295	4,863	(44)	3,521
Equity in undistributed income of subsidiaries	698	—	—	—	—	—	(698)	—

Income (loss) from continuing operations	$11,067	$(671)	$764	$107	$415	$13,272	$(13,851)	$11,103
Income (loss) from discontinued operations, net of taxes	—	—	—	—	—	112	—	112

Net income (loss) before attribution of noncontrolling interests	$11,067	$(671)	$764	$107	$415	$13,384	$(13,851)	$11,215
Net income (loss) attributable to noncontrolling interests	—	25	—	—	—	123	—	148

Net income (loss) after attribution of noncontrolling interests	$11,067	$(696)	$764	$107	$415	$13,261	$(13,851)	$11,067

Condensed Consolidating Statements of Income

	Year ended December 31, 2010
In millions of dollars	Citigroup parent company	CGMHI	CFI	CCC	Associates	Other Citigroup subsidiaries, eliminations and income from discontinued operations	Consolidating adjustments	Citigroup consolidated
Revenues
Dividends from subsidiaries	$14,448	$—	$—	$—	$—	$—	$(14,448)	$—
Interest revenue	269	6,213	8	5,097	5,860	66,932	(5,097)	79,282
Interest revenue—intercompany	2,968	2,167	2,990	81	385	(8,510)	(81)	—
Interest expense	8,601	2,145	2,356	79	274	11,720	(79)	25,096
Interest expense—intercompany	(873)	3,134	260	1,929	1,364	(3,885)	(1,929)	—

Net interest revenue	$(4,491)	$3,101	$382	$3,170	$4,607	$50,587	$(3,170)	$54,186

Commissions and fees	$—	$4,677	$—	$45	$136	$8,845	$(45)	$13,658
Commissions and fees—intercompany	—	108	—	140	159	(267)	(140)	—
Principal transactions	(270)	7,207	(136)	—	8	708	—	7,517
Principal transactions—intercompany	(6)	(4,056)	(12)	—	(122)	4,196	—	—
Other income	(1,246)	838	212	493	664	10,772	(493)	11,240
Other income—intercompany	1,552	44	(90)	(2)	73	(1,579)	2	—

Total non-interest revenues	$30	$8,818	$(26)	$676	$918	$22,675	$(676)	$32,415

Total revenues, net of interest expense	$9,987	$11,919	$356	$3,846	$5,525	$73,262	$(18,294)	$86,601

Provisions for credit losses and for benefits and claims	$—	$17	$—	$2,306	$2,516	$23,509	$(2,306)	$26,042

Expenses
Compensation and benefits	$136	$5,457	$—	$518	$704	$18,133	$(518)	$24,430
Compensation and benefits—intercompany	6	214	—	126	126	(346)	(126)	—
Other expense	413	2,943	2	3,374	518	19,069	(3,374)	22,945
Other expense—intercompany	323	478	9	555	593	(1,403)	(555)	—

Total operating expenses	$878	$9,092	$11	$4,573	$1,941	$35,453	$(4,573)	$47,375

Income (loss) before taxes and equity in undistributed income of subsidiaries	$9,109	$2,810	$345	$(3,033)	$1,068	$14,300	$(11,415)	$13,184
Provision (benefit) for income taxes	(2,480)	860	167	(927)	367	3,319	927	2,233
Equity in undistributed income of subsidiaries	(987)	—	—	—	—	—	987	—

Income (loss) from continuing operations	$10,602	$1,950	$178	$(2,106)	$701	$10,981	$(11,355)	$10,951
Income (loss) from discontinued operations, net of taxes	—	—	—	—	—	(68)	—	(68)

Net income (loss) before attribution of noncontrolling interests	$10,602	$1,950	$178	$(2,106)	$701	$10,913	$(11,355)	$10,883
Net income (loss) attributable to noncontrolling interests	—	53	—	—	—	228	—	281

Net income (loss) after attribution of noncontrolling interests	$10,602	$1,897	$178	$(2,106)	$701	$10,685	$(11,355)	$10,602

Condensed Consolidating Statements of Income

	Year ended December 31, 2009
In millions of dollars	Citigroup parent company	CGMHI	CFI	CCC	Associates	Other Citigroup subsidiaries, eliminations and income from discontinued operations	Consolidating adjustments	Citigroup consolidated
Revenues
Dividends from subsidiaries	$1,049	$—	$—	$—	$—	$—	$(1,049)	$—
Interest revenue	299	7,447	1	6,150	7,049	61,602	(6,150)	76,398
Interest revenue—intercompany	2,387	2,806	4,132	69	421	(9,746)	(69)	—
Interest expense	9,354	2,585	1,911	86	376	13,676	(86)	27,902
Interest expense—intercompany	(758)	2,390	823	2,243	1,572	(4,027)	(2,243)	—

Net interest revenue	$(5,910)	$5,278	$1,399	$3,890	$5,522	$42,207	$(3,890)	$48,496

Commissions and fees	$—	$5,945	$—	$51	$128	$9,412	$(51)	$15,485
Commissions and fees—intercompany	—	741	(6)	134	152	(887)	(134)	—
Principal transactions	359	(267)	(1,905)	—	2	7,879	—	6,068
Principal transactions—intercompany	(649)	3,605	224	—	(109)	(3,071)	—	—
Other income	(3,731)	13,586	38	428	584	(241)	(428)	10,236
Other income—intercompany	(3,663)	(21)	(47)	2	44	3,687	(2)	—

Total non-interest revenues	$(7,684)	$23,589	$(1,696)	$615	$801	$16,779	$(615)	$31,789

Total revenues, net of interest expense	$(12,545)	$28,867	$(297)	$4,505	$6,323	$58,986	$(5,554)	$80,285

Provisions for credit losses and for benefits and claims	$—	$129	$—	$3,894	$4,354	$35,779	$(3,894)	$40,262

Expenses
Compensation and benefits	$101	$6,389	$—	$523	$686	$17,811	$(523)	$24,987
Compensation and benefits—intercompany	7	470	—	141	141	(618)	(141)	—
Other expense	791	2,739	2	578	735	18,568	(578)	22,835
Other expense—intercompany	782	637	4	526	573	(1,996)	(526)	—

Total operating expenses	$1,681	$10,235	$6	$1,768	$2,135	$33,765	$(1,768)	$47,822

Income (loss) before taxes and equity in undistributed income of subsidiaries	$(14,226)	$18,503	$(303)	$(1,157)	$(166)	$(10,558)	$108	$(7,799)
Provision (benefit) for income taxes	(7,298)	6,852	(146)	(473)	(131)	(6,010)	473	(6,733)
Equity in undistributed income of subsidiaries	5,322	—	—	—	—	—	(5,322)	—

Income (loss) from continuing operations	$(1,606)	$11,651	$(157)	$(684)	$(35)	$(4,548)	$(5,687)	$(1,066)
Income from discontinued operations, net of taxes	—	—	—	—	—	(445)	—	(445)

Net income (loss) before attribution of noncontrolling interests	$(1,606)	$11,651	$(157)	$(684)	$(35)	$(4,993)	$(5,687)	$(1,511)
Net income (loss) attributable to noncontrolling interests	—	(18)	—	—	—	113	—	95

Net income (loss) after attribution of noncontrolling interests	$(1,606)	$11,669	$(157)	$(684)	$(35)	$(5,106)	$(5,687)	$(1,606)

Condensed Consolidating Balance Sheet

	December 31, 2011
In millions of dollars	Citigroup parent company	CGMHI	CFI	CCC	Associates	Other Citigroup subsidiaries and eliminations	Consolidating adjustments	Citigroup consolidated
Assets
Cash and due from banks	$—	$1,237	$—	$211	$254	$27,210	$(211)	$28,701
Cash and due from banks—intercompany	3	2,963	—	161	175	(3,141)	(161)	—
Federal funds sold and resale agreements	—	209,618	—	—	—	66,231	—	275,849
Federal funds sold and resale agreements—intercompany	—	10,981	—	—	—	(10,981)	—	—
Trading account assets	7	123,017	18	—	12	168,680	—	291,734
Trading account assets—intercompany	92	9,319	269	—	—	(9,680)	—	—
Investments	37,477	110	—	2,177	2,250	253,576	(2,177)	293,413
Loans, net of unearned income	—	205	—	24,899	28,556	618,481	(24,899)	647,242
Loans, net of unearned income—intercompany	—	—	58,039	4,916	8,585	(66,624)	(4,916)	—
Allowance for loan losses	—	(47)	—	(2,299)	(2,547)	(27,521)	2,299	(30,115)

Total loans, net	$—	$158	$58,039	$27,516	$34,594	$524,336	$(27,516)	$617,127
Advances to subsidiaries	108,644	—	—	—	—	(108,644)	—	—
Investments in subsidiaries	194,979	—	—	—	—	—	(194,979)	—
Other assets	35,776	49,207	367	4,000	7,132	274,572	(4,000)	367,054
Other assets—intercompany	29,935	42,974	3,257	4	2,366	(78,532)	(4)	—

Total assets	$406,913	$449,584	$61,950	$34,069	$46,783	$1,103,627	$(229,048)	$1,873,878

Liabilities and equity
Deposits	$—	$—	$—	$—	$—	$865,936	$—	$865,936
Federal funds purchased and securities loaned or sold	—	149,725	—	—	—	48,648	—	198,373
Federal funds purchased and securities loaned or sold—intercompany	185	25,902	—	—	—	(26,087)	—	—
Trading account liabilities	—	72,493	298	—	—	53,291	—	126,082
Trading account liabilities—intercompany	96	8,530	90	—	—	(8,716)	—	—
Short-term borrowings	13	1,229	7,133	750	1,100	44,966	(750)	54,441
Short-term borrowings—intercompany	—	43,056	3,153	10,243	10,792	(57,001)	(10,243)	—
Long-term debt	181,702	6,884	45,081	2,742	5,680	84,158	(2,742)	323,505
Long-term debt—intercompany	19	59,958	2,971	14,919	20,692	(83,640)	(14,919)	—
Advances from subsidiaries	17,027	—	—	—	—	(17,027)	—	—
Other liabilities	19,625	63,012	889	1,453	2,483	39,959	(1,453)	125,968
Other liabilities—intercompany	10,440	10,575	352	199	52	(21,419)	(199)	—

Total liabilities	$229,107	$441,364	$59,967	$30,306	$40,799	$923,068	$(30,306)	$1,694,305

Citigroup stockholders' equity	$177,806	$7,825	$1,983	$3,763	$5,984	$179,187	$(198,742)	$177,806
Noncontrolling interests	—	395	—	—	—	1,372	—	1,767

Total equity	$177,806	$8,220	$1,983	$3,763	$5,984	$180,559	$(198,742)	$179,573

Total liabilities and equity	$406,913	$449,584	$61,950	$34,069	$46,783	$1,103,627	$(229,048)	$1,873,878

Condensed Consolidating Balance Sheet

	December 31, 2010
In millions of dollars	Citigroup parent company	CGMHI	CFI	CCC	Associates	Other Citigroup subsidiaries and eliminations	Consolidating adjustments	Citigroup consolidated
Assets
Cash and due from banks	$—	$2,553	$—	$170	$221	$25,198	$(170)	$27,972
Cash and due from banks—intercompany	11	2,667	—	153	177	(2,855)	(153)	—
Federal funds sold and resale agreements	—	191,963	—	—	—	54,754	—	246,717
Federal funds sold and resale agreements—intercompany	—	14,530	—	—	—	(14,530)	—	—
Trading account assets	15	135,224	60	—	9	181,964	—	317,272
Trading account assets—intercompany	55	11,195	426	—	—	(11,676)	—	—
Investments	21,982	263	—	2,008	2,093	293,826	(2,008)	318,164
Loans, net of unearned income	—	216	—	32,948	37,803	610,775	(32,948)	648,794
Loans, net of unearned income—intercompany	—	—	95,507	3,723	6,517	(102,024)	(3,723)	—
Allowance for loan losses	—	(46)	—	(3,181)	(3,467)	(37,142)	3,181	(40,655)

Total loans, net	$—	$170	$95,507	$33,490	$40,853	$471,609	$(33,490)	$608,139
Advances to subsidiaries	133,320	—	—	—	—	(133,320)	—	—
Investments in subsidiaries	205,043	—	—	—	—	—	(205,043)	—
Other assets	19,572	66,467	561	4,318	8,311	300,727	(4,318)	395,638
Other assets—intercompany	10,609	46,856	2,549	—	1,917	(61,931)	—	—

Total assets	$390,607	$471,888	$99,103	$40,139	$53,581	$1,103,766	$(245,182)	$1,913,902

Liabilities and equity
Deposits	$—	$—	$—	$—	$—	$844,968	$—	$844,968
Federal funds purchased and securities loaned or sold	—	156,312	—	—	—	33,246	—	189,558
Federal funds purchased and securities loaned or sold—intercompany	185	7,537	—	—	—	(7,722)	—	—
Trading account liabilities	—	75,454	45	—	—	53,555	—	129,054
Trading account liabilities—intercompany	55	10,265	88	—	—	(10,408)	—	—
Short-term borrowings	16	2,296	11,024	750	1,491	63,963	(750)	78,790
Short-term borrowings—intercompany	—	66,838	33,941	4,208	2,797	(103,576)	(4,208)	—
Long-term debt	191,944	9,566	50,629	3,396	6,603	122,441	(3,396)	381,183
Long-term debt—intercompany	389	60,088	1,705	26,339	33,224	(95,406)	(26,339)	—
Advances from subsidiaries	22,698	—	—	—	—	(22,698)	—	—
Other liabilities	5,841	58,056	175	1,922	3,104	57,384	(1,922)	124,560
Other liabilities—intercompany	6,011	9,883	277	668	295	(16,466)	(668)	—

Total liabilities	$227,139	$456,295	$97,884	$37,283	$47,514	$919,281	$(37,283)	$1,748,113

Citigroup stockholders' equity	$163,468	$15,178	$1,219	$2,856	$6,067	$182,579	$(207,899)	$163,468
Noncontrolling interests	—	415	—	—	—	1,906	—	2,321

Total equity	$163,468	$15,593	$1,219	$2,856	$6,067	$184,485	$(207,899)	$165,789

Total liabilities and equity	$390,607	$471,888	$99,103	$40,139	$53,581	$1,103,766	$(245,182)	$1,913,902

Condensed Consolidating Statements of Cash Flows

	Year ended December 31, 2011
In millions of dollars	Citigroup parent company	CGMHI	CFI	CCC	Associates	Other Citigroup subsidiaries and eliminations	Consolidating adjustments	Citigroup consolidated
Net cash provided by operating activities of continuing operations	$1,710	$16,469	$1,523	$2,113	$1,290	$23,749	$(2,113)	$44,741

Cash flows from investing activities of continuing operations
Change in loans	$—	$—	$37,822	$2,220	$2,824	$(52,205)	$(2,220)	$(11,559)
Proceeds from sales and securitizations of loans	—	3	—	3,112	3,437	6,582	(3,112)	10,022
Purchases of investments	(47,190)	(1)	—	(768)	(768)	(266,291)	768	(314,250)
Proceeds from sales of investments	9,524	105	—	330	330	172,607	(330)	182,566
Proceeds from maturities of investments	22,386	—	—	274	274	117,299	(274)	139,959
Changes in investments and advances—intercompany	32,419	2,147	—	(1,193)	(2,068)	(32,498)	1,193	—
Business acquisitions	(10)	—	—	—	—	10	—	—
Other investing activities	—	10,341	—	—	—	(5,813)	—	4,528

Net cash provided by (used in) investing activities of continuing operations	$17,129	$12,595	$37,822	$3,975	$4,029	$(60,309)	$(3,975)	$11,266

Cash flows from financing activities of continuing operations
Dividends paid	$(113)	$—	$—	$—	$—	$6	$—	$(107)
Treasury stock acquired	(1)	—	—	—	—	—	—	(1)
Proceeds/(repayments) from issuance of long-term debt—third-party, net	(16,481)	(2,443)	(5,718)	(654)	(360)	(33,847)	654	(58,849)
Proceeds/(repayments) from issuance of long-term debt—intercompany, net	—	3,311	881	(11,420)	(12,532)	8,340	11,420	—
Change in deposits	—	—	—	—	—	23,858	—	23,858
Net change in short-term borrowings and other investment banking and brokerage borrowings—third-party	—	(1,067)	(3,910)	—	(391)	(19,699)	—	(25,067)
Net change in short-term borrowings and other advances—intercompany	(5,772)	(26,782)	(30,520)	6,035	7,995	55,079	(6,035)	—
Capital contributions from parent	—	(3,103)	—	—	—	3,103	—	—
Other financing activities	3,520	—	(78)	—	—	78	—	3,520

Net cash (used in) provided by financing activities of continuing operations	$(18,847)	$(30,084)	$(39,345)	$(6,039)	$(5,288)	$36,918	$6,039	$(56,646)

Effect of exchange rate changes on cash and due from banks	$—	$—	$—	$—	$—	$(1,301)	$—	$(1,301)
Net cash provided by (used in) discontinued operations	—	—	—	—	—	2,669	—	2,669

Net increase (decrease) in cash and due from banks	$(8)	$(1,020)	$—	$49	$31	$1,726	$(49)	$729
Cash and due from banks at beginning of period	11	5,220	—	323	398	22,343	(323)	27,972

Cash and due from banks at end of period	$3	$4,200	$—	$372	$429	$24,069	$(372)	$28,701

Supplemental disclosure of cash flow information for continuing operations
Cash paid during the year for
Income taxes	$(458)	$321	$(323)	$93	$140	$3,025	$(93)	$2,705
Interest	9,271	5,084	591	1,781	1,569	4,715	(1,781)	21,230
Non-cash investing activities
Transfers to repossessed assets	—	40	—	643	691	553	(643)	1,284
Transfers to trading account assets from investments (held-to-maturity)	—	—	—	—	—	12,700	—	12,700

Condensed Consolidating Statements of Cash Flows

	Year ended December 31, 2010
In millions of dollars	Citigroup parent company	CGMHI	CFI	CCC	Associates	Other Citigroup subsidiaries and eliminations	Consolidating adjustments	Citigroup consolidated
Net cash provided by (used in) operating activities of continuing operations	$8,756	$28,432	$326	$3,084	$3,767	$(5,595)	$(3,084)	$35,686

Cash flows from investing activities of continuing operations
Change in loans	$—	$27	$34,004	$3,098	$3,935	$22,764	$(3,098)	$60,730
Proceeds from sales and securitizations of loans	—	103	—	1,865	1,898	7,917	(1,865)	9,918
Purchases of investments	(31,346)	(11)	—	(518)	(521)	(374,168)	518	(406,046)
Proceeds from sales of investments	6,029	27	—	557	669	176,963	(557)	183,688
Proceeds from maturities of investments	16,834	—	—	356	365	172,615	(356)	189,814
Changes in investments and advances—intercompany	13,363	3,503	—	(336)	744	(17,610)	336	—
Business acquisitions	(20)	—	—	—	—	20	—	—
Other investing activities	—	(14,746)	—	(22)	(22)	20,001	22	5,233

Net cash provided by (used in) investing activities of continuing operations	$4,860	$(11,097)	$34,004	$5,000	$7,068	$8,502	$(5,000)	$43,337

Cash flows from financing activities of continuing operations
Dividends paid	$(9)	$—	$—	$—	$—	$—	$—	$(9)
Dividends paid—intercompany	—	(7,045)	(1,500)	—	—	8,545	—	—
Treasury stock acquired	(6)	—	—	—	—	—	—	(6)
Proceeds/(repayments) from issuance of long-term debt—third-party, net	(8,339)	(3,044)	(5,326)	1,503	61	(25,585)	(1,503)	(42,233)
Proceeds/(repayments) from issuance of long-term debt—intercompany, net	—	(2,208)	—	(11,261)	18,946	(16,738)	11,261	—
Change in deposits	—	—	—	—	—	9,065	—	9,065
Net change in short-term borrowings and other investment banking and brokerage borrowings—third-party	11	(2,297)	954	750	1,112	(46,969)	(750)	(47,189)
Net change in short-term borrowings and other advances—intercompany	(8,211)	(2,468)	(28,459)	904	(31,021)	70,159	(904)	—
Other financing activities	2,944	—	—	—	—	—	—	2,944

Net cash (used in) provided by financing activities of continuing operations	$(13,610)	$(17,062)	$(34,331)	$(8,104)	$(10,902)	$(1,523)	$8,104	$(77,428)

Effect of exchange rate changes on cash and due from banks	$—	$—	$—	$—	$—	$691	$—	$691
Net cash provided by (used in) discontinued operations	—	—	—	—	—	214	—	214

Net increase (decrease) in cash and due from banks	$6	$273	$(1)	$(20)	$(67)	$2,289	$20	$2,500
Cash and due from banks at beginning of period	5	4,947	1	343	465	20,054	(343)	25,472

Cash and due from banks at end of period	$11	$5,220	$—	$323	$398	$22,343	$(323)	$27,972

Supplemental disclosure of cash flow information for continuing operations
Cash paid during the year for
Income taxes	$(507)	$246	$348	$(20)	$(5)	$4,225	$20	$4,307
Interest	9,317	5,194	1,014	2,208	1,593	6,091	(2,208)	23,209
Non-cash investing activities
Transfers to repossessed assets	—	222	—	1,274	1,336	1,037	(1,274)	2,595
Transfers to trading accounting assets from investments (available-for-sale)	—	—	—	—	—	12,001	—	12,001

Condensed Consolidating Statements of Cash Flows

	Year ended December 31, 2009
In millions of dollars	Citigroup parent company	CGMHI	CFI	CCC	Associates	Other Citigroup subsidiaries and eliminations	Consolidating adjustments	Citigroup consolidated
Net cash (used in) provided by operating activities of continuing operations	$(5,318)	$19,442	$1,238	$4,408	$4,852	$(74,824)	$(4,408)	$(54,610)

Cash flows from investing activities of continuing operations
Change in loans	$—	$—	$5,759	$1,024	$1,191	$(155,601)	$(1,024)	$(148,651)
Proceeds from sales and securitizations of loans	—	176	—	6	—	241,191	(6)	241,367
Purchases of investments	(17,056)	(13)	—	(589)	(650)	(263,396)	589	(281,115)
Proceeds from sales of investments	7,092	32	—	520	598	77,673	(520)	85,395
Proceeds from maturities of investments	21,030	—	—	348	459	112,125	(348)	133,614
Changes in investments and advances—intercompany	(22,371)	—	—	(165)	3,657	18,714	165	—
Business acquisitions	384	—	—	—	—	(384)	—	—
Other investing activities	—	6,259	—	—	—	299	—	6,558

Net cash (used in) provided by investing activities of continuing operations	$(10,921)	$6,454	$5,759	$1,144	$5,255	$30,621	$(1,144)	$37,168

Cash flows from financing activities of continuing operations
Dividends paid	$(3,237)	$—	$—	$—	$—	$—	$—	$(3,237)
Dividends paid—intercompany	(121)	(1,000)	—	—	—	1,121	—	—
Issuance of common stock	17,514	—	—	—	—	—	—	17,514
Treasury stock acquired	(3)	—	—	—	—	—	—	(3)
Proceeds/(repayments) from issuance of long-term debt—third-party, net	(9,591)	(2,788)	18,090	679	(791)	(18,575)	(679)	(13,655)
Proceeds/(repayments) from issuance of long-term debt—intercompany, net	—	1,550	—	(3,122)	(3,377)	1,827	3,122	—
Change in deposits	—	—	—	—	—	61,718	—	61,718
Net change in short-term borrowings and other investment banking and brokerage borrowings—third-party	(1,339)	(5,142)	(20,847)	—	(10)	(24,657)	—	(51,995)
Net change in short-term borrowings and other advances—intercompany	10,344	(18,126)	(4,240)	(3,056)	(5,819)	17,841	3,056	—
Other financing activities	2,664	—	—	—	(41)	41	—	2,664

Net cash provided by (used in) financing activities of continuing operations	$16,231	$(25,506)	$(6,997)	$(5,499)	$(10,038)	$39,316	$5,499	$13,006

Effect of exchange rate changes on cash and due from banks	$—	$—	$—	$—	$—	$632	$—	$632
Net cash provided by (used in) discontinued operations	—	—	—	—	—	23	—	23

Net (decrease) increase in cash and due from banks	$(8)	$390	$—	$53	$69	$(4,232)	$(53)	$(3,781)
Cash and due from banks at beginning of period	13	4,557	1	290	396	24,286	(290)	29,253

Cash and due from banks at end of period	$5	$4,947	$1	$343	$465	$20,054	$(343)	$25,472

Supplemental disclosure of cash flow information for continuing operations
Cash paid during the year for
Income taxes	$412	$(663)	$101	$(12)	$(137)	$(2)	$12	$(289)
Interest	8,891	7,311	2,898	3,046	530	8,759	(3,046)	28,389
Non-cash investing activities
Transfers to repossessed assets	—	—	—	1,642	1,704	1,176	(1,642)	2,880

32. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

	2011				2010
In millions of dollars, except per share amounts	Fourth(1)	Third	Second	First	Fourth	Third	Second	First
Revenues, net of interest expense	$17,174	$20,831	$20,622	$19,726	$18,371	$20,738	$22,071	$25,421
Operating expenses	13,211	12,460	12,936	12,326	12,471	11,520	11,866	11,518
Provisions for credit losses and for benefits and claims	2,874	3,351	3,387	3,184	4,840	5,919	6,665	8,618

Income from continuing operations before income taxes	$1,089	$5,020	$4,299	$4,216	$1,060	$3,299	$3,540	$5,285
Income taxes (benefits)	91	1,278	967	1,185	(313)	698	812	1,036

Income from continuing operations	$998	$3,742	$3,332	$3,031	$1,373	$2,601	$2,728	$4,249
Income (loss) from discontinued operations, net of taxes	—	1	71	40	98	(374)	(3)	211

Net income before attribution of noncontrolling interests	$998	$3,743	$3,403	$3,071	$1,471	$2,227	$2,725	$4,460
Net income (loss) attributable to noncontrolling interests	42	(28)	62	72	162	59	28	32

Citigroup's net income	$956	$3,771	$3,341	$2,999	$1,309	$2,168	$2,697	$4,428

Earnings per share(2)(3)
Basic
Income (loss) from continuing operations	$0.32	$1.27	$1.10	$1.01	$0.41	$0.85	$0.93	$1.47
Net income (loss)	0.32	1.27	1.12	1.02	0.45	0.74	0.93	1.55
Diluted
Income (loss) from continuing operations	0.31	1.23	1.07	0.97	0.40	0.83	0.90	1.43
Net income (loss)	0.31	1.23	1.09	0.99	0.43	0.72	0.90	1.50

Common stock price per share(2)
High	$34.17	$42.88	$45.90	$51.30	$48.10	$43.00	$49.70	$43.10
Low	23.11	23.96	36.81	43.90	39.50	36.60	36.30	31.50
Close	26.31	25.62	41.64	44.20	47.30	39.10	37.60	40.50
Dividends per share of common stock	0.01	0.01	0.01	—	—	—	—	—

This Note to the Consolidated Financial Statements is unaudited due to the Company's individual quarterly results not being subject to an audit.

(1)
Citi has adjusted its fourth quarter results of operations, that were previously announced on January 17, 2012, for an additional $209 million (after tax) charge. This charge relates to the agreement in principle with the United States and state attorneys general announced on February 9, 2012 regarding the settlement of a number of investigations into residential loan servicing and origination litigation, as well as the resolution of related mortgage litigation (see Notes 29 and 30 to the Consolidated Financial Statements). The impact of these adjustments was a $275 million (pretax) increase in Other operating expenses, a $209 million (after-tax) reduction in Net income and a $0.07 (after-tax) reduction in Diluted earnings per share, each for the fourth quarter of 2011.

(2)
All per share amounts for all periods reflect Citigroup's 1-for-10 reverse stock split, which was effective May 6, 2011.

(3)
Due to averaging of shares, quarterly earnings per share may not add up to the totals reported for the full year.

[End of Consolidated Financial Statements and Notes to Consolidated Financial Statements]